     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2002


                                                      REGISTRATION NO. 333-83768

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             ALPHA INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                         3674                                       04-2302115
(State or Other Jurisdiction of   (Primary Standard Industrial Classification Code Number)          (I.R.S. Employer
Incorporation or Organization)                                                                   Identification Number)

                                 20 SYLVAN ROAD
                          WOBURN, MASSACHUSETTS 01801
                                 (781) 935-5150
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                             ---------------------

                                DAVID J. ALDRICH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             ALPHA INDUSTRIES, INC.
                                 20 SYLVAN ROAD
                          WOBURN, MASSACHUSETTS 01801
                                 (781) 935-5150
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             ---------------------

                                   COPIES TO:

   MARGARET A. BROWN, ESQ.         JAMES K. JACOBS, ESQ.          DENNIS E. O'REILLY, ESQ.         PETER R. KOLYER, ESQ.
    SKADDEN, ARPS, SLATE,             GENERAL COUNSEL          SENIOR VICE PRESIDENT, GENERAL      CHADBOURNE & PARKE LLP
      MEAGHER & FLOM LLP           ALPHA INDUSTRIES, INC.          COUNSEL AND SECRETARY            30 ROCKEFELLER PLAZA
      ONE BEACON STREET                20 SYLVAN ROAD              CONEXANT SYSTEMS, INC.         NEW YORK, NEW YORK 10112
 BOSTON, MASSACHUSETTS 02108    WOBURN, MASSACHUSETTS 01801          4311 JAMBOREE ROAD                (212) 408-5100
        (617) 573-4800                 (781) 935-5150         NEWPORT BEACH, CALIFORNIA 92660
                                                                       (949) 483-4600

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the merger of Washington Sub, Inc. with and into Alpha Industries, Inc. pursuant to the merger agreement described in the enclosed document have been satisfied or waived.

                             ---------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________


                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Alpha Logo]
                                                                 [Conexant Logo]


April   , 2002


To the Stockholders of Alpha Industries, Inc. and Conexant Systems, Inc.:


     Alpha Industries, Inc. and Conexant Systems, Inc. have entered into an agreement to merge Conexant's wireless communications business with Alpha to create a leading independent company focused exclusively on radio frequency and complete semiconductor system solutions for mobile communications applications. Under the agreement, Conexant will spin off its wireless communications business to Conexant stockholders, to be followed immediately by a merger of the wireless communications business with Alpha, which will survive the merger. In the merger, each Conexant stockholder will receive 0.351 of a share of common stock of the combined company for each share of Conexant stock owned, and Alpha stockholders will continue to hold their shares of Alpha common stock as shares of the combined company. The value of the consideration to be received by Conexant stockholders in the merger will vary depending on the price of Alpha common stock. Alpha common stock is traded on the Nasdaq National Market under the symbol "AHAA", and on April 15, 2002, the closing price was $14.70.



     The Alpha board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Alpha and its stockholders and has unanimously approved and adopted the merger agreement and the merger. In order to complete the merger, we must obtain the approval of Alpha stockholders. A special meeting of Alpha stockholders to vote on the merger proposal will be held on May , 2002, at 10:00 a.m., Eastern Time, at the Four Points (Sheraton) Burlington Hotel, 30 Wheeler Road, Burlington, Massachusetts. THE ALPHA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALPHA STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.


     Conexant's board of directors also has determined that the combination of Conexant's wireless communications business with Alpha is advisable and in the best interests of Conexant and its stockholders, and has approved the proposed transaction. No vote of Conexant stockholders is required in connection with the spin-off transaction or the merger.


     Alpha stockholders will also vote on proposals to amend Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan to increase the number of shares of common stock that may be issued under the plans. THE ALPHA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALPHA STOCKHOLDERS VOTE FOR THE PROPOSALS TO AMEND ALPHA'S 1996 LONG-TERM INCENTIVE PLAN AND DIRECTORS' 2001 STOCK OPTION PLAN.



     The following document contains important information describing the terms of the merger, the proposed Alpha plan amendments, Conexant's wireless communications business, Alpha and the combined company. WE ENCOURAGE YOU TO READ IT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 17.



             /s/ David J. Aldrich                       /s/ Dwight W. Decker, Ph.D.
               David J. Aldrich                           Dwight W. Decker, Ph.D.
    President and Chief Executive Officer        Chairman of the Board and Chief Executive
            Alpha Industries, Inc.                                Officer
                                                           Conexant Systems, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT DATED APRIL   , 2002 AND
FIRST MAILED TO ALPHA AND CONEXANT STOCKHOLDERS ON APRIL   , 2002.

                             ALPHA INDUSTRIES, INC.
                                 20 SYLVAN ROAD
                          WOBURN, MASSACHUSETTS 01801

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY   , 2002


To the Stockholders of Alpha Industries, Inc.:


     A Special Meeting of Stockholders of Alpha Industries, Inc. will be held at
10:00 a.m., Eastern Time, on May   , 2002, at the Four Points (Sheraton)
Burlington Hotel, 30 Wheeler Road, Burlington, Massachusetts. The special meeting is being held for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of December 16, 2001 (the "Merger Agreement"), by and among Conexant Systems, Inc., Washington Sub, Inc. and Alpha Industries, Inc. and the merger provided for by the Merger Agreement, pursuant to which Washington, which will hold the wireless communications business of Conexant (excluding certain assets and liabilities), will merge with and into Alpha, with Alpha surviving the merger.

          2. To consider and vote upon a proposal to approve an amendment to Alpha's 1996 Long-Term Incentive Plan to increase the number of shares of common stock that may be issued under the plan by 1,885,000 shares (from 4,200,000 shares to 6,085,000 shares).

          3. To consider and vote upon a proposal to approve an amendment to Alpha's Directors' 2001 Stock Option Plan to increase the number of shares of common stock that may be issued under the plan by 315,000 shares (from 250,000 shares to 565,000 shares).

          4. To transact any and all other business that may properly come before the special meeting or any adjourned session of the special meeting.


     The Merger Agreement, the merger and the amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan are described more fully in the attached proxy statement/prospectus-information statement, and we urge you to read it carefully. All Alpha stockholders are cordially invited to attend the special meeting, although only those stockholders of record at the
close of business on April   , 2002 are entitled to notice of the special
meeting and to vote at the meeting, whether in person or by proxy.


     THE ALPHA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALPHA STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND FOR APPROVAL OF THE PROPOSED AMENDMENTS TO ALPHA'S 1996 LONG-TERM INCENTIVE PLAN AND DIRECTORS' 2001 STOCK OPTION PLAN.

     To ensure that your shares of Alpha common stock are represented at the special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the envelope provided. Any executed but unmarked proxy cards will be voted FOR approval and adoption of the Merger Agreement and the merger and FOR approval of the proposed amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus-information statement before it has been voted at the special meeting.

                                          By Order of the Board of Directors:

                                          /s/ Paul E. Vincent
                                          Paul E. Vincent
                                          Secretary


April   , 2002


     YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT PROCEED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF ALPHA COMMON STOCK ENTITLED TO VOTE UPON THE MERGER PROPOSAL VOTE IN FAVOR OF PROPOSAL NO. 1. IN ADDITION, THE PROPOSED AMENDMENTS TO ALPHA'S 1996 LONG-TERM INCENTIVE PLAN AND DIRECTORS' 2001 STOCK OPTION PLAN WILL NOT BE ADOPTED UNLESS A MAJORITY OF THE VOTES PROPERLY CAST ARE VOTED IN FAVOR OF PROPOSAL NOS. 2 AND 3, RESPECTIVELY. PLEASE RETURN YOUR SIGNED AND DATED PROXY CARD AT YOUR EARLIEST CONVENIENCE.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................    1
SUMMARY.....................................................    5
RISK FACTORS................................................   17
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   34
THE ALPHA SPECIAL MEETING...................................   35
  Date, Time and Place......................................   35
  Matters for Consideration.................................   35
  Record Date; Voting Information; Quorum...................   35
  Required Votes............................................   36
  Voting by Proxy...........................................   36
  Revocation of Proxies.....................................   36
  Voting by Alpha Management................................   36
  No Dissenters' or Appraisal Rights........................   37
  Solicitation of Proxies...................................   37
THE MERGER..................................................   38
  General...................................................   38
  Background of the Merger..................................   39
  Alpha Board of Directors' Recommendation to Alpha
     Stockholders; Reasons for the Merger...................   42
  Opinion of Alpha's Financial Advisor......................   43
  Regulatory Approvals......................................   49
  Accounting Treatment......................................   50
  Interests of Certain Persons in the Merger................   50
THE MERGER AGREEMENT........................................   52
  The Merger................................................   52
  Merger Consideration......................................   52
  Treatment of Stock Options................................   52
  Exchange of Shares; Treatment of Fractional Shares........   52
  Effective Time............................................   53
  Representations and Warranties............................   53
  Covenants.................................................   54
  Conditions................................................   59
  Amendments................................................   61
  Termination of the Merger Agreement.......................   61
  Payment of Termination Fee................................   62
  Restrictions on Resales by Affiliates.....................   63
THE SPIN-OFF TRANSACTION....................................   64
  Introduction..............................................   64
  Manner of Effecting the Distribution......................   64
  No Trading Market.........................................   65
  Conditions to the Completion of the Distribution..........   65
U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF
  TRANSACTION AND THE MERGER................................   66
AGREEMENTS RELATING TO THE SPIN-OFF TRANSACTION.............   69
  Distribution Agreement....................................   69
  Employee Matters Agreement................................   71
  Tax Allocation Agreement..................................   72
  Transition Services Agreement.............................   73
  Newport Supply Agreement..................................   74
  Newbury Supply Agreement..................................   74

                                                              PAGE
                                                              ----
THE MEXICALI SALE...........................................   76
  The Mexicali Operations...................................   76
  Mexican Stock and Asset Purchase Agreement................   76
  U.S. Asset Purchase Agreement.............................   80
  Facility Services Agreement...............................   81
PROPOSED AMENDMENT TO ALPHA'S 1996 LONG-TERM INCENTIVE
  PLAN......................................................   83
PROPOSED AMENDMENT TO ALPHA'S DIRECTORS' 2001 STOCK OPTION
  PLAN......................................................   86
PRICE RANGE OF ALPHA COMMON STOCK AND DIVIDENDS.............   89
HISTORICAL SELECTED COMBINED FINANCIAL DATA OF THE
  WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS...........   90
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF THE WASHINGTON BUSINESS AND
  THE MEXICALI OPERATIONS...................................   92
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
  OF THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS....  111
COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION.....................................  113
INFORMATION ABOUT ALPHA.....................................  124
  Products and Applications.................................  124
  Research and Development..................................  124
  Raw Materials.............................................  125
  Marketing and Distribution; Customers.....................  125
  Backlog...................................................  125
  Environmental Regulations.................................  125
  Employees.................................................  125
  Properties................................................  125
  Legal Proceedings.........................................  126
  Other Information.........................................  126
INFORMATION ABOUT THE WASHINGTON BUSINESS...................  127
  The Washington Business...................................  127
  Research and Development..................................  128
  Manufacturing.............................................  128
  Raw Materials and Supplies................................  129
  Customers, Marketing and Sales............................  129
  Backlog...................................................  130
  Competition...............................................  130
  Intellectual Property and Proprietary Rights..............  130
  Environmental Regulation..................................  131
  Cyclicality; Seasonality..................................  131
  Employees.................................................  131
  Properties................................................  132
  Legal Proceedings.........................................  132
INFORMATION ABOUT THE COMBINED COMPANY......................  133
  Industry Background.......................................  133
  Business of the Combined Company..........................  134
MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY AFTER THE
  MERGER....................................................  137
  Board of Directors........................................  137
  Alpha Designees to the Board of Directors.................  137
  Conexant Designees to the Board of Directors..............  137
  Joint Designee to the Board of Directors..................  138

                                                              PAGE
                                                              ----
  Classified Board..........................................  138
  Committees of the Board of Directors......................  138
  Compensation of Directors.................................  139
  Management................................................  139
COMPENSATION OF EXECUTIVE OFFICERS OF THE COMBINED
  COMPANY...................................................  141
  Summary Compensation Table................................  141
  Option Grants in Last Fiscal Year.........................  142
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
     Year-End Option Values.................................  143
OWNERSHIP OF COMBINED COMPANY COMMON STOCK..................  144
DESCRIPTION OF THE COMBINED COMPANY'S CAPITAL STOCK.........  145
  Common Stock..............................................  145
  Preferred Stock...........................................  146
  Certain Provisions in the Combined Company's Second
     Amended and Restated Certificate of Incorporation and
     Amended By-Laws........................................  146
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.....  149
COMPARISON OF RIGHTS OF ALPHA STOCKHOLDERS BEFORE AND AFTER
  THE MERGER................................................  150
RIGHTS OF CONEXANT STOCKHOLDERS BEFORE AND AFTER THE
  MERGER....................................................  153
LEGAL MATTERS...............................................  153
EXPERTS.....................................................  153
STOCKHOLDER PROPOSALS.......................................  153
OTHER MATTERS...............................................  154
WHERE YOU CAN FIND MORE INFORMATION.........................  154
INDEX TO AUDITED COMBINED FINANCIAL STATEMENTS AND SCHEDULE
  OF THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS....  F-1
ANNEX A-Agreement and Plan of Reorganization................  A-1
ANNEX B-Contribution and Distribution Agreement.............  B-1
ANNEX C-Opinion of U.S. Bancorp Piper Jaffray...............  C-1
ANNEX D-Second Amended and Restated Certificate of
  Incorporation.............................................  D-1
ANNEX E-Second Amended and Restated By-Laws.................  E-1

                             QUESTIONS AND ANSWERS

Q: WHAT ARE ALPHA INDUSTRIES, INC. STOCKHOLDERS BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?


A: First, Alpha stockholders are being asked to approve and adopt the merger agreement and the merger of Washington Sub, Inc., currently a wholly-owned subsidiary of Conexant Systems, Inc. to which Conexant will contribute its wireless communications business (excluding certain assets and liabilities), with and into Alpha, with Alpha surviving the merger as the combined company (page 38). The Alpha board of directors has unanimously approved and adopted the merger agreement and the merger and unanimously recommends that Alpha stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger (page 42).


     Second, Alpha stockholders are being asked to approve an amendment to Alpha's 1996 Long-Term Incentive Plan to increase the number of shares of Alpha common stock that may be issued under the plan.

     Third, Alpha stockholders are being asked to approve an amendment to Alpha's Directors' 2001 Stock Option Plan to increase the number of shares of Alpha common stock that may be issued under the plan.


     Alpha believes the amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan are advisable in connection with the increase in the number of employees and the addition of new officers and directors that will occur as a result of the merger. The Alpha board of directors unanimously recommends that Alpha stockholders vote FOR the proposals to approve the amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan. Completion of the merger is a condition to the effectiveness of the amendments to the plans, but approval of the amendments to the plans is not a condition to completion of the merger (pages 83 and 86).


Q:  WHAT WILL HAPPEN IN THE MERGER?


A: The merger will be accomplished by Conexant contributing its wireless communications business (excluding certain assets and liabilities) to Washington and distributing all of the outstanding shares of Washington common stock to the stockholders of Conexant on a one share-for-one share basis, immediately after which Washington will merge with and into Alpha. Alpha will be the surviving company in the merger.


Q:  WHAT WILL ALPHA STOCKHOLDERS RECEIVE IN THE MERGER?


A: Alpha stockholders are not exchanging their shares of Alpha common stock in the merger. All shares of Alpha common stock issued and outstanding immediately prior to the merger will remain issued and outstanding after completion of the merger as shares of the combined company. Immediately following the merger, approximately 33% of the common stock of the combined company, on a fully diluted basis, will be owned by Alpha stockholders.


Q:  WHAT WILL CONEXANT STOCKHOLDERS RECEIVE IN THE MERGER?


A: In the merger, stockholders of Conexant will receive 0.351 of a share of combined company common stock in exchange for each share of Washington common stock issued to them in the distribution and the shares of Washington stock will be canceled and will cease to exist. In the distribution, Conexant stockholders will receive one share of Washington common stock for each share of Conexant stock held by them. As a result, Conexant stockholders will receive 0.351 of a share of combined company common stock for each share of Conexant stock that they own as of the record date for the distribution. Immediately following the merger, approximately 67% of the common stock of the combined company, on a fully diluted basis, will be owned by Conexant stockholders. In addition, Conexant stockholders will continue to own their shares of Conexant stock.

     No fractional shares of combined company common stock will be issued to Conexant stockholders in the merger. Conexant stockholders who otherwise would be entitled to a fraction of a share will receive a cash payment in lieu of issuance of that fractional share (page 52).


Q:  WHAT STOCKHOLDER APPROVALS ARE NEEDED?


A: The merger cannot be completed unless the holders of a majority of the outstanding shares of Alpha common stock entitled to vote on the merger proposal vote in favor of approval and adoption of the merger agreement and the merger. The Alpha board of directors unanimously recommends that Alpha stockholders vote FOR approval and adoption of the merger agreement and the merger. No vote of Conexant stockholders is required or being sought in connection with the spin-off transaction or the merger. Conexant, as sole stockholder of Washington, has approved and adopted the merger agreement and the merger (page 38).



     The proposed amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan will not be adopted unless a majority of the votes properly cast are voted in favor of their adoption. The Alpha board of directors unanimously recommends that Alpha stockholders vote FOR approval and adoption of the proposed amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan (pages 83 and 86).


Q:  WHO IS ELIGIBLE TO VOTE AT THE ALPHA SPECIAL MEETING?


A: Holders of Alpha common stock are eligible to vote their shares of Alpha common stock at the special meeting if they were holders of record of those
shares at the close of business on April   , 2002 (page 35).


Q:  WHEN WILL THE MERGER BE COMPLETED?


A: If the merger agreement and the merger are approved by Alpha stockholders, Alpha and Conexant expect to complete the merger as soon as possible after the satisfaction or waiver (where permissible) of the conditions to the merger. Alpha and Conexant currently anticipate that the merger will be completed during the second calendar quarter of 2002 (page 53).


Q:  WHAT SHOULD ALPHA STOCKHOLDERS DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus-information statement, Alpha stockholders should complete and mail their signed and dated proxy card in the enclosed, postage-paid envelope as soon as possible so that their shares will be represented and voted at the Alpha special meeting.

     ALPHA STOCKHOLDERS WILL NOT BE REQUIRED TO SURRENDER THEIR EXISTING ALPHA SHARES IN THE MERGER AND THEY SHOULD NOT SEND IN THEIR ALPHA STOCK CERTIFICATES.

Q:  WHAT SHOULD CONEXANT STOCKHOLDERS DO NOW?

A: Conexant stockholders should carefully read this proxy statement/prospectus-information statement, which contains important information about the merger, the distribution of Washington common stock by Conexant to its stockholders, the wireless communications business of Conexant, Alpha and the combined company. Conexant stockholders are not required to take any action to approve the distribution of Washington common stock by Conexant to them or the merger of Washington with and into Alpha. Holders of Conexant stock entitled to receive shares of combined company common stock will be mailed after the merger book-entry statements evidencing their ownership of combined company common stock and other information regarding their receipt of combined company common stock.

     CONEXANT STOCKHOLDERS WILL NOT BE REQUIRED TO SURRENDER THEIR EXISTING CONEXANT SHARES IN THE SPIN-OFF TRANSACTION OR THE MERGER AND THEY SHOULD NOT SEND IN THEIR CONEXANT STOCK CERTIFICATES.

Q:  CAN ALPHA STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY MAIL THEIR PROXY CARD?

A: Yes. If you are a record holder of Alpha common stock and have mailed your proxy card, you can change your vote in any of the following ways:

     - sending a written notice to the corporate secretary of Alpha that is received prior to the special meeting stating that you revoke your proxy;

     - signing a new proxy card and returning it by mail to Alpha's transfer agent so that it is received prior to the special meeting; or

     - attending the special meeting and voting in person.


     If you are an Alpha stockholder and your shares are held in "street name" by your broker, you will need to contact your broker to revoke your proxy (page
36).


Q:  WHAT IF MY SHARES OF ALPHA COMMON STOCK ARE HELD IN "STREET NAME" BY MY
    BROKER?

A: If you are an Alpha stockholder and your shares of Alpha common stock are held in "street name" by your broker, your broker will vote your shares with respect to the merger proposal only if you provide written instructions to your broker on how to vote, so it is important that you provide your broker with instructions. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to the merger proposal. To ensure that your broker receives your instructions, Alpha requests that you promptly send your broker your instructions in the envelope enclosed with this proxy statement/ prospectus-information statement. If your shares are held in street name by your broker and you wish to vote in person at the meeting, you must contact your broker and request a document called a "legal proxy". You must bring the legal proxy to the meeting in order to vote in person.

     If you do not give voting instructions to your broker with respect to the merger proposal, you will, in effect, be voting against the merger proposal, unless you appear in person at the special meeting with a valid legal proxy from your broker and vote in favor of the merger proposal.


     If your shares are held in street name by your broker, your broker may be permitted to vote your shares with respect to the proposals to approve the amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan if these proposals are considered routine matters, even if you do not provide written instructions to your broker on how to vote. As a result, if you do not give your broker instructions on how to vote your shares, your broker may vote your shares in a manner different than you would have voted if you had provided instructions (page 35).


Q:  WHO CAN ANSWER MY QUESTIONS?

A: If you are an Alpha stockholder and you have any questions about the merger, the special meeting, the proposed amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan, or if you need assistance in voting your shares, please contact Alpha's proxy solicitor:

Morrow & Co., Inc.
14755 Preston Road, Suite 725
One Signature Place
Dallas, Texas 75240
Telephone: (972) 788-0977

All other questions should be directed to:

Alpha Industries, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
Attention: Investor Relations
Telephone: (781) 935-5150, extension 4798

     If you are a Conexant stockholder and you have any questions regarding the merger, the distribution of shares of Washington common stock by Conexant to its stockholders or any other matter described in this proxy statement/prospectus-information statement, please direct your questions to:

Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, California 92660-3095
Attention: Shareowner Services
Telephone: (949) 483-4533

                                    SUMMARY


     This summary highlights selected information from this proxy statement/prospectus-information statement and may not contain all of the information that is important to you. For a more complete description of the legal terms of the merger and to understand the merger and the other transactions described in this summary fully, you should carefully read this proxy statement/prospectus-information statement and the other documents to which we have referred you. See "Where You Can Find More Information". This proxy statement/prospectus-information statement is a proxy statement/prospectus of Alpha Industries, Inc. for use in soliciting proxies for Alpha's special meeting and relating to the issuance of shares of Alpha common stock in connection with the merger. It is also an information statement of Conexant Systems, Inc. relating to the spin-off of its wireless communications business. References to Alpha, Conexant and the combined company in this proxy statement/prospectus-information statement include their respective subsidiaries unless otherwise noted. The terms "we", "us" and "our" refer to Alpha and Conexant, jointly.


THE COMPANIES

ALPHA INDUSTRIES, INC.
20 Sylvan Road
Woburn, Massachusetts 01801
(781) 935-5150


     Alpha Industries, Inc., a Delaware corporation, manufactures and markets proprietary radio frequency and microwave integrated circuit products and solutions primarily for wireless communications. Alpha's products include modules, integrated circuits and discrete components, as well as components based on electrical ceramic and ferrite technology. The primary applications for Alpha's products are wireless handsets and wireless base station equipment, together with wireless local area network, wide area network and local loop applications.


WASHINGTON SUB, INC.
c/o Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, California 92660-3095
(949) 483-4600


     Washington Sub, Inc., a Delaware corporation, is a newly-formed corporation that has not conducted any activities other than those incident to its formation and the matters contemplated by the merger agreement, which is described below. Washington is currently a wholly-owned subsidiary of Conexant Systems, Inc., a Delaware corporation. Prior to the merger of Washington with and into Alpha, Conexant will contribute to Washington the assets, liabilities (including liabilities relating to former operations) and operations of its wireless communications business, other than certain assets and liabilities retained by Conexant. We refer to the business contributed to Washington by Conexant as the Washington Business.



     The Washington Business's wireless communications product portfolio is comprised of components, subsystems and system-level semiconductor solutions for wireless voice and data communications applications, supporting the world's most widely adopted wireless standards, including: CDMA, or Code Division Multiple Access; TDMA, or Time Division Multiple Access; and GSM, or Global System for Mobile Communications. Wireless communications product offerings of the Washington Business include power amplifier modules, radio frequency components and subsystems, and cellular systems.

CONEXANT SYSTEMS, INC.
4311 Jamboree Road
Newport Beach, California 92660-3095
(949) 483-4600


     Conexant Systems, Inc., a Delaware corporation, is a worldwide leader in semiconductor system solutions for communications applications. Conexant's expertise in mixed-signal processing allows it to deliver integrated systems and semiconductor products which facilitate communications worldwide through wireline voice and data communications networks, cellular telephony systems and emerging cable, satellite and fixed wireless broadband communications networks. Conexant operates in two business segments: the Personal Networking business and Mindspeed Technologies(TM), its Internet infrastructure business. The Washington Business is currently part of Conexant's Personal Networking business.


THE MERGER


     Alpha and Conexant have agreed to merge the Washington Business with Alpha's business pursuant to the terms of the Agreement and Plan of Reorganization, dated as of December 16, 2001, by and among Conexant, Washington and Alpha, which we refer to in this proxy statement/prospectus-information statement as the merger agreement. In connection with the merger, Conexant will contribute the Washington Business to Washington pursuant to the terms of the Contribution and Distribution Agreement, dated as of December 16, 2001, by and between Conexant and Washington. Immediately prior to the merger, Conexant will distribute all of the outstanding shares of Washington common stock to Conexant stockholders on a one share-for-one share basis. Conexant's contribution of the Washington Business to Washington and the subsequent distribution of Washington common stock to Conexant stockholders together comprise the spin-off transaction. Washington will then merge with Alpha in accordance with the terms of the merger agreement, with Alpha surviving the merger as the combined company.



     Conexant stockholders will receive 0.351 of a share of combined company common stock in exchange for each share of Washington common stock issued to them in the distribution. Alpha stockholders will continue to hold their existing shares of Alpha common stock as shares of the combined company after the merger and will not receive any new shares in the merger.



     Following the merger, the combined company will operate the combined business operations of Alpha and the Washington Business and will adopt a new corporate name. The corporate name change will be effected by a means that will not require the approval of the stockholders of the combined company. The combined company will have joint headquarters in Woburn, Massachusetts and Newport Beach, California. The fiscal year of the combined company will end on the Sunday closest to September 30.


     We encourage you to read carefully the merger agreement and the distribution agreement, which are attached as Annexes A and B, respectively, because they set forth the legal terms of the merger, the contribution of the Washington Business to Washington and the distribution of Washington common stock to Conexant stockholders.

     Upon completion of the merger, the combined company will purchase from
Conexant:


     - Conexant's semiconductor assembly and test facility located in Mexicali, Mexico and certain related assets, pursuant to the Mexican Stock and Asset Purchase Agreement, dated as of December 16, 2001, between Conexant and Alpha; and



     - Conexant's package design team that supports the Mexicali facility, pursuant to the U.S. Asset Purchase Agreement, dated as of December 16, 2001, between Conexant and Alpha.



     The combined company will pay Conexant $150 million for the purchase of Conexant's Mexicali facility, the package design team and certain related assets. The satisfaction of the conditions to closing set forth in the Mexican stock and asset purchase agreement is a condition to the obligations of Alpha and Washington to complete the merger.

ALPHA BOARD OF DIRECTORS' RECOMMENDATION TO ALPHA STOCKHOLDERS; REASONS FOR THE MERGER

     The Alpha board of directors has determined that the merger is advisable and fair to, and in the best interests of, Alpha and its stockholders and unanimously recommends that Alpha stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger.


     The combination of Alpha and the Washington Business will create a leading independent company focused exclusively on radio frequency and semiconductor systems solutions for mobile communications applications. Alpha believes that the combination of the two complementary wireless businesses will enable the combined company to offer a more comprehensive portfolio of technology and products to an expanded customer base.


OPINION OF ALPHA'S FINANCIAL ADVISOR

     In deciding to approve the merger, the Alpha board of directors considered an opinion delivered to it by U.S. Bancorp Piper Jaffray, its financial advisor, that, as of the date of the opinion, based upon and subject to the assumptions, factors and limitations set forth in the opinion, the consideration to be paid by Alpha to the holders of Washington common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to Alpha and its stockholders (other than Conexant, Washington and their affiliates). A copy of the opinion is attached as Annex C. Alpha encourages you to read the opinion in its entirety.

REGULATORY APPROVALS

     Alpha and Washington cannot complete the merger until they submit the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to the Department of Justice and the Federal Trade Commission and satisfy waiting period requirements. Alpha and Washington submitted the required filings under the Hart-Scott-Rodino Act and early termination of the waiting period under this Act was granted on January 29, 2002.


     Alpha and Washington also have made filings to obtain approval of the merger from the Finnish Competition Authority, the Swedish Competition Authority and other foreign regulatory agencies. Alpha and Washington received approvals of the merger from the Finnish Competition Authority on March 14, 2002 and from the Swedish Competition Authority on April 9, 2002.


ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting and Washington will be considered the acquiror of Alpha for accounting purposes.

TREATMENT OF STOCK OPTIONS


     In the merger, each outstanding option to purchase Washington common stock resulting from the adjustment to outstanding options to purchase Conexant common stock in connection with the distribution of Washington common stock will be converted into an option to purchase a number of shares of combined company common stock that is equal to the product of 0.351 multiplied by the number of shares of Washington common stock subject to the Washington option immediately before the conversion, rounded down to the nearest whole share. The exercise price per share of the converted option will be equal to the exercise price per share of the Washington option immediately before the conversion divided by 0.351, rounded up to the nearest whole cent.


     Each option to purchase shares of Alpha common stock outstanding immediately prior to the effective time of the merger will remain outstanding as an option to purchase shares of combined company common stock, without adjustment.

EXCHANGE OF SHARES; TREATMENT OF FRACTIONAL SHARES

     Conexant stockholders will receive shares of the combined company in book-entry form. As soon as practicable after the effective time of the merger, the exchange agent will mail to Conexant stockholders account statements indicating the number of whole shares of combined company common stock owned by each stockholder as a result of the conversion of the shares of Washington common stock in the merger. No fractional shares of combined company common stock will be issued in the merger and each Conexant stockholder will receive a check representing the amount of cash in lieu of fractional shares payable by the combined company to the stockholder.

MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY AFTER THE MERGER


     After the merger, David J. Aldrich, currently president and chief executive officer of Alpha, will be chief executive officer of the combined company and Paul E. Vincent, currently vice president, chief financial officer, treasurer and secretary of Alpha, will be vice president and chief financial officer of the combined company. In addition, after the merger, Liam K. Griffin, currently an executive officer of Alpha, George M. LeVan, currently director, human resources of Alpha, and Kevin D. Barber, currently an executive officer of Conexant, will be executive officers of the combined company. The board of directors of the combined company will be comprised of nine directors. Four directors of the combined company, Mr. Aldrich, Timothy R. Furey, Thomas C. Leonard and David J. McLachlan, have been selected from among Alpha's current directors, and four directors, Dwight W. Decker, chairman and chief executive officer of Conexant, who will serve as chairman of the board of directors of the combined company, Donald R. Beall, Moiz M. Beguwala and F. Craig Farrill, have been selected by Conexant. Alpha and Conexant will jointly select the remaining director.



INTERESTS OF CERTAIN PERSONS IN THE MERGER



     When considering the recommendation of the Alpha board of directors with respect to the merger, Alpha stockholders should be aware that certain Alpha executive officers and directors have interests in the merger that are different from, or are in addition to, the interests of Alpha stockholders. These interests exist because:



     - certain executive officers and directors of Alpha will hold positions as executive officers and directors of the combined company;



     - unvested options held by current directors of Alpha who will not continue as directors of the combined company will accelerate and become vested and exercisable at the completion of the merger, and the exercise period for these options will be extended; and



     - following the merger, the combined company will indemnify, and maintain directors' and officers' insurance policies for the benefit of, the directors and officers of Alpha for events occurring before the merger, including events that are related to the merger agreement.


NO DISSENTERS' OR APPRAISAL RIGHTS

     Alpha stockholders will not be entitled to exercise dissenters' or appraisal rights or to demand payment for their shares in connection with the merger.

CONDITIONS


     The respective obligations of Washington and Alpha to complete the merger are subject to the satisfaction or waiver of various conditions, including approval and adoption of the merger agreement and the merger by Alpha stockholders, receipt of regulatory approvals and receipt by Conexant of a favorable IRS ruling with respect to the tax-free nature of the spin-off transaction. Each of Alpha, Conexant and Washington may waive, at their sole discretion, any of the conditions to their respective obligations to complete the merger, to the extent permitted by applicable laws. If Alpha, Conexant or Washington waives any of the conditions to their respective obligations to complete the merger and the board of directors of

Alpha determines that the waiver is material to an Alpha stockholder's decision with respect to the vote regarding the approval and adoption of the merger agreement and the merger, Alpha currently intends to amend and recirculate this proxy statement/prospectus-information statement to its stockholders and resolicit proxies.


TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

     Conexant and Alpha can mutually agree to terminate the merger agreement. In addition, either Conexant or Alpha can decide, without the consent of the other, to terminate the merger agreement in a number of situations, including the failure to complete the merger by September 30, 2002, the final denial of a required regulatory approval or the failure by Alpha stockholders to approve and adopt the merger agreement and the merger. In addition, Conexant can decide, without the consent of Alpha, to terminate the merger agreement in a number of situations, including specified circumstances relating to a withdrawal or modification by Alpha's board of directors of its recommendation to Alpha stockholders to approve and adopt the merger agreement and the merger.

     Alpha has agreed to pay Conexant a termination fee of $45 million if the merger agreement has been terminated under specified circumstances relating to a competing transaction or if Conexant terminates the merger agreement as a result of certain actions or failures to act by Alpha or its board of directors.


COMPARISON OF RIGHTS OF ALPHA STOCKHOLDERS BEFORE AND AFTER THE MERGER



     By approving and adopting the merger agreement, Alpha stockholders will be approving the adoption of Alpha's second amended and restated certificate of incorporation and Alpha's amended by-laws as the certificate of incorporation and by-laws of the combined company, in the forms attached to this proxy statement/prospectus-information statement as Annexes D and E, respectively. Accordingly, after completion of the merger, the rights of Alpha stockholders will be governed by these revised documents and, as a result, the rights of Alpha stockholders before the merger will be different in some respects from the rights of stockholders of the combined company after the merger.


THE SPIN-OFF TRANSACTION

  THE DISTRIBUTION

     In the distribution of Washington common stock, each Conexant stockholder will receive one share of Washington common stock for each share of Conexant common stock or Conexant Series B voting preferred stock held as of the record date for the distribution. On the distribution date, each record holder of Conexant common stock or Conexant Series B voting preferred stock who receives shares of Washington common stock will be credited through book-entry in Washington's records with the number of shares of Washington common stock received by the stockholder.


     Conexant stockholders will not be required to pay for shares of Washington common stock received in the distribution, or to surrender or exchange shares of Conexant stock or take any other action in order to be entitled to receive Washington common stock. All shares of Washington common stock issued in the distribution will be immediately converted in the merger into the right to receive 0.351 of a share of combined company common stock in exchange for each share of Washington common stock and the Washington shares will be canceled and will cease to exist. After the merger, Conexant stockholders will not have any rights in the shares of Washington common stock other than the right to receive the shares of combined company common stock.


     The distribution of Washington common stock will not cancel or affect the number of outstanding shares of Conexant stock. Conexant stockholders should retain their Conexant stock certificates.

  CONDITIONS TO THE COMPLETION OF THE DISTRIBUTION

     The distribution of Washington common stock is subject to the satisfaction or waiver of certain conditions set forth in the distribution agreement, including:

     - Conexant's board of directors' satisfaction that, after giving effect to the contribution, Conexant will not be insolvent or have unreasonably small capital and will have sufficient surplus under Delaware law to permit the distribution of Washington common stock; and

     - the satisfaction or waiver of all conditions to the merger under the merger agreement, including receipt of a favorable IRS ruling with respect to the tax-free nature of the spin-off transaction.

Conexant's board of directors, in its sole discretion, may waive any and all of the conditions but has no obligation to do so.

  CONTRIBUTION OF THE WASHINGTON BUSINESS

     Prior to the distribution, Conexant will transfer to Washington specifically identified assets, including stock of certain subsidiaries, and other categories of assets used primarily in or related primarily to the Washington Business and Washington will assume specifically identified liabilities and liabilities to the extent related to the Washington Business.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF TRANSACTION AND THE MERGER


     The spin-off transaction is conditioned upon receipt of a ruling from the IRS to the effect that the spin-off transaction will qualify as a reorganization under Sections 355 and 368 of the Internal Revenue Code of 1986 and the merger is conditioned upon the receipt of opinions of counsel to Alpha and Conexant that the merger will qualify as a reorganization under Section 368 of the Internal Revenue Code. So long as the spin-off transaction and merger so qualify, then:

     - no taxable gain or loss will generally be recognized by a Conexant stockholder as a result of the distribution or receipt of Washington common stock in the spin-off transaction;

     - no taxable gain or loss will generally be recognized by Conexant so long as the spin-off transaction is not disqualified as tax-free to Conexant under Section 355(e) of the Internal Revenue Code because of certain acquisitions of Conexant common stock or combined company common stock by a third party; and

     - no taxable gain or loss will generally be recognized by Alpha, Washington, an Alpha stockholder or a Conexant stockholder in the merger (except with respect to cash received by Conexant stockholders in lieu of a fractional share interest in common stock of the combined company).

AGREEMENTS RELATING TO THE SPIN-OFF TRANSACTION

     Conexant and Washington have entered into, or prior to the distribution of Washington common stock will enter into, various agreements that will govern the spin-off transaction and various interim and ongoing relationships between Conexant and the combined company, including:

     - the distribution agreement;

     - an employee matters agreement;

     - a tax allocation agreement;

     - a transition services agreement;


     - a supply agreement with respect to the supply of products and services to the combined company by the Newport Beach, California semiconductor wafer fabrication facility owned by a foundry joint venture between Conexant and The Carlyle Group; and

     - a supply agreement with respect to the supply of products and services to Conexant by the combined company's Newbury Park, California wafer fabrication facility.


MEXICALI SALE


     Immediately following the completion of the merger, Conexant will sell to the combined company all of the stock of Conexant Systems, S.A. de C.V., Conexant's Mexican subsidiary that owns and operates an assembly and test facility located in Mexicali, Mexico. In addition, Conexant will sell to the combined company certain Mexican assets used in connection with the business of the Mexican subsidiary and certain U.S. assets utilized by Conexant's package design team employees who are located in Newport Beach, California. The business and operations of Conexant's Mexican subsidiary and the package design team together constitute the Mexicali operations.



     The aggregate purchase price to be paid by the combined company to Conexant for the stock of Conexant's Mexican subsidiary, the Mexican assets and the U.S. assets is $150 million. We expect that the combined company will pay the purchase price by delivering a short-term promissory note to Conexant, which will be secured by all current and future assets of the combined company and its subsidiaries, including the stock of its subsidiaries.


     The obligations of each of the parties to complete these sales are subject to the satisfaction of various conditions, including entering into a facility services agreement providing for the supply of assembly and test services after the closing of the merger by the combined company to Conexant and for the supply of transition services after the closing of the merger by Conexant to the combined company.

PROPOSED AMENDMENTS TO ALPHA'S 1996 LONG-TERM INCENTIVE PLAN AND DIRECTORS' 2001 STOCK OPTION PLAN

     The Alpha board of directors is asking Alpha stockholders to approve proposals to amend Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan to increase the number of shares of common stock that may be issued under the plans. The remaining shares authorized for issuance under the 1996 plan and the 2001 plan are expected to be insufficient for purposes of the plans, largely due to the increase in the number of employees and the addition of new officers and directors that will occur as a result of the merger. Accordingly, the Alpha board of directors has adopted, subject to approval by Alpha stockholders, an amendment to the 1996 plan increasing the number of shares of common stock that may be issued under the 1996 plan by 1,885,000 shares (from 4,200,000 shares to 6,085,000 shares) and an amendment to the 2001 plan increasing the number of shares of common stock that may be issued under the 2001 plan by 315,000 shares (from 250,000 shares to 565,000 shares).

SUMMARY SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA OF THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS


     The following table presents summary selected historical and pro forma combined financial data of the Washington Business and the Mexicali operations, which are sometimes referred to collectively as Washington/Mexicali. For financial accounting purposes, the sale of the Mexicali operations by Conexant to the combined company will be treated as if Conexant had contributed the Mexicali operations to Washington as part of the spin-off transaction, and the $150 million purchase price will be treated as a return of capital to Conexant. Consequently, the summary selected historical and pro forma combined financial data presented below include the Mexicali operations for all periods presented.


     The Washington/Mexicali combined statement of operations data for the years ended September 30, 1999, 2000 and 2001 and the Washington/Mexicali combined balance sheet data as of September 30, 2000 and 2001 have been derived from the audited Combined Financial Statements of the Washington Business and the Mexicali Operations included in this proxy statement/prospectus-information statement. The Washington/Mexicali combined statement of operations data for the three months ended December 31, 2000 and 2001 and the Washington/Mexicali combined balance sheet data as of December 31, 2001 have been derived from Washington/Mexicali's unaudited combined financial statements included in this proxy statement/prospectus-information statement. The Washington/Mexicali combined statement of operations data for the years ended September 30, 1997 and 1998 and the Washington/Mexicali combined balance sheet data as of September 30, 1997, 1998 and 1999 have been derived from Washington/Mexicali's unaudited combined financial statements which are not presented in this proxy statement/prospectus-information statement. The historical financial information may not be indicative of Washington/Mexicali's future performance and does not reflect what the results of operations and financial position of Washington/Mexicali would have been had it operated as an independent company during the periods presented.

     The Washington/Mexicali summary pro forma combined balance sheet data as of December 31, 2001 have been derived from the Unaudited Pro Forma Condensed Combined Financial Information of the Washington Business and the Mexicali Operations included in this proxy statement/prospectus-information statement. This information is based on Washington/Mexicali's unaudited combined financial statements and gives effect to the spin-off transaction as if it had been completed on December 31, 2001. The summary pro forma combined balance sheet data are not necessarily indicative of Washington/Mexicali's financial position had the spin-off transaction been completed on December 31, 2001. In the spin-off transaction, Conexant will retain certain assets and liabilities of Washington/Mexicali. The retention of these assets and liabilities will have no pro forma effect on the Washington/Mexicali combined statements of operations, and therefore no pro forma adjustments are made to the Washington/Mexicali historical combined statements of operations to give effect to the spin-off transaction.

     This information is only a summary and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations of the Washington Business and the Mexicali Operations, the Combined Financial Statements of the Washington Business and the Mexicali Operations and the notes thereto, the Historical Selected Combined Financial Data of the Washington Business and the Mexicali Operations and the Unaudited Pro Forma Condensed Combined Financial Information of the Washington Business and the Mexicali Operations included in this proxy statement/prospectus-information statement.

                                                                                      THREE MONTHS ENDED
                                            YEAR ENDED SEPTEMBER 30,                     DECEMBER 31,
                              -----------------------------------------------------   -------------------
                                1997       1998       1999     2000(1)     2001(1)      2000       2001
                              --------   --------   --------   --------   ---------   --------   --------
                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net revenues:
  Third parties.............  $ 49,201   $ 79,066   $176,015   $312,983   $ 215,502   $ 68,518   $ 88,404
  Conexant..................    30,818     33,205     40,400     65,433      44,949     16,978      5,356
Total net revenues..........    80,019    112,271    216,415    378,416     260,451     85,496     93,760
Net loss(2).................   (54,134)   (43,284)   (14,915)   (66,479)   (318,924)   (53,964)   (34,297)


                                               SEPTEMBER 30,                          DECEMBER 31, 2001
                            ----------------------------------------------------   -----------------------
                              1997       1998       1999     2000(1)    2001(1)     ACTUAL    PRO FORMA(3)
                            --------   --------   --------   --------   --------   --------   ------------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...........  $ 40,529   $ 17,831   $ 55,374   $135,649   $ 60,540   $ 60,683     $ 12,352
Total assets..............   155,982    203,313    291,909    501,553    314,287    311,084      261,360
Long-term liabilities.....     1,549      2,063      3,335      3,767      3,806      3,772        3,772
Conexant's net
  investment..............   144,332    187,196    275,568    466,416    287,661    274,023      225,420(4)


---------------

(1) In fiscal 2000, Conexant acquired Philsar Semiconductor Inc., which became part of Washington/Mexicali. As a result of the acquisition of Philsar, during fiscal 2000 and 2001 Washington/Mexicali recorded $5.3 million and $15.3 million, respectively, in amortization of goodwill and other acquisition-related intangible assets and in fiscal 2000 Washington/Mexicali recorded a charge of $24.4 million related to purchased in-process research and development.

(2) In fiscal 2001, Washington/Mexicali recorded special charges of $88.9 million, principally related to the impairment of certain wafer fabrication assets and restructuring activities. In addition, Washington/Mexicali recorded inventory write-downs of $58.7 million in fiscal 2001.


(3) In the spin-off transaction, Conexant will retain certain assets and liabilities of Washington/Mexicali. The assets include cash and cash equivalents, receivables and certain other assets included in "other current assets" and "other assets" on Washington/Mexicali's historical unaudited combined balance sheet. In addition, Conexant will remain obligated for payment of Washington/Mexicali's accounts payable.



(4) The retention of certain assets and liabilities by Conexant is reflected as an adjustment to Conexant's net investment in Washington/Mexicali.



RECENT DEVELOPMENTS



     In March 2002, Conexant and The Carlyle Group formed the Newport foundry joint venture. Conexant owns a 45% equity interest in the Newport foundry joint venture and The Carlyle Group owns the remaining 55%. In the transaction, Conexant contributed its Newport Beach, California wafer fabrication facility and certain related intellectual property to the Newport foundry joint venture and entered into a long-term supply arrangement with the Newport foundry joint venture for the supply of silicon-based semiconductor products.

ALPHA SELECTED HISTORICAL FINANCIAL DATA


     Alpha is providing the following information to aid you in your analysis of the financial aspects of the merger. Alpha derived the information for each of the years in the five-year period ended April 1, 2001, and as of the end of each such year, from, and such information should be read in conjunction with, Alpha's historical audited financial statements. Alpha derived the financial information as of and for the nine months ended December 31, 2000 and December 30, 2001 from its unaudited financial statements. These statements include, in the opinion of management, all normal and recurring adjustments that are necessary for a fair statement of results. The operating results for the nine months ended December 30, 2001 are not necessarily indicative of the results that may be expected for the year ending March 31, 2002. This information is only a summary and you should read it in conjunction with Alpha's consolidated financial statements and related notes contained in Alpha's annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.


                                                            YEAR ENDED                                NINE MONTHS ENDED
                                     ---------------------------------------------------------   ---------------------------
                                     MARCH 30,   MARCH 29,   MARCH 28,   APRIL 2,    APRIL 1,    DECEMBER 31,   DECEMBER 30,
                                       1997        1998        1999        2000        2001          2000           2001
                                     ---------   ---------   ---------   ---------   ---------   ------------   ------------
                                                                                                         (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..........................  $ 85,253    $116,881    $126,413    $186,402    $271,568      $217,573       $ 98,312
Net income (loss)..................  $(15,572)   $ 10,161    $ 19,263    $ 17,982    $ 33,373      $ 29,988       $ (9,787)
Basic earnings (loss) per share....  $  (0.48)   $   0.31    $   0.56    $   0.44    $   0.78      $   0.70       $  (0.22)
Diluted earnings (loss) per
  share............................  $  (0.48)   $   0.30    $   0.54    $   0.42    $   0.75      $   0.67       $  (0.22)
Shares used in computing:
  Basic earnings (loss) per
    share..........................    32,208      33,268      34,314      40,659      43,029        42,882         43,933
  Diluted earnings (loss) per
    share..........................    32,208      34,088      35,406      42,822      44,752        44,760         43,933

                                                               AS OF
                                     ---------------------------------------------------------                     AS OF
                                     MARCH 30,   MARCH 29,   MARCH 28,   APRIL 2,    APRIL 1,                   DECEMBER 30,
                                       1997        1998        1999        2000        2001                         2001
                                     ---------   ---------   ---------   ---------   ---------                  ------------
                                                                         (IN THOUSANDS)
                                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working capital....................  $ 32,647    $ 38,620    $ 51,154    $170,357    $188,288                     $166,479
Total assets.......................    71,979      92,524     120,683     281,024     337,019                      324,904
Long-term debt.....................     3,606       1,625         713         345         235                          139
Other long-term liabilities........     1,494       2,370       4,856       5,538       5,893                        5,203
Stockholders' equity...............    50,108      71,287      94,252     242,093     299,178                      299,798


  RECENT RESULTS



     On March 28, 2002, Alpha announced that it expects to report net sales for its fourth quarter ended March 31, 2002 of approximately $28 million and an adjusted net loss for the quarter of between $0.11 and $0.13 per share. Alpha's expected adjusted net loss for the quarter excludes transaction expenses related to the merger and one-time costs associated with its acquisition of privately-held Aimta, Inc. completed on March 15, 2002 for a purchase price of $7 million. The adjusted net loss per share is not intended to reflect the expected net loss per share under generally accepted accounting principles.

SELECTED COMBINED COMPANY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


     The following selected unaudited pro forma combined financial information has been derived from and should be read in conjunction with the Combined Company Unaudited Pro Forma Condensed Combined Financial Information and related notes included elsewhere in this proxy statement/prospectus-information statement. This information is based on the historical consolidated balance sheets and related historical statements of operations of Alpha and the historical combined balance sheets and related historical combined statements of operations of the Washington Business and the Mexicali operations, giving effect to the spin-off transaction and the merger using the purchase method of accounting for business combinations, the purchase by the combined company of the Mexicali operations and the adoption by the combined company of a September 30 fiscal year. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.



                                                           TWELVE MONTHS ENDED   THREE MONTHS ENDED
                                                           SEPTEMBER 30, 2001    DECEMBER 31, 2001
                                                           -------------------   ------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Net sales................................................       $ 458,310            $  126,850
Net loss.................................................       $(338,071)           $  (47,642)
Basic loss per share.....................................       $   (2.61)           $    (0.36)
Diluted loss per share...................................       $   (2.61)           $    (0.36)
Shares used in computing:
  Basic loss per share...................................         129,444               133,443
  Diluted loss per share.................................         129,444               133,443



                                                                                       AS OF
                                                                                 DECEMBER 31, 2001
                                                                                 ------------------
PRO FORMA BALANCE SHEET DATA(1):
Working capital (deficit).................................                           $  (18,068)
Total assets..............................................                            1,359,652
Long-term debt............................................                                  139
Other long-term liabilities...............................                                6,233
Stockholders' equity......................................                            1,151,348


---------------

(1) The historical combined balance sheet data of the Washington Business and the Mexicali operations have been adjusted to reflect the assets and liabilities of Washington/Mexicali that will be retained by Conexant in the spin-off transaction.

SELECTED UNAUDITED COMPARATIVE PER SHARE INFORMATION


     The following table sets forth certain historical per share data of Alpha and combined per share data of Alpha and the Washington Business and the Mexicali operations on an unaudited pro forma combined basis giving effect to the spin-off transaction, the merger, the purchase by the combined company of the Mexicali operations and the adoption by the combined company of a September 30 fiscal year. This information should be read in conjunction with the selected historical financial data and the Combined Company Unaudited Pro Forma Condensed Combined Financial Information and related notes included elsewhere in this proxy statement/prospectus-information statement, and the separate historical financial statements of Alpha and the Washington Business and the Mexicali operations and the related notes, included or incorporated by reference in this proxy statement/prospectus-information statement. The unaudited pro forma combined information provided below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.



                                                            AS OF AND FOR THE    AS OF AND FOR THE
                                                           TWELVE MONTHS ENDED   THREE MONTHS ENDED
                                                           SEPTEMBER 30, 2001    DECEMBER 31, 2001
                                                           -------------------   ------------------
ALPHA -- HISTORICAL:
Basic earnings (loss) per share from continuing
  operations.............................................        $ 0.18                $(0.07)
Diluted earnings (loss) per share from continuing
  operations.............................................          0.18                 (0.07)
Cash dividends declared per common share.................            --                    --
Book value per common share..............................        $ 6.85                $ 6.79

PRO FORMA COMBINED:
Basic loss per share from continuing operations..........        $(2.61)               $(0.36)
Diluted loss per share from continuing operations........         (2.61)                (0.36)
Cash dividends declared per common share.................            --                    --
Book value per common share..............................                              $ 8.75

                                  RISK FACTORS

     You should carefully consider and evaluate all of the information in this proxy statement/prospectus-information statement, including the risk factors listed below. Any of these risks could materially and adversely affect the combined company's business, financial condition and results of operations, which in turn could materially and adversely affect the price of the combined company's common stock.

RISKS RELATED TO THE SPIN-OFF TRANSACTION AND THE MERGER

     OBTAINING REQUIRED REGULATORY APPROVALS MAY DELAY CONSUMMATION OF THE
MERGER.


     Consummation of the merger is conditioned upon the receipt of all material governmental consents, approvals, orders and authorizations, including the receipt of approvals from foreign regulatory agencies, and the receipt by Conexant of a ruling from the IRS regarding the tax-free nature of the spin-off transaction. We intend to pursue vigorously all required governmental approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, the requirement for these approvals could delay the consummation of the merger, possibly for a significant period of time, after Alpha stockholders have approved the merger proposal at the special meeting. See "The Merger -- Regulatory Approvals" for a description of the regulatory approvals necessary in connection with the merger. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability of the companies to complete the merger could make it more difficult for Alpha and the Washington Business to retain key employees or to pursue certain business strategies. In addition, until the merger is completed, the attention of management of Alpha and the Washington Business may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the transaction, such as obtaining regulatory approvals.



     THE COMBINED COMPANY MAY BE UNABLE SUCCESSFULLY TO INTEGRATE ALPHA, THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS AND REALIZE THE FULL BENEFITS WE ANTICIPATE.


     The merger involves the integration of businesses that have previously operated separately. The difficulties of combining the operations of the businesses include:

     - the challenge of effecting integration while carrying on an ongoing business;

     - the necessity of coordinating geographically separate organizations; and

     - integrating personnel with diverse business backgrounds.

     The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, financial condition or results of operations of the combined company.

     Among the factors considered by the Conexant and Alpha boards of directors in connection with their respective approvals of the merger were the benefits of the more diversified product line, the broader customer base and the enhanced technology capabilities that are expected to result from the merger. We cannot assure you that these benefits will be realized within the time periods contemplated or at all.


     THE COMBINED COMPANY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY SUFFER IF MATERIAL CONTRACTS OF THE WASHINGTON BUSINESS AND/OR THE MEXICALI OPERATIONS CANNOT ULTIMATELY BE ASSUMED BY THE COMBINED COMPANY FOLLOWING THE MERGER WITHOUT ADVERSE CHANGES TO THEIR EXISTING TERMS.



     The existing material contracts under which the Washington Business operates have been entered into by Conexant and may need to be assigned by Conexant to Washington, or Washington or the combined company may need to enter into new contracts with the parties to these contracts. In addition, existing material contracts under which the Mexicali operations conduct business have been entered into by

Conexant and may need to be assigned by Conexant to the combined company or the combined company may need to enter into new contracts. In many cases, consent of the parties to these contracts is required for the assignment or in connection with the merger. The parties to these contracts may not be willing to permit the transfer of the contracts to the combined company at all or may be willing to permit the transfer only on terms less favorable than those currently in effect. If the parties to these contracts are unwilling to consent to their assignment or to the merger, or refuse to do business with the combined company or demand revised business terms from the combined company, the combined company's business, financial condition and results of operations could suffer.


     DIRECTORS AND OFFICERS OF ALPHA HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM, OR IN ADDITION TO, THE INTERESTS OF ALPHA STOCKHOLDERS.



     The Alpha board of directors unanimously recommends that Alpha stockholders vote FOR approval and adoption of the merger agreement and the merger. However, directors and officers of Alpha have interests in the merger that are different from, or in addition to, the interests of Alpha stockholders. These interests include:



     - David J. Aldrich, Timothy R. Furey, Thomas C. Leonard and David J. McLachlan, each of whom is currently a director of Alpha, are expected to serve as directors of the combined company;



     - Mr. Aldrich, Liam K. Griffin and Paul E. Vincent, each of whom is currently an executive officer of Alpha, are expected to serve as executive officers of the combined company;



     - the combined company will maintain for a period of six years after the merger, for the benefit of Alpha's officers and directors, the directors' and officers' liability insurance and fiduciary liability insurance policies currently maintained by Alpha or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured than the current insurance maintained by Alpha with respect to claims arising from facts or events that occurred on or before the effective time of the merger; and



     - as of the record date for the special meeting of Alpha stockholders,
      directors and officers of Alpha beneficially owned      shares of Alpha
      common stock, entitling them to exercise approximately      % of the
      voting power of the Alpha common stock entitled to vote at the Alpha special meeting, and each director and certain executive officers of Alpha has entered into agreements with Conexant pursuant to which the director or executive officer has agreed to vote his shares for approval and adoption of the merger agreement and the merger.



     See "The Merger -- Interests of Certain Persons in the Merger".



     THE MARKET VALUE OF THE COMBINED COMPANY COMMON STOCK THAT CONEXANT STOCKHOLDERS WILL RECEIVE IN THE MERGER MAY BE LOWER THAN EXPECTED.



     In the merger, Conexant stockholders will receive 0.351 of a share of combined company common stock in exchange for each share of Washington common stock issued to them in the distribution. This is a fixed exchange ratio. However, the market value of combined company common stock when the merger is completed may vary from the market value of Alpha common stock as of the date of this proxy statement/prospectus-information statement or as of the date of the special meeting of Alpha stockholders because of ordinary trading fluctuations as well as changes in the business, operations or prospects of Alpha, general market and economic conditions and other factors. If the market value of Alpha common stock declines prior to the effective time of the merger, the market value of the combined company common stock issued to Conexant stockholders in the merger could be lower than expected. See "Price Range of Alpha Common Stock and Dividends".



     ALPHA AND CONEXANT WILL INCUR SUBSTANTIAL EXPENSES WHETHER OR NOT THE MERGER IS COMPLETED.



     Alpha and Conexant will incur substantial expenses related to the merger whether or not the merger is completed. These costs include fees for financial advisors, attorneys and accountants, filing fees, financial printing costs and costs associated with the agreements related to the spin-off transaction. In addition,

Alpha has agreed to pay Conexant $45 million if the merger agreement is terminated under certain circumstances. See "The Merger Agreement -- Payment of Termination Fee".



     THE DEAL-PROTECTION PROVISIONS OF THE MERGER AGREEMENT MAY DETER ALTERNATIVE BUSINESS COMBINATIONS AND COULD NEGATIVELY IMPACT THE STOCK PRICE OF ALPHA IF THE MERGER AGREEMENT IS TERMINATED IN CERTAIN CIRCUMSTANCES.



     As a result of the provisions of the merger agreement, it is possible that a third party who might be interested in submitting a business combination proposal to Alpha would be discouraged from doing so. In addition, restrictions in the merger agreement on solicitation generally prohibit Alpha from soliciting any acquisition proposal or offer for a merger or business combination with a party other than Conexant or Washington. Any such proposal might be advantageous to the stockholders of Alpha when compared to the terms and conditions of the transaction described in this proxy statement/prospectus-information statement. In particular, the termination fee provision of the merger agreement may deter third parties from proposing alternative business combinations that might result in greater value to Alpha stockholders than the merger. In addition, in the event the merger is terminated by Alpha or Conexant in circumstances that obligate Alpha to pay a termination fee to Conexant, including where Conexant terminates the merger agreement because the Alpha board of directors withdraws its support of the merger with Washington, Alpha's stock price may decline as a result of the termination fee. See "The Merger Agreement -- Payment of Termination Fee".



     FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY AFFECT ALPHA'S AND CONEXANT'S STOCK PRICES AND EACH COMPANY'S FUTURE BUSINESS AND OPERATIONS.



     If the merger is not completed for any reason, the price of Alpha common stock and Conexant common stock may decline to the extent that the current market prices of Alpha common stock and Conexant common stock reflect a positive market assumption that the spin-off transaction and the merger will be completed. In addition, if the merger is not completed, each company may be subject to a number of material risks, including the following:



     - Alpha may be required under certain circumstances to pay Conexant a termination fee; and



     - costs related to the merger, such as financial, advisory, legal, accounting and printing fees, must be paid even if the merger is not completed.



     Moreover, if the merger is terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit each company's ability to pursue its strategic goals.


     IF THE SPIN-OFF TRANSACTION OR THE MERGER DOES NOT QUALIFY AS A REORGANIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS A RESULT OF ACTIONS TAKEN IN CONNECTION WITH THE SPIN-OFF TRANSACTION OR THE MERGER OR AS A RESULT OF CERTAIN ACQUISITIONS OF STOCK OF CONEXANT OR THE COMBINED COMPANY, CONEXANT, WASHINGTON, CONEXANT STOCKHOLDERS AND/OR THE COMBINED COMPANY MAY BE RESPONSIBLE FOR PAYMENT OF U.S. FEDERAL INCOME TAXES, WHICH MAY BE VERY SUBSTANTIAL IN AMOUNT.

     The spin-off transaction is conditioned upon the receipt of a ruling from the IRS to the effect that the spin-off transaction will qualify as a reorganization for U.S. federal income tax purposes. While the tax ruling generally will be binding on the IRS, the continuing validity of the ruling will be subject to certain factual representations and assumptions. The merger is also conditioned upon the receipt of opinions from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Alpha, and Chadbourne & Parke LLP, counsel to Conexant, that the merger will constitute a reorganization for U.S. federal income tax purposes, based in part on certain factual representations and assumptions.

     The tax allocation agreement to be entered into among Conexant, Washington and Alpha generally provides that the combined company will be responsible for any taxes imposed on Conexant, Washington or Conexant stockholders as a result of either:

     - the failure of the spin-off transaction to qualify as a reorganization for U.S. federal income tax purposes, or

     - the subsequent disqualification of the distribution of Washington common stock to Conexant stockholders in connection with the spin-off transaction as a tax-free transaction to Conexant for U.S. federal income tax purposes, if such failure or disqualification is attributable to certain post-spin-off transaction actions by or in respect of the combined company (including its subsidiaries) or its stockholders, such as the acquisition of the combined company by a third party at a time and in a manner that would cause such failure or disqualification. For example, even if the spin-off transaction otherwise qualifies as a reorganization for U.S. federal income tax purposes, the distribution of the Washington common stock to Conexant stockholders in connection with the spin-off transaction may be disqualified as tax-free to Conexant if there is an acquisition of stock of the combined company as part of a plan (or series of related transactions) that include the spin-off transaction and that results in a deemed acquisition of 50% or more of Washington common stock. For purposes of this test, any acquisitions of Conexant stock or combined company stock within two years before or after the spin-off transaction are presumed to be part of such a plan, although the combined company or Conexant may be able to rebut that presumption. Also for purposes of this test, the merger will be treated as resulting in a deemed acquisition by Alpha stockholders of approximately 33% of Washington common stock. The process for determining whether a change of ownership has occurred under the tax rules is complex and uncertain. If the combined company does not carefully monitor its compliance with these rules, the combined company might inadvertently cause or permit a change of ownership to occur, triggering the combined company's obligation to indemnify Conexant pursuant to the tax allocation agreement. In addition, the combined company's indemnity obligation could discourage or prevent a third party from making a proposal to acquire the combined company.


     If the combined company were required to pay any of the taxes described above, the payment would be very substantial and would be expected to have a material adverse effect on the combined company's business, financial condition, results of operation and cash flow.

RISK FACTORS RELATED TO THE COMBINED COMPANY'S BUSINESS FOLLOWING THE MERGER


     References in this section to Alpha's fiscal year refer to the fiscal year which ends on the Sunday closest to March 31 of each year and references to Washington/Mexicali's fiscal year refer to the fiscal year which ends on the Friday closest to September 30 of each year.


     EACH OF WASHINGTON/MEXICALI AND ALPHA HAS RECENTLY INCURRED SUBSTANTIAL OPERATING LOSSES AND THE COMBINED COMPANY ANTICIPATES FUTURE LOSSES.

     During fiscal 2001, Washington/Mexicali's operating results were adversely affected by sharply reduced end-customer demand in many of the communications electronics end-markets for its products. As a result, Washington/Mexicali incurred a net loss of approximately $318.9 million for fiscal 2001 and a net loss of approximately $34.3 million for the first three months of fiscal 2002. During the first nine months of fiscal 2002, Alpha's operating results were adversely affected by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate wireless communications semiconductor products and system solutions. As a result, Alpha incurred a net loss of approximately $9.8 million for the first nine months of fiscal 2002.


     During fiscal 2001, Washington/Mexicali implemented a number of expense reduction and restructuring initiatives to more closely align its cost structure with the weakened business environment for wireless communications products. The cost reduction initiatives included a worldwide workforce reduction, temporary shutdowns of manufacturing facilities, significant reductions in capital spending and the consolidation of certain facilities. However, these expense reduction initiatives alone will not return Washington/Mexicali to profitability. During fiscal 2001, Alpha also implemented a number of expense reduction initiatives, including a work force reduction, a modification of employee work schedules and reduced discretionary spending. We expect that reduced end-customer demand, underutilization of the combined company's manufacturing capacity, changes in the combined company's revenue mix and other factors will continue to adversely affect the combined company's operating results in the near term and we anticipate that the combined company will incur additional losses in the fiscal year ending September 29, 2002. In order to return to profitability, the combined company must achieve substantial revenue growth and the combined company will face an environment of uncertain demand in the markets for its products. We cannot assure you as to whether or when the combined company will return to profitability or whether the combined company will be able to sustain such profitability, if achieved.


     THE COMBINED COMPANY WILL OPERATE IN THE HIGHLY CYCLICAL WIRELESS COMMUNICATIONS SEMICONDUCTOR INDUSTRY, WHICH IS SUBJECT TO SIGNIFICANT DOWNTURNS.

     The wireless communications semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry. Periods of industry downturns -- as both Washington/Mexicali and Alpha experienced through most of calendar year 2001 -- have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors, and in particular the level of demand for digital cellular handsets, may cause substantial fluctuations in the combined company revenues and results of operations. Washington/Mexicali and Alpha have experienced these cyclical fluctuations in their businesses and may experience cyclical fluctuations in the future.

     During the late 1990's and extending into 2000, the wireless communications semiconductor industry enjoyed unprecedented growth, benefiting from the rapid expansion of wireless communication services worldwide and increased demand for digital cellular handsets. During calendar year 2001, Washington/Mexicali and Alpha were adversely impacted by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate their respective wireless communications semiconductor products and system solutions, particularly digital cellular handsets. The impact of weakened end-customer demand was compounded by higher than normal levels of inventories among their respective original equipment manufacturer, or OEM, subcontractor and distributor customers. As a result of this reduced demand, Washington/Mexicali recorded $58.7 million of inventory write-downs in fiscal 2001. We expect that reduced end-customer demand, underutilization of the combined company's manufacturing capacity, changes in revenue mix and other factors will continue to adversely affect the combined company's operating results in the near term.

     THE COMBINED COMPANY WILL BE SUBJECT TO INTENSE COMPETITION.

     The wireless communications semiconductor industry in general and the markets in which the combined company will compete in particular are intensely competitive. The combined company will compete with U.S. and international semiconductor manufacturers that are both larger and smaller than it in terms of resources and market share. Washington/Mexicali and Alpha currently face significant competition in their markets and expect that intense price and product competition will continue. This competition has resulted and is expected to continue to result in declining average selling prices for the combined company's products. We also anticipate that additional competitors will enter the combined company's markets as a result of growth opportunities in communications electronics, the trend toward global expansion by foreign and domestic competitors and technological and public policy changes. Moreover, as with many companies in the semiconductor industry, customers for certain of the combined company's products offer products that compete with products that will be offered by the combined company.

     We believe that the principal competitive factors for semiconductor suppliers in the combined company's market will include, among others:

     - time-to-market;

     - new product innovation;

     - product quality, reliability and performance;

     - price;

     - compliance with industry standards;

     - strategic relationships with customers; and

     - protection of intellectual property.

We cannot assure you that the combined company will be able to successfully address these factors.

     Many of the combined company's competitors will have advantages over the combined company, including:

     - longer presence in key markets;

     - greater name recognition;

     - ownership or control of key technology; and

     - greater financial, sales and marketing, manufacturing, distribution, technical or other resources.

As a result, certain competitors may be able to adapt more quickly than the combined company to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than the combined company can.

     Current and potential competitors also have established or may establish financial or strategic relationships among themselves or with the combined company's customers, resellers or other third parties. These relationships may affect customers' purchasing decisions. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We cannot assure you that the combined company will be able to compete successfully against current and potential competitors.

     A number of the combined company's competitors have combined with each other and consolidated their businesses, including the consolidation of competitors with the combined company's customers. This consolidation is attributable to a number of factors, including the historically high-growth nature of the communications electronics industry and the time-to-market pressures on suppliers to decrease the time required for product conception, research and development, sampling and production launch before a product reaches the market. This consolidation trend is expected to continue, since investments, alliances and acquisitions may enable semiconductor suppliers, including the combined company and its competitors, to achieve economies of scale, to augment technical capabilities or to achieve faster time-to-market for their products than would be possible solely through internal development.

     This consolidation is creating entities with increased market share, customer base, technology and marketing expertise in markets in which the combined company will compete. These developments may adversely affect the markets the combined company will seek to serve and the combined company's ability to compete successfully in those markets.

     THE COMBINED COMPANY'S SUCCESS WILL DEPEND UPON ITS ABILITY TO DEVELOP NEW PRODUCTS AND REDUCE COSTS IN A TIMELY MANNER.

     The markets into which the combined company sells demand cutting-edge technologies and new and innovative products. The combined company's operating results will depend largely on its ability to continue to introduce new and enhanced products on a timely basis. Successful product development and introduction depends on numerous factors, including, among others:

     - the ability to anticipate customer and market requirements and changes in technology and industry standards;

     - the ability to define new products that meet customer and market requirements;

     - the ability to complete development of new products and bring products to market on a timely basis;

     - the ability to differentiate the combined company's products from offerings of its competitors; and

     - overall market acceptance of the combined company's products.

     We cannot assure you that the combined company will have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products in a timely manner. The combined company will be required continually to evaluate expenditures for planned product development and to choose among alternative technologies based on its expectations of future market growth. We cannot assure you that the combined company will be able to develop and introduce new or enhanced wireless communications semiconductor products in a timely and cost-effective manner, that its products will satisfy customer requirements or achieve market acceptance or that the combined company will be able to anticipate new industry standards and technological changes. We also cannot assure you that the combined company will be able to respond successfully to new product announcements and introductions by competitors.

     In addition, prices of established products may decline, sometimes significantly, over time. We believe that in order to remain competitive the combined company must continue to reduce the cost of producing and delivering existing products at the same time that it develops and introduces new or enhanced products. We cannot assure you that the combined company will be able to continue to reduce the cost of its products to remain competitive.

     THE COMBINED COMPANY MAY NOT BE ABLE TO KEEP ABREAST OF THE RAPID TECHNOLOGICAL CHANGES IN ITS MARKETS.

     The demand for the combined company's products can change quickly and in ways the combined company may not anticipate. The combined company's markets generally exhibit the following characteristics:

     - rapid technological developments;

     - rapid changes in customer requirements;

     - frequent new product introductions and enhancements;

     - short product life cycles with declining prices over the life cycle of the product; and

     - evolving industry standards.

     The combined company's products could become obsolete or less competitive sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to its products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of the combined company's products.

     THE COMBINED COMPANY MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL NECESSARY FOR THE DESIGN, DEVELOPMENT, MANUFACTURE AND SALE OF ITS PRODUCTS. THE COMBINED COMPANY'S SUCCESS COULD BE NEGATIVELY AFFECTED IF KEY PERSONNEL LEAVE.

     The combined company's future success depends on its ability to continue to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel. As the source of its technological and product innovations, the combined company's key technical personnel represent a significant asset. The competition for management and technical personnel is intense in the semiconductor industry. We cannot assure you that the combined company will be able to attract and retain qualified management and other personnel necessary for the design, development, manufacture and sale of its products.

     The combined company may have particular difficulty attracting and retaining key personnel during periods of poor operating performance, given, among other things, the use of equity-based compensation by the combined company and its competitors. The loss of the services of one or more of the combined company's key employees, including David J. Aldrich, its chief executive officer, or certain key design and technical personnel, or the combined company's inability to attract, retain and motivate qualified personnel, could have a material adverse effect on its ability to operate its business.

     IF OEMS OF COMMUNICATIONS ELECTRONICS PRODUCTS DO NOT DESIGN THE COMBINED COMPANY'S PRODUCTS INTO THEIR EQUIPMENT, THE COMBINED COMPANY WILL HAVE DIFFICULTY SELLING THOSE PRODUCTS. MOREOVER, A "DESIGN WIN" FROM A CUSTOMER DOES NOT GUARANTEE FUTURE SALES TO THAT CUSTOMER.


     The combined company's products will not be sold directly to the end-user but will be components of other products. As a result, the combined company will rely on OEMs of wireless communications electronics products to select its products from among alternative offerings to be designed into their equipment. Without these "design wins" from OEMs, the combined company would have difficulty selling its products. Once an OEM designs another supplier's product into one of its product platforms, it will be more difficult for the combined company to achieve future design wins with that OEM product platform because changing suppliers involves significant cost, time, effort and risk for that OEM. Also, achieving a design win with a customer does not ensure that the combined company will receive significant revenues from that customer. Even after a design win, the customer is not obligated to purchase the combined company's products and can choose at any time to reduce or cease use of the combined company's products, for example, if its own products are not commercially successful or for any other reason. The combined company may be unable to achieve design wins or to convert design wins into actual sales.


     BECAUSE OF THE LENGTHY SALES CYCLES OF MANY OF THE COMBINED COMPANY'S PRODUCTS, IT MAY INCUR SIGNIFICANT EXPENSES BEFORE IT GENERATES ANY REVENUES RELATED TO THOSE PRODUCTS.

     The combined company's customers may need three to six months to test and evaluate its products and an additional three to six months to begin volume production of equipment that incorporates the combined company's products. The lengthy period of time required increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate sales to that customer. As a result of this lengthy sales cycle, the combined company may incur significant research and development, and selling, general and administrative expenses before it generates the related revenues for these products, and it may never generate the anticipated revenues if its customer cancels or changes its product plans.

     UNCERTAINTIES INVOLVING THE ORDERING AND SHIPMENT OF THE COMBINED COMPANY'S PRODUCTS COULD ADVERSELY AFFECT ITS BUSINESS.


     The combined company's sales will typically be made pursuant to individual purchase orders and not under long-term supply arrangements with its customers. Customers of the combined company may cancel orders prior to shipment. In addition, the combined company will sell a portion of its products through distributors, some of whom will have rights to return unsold products. Sales to distributors accounted for an insignificant portion of Washington/Mexicali net revenues in each of fiscal 2001 and the first three months of fiscal 2002 and approximately 12% and 6% of Alpha's net revenues in fiscal 2001 and the first nine months of fiscal 2002, respectively. The combined company may purchase and manufacture inventory based on estimates of customer demand for its products, which is difficult to predict. This difficulty may be compounded when the combined company sells to OEMs indirectly through distributors or contract manufacturers, or both, as the combined company's forecasts of demand will then be based on estimates provided by multiple parties. In addition, the combined company's customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in the combined company holding excess or obsolete inventory, which could result in write-downs of inventory.


     During 2001, the wireless communications electronics markets which the Washington Business and Alpha address were characterized by dramatic decreases in end-user demand and high levels of channel inventories which reduced visibility into future demand for their products. As a result of sharply reduced demand, Washington/Mexicali recorded $58.7 million of inventory write-downs in fiscal 2001. If these conditions were to recur in the future, they could adversely affect the combined company's business.

     THE COMBINED COMPANY'S RELIANCE ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF ITS SALES COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY'S RESULTS OF OPERATIONS.

     A significant portion of the combined company's sales will be concentrated among a limited number of customers. If the combined company lost one or more of these major customers, or if one or more major customers significantly decreased its orders, the combined company's business would be materially and adversely affected. Sales to Samsung Electronics Co., Ltd. represented approximately 44% and 48% of Washington/Mexicali net revenues from third parties (excluding sales to Conexant) in fiscal 2001 and the first three months of fiscal 2002, respectively. Sales to Nokia Corporation represented approximately 12% and 11% of Washington/Mexicali net revenues from third parties in fiscal 2001 and the first three months of fiscal 2002, respectively. In addition, sales to Conexant represented approximately 17% and 6% of Washington/Mexicali net revenues in fiscal 2001 and the first three months of fiscal 2002, respectively. Sales to Motorola, Inc. represented approximately 26% and 32% of Alpha net revenues in fiscal 2001 and the first nine months of fiscal 2002, respectively. On a pro forma basis, for the twelve months ended September 30, 2001 and for the three months ended December 31, 2001, sales to each of these customers as a percentage of net revenues of the combined company would have been as follows: Samsung Electronics Co., Ltd., approximately 21% and 34%, respectively; Nokia Corporation, approximately 6% and 8%, respectively; Conexant, approximately 10% and 4%, respectively; and Motorola, Inc., approximately 13% and 15%, respectively. The combined company's future operating results will depend on the success of these customers and the combined company's success in selling products to them.

     THE COMBINED COMPANY FACES A RISK THAT CAPITAL NEEDED FOR ITS BUSINESS WILL NOT BE AVAILABLE WHEN IT NEEDS IT.


     It is likely the combined company will need to obtain sources of financing in the near future. We expect that the combined company will be required to raise capital to satisfy its working capital needs after the merger and to repay the short-term note delivered to Conexant in payment of the purchase price owed to Conexant under the Mexican stock and asset purchase agreement and the U.S. asset purchase agreement. We expect that the combined company will seek to raise capital through a public or private offering of equity, debt or some combination thereof within six months after the closing of the Mexicali transaction. See "The Mexicali Sale". Under the terms of the short-term note to be delivered to Conexant at the closing of the Mexicali transaction, the combined company must use 100% of the proceeds from asset sales or other dispositions of property by the combined company or from the issuance of debt or equity to prepay the amount outstanding under the note until paid in full. Conditions existing in the U.S. capital markets when the combined company seeks financing will affect its ability to raise capital, as well as the terms of any financing. The combined company may not be able to raise enough capital to meet its capital needs on a timely basis or at all. Failure to obtain capital when required will have a material adverse effect on the combined company.


     In addition, any strategic investments and acquisitions that the combined company may make to help it grow its business may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

     THE COMBINED COMPANY'S MANUFACTURING PROCESSES WILL BE EXTREMELY COMPLEX AND SPECIALIZED.

     The combined company's manufacturing operations will be complex and subject to disruption due to causes beyond its control. The fabrication of integrated circuits is an extremely complex and precise process consisting of hundreds of separate steps. It requires production in a highly controlled, clean environment. Minor impurities, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer or a number of other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer not to function.

     The combined company's operating results will be highly dependent upon its ability to produce integrated circuits at acceptable manufacturing yields. The combined company's operations may be affected by lengthy or recurring disruptions of operations at any of its production facilities or those of its subcontractors. These disruptions may include labor strikes, work stoppages, electrical power outages, fire, earthquake, flooding or other natural disasters. Certain of the combined company's manufacturing facilities will be located near major earthquake fault lines, including its Newbury Park and Sunnyvale, California and Mexicali, Mexico facilities. The combined company does not intend to maintain earthquake insurance coverage on these facilities. Disruptions of the combined company's manufacturing operations could cause significant delays in shipments until it could shift the products from an affected facility or subcontractor to another facility or subcontractor.

     In the event of these types of delays, we cannot assure you that the required alternate capacity, particularly wafer production capacity, would be available on a timely basis or at all. Even if alternate wafer production capacity is available, the combined company may not be able to obtain it on favorable terms, which could result in higher costs and/or a loss of customers. The combined company may be unable to obtain sufficient manufacturing capacity to meet demand, either at its own facilities or through external manufacturing or similar arrangements with others.


     Due to the highly specialized nature of the gallium arsenide integrated circuit manufacturing process, in the event of a disruption at the Newbury Park or Sunnyvale, California or Woburn, Massachusetts semiconductor wafer fabrication facilities, alternate gallium arsenide production capacity would not be immediately available from third-party sources. Although the Washington Business has a multi-year agreement with a semiconductor foundry that guarantees it access to additional gallium arsenide wafer production capacity, a disruption of operations at the Newbury Park, Sunnyvale or Woburn wafer fabrication facilities or the interruption in the supply of epitaxial wafers used in its gallium arsenide semiconductor manufacturing process could have a material adverse effect on the combined company's business, financial condition and results of operations.


     THE COMBINED COMPANY MAY NOT BE ABLE TO ACHIEVE MANUFACTURING YIELDS THAT CONTRIBUTE POSITIVELY TO ITS GROSS MARGIN AND PROFITABILITY.

     Minor deviations in the manufacturing process can cause substantial manufacturing yield loss, and in some cases, cause production to be suspended. Manufacturing yields for new products will initially tend to be lower as the combined company completes product development and commences volume manufacturing, and will typically increase as the combined company brings the product to full production. The combined company's forward product pricing will include this assumption of improving manufacturing yields and, as a result, material variances between projected and actual manufacturing yields will have a direct effect on the combined company's gross margin and profitability. The difficulty of forecasting manufacturing yields accurately and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the increasing process complexity of manufacturing semiconductor products. The combined company's manufacturing operations also will face pressures arising from the compression of product life cycles which will require the combined company to manufacture new products faster and for shorter periods while maintaining acceptable manufacturing yields and quality without, in many cases, reaching the longer-term, high-volume manufacturing conducive to higher manufacturing yields and declining costs.

     THE COMBINED COMPANY WILL BE DEPENDENT UPON THIRD PARTIES FOR THE MANUFACTURE, ASSEMBLY AND TEST OF ITS PRODUCTS.


     The combined company will rely upon independent wafer fabrication facilities, called foundries, including the Newport foundry joint venture, to provide silicon-based products and to supplement its gallium arsenide wafer manufacturing capacity. There are significant risks associated with reliance on third-party foundries, including:


     - the lack of ensured wafer supply, potential wafer shortages and higher wafer prices;

     - limited control over delivery schedules, manufacturing yields, production costs and product quality; and

     - the inaccessibility of, or delays in obtaining access to, key process technologies.


     Although the combined company will have long-term supply arrangements to obtain additional external manufacturing capacity, the third-party foundries it uses may allocate their limited capacity to the production requirements of other customers. If the combined company chooses to use a new foundry, it will typically take an extended period of time to complete the qualification process before the combined company can begin shipping products from the new foundry. The foundries may experience financial difficulties, be unable to deliver products to the combined company in a timely manner or suffer damage or destruction to their facilities, particularly since some of them are located in earthquake zones. If any disruption of manufacturing capacity occurs, the combined company may not have alternative manufacturing sources immediately available. The combined company may therefore experience difficulties or delays in securing an adequate supply of its products, which could impair its ability to meet its customers' needs and have a material adverse effect on its operating results.


     The combined company also intends to utilize subcontractors to package, assemble and test a portion of the combined company's products. Because the combined company will rely on others to package, assemble or test its products, the combined company will be subject to many of the same risks as are described above with respect to foundries.

     THE COMBINED COMPANY WILL BE DEPENDENT UPON THIRD PARTIES FOR THE SUPPLY OF RAW MATERIALS AND COMPONENTS.


     We believe the combined company will have adequate sources for the supply of raw materials and components for its manufacturing needs with suppliers located around the world. However, each of the Washington Business and Alpha is currently dependent on the same two suppliers for epitaxial wafers used in the gallium arsenide semiconductor manufacturing processes at their respective manufacturing facilities. Although in the past the number of qualified alternative suppliers for wafers has been limited and the process of qualifying a new wafer supplier has required a substantial lead-time, more epitaxial wafer capacity has recently become available and the supplier qualification process has become less lengthy and complex. Nevertheless, while Washington/Mexicali and Alpha historically have not experienced any significant difficulties in obtaining an adequate supply of raw materials, including epitaxial wafers, and components necessary for their manufacturing operations, we cannot assure you that the combined company will not lose a significant supplier or that a supplier will be able to meet performance and quality specifications or delivery schedules.

     THE COMBINED COMPANY WILL BE SUBJECT TO THE RISKS OF DOING BUSINESS INTERNATIONALLY.

     For fiscal 2001 and the first three months of fiscal 2002, approximately 91% and 97%, respectively, of Washington/Mexicali net revenues from third parties were from customers located outside the United States, primarily countries located in the Asia-Pacific region and Europe. For fiscal 2001 and the first nine months of fiscal 2002, approximately 49% and 67%, respectively, of Alpha's net revenues were from these customers. In addition, the combined company will have facilities and suppliers located outside the United States, including the assembly and test facility in Mexicali, Mexico and third-party packaging, assembly and test facilities and foundries located in the Asia-Pacific region. The combined company's international sales and operations will be subject to a number of risks inherent in selling and operating abroad. These include, but are not limited to, risks regarding:

     - currency exchange rate fluctuations;

     - local economic and political conditions;

     - disruptions of capital and trading markets;

     - restrictive governmental actions (such as restrictions on transfer of funds and trade protection measures, including export duties and quotas and customs duties and tariffs);

     - changes in legal or regulatory requirements;

     - limitations on the repatriation of funds;

     - difficulty in obtaining distribution and support;

     - the laws and policies of the United States and other countries affecting trade, foreign investment and loans, and import or export licensing requirements;

     - tax laws; and

     - limitations on the combined company's ability under local laws to protect its intellectual property.

     Because most of the combined company's international sales, other than sales to Japan (which are denominated principally in Japanese yen), will be denominated in U.S. dollars, the combined company's products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies. Moreover, the combined company may be competitively disadvantaged relative to its competitors located outside the United States who may benefit from a devaluation of their local currency. We cannot assure you that the factors described above will not have a material adverse effect on the combined company's ability to increase or maintain its international sales.


     The past operating performance of each of Washington/Mexicali and Alpha has been affected by adverse economic conditions in the Asia-Pacific region. In addition, the South Korean government's decision in 2000 to impose a ban on South Korean cellular service providers subsidizing new digital cellular handsets curtailed demand in the South Korean market for digital cellular handsets using the CDMA wireless standard. In fiscal 2001, sales to customers in the Asia-Pacific region, principally South Korea, Taiwan, Japan and Hong Kong, represented approximately 77% (including South Korea, which represented approximately 66%) of Washington/Mexicali net revenues from third parties and approximately 20% of Alpha's net revenues.


     THE COMBINED COMPANY'S OPERATING RESULTS MAY BE NEGATIVELY AFFECTED BY SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND MARKET DOWNTURNS.

     The revenues, earnings and other operating results of Washington/Mexicali and Alpha have fluctuated in the past and the combined company's revenues, earnings and other operating results may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond the combined company's control. These factors include, among others:

     - changes in end-user demand for the products manufactured and sold by the combined company's customers, principally digital cellular handsets;

     - the effects of competitive pricing pressures, including decreases in average selling prices of the combined company's products;

     - production capacity levels and fluctuations in manufacturing yields;

     - availability and cost of products from the combined company's suppliers;

     - the gain or loss of significant customers;

     - the combined company's ability to develop, introduce and market new products and technologies on a timely basis;

     - new product and technology introductions by competitors;

     - changes in the mix of products produced and sold;

     - market acceptance of the products of the combined company and its customers;

     - intellectual property disputes;

     - seasonal customer demand;

     - the timing of receipt, reduction or cancellation of significant orders by customers; and

     - the timing and extent of product development costs.

     The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect the combined company's quarterly or annual operating results. If the combined company's operating results fail to meet the expectations of analysts or investors, it could materially and adversely affect the price of the combined company's common stock.


     THE COMBINED COMPANY'S GALLIUM ARSENIDE SEMICONDUCTORS MAY NOT CONTINUE TO BE COMPETITIVE WITH SILICON ALTERNATIVES.



     The combined company will manufacture and sell gallium arsenide semiconductors, principally power amplifiers and switches. The production of gallium arsenide integrated circuits is more costly than the production of silicon circuits. As a result, the combined company must offer gallium arsenide products that provide superior performance to that of silicon for specific applications to be competitive with silicon products. If the combined company does not continue to offer products that provide sufficiently superior performance to offset the cost differential, its operating results may be materially and adversely affected. It is expected that the costs of producing gallium arsenide integrated circuits will continue to exceed the costs associated with the production of silicon circuits. The costs differ because of higher costs of raw materials for gallium arsenide and higher unit costs associated with smaller-sized wafers and lower production volumes. Silicon semiconductor technologies are widely-used process technologies for certain integrated circuits and these technologies continue to improve in performance. We cannot assure you that the combined company will continue to identify products and markets that require performance superior to that offered by silicon solutions.


     THE VALUE OF THE COMBINED COMPANY'S COMMON STOCK MAY BE ADVERSELY AFFECTED BY MARKET VOLATILITY.

     The trading price of the combined company's common stock may fluctuate significantly. This price may be influenced by many factors, including:

     - the combined company's performance and prospects;

     - the performance and prospects of the combined company's major customers;

     - the depth and liquidity of the market for the combined company's common stock;

     - investor perception of the combined company and the industry in which it operates;

     - changes in earnings estimates or buy/sell recommendations by analysts;

     - general financial and other market conditions; and

     - domestic and international economic conditions.

     Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the combined company's common stock.


     SALES OF COMBINED COMPANY COMMON STOCK BY CONEXANT STOCKHOLDERS MAY NEGATIVELY AFFECT THE COMBINED COMPANY'S STOCK PRICE.



     As a result of the merger, Conexant stockholders will hold approximately 67% of the combined company common stock outstanding immediately after the merger, on a fully diluted basis. Conexant believes that as much as 12.5% of its outstanding common stock may be held by index funds tied to the Standard & Poor's 500, Nasdaq 100 and Russell 1000 indices. Alpha common stock is not currently included in these indices. In addition, Conexant believes that its common stock is also held by institutional investors bound by certain investing guidelines. As the combined company common stock is not expected to be included in these indices and may not meet the investing guidelines of some of these institutional investors after the merger, the index funds and certain institutional investors may be required to sell in the public market the shares of combined company common stock they receive in the merger. We are unable to predict whether a sufficient number of buyers would be available in the market to absorb these potential sales, which, if substantial, could materially adversely affect the market price of combined company common stock.


     THE COMBINED COMPANY MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS OR DEMANDS THAT IT LICENSE THIRD-PARTY TECHNOLOGY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND LOSS OF ITS INTELLECTUAL PROPERTY RIGHTS.


     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to the combined company's business and have demanded and may in the future demand that the combined company license their technology. Any litigation to determine the validity of claims that the combined company's products infringe or may infringe these rights, including claims arising from the combined company's contractual indemnification of its customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of the combined company's management and technical personnel. Regardless of the merits of any specific claim, we cannot assure you that the combined company would prevail in litigation because of the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation were to result in an adverse ruling, the combined company could be required to:


     - pay substantial damages;

     - cease the manufacture, import, use, sale or offer for sale of infringing products;

     - discontinue the use of infringing technology;

     - expend significant resources to develop non-infringing technology; or

     - license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms.

     IF THE COMBINED COMPANY IS NOT SUCCESSFUL IN PROTECTING ITS INTELLECTUAL PROPERTY RIGHTS, IT MAY HARM ITS ABILITY TO COMPETE.

     The combined company will rely on patent, copyright, trademark, trade secret and other intellectual property laws, as well as nondisclosure and confidentiality agreements and other methods, to protect its proprietary technologies, devices, algorithms and processes. In addition, the combined company will often incorporate the intellectual property of its customers, suppliers or other third parties into its designs, and the combined company will have obligations with respect to the non-use and non-disclosure of such third-party intellectual property. In the past, the Washington Business has found it necessary to engage in litigation or like activities to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of proprietary rights of others, including its customers. Similar litigation may arise in the future, which could require the combined company to expend significant resources and to divert the efforts and attention of its management and technical personnel from its business operations. We cannot assure you that:

     - the steps the combined company takes to prevent misappropriation, infringement or other violation of its intellectual property or the intellectual property of its customers, suppliers or other third parties will be successful;

     - any existing or future patents, copyrights, trademarks, trade secrets or other intellectual property rights will not be challenged, invalidated or circumvented; or

     - any of the measures described above would provide meaningful protection.

     Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the combined company's technology without authorization, develop similar technology independently or design around its patents. If any of the combined company's patents fails to protect its technology, it would make it easier for the combined company's competitors to offer similar products. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited for certain technologies and in certain foreign countries.

     THE COMBINED COMPANY'S SUCCESS DEPENDS, IN PART, ON ITS ABILITY TO EFFECT SUITABLE INVESTMENTS, ALLIANCES AND ACQUISITIONS, AND THE COMBINED COMPANY MAY HAVE DIFFICULTY INTEGRATING COMPANIES IT ACQUIRES.

     Although the combined company intends to invest significant resources in internal research and development activities, the complexity and rapidity of technological changes and the significant expense of internal research and development make it impractical for the combined company to pursue development of all technological solutions on its own. On an ongoing basis, the combined company intends to review investment, alliance and acquisition prospects that would complement its product offerings, augment its market coverage or enhance its technological capabilities. However, we cannot assure you that the combined company will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future.

     Moreover, if the combined company consummates such transactions, they could result in:

     - issuances of equity securities dilutive to the combined company's stockholders;

     - large one-time write-offs;

     - the incurrence of substantial debt and assumption of unknown liabilities;

     - the potential loss of key employees from the acquired company;

     - amortization expenses related to intangible assets; and

     - the diversion of management's attention from other business concerns.

     Additionally, in periods following an acquisition, the combined company will be required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings.

     Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on the combined company's resources and its relationship with employees and customers and ultimately may not be successful.


     THE COMBINED COMPANY MAY BE AFFECTED BY SIGNIFICANT RESTRICTIONS WITH RESPECT TO ISSUANCE OF ITS EQUITY SECURITIES FOR TWO YEARS AFTER THE SPIN-OFF TRANSACTION.



     Even if the spin-off transaction otherwise qualifies as a reorganization within the meaning of Sections 355 and 368 of the Internal Revenue Code, the distribution of Washington common stock to Conexant stockholders in connection with the spin-off transaction may be disqualified as tax-free to Conexant under
Section 355(e) of the Internal Revenue Code if 50% or more of the stock of Conexant or the combined company is acquired as part of a plan (or series of related transactions) that includes the spin-off transaction. For this purpose, any acquisitions of Conexant stock or combined company stock within two years before or after the spin-off transaction are presumed to be part of such a plan, although Conexant or the combined company may be able to rebut that presumption. The merger will be treated as resulting in a deemed acquisition by Alpha stockholders of approximately 33% of Washington common stock. The process for determining whether a change of ownership has occurred under the tax rules is complex. Section 355(e) is a relatively new provision of law. Accordingly, little guidance exists regarding its interpretation. In particular, there is uncertainty over the analysis to be used to determine whether transactions are part of a plan (or series of related transactions). In addition, such a determination is inherently factual and subject to the interpretation of the facts and circumstances of a particular case. If an acquisition of Conexant stock or combined company stock triggers the application of Section 355(e), Conexant would recognize taxable gain but the spin-off transaction would generally be tax-free to Conexant stockholders. Under the tax allocation agreement to be entered into among Conexant, Washington and Alpha, the combined company would be required to indemnify Conexant against that taxable gain if it were triggered by actions by or in respect of the combined company (including its subsidiaries) or its stockholders. See "Agreements Relating to the Spin-Off Transaction -- Tax Allocation Agreement".



     Because of the change in control limitation imposed by Section 355(e) of the Internal Revenue Code, the combined company may be limited in the amount of stock that it can issue to make acquisitions or to raise additional capital in the two years subsequent to the merger. Also, the combined company's indemnity obligation to Conexant might discourage, delay or prevent a change of control during this two year period that stockholders of the combined company may consider favorable.


     THE COMBINED COMPANY MAY BE LIABLE FOR PENALTIES UNDER ENVIRONMENTAL LAWS, RULES AND REGULATIONS, WHICH COULD ADVERSELY IMPACT ITS BUSINESS.


     The Washington Business, the Mexicali operations and Alpha have used, and the combined company will continue to use, a variety of chemicals in manufacturing operations and have been or will be subject to a wide range of environmental protection regulations in the United States and Mexico. While the Washington Business, the Mexicali operations and Alpha have not experienced any material adverse effect on their operations as a result of such regulations, we cannot assure you that current or future regulations would not have a material adverse effect on the combined company's business, financial condition and results of operations.


     The Washington Business is engaged in remediation of groundwater contamination at its Newbury Park, California facility. The Washington Business currently estimates the remaining costs for this remediation to be approximately $0.8 million and the Washington Business has accrued for these costs as of December 31, 2001.

     Environmental regulations often require parties to fund remedial action regardless of fault. Consequently, it is often difficult to estimate the future impact of environmental matters, including potential liabilities. We cannot assure you that the amount of expense and capital expenditures that might be required to satisfy environmental liabilities, to complete remedial actions and to continue to comply with applicable environmental laws will not have a material adverse effect on the combined company's business, financial condition and results of operations.

     CERTAIN PROVISIONS IN THE COMBINED COMPANY'S ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR SOMEONE TO ACQUIRE CONTROL OF THE COMBINED COMPANY.

     The combined company will have certain anti-takeover measures that may affect the combined company's common stock. The combined company's second amended and restated certificate of incorporation, its second amended and restated by-laws and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of the combined company in a transaction not approved by the combined company's board of directors. The combined company's second amended and restated certificate of incorporation and second amended and restated by-laws include provisions such as:

     - the division of the combined company's board of directors into three classes to be elected on a staggered basis, one class each year;

     - the ability of the combined company's board of directors to issue shares of preferred stock in one or more series without further authorization of stockholders;

     - a prohibition on stockholder action by written consent;


     - elimination of the right of stockholders to call a special meeting of stockholders;


     - a requirement that stockholders provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;


     - a requirement that the affirmative vote of at least 66 2/3% of the combined company's shares be obtained to amend or repeal any provision of the second amended and restated by-laws or the provision of the second amended and restated certificate of incorporation relating to amendments to the by-laws;



     - a requirement that the affirmative vote of at least 80% of the combined company's shares be obtained to amend or repeal the provisions of the second amended and restated certificate of incorporation relating to the election and removal of directors, the classified board or the right to act by written consent;



     - a requirement that the affirmative vote of at least 80% of the combined company's shares be obtained for business combinations not approved by a majority of the members of the board of directors in office prior to the time the other party to the business combination becomes the beneficial owner of 5% or more of the shares of the combined company;



     - a fair price provision; and



     - a requirement that the affirmative vote of at least 90% of the combined company's shares be obtained to amend or repeal the fair price provision.



     In addition to the provisions in the combined company's second amended and restated certificate of incorporation and second amended and restated by-laws,
Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder, unless a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder or specified stockholder approval requirements are met. See "Description of the Combined Company's Capital Stock -- Certain Provisions in the Combined Company's Second Amended and Restated Certificate of Incorporation and Amended By-Laws".

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus-information statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to the "safe harbor" created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes", "expects", "may", "will", "should", "could", "seek", "intends", "plans", "estimates", "anticipates" or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in "Risk Factors". Factors that could cause actual results to differ from those reflected in forward-looking statements relating to the operations and business of the combined company include:

     - the cyclical nature of the wireless communications semiconductor industry and the markets addressed by the combined company's products and its customers' products;

     - general economic and business conditions that adversely affect the combined company or its suppliers, distributors or customers;

     - demand for and market acceptance of new and existing products;

     - successful development of new products and the timing of new product introductions;


     - the successful integration of Alpha, the Washington Business and the Mexicali operations and future acquisitions;


     - the availability and extent of utilization of manufacturing capacity and raw materials;

     - pricing pressures and other competitive factors;

     - fluctuations in manufacturing yields;

     - product obsolescence;

     - the combined company's ability to develop and implement new technologies and to obtain protection of the related intellectual property;

     - the combined company's ability to attract and retain qualified personnel;

     - the disproportionate impact of the combined company's business relationships with large customers;

     - the uncertainties of litigation; and

     - other risks and uncertainties, including those set forth in this proxy statement/prospectus-information statement and those detailed from time to time in the combined company's filings with the Securities and Exchange Commission.

     You should read this proxy statement/prospectus-information statement and the documents incorporated by reference into it completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this proxy statement/ prospectus-information statement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this proxy statement/prospectus-information statement, and Alpha, Conexant and the combined company do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.

                           THE ALPHA SPECIAL MEETING

DATE, TIME AND PLACE


     The Alpha special meeting will be held on May   , 2002 at 10:00 a.m.,
Eastern Time, at the Four Points (Sheraton) Burlington Hotel, 30 Wheeler Road, Burlington, Massachusetts.


MATTERS FOR CONSIDERATION

     The purposes of the special meeting are for Alpha stockholders to consider and vote upon:

     - a proposal to approve and adopt the merger agreement attached as Annex A to this proxy statement/prospectus-information statement and the merger contemplated by the merger agreement;

     - a proposal to approve an amendment to Alpha's 1996 Long-Term Incentive Plan to increase the number of shares of Alpha common stock that may be issued under the plan;

     - a proposal to approve an amendment to Alpha's Directors' 2001 Stock Option Plan to increase the number of shares of Alpha common stock that may be issued under the plan; and

     - any other matter that may properly come before the special meeting.

     Alpha knows of no other matters to be brought before the special meeting.

     THE ALPHA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ALPHA STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     ALPHA BELIEVES THE AMENDMENTS TO ALPHA'S 1996 LONG-TERM INCENTIVE PLAN AND DIRECTORS' 2001 STOCK OPTION PLAN ARE ADVISABLE IN CONNECTION WITH THE INCREASE IN THE NUMBER OF EMPLOYEES AND THE ADDITION OF NEW OFFICERS AND DIRECTORS THAT WILL OCCUR AS A RESULT OF THE MERGER. THE ALPHA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALPHA STOCKHOLDERS VOTE FOR THE PROPOSALS TO APPROVE THE AMENDMENTS TO ALPHA'S 1996 LONG-TERM INCENTIVE PLAN AND DIRECTORS' 2001 STOCK OPTION PLAN.

RECORD DATE; VOTING INFORMATION; QUORUM


     The Alpha board of directors has fixed the close of business on April   ,
2002 as the record date for determining the holders of Alpha common stock entitled to notice of, and to vote at, the special meeting. Only holders of record of Alpha common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.


     As of the record date, approximately           shares of Alpha common stock
were issued and outstanding and entitled to vote at the special meeting. Alpha's amended and restated by-laws provide that each share of Alpha common stock shall entitle the holder to one vote on each matter to be considered at the special meeting.

     If you are a record holder of Alpha common stock on the record date, you may vote your shares of Alpha common stock in person at the special meeting or by proxy as described below under "-- Voting by Proxy".


     The presence in person or by proxy at the special meeting of the holders of at least a majority of the outstanding shares of Alpha common stock entitled to vote will constitute a quorum for the special meeting. Properly signed proxies that are marked "abstain" are known as abstentions. Properly signed proxies that are held by brokers in street name on behalf of customers who have not provided their broker with specific voting instructions on nonroutine matters are known as broker non-votes. Abstentions and broker non-votes will be counted for the purposes of determining whether a quorum exists at the special meeting.

REQUIRED VOTES

     The affirmative vote of a majority of the outstanding shares of Alpha common stock entitled to vote on the merger proposal is required to approve and adopt the merger agreement and the merger. For purposes of the vote upon the merger proposal, abstentions and broker non-votes will have the same effect as a vote against the proposal. The affirmative vote of a majority of the votes properly cast is required to approve the proposals to amend Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan. For purposes of the vote upon the proposals to amend Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan, abstentions and broker non-votes will have no effect on the outcome of the vote.

VOTING BY PROXY

     Alpha stockholders who vote their shares of Alpha common stock by signing a proxy and returning it in time for the special meeting will have their shares voted as indicated on their proxy card. If a proxy is properly executed but does not contain voting instructions, the proxy will be voted FOR approval and adoption of the merger agreement and the merger and FOR approval of the amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan. If other matters are properly presented before the special meeting, the persons named in the proxy will have authority to vote in accordance with their judgment on any other such matter, including, without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting. Alpha does not currently expect that any matter other than as described in this proxy statement/prospectus-information statement will be brought before the special meeting.

     If your broker holds your shares of Alpha common stock in street name, you must either direct your broker on how to vote your shares or obtain a proxy from your broker to vote in person at the special meeting.

     If you are a participant in Alpha's 401(k) Savings and Investment Plan, you will receive a proxy card for the shares of Alpha common stock you own through the 401(k) Plan. That proxy card will serve as a voting instruction card for the trustee of the 401(k) Plan, and your 401(k) Plan shares will be voted as you instruct. If you do not sign and return your proxy card to indicate your instructions, the 401(k) Plan trustee will vote your 401(k) Plan shares in the same proportion as shares for which instructions are received from other 401(k) Plan participants.

REVOCATION OF PROXIES

     Without affecting any vote previously taken, if you are a record holder of Alpha common stock, you may revoke your proxy in any of the following ways:

     - sending a written notice to Alpha's corporate secretary that is received prior to the special meeting stating that you are revoking your proxy;

     - signing a new, later-dated proxy card and returning it by mail to Alpha's transfer agent so that it is received prior to the special meeting; or

     - attending the special meeting and voting in person.

Simply attending the special meeting will not revoke your proxy. If you instructed a broker to vote your shares and wish to change your instructions, you must follow your broker's directions for changing those instructions. If an adjournment occurs and no new record date is set, it will have no effect on the ability of Alpha stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING BY ALPHA MANAGEMENT

     As of the record date for the special meeting of Alpha stockholders, Alpha directors and executive officers as a group owned and were entitled to vote shares of Alpha common stock. These shares
represent approximately   % of the outstanding voting power of Alpha common
stock. All of the directors and executive officers of Alpha that are entitled to vote at the Alpha special meeting have indicated that they intend to vote their shares of Alpha common stock in favor of approval and adoption of the merger agreement and the merger and in favor of the amendments to Alpha's 1996 Long-Term Incentive Plan and Directors' 2001 Stock Option Plan.


     In addition, each of the directors and certain executive officers of Alpha has also entered into a stockholders agreement with Conexant pursuant to which the director or executive officer has agreed to vote his shares in favor of approval and adoption of the merger agreement and the merger and against any action or proposal, including any competing or superior proposals, that could reasonably be expected to result in the failure to satisfy any of the conditions to the obligations of the parties in the merger agreement with respect to the merger or otherwise prevent, interfere with or delay the consummation of the merger. As of the record date for the special meeting of Alpha stockholders, Alpha directors and executive officers who have entered into the stockholders
agreements held approximately      % of the voting power of the outstanding
Alpha common stock.


NO DISSENTERS' OR APPRAISAL RIGHTS

     Alpha stockholders will not be entitled to exercise dissenters' or appraisal rights or to demand payment for their shares in connection with the merger because Alpha common stock is traded on the Nasdaq National Market. Under Delaware law, no appraisal rights are available for shares of any class or series of stock which, as of the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon any merger agreement, were listed on a national securities exchange or traded on the Nasdaq National Market.

SOLICITATION OF PROXIES

     This proxy statement/prospectus-information statement is being furnished to Alpha stockholders in connection with the Alpha board of directors' solicitation of proxies from the holders of Alpha common stock for use at the special meeting. In addition to solicitation by mail, Alpha may solicit proxies in person or by telephone, telecopy or e-mail. Alpha also has engaged a professional proxy solicitation firm, Morrow & Co., Inc., to assist it in soliciting proxies. Alpha will pay to Morrow & Co., Inc. a fee of $8,500 plus expenses for its services and will bear all costs of the proxy solicitation.

                                   THE MERGER

     The discussion in this proxy statement/prospectus-information statement of the merger and the principal terms of the merger agreement is subject to and qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Annex A and is incorporated by reference into this section of the proxy statement/prospectus-information statement.

GENERAL


     Alpha and Conexant have agreed to merge the Washington Business with Alpha's business pursuant to the terms of the merger agreement. In connection with the merger, Conexant will contribute the Washington Business to Washington pursuant to the terms of the distribution agreement. Immediately prior to the merger, Conexant will distribute all of the outstanding shares of Washington common stock to Conexant stockholders on a one share-for-one share basis. Washington will then merge with and into Alpha in accordance with the terms of the merger agreement, and Alpha will be the surviving company in the merger. All shares of Washington common stock issued in the distribution will be immediately converted in the merger into the right to receive 0.351 of a share of combined company common stock in exchange for each share of Washington common stock and the Washington shares will be canceled and will cease to exist. After the merger, Conexant stockholders will not have any rights in the shares of Washington common stock other than the right to receive the shares of combined company common stock.


     Alpha stockholders will continue to hold their existing shares of Alpha common stock as shares of the combined company after the merger and will not receive any new shares in the merger. Immediately after consummation of the merger, approximately 67% of the outstanding shares of common stock of the combined company, on a fully diluted basis, will be owned by Conexant stockholders and approximately 33% will be owned by Alpha stockholders.

     No vote of Conexant stockholders is required or being sought in connection with the spin-off transaction or the merger. Conexant, as sole stockholder of Washington, has approved and adopted the merger agreement and the merger.

     Following the merger, the combined company will operate the combined business operations of Alpha and the Washington Business and will adopt a new corporate name. The corporate name change will be effected by a means that will not require the approval of the stockholders of the combined company. The combined company will have joint headquarters in Woburn, Massachusetts and Newport Beach, California. The fiscal year of the combined company will end on the Sunday closest to September 30.

     We encourage you to read carefully the merger agreement and the distribution agreement, which are attached as Annexes A and B, respectively, because they set forth the terms of the merger, the contribution of the Washington Business to Washington and the distribution of Washington common stock to Conexant stockholders.

     Upon completion of the merger, the combined company will purchase from
Conexant:


     - Conexant's semiconductor assembly and test facility located in Mexicali, Mexico and certain related assets, pursuant to the Mexican stock and asset purchase agreement; and



     - Conexant's package design team that supports the Mexicali facility, pursuant to the U.S. asset purchase agreement.



The combined company will pay Conexant $150 million for the purchase of Conexant's Mexicali facility, the package design team and certain related assets. The satisfaction of the conditions to closing set forth in the Mexican stock and asset purchase agreement is a condition to the obligations of Alpha and Washington to complete the merger.

BACKGROUND OF THE MERGER


     In August 2001, as part of its ongoing review of its long-term strategic plans, Alpha met with U.S. Bancorp Piper Jaffray, its financial advisor, to discuss strategic alternatives available to Alpha, including a possible business combination with Conexant's wireless communications business. On August 20, 2001, Alpha, through U.S. Bancorp Piper Jaffray, contacted Conexant, through its financial advisor, Credit Suisse First Boston, regarding a possible business combination between Alpha and Conexant's wireless communications business. Thereafter Conexant had several discussions with Credit Suisse First Boston regarding Conexant's overall business strategy and various strategic alternatives for its wireless communication business, including a possible business combination with Alpha.



     On or about September 7, 2001, David J. Aldrich, president and chief executive officer of Alpha, and Dwight W. Decker, chairman of the board and chief executive officer of Conexant, agreed to meet in person for a preliminary high-level discussion regarding the possible strategic merits of a combination between Alpha and Conexant's wireless communications business.



     On September 13, 2001, Mr. Aldrich and Mr. Decker met in Newport Beach, California. In their meeting, Messrs. Aldrich and Decker observed that the products of Alpha's business and of Conexant's wireless communications business were largely complementary. At this time, there was no discussion of any particular structure for a potential business combination. During the next several weeks, Mr. Aldrich and Mr. Decker had additional preliminary discussions relating to Alpha's business and Conexant's wireless communications business and a possible business combination between them. In the course of these discussions, Alpha suggested as a possible business combination structure an acquisition by Alpha of Conexant's wireless communications business for a combination of cash and Alpha stock.



     On September 27, 2001, Credit Suisse First Boston, on behalf of Conexant, contacted U.S. Bancorp Piper Jaffray, on behalf of Alpha, regarding alternative proposed terms of a possible business combination between Alpha and Conexant's wireless communications business, which terms included a potential structure involving a spin-off of Conexant's wireless communications business followed by a merger of that business with Alpha.



     On September 28, 2001, Alpha and Conexant executed a Mutual Confidentiality Agreement with respect to the exchange of non-public information for purposes of further exploring a potential transaction. The Mutual Confidentiality Agreement did not restrict Alpha or Conexant from pursuing other transactions.


     On October 10, 2001, at a meeting of the Conexant board of directors held by telephone conference call, members of Conexant's management and representatives of Credit Suisse First Boston reported on the preliminary discussions with Alpha and a potential business combination between Alpha and Conexant's wireless communications business. The Conexant board of directors authorized Conexant's management to proceed with the conduct of due diligence with respect to a potential transaction involving Alpha.

     On October 10 and 11, 2001, members of Alpha's management, including Mr. Aldrich, Paul E. Vincent, vice president, chief financial officer, treasurer and secretary of Alpha, and Jean-Pierre Gillard, vice president of marketing and development of Alpha, together with representatives of U.S. Bancorp Piper Jaffray, met in Newport Beach, California, with members of Conexant's management, including Mr. Decker, Balakrishnan S. Iyer, senior vice president and chief financial officer of Conexant, and Moiz M. Beguwala, senior vice president and general manager -- wireless communications of Conexant, and representatives of Credit Suisse First Boston. Alpha presented an overview of its operations and business plan and Conexant presented an overview of its wireless communications operations and business plan. At the conclusion of the meeting, the parties agreed that they would each have separate internal discussions regarding the possibility of a strategic relationship before having further discussions between the two companies.

     On October 23 and 24, 2001, management teams from Alpha and Conexant, along with their respective financial advisors, met in Bedford, Massachusetts, to review and discuss Alpha's business and Conexant's wireless communications business.

     On October 25, 2001, at a meeting of the Alpha board of directors, Mr. Aldrich and representatives of U.S. Bancorp Piper Jaffray updated the directors concerning the various discussions with Conexant and the current status and nature of the proposals and the strategic opportunity presented by a possible combination between Alpha and Conexant's wireless communications business. The Alpha board of directors and representatives of U.S. Bancorp Piper Jaffray discussed various topics, including the complementary nature of the products of Alpha and Washington, the potential management team of the combined company, the potential board composition of the combined company, possible valuation methodologies and the overall strategic rationale for a business combination. The Alpha board of directors authorized Alpha's management to continue exploring a potential transaction with Conexant.


     From October 25, 2001 through December 16, 2001, Alpha's senior management and its financial advisor engaged in continued discussions with representatives of Conexant and its financial advisor. During the same period, Alpha, U.S. Bancorp Piper Jaffray and Skadden, Arps, Slate, Meagher & Flom LLP, Alpha's special legal counsel, and Conexant, Credit Suisse First Boston and Chadbourne & Parke LLP, Conexant's legal counsel, had telephone calls and in-person due diligence meetings regarding the respective businesses, operations, financial condition and results of operations of each of Alpha and Conexant's wireless communications business, discussions regarding the roles of the respective management teams after a possible business combination and preparation and negotiation of agreements outlining the proposed terms of a possible business combination.

     At a meeting of the board of directors of Conexant held on November 1 and 2, 2001, members of Conexant's management reported on the operations and business plan of Conexant's wireless communications business and updated the board on the status of Conexant's discussions with Alpha.

     On November 2 and 3, 2001, management teams from Alpha and Conexant, along with representatives of their respective financial advisors, met again in Newport Beach, California, to further review specific areas of each of their businesses and to discuss the potential combination of Alpha and Conexant's wireless communications business. Present at these meetings for Alpha, among others, were Mr. Aldrich, Mr. Vincent and Mr. Gillard. Present at these meetings for Conexant, among others, were Mr. Decker, Mr. Iyer and Mr. Beguwala.


     On November 7, 2001, Conexant's financial advisor contacted Alpha's financial advisor to propose the purchase by Alpha of the Mexicali operations in connection with a possible business combination. From November 8 to November 28, 2001, representatives of Alpha and Conexant, together with their financial advisors and legal counsel, continued negotiating the terms of a potential business combination. During this time, Mr. Aldrich and Mr. Decker held several discussions regarding their continued interest in a potential business combination and the terms under which such a combination might take place.


     On November 16, 2001, U.S. Bancorp Piper Jaffray, on behalf of Alpha, contacted Credit Suisse First Boston, on behalf of Conexant, with a revised proposal with respect to the structure and terms of a potential business combination.

     On November 19 and November 28, 2001, the Alpha board of directors met by telephone conference call to review the status of Alpha's discussions with Conexant. At the conclusion of each meeting, the Alpha board of directors authorized Mr. Aldrich to continue gathering information concerning a potential business combination with Conexant's wireless communications business.


     On or about November 21, 2001, Alpha and Conexant mutually determined to pursue negotiations of a transaction whereby Conexant would contribute its wireless communications business (excluding certain assets and liabilities) to Washington and distribute all of the outstanding shares of Washington common stock to the stockholders of Conexant on a one share-for-one share basis, immediately after which Washington would merge with and into Alpha. The discussions included proposals on the relative stock ownership by Conexant stockholders and Alpha stockholders of the outstanding shares of common stock of the combined company, on a fully diluted basis, following the merger. Additionally, the discussions also contemplated that, following the consummation of the merger, the combined company would purchase the Mexicali operations for $150 million.

     On November 28, 2001, Conexant's board of directors met by telephone conference call to review the transaction structure and terms. At that meeting, the Conexant board of directors authorized Conexant's management to proceed with the negotiation of definitive agreements with respect to a proposed transaction, subject to further board review and approval.


     On December 4, 2001, the Alpha board of directors met by telephone conference call to review the status of Alpha's discussions with Conexant. At the conclusion of the meeting, the Alpha board of directors authorized Mr. Aldrich to continue discussions concerning a possible business combination with Conexant's wireless communications business.

     From December 5, 2001 to December 7, 2001, Mr. Aldrich and other members of Alpha's senior management held various meetings with members of the senior management of Conexant and its wireless communications business in Newport Beach, California to review further the potential benefits of a combination between Alpha and Conexant's wireless communications business.


     On December 12, 2001, the Alpha board of directors met to discuss the status of the negotiations with Conexant. A representative from Skadden, Arps, Slate, Meagher & Flom LLP reviewed and discussed with the Alpha board of directors the fiduciary duties of directors in considering a strategic business combination and further discussed the material terms of the current drafts of a merger agreement and other transaction agreements. Also at this meeting, the Alpha board of directors discussed with U.S. Bancorp Piper Jaffray various valuation methodologies that would be utilized in connection with U.S. Bancorp Piper Jaffray's evaluation of the proposed consideration to be paid by Alpha in the merger. After extensive discussions, the Alpha board of directors concluded that a merger with Conexant's wireless communications business and the acquisition of Conexant's Mexicali operations would make strong strategic sense.


     On December 13 and 14, 2001, representatives of Alpha, Conexant and their legal counsel and financial advisors met at the offices of Chadbourne & Parke LLP in New York City to negotiate a merger agreement and other transaction agreements. Negotiations with respect to the definitive agreements continued through December 16, 2001.


     On December 15, 2001, the Conexant board of directors met by telephone conference call with members of Conexant's management and representatives of Credit Suisse First Boston and Chadbourne & Parke LLP to discuss the proposed final terms of the business combination transaction, including the merger exchange ratio. After presentations by Credit Suisse First Boston, Conexant's management and Chadbourne & Parke LLP, and after further discussion, the Conexant board of directors, by unanimous vote of those present, approved and adopted the merger agreement and the merger, approved the related transactions and agreements and authorized Conexant's management to resolve any remaining issues consistent with discussions and to execute the merger agreement and the related transaction documents.



     On December 16, 2001, the Alpha board of directors met by telephone conference call with management and representatives of U.S. Bancorp Piper Jaffray and Skadden, Arps, Slate, Meagher & Flom LLP to discuss the final terms of the proposed transaction, which terms were substantially the same as those discussed on or about November 21, 2001, and included the final determination of the post-merger relative ownership of combined company common stock, on a fully diluted basis, of approximately 67% by Conexant stockholders and approximately 33% by Alpha stockholders. Mr. Aldrich, Mr. Vincent and a representative from Skadden, Arps, Slate, Meagher & Flom LLP reviewed the material terms and conditions of the transaction documents, as negotiated, and discussed with the Alpha board of directors the differences between those terms and conditions and those outlined at the December 12 meeting of the board. A representative from Skadden, Arps, Slate, Meagher & Flom LLP reviewed with the Alpha board of directors the documentation to be executed in connection with the proposed transaction and the board's fiduciary duties to Alpha stockholders. Representatives of U.S. Bancorp Piper Jaffray then reviewed its financial presentation concerning the proposed merger consideration with the Alpha board of directors, copies of which had been provided to the directors in advance of the meeting. At this time, U.S. Bancorp Piper Jaffray rendered an oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, factors and limitations set forth in its written opinion, the consideration to be paid by Alpha in the merger was fair from a financial point of view to Alpha and its stockholders (other than Conexant, Washington and their affiliates). The Alpha board of directors carefully considered the benefits and risks to Alpha and its stockholders of the proposed transaction, unanimously determined that the transaction was in the best interest of Alpha stockholders, unanimously approved and adopted the merger agreement and merger and unanimously resolved to recommend that the Alpha stockholders vote to approve and adopt the merger agreement and the merger. In addition, the Alpha board of directors authorized Alpha's management to resolve any remaining issues consistent with the discussions and to execute the merger agreement and the related transaction documents.

     Later that night, Conexant, Washington and Alpha entered into the merger agreement and other transaction documents. On the morning of December 17, 2001, Alpha and Conexant issued a joint press release announcing the transaction.


     As of April 12, 2002, Alpha, Conexant and Washington executed an amendment to the merger agreement incorporating a change to the exchange ratio in order to adjust for certain options issued to employees of Conexant's Mindspeed Technologies business that will not be adjusted in the spin-off transaction, pursuant to the employee matters agreement, and the merger, pursuant to the merger agreement, in the same manner as other Conexant options and the holders of these Mindspeed options will not receive options to purchase shares of the combined company in respect thereof. The revised exchange ratio was calculated to maintain the same proportional ownership of the combined company immediately after the merger by Conexant stockholders and Alpha stockholders as would have existed if these options had been excluded from the parties' original calculations.


ALPHA BOARD OF DIRECTORS' RECOMMENDATION TO ALPHA STOCKHOLDERS; REASONS FOR THE MERGER

     THE ALPHA BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, ALPHA AND ITS STOCKHOLDERS. ACCORDINGLY, THE ALPHA BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ALPHA STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     The Alpha board of directors, in reaching its decision to approve and adopt the merger agreement and the merger, consulted with Alpha's management, as well as its financial and legal advisors, and considered a variety of factors, including the following:

     - information concerning the business, operations, financial condition, earnings and prospects of each of Alpha and the Washington Business as separate entities and on a combined basis, including their revenues, their complementary businesses and the potential for revenue enhancement and cost savings;

     - the enhanced strategic and market position of the combined company beyond that achievable by Alpha alone;

     - the increased scale, scope and diversity of operations, product lines, served markets and customers that could be achieved by combining Alpha and the Washington Business;

     - the increase in the market capitalization of the combined company, which should allow the combined company to have increased access to debt and equity markets;

     - the combined company's anticipated future financial performance;

     - the opportunity for Alpha stockholders to participate in a larger company with a more diversified product line, a broader customer base and enhanced technology capabilities, and, as stockholders of the combined company, to benefit from future growth of the combined company;

     - the structure of the merger as a generally tax-free reorganization for federal income tax purposes;

     - the terms of the merger agreement, including composition of the board of directors and the management structure of the combined company;

     - the obligations of Alpha with respect to non-solicitation and the provisions of the merger agreement relating to non-solicitation of alternative proposals, termination of the merger agreement and payment of a termination fee under the circumstances described in the merger agreement, and the impact that those obligations may have on potential third-party acquirers and on the ability of Alpha to respond to any potential third-party offer; and

     - the likelihood of the merger being approved by the appropriate regulatory authorities.

     The Alpha board also considered the opinion of U.S. Bancorp Piper Jaffray, its financial advisor, that, as of the date of the opinion and based upon and subject to the assumptions, factors and limitations set forth in the opinion, the consideration to be paid by Alpha to the holders of Washington common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to Alpha and its stockholders (other than Conexant, Washington and their affiliates).

     The Alpha board of directors also identified and considered certain countervailing factors in its deliberations concerning the merger, including:

     - the possibility that the expected benefits from the merger might not be fully realized;

     - the challenges of separating the Washington Business from Conexant and integrating the Washington Business with Alpha;

     - the possible disruption of Alpha's business that might result from the announcement of the merger and the diversion of management's attention in connection with the merger;

     - the substantial dilution to Alpha's existing stockholders as a result of the issuance of combined company common stock in the merger;

     - the combined company's potential liabilities to Conexant under the tax allocation agreement; and

     - the possibility that the merger may not be consummated and the potential adverse consequences if the merger is not completed.


     The foregoing discusses the material factors considered by the Alpha board of directors and is not exhaustive of all factors considered by the Alpha board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Alpha board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger agreement and the merger. In addition, each member of the Alpha board of directors may have given differing weights to different factors.


OPINION OF ALPHA'S FINANCIAL ADVISOR

     Alpha retained U.S. Bancorp Piper Jaffray to act as its financial advisor in connection with the Alpha board's consideration of the merger and the related transactions.

     U.S. Bancorp Piper Jaffray delivered to the board of directors of Alpha at a meeting of the Alpha board held on December 16, 2001 its oral opinion (subsequently confirmed in writing), as of that date and based upon and subject to the assumptions, factors and limitations set forth in its written opinion and described below, that the consideration to be paid by Alpha to the holders of Washington common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to Alpha and its stockholders (other than Conexant, Washington and their affiliates). A copy of U.S. Bancorp Piper Jaffray's written opinion is attached as Annex C and is incorporated into this section of the proxy statement/prospectus-information statement by reference.

     While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the Alpha board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board as to the specific form or amount of the consideration to be paid by Alpha in the proposed merger, which was determined through negotiations between Alpha and Conexant. U.S. Bancorp Piper

Jaffray's written opinion, which was directed to the Alpha board of directors, addresses only the fairness, from a financial point of view, of the consideration proposed to be paid to stockholders of Washington in the merger pursuant to the merger agreement, and does not address Alpha's underlying business decision to proceed with or effect the merger or the structure thereof, the relative merits of the merger compared to any alternative business strategy or transaction in which Alpha might engage, or whether any alternative transaction might produce superior benefits to Alpha or its stockholders and does not constitute a recommendation to any Alpha stockholder as to how to vote or any action an Alpha stockholder should take with respect to the proposed merger.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray's review included:


     - a draft of the merger agreement (including draft term sheets for the Newport supply agreement and the Newbury supply agreement attached thereto) dated December 15, 2001;


     - a draft of the distribution agreement dated December 15, 2001;

     - a draft of the tax allocation agreement dated December 16, 2001;

     - a draft of the employee matters agreement dated December 16, 2001;


     - a draft of the Mexican stock and asset purchase agreement dated December 15, 2001;



     - a draft of the U.S. asset purchase agreement dated December 16, 2001;


     - financial and other information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of Alpha, Conexant and the Washington Business that was publicly available or furnished to or discussed with U.S. Bancorp Piper Jaffray by management of Alpha and Conexant;

     - publicly available market and securities data of Alpha and Conexant and of selected public companies deemed comparable to Alpha and the Washington Business; and

     - to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger.

     In addition, U.S. Bancorp Piper Jaffray visited the headquarters of Alpha and Conexant and conducted discussions with members of senior management of both Alpha and Conexant concerning the anticipated financial condition, operating performance and balance sheet characteristics of Alpha and the Washington Business following the merger and their views of the strategic rationale of the merger.

     The following is a summary of the material analyses and other information that U.S. Bancorp Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Alpha:

  IMPLIED CONSIDERATION

     U.S. Bancorp Piper Jaffray calculated an implied transaction value of $2.067 billion, after giving effect to the exchange ratio, the resulting implied value of Alpha stock consideration (based on the closing price of Alpha common stock on December 13, 2001 of $21.58), the anticipated outstanding Washington common shares and common share equivalents, and the implied cost of the Mexicali facility being acquired by Alpha allocable to existing Alpha stockholders. Based on information provided by management of Conexant and Alpha indicating the net debt of Washington in the transaction was not meaningful, U.S. Bancorp Piper Jaffray used the $2.067 billion transaction value for purposes of the equity and enterprise value of Washington in its analysis.

  WASHINGTON

     Comparable Company Analysis. U.S. Bancorp Piper Jaffray analyzed financial information and valuation ratios relating to publicly traded companies in the semiconductor industry deemed comparable to Washington. This group comprised Alpha, ANADIGICS, Inc., RF Micro Devices, Inc., Sirenza Microdevices, Inc. and TriQuint Semiconductor, Inc. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive aggregate equity values for Washington. All multiples were based on closing stock prices of the comparable companies on December 13, 2001. All forward-looking data for the comparable companies was based on publicly available Wall Street research analyst estimates. This analysis produced implied aggregate equity values for Washington ranging from a low of $930 million to a high of $4.999 billion, with median implied aggregate equity values of $1.142 billion to $2.580 billion and mean implied aggregate equity values of $1.343 billion to $3.196 billion.

     Comparable Acquisition Analysis. U.S. Bancorp Piper Jaffray reviewed ten acquisition transactions that it deemed comparable to the transaction between Alpha and Washington. It selected these transactions by searching Securities and Exchange Commission filings, news stories, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

     - transactions that were announced between January 1, 1999 and December 13, 2001;

     - transactions involving target companies in the communications and analog semiconductor industry deemed comparable to Washington;

     - transactions with a transaction value greater than $750 million;

     - transactions in which 100% of the target company was acquired; and

     - transactions that were not repurchases or hostile transactions.

U.S. Bancorp Piper Jaffray performed its analysis on the following transactions:

    ACQUIRING COMPANY                             TARGET COMPANY
    TriQuint Semiconductor, Inc.                  Sawtek, Inc.
    Marvell Technology Group Ltd.                 Galileo Technology Ltd.
    Applied Micro Circuits Corporation            MMC Networks, Inc.
    PMC - Sierra, Inc.                            Quantum Effect Devices, Inc.
    Conexant Systems, Inc.                        Maker Communications, Inc.
    Intel Corporation                             DSP Communications, Inc.
    Intel Corporation                             Level One Communications, Incorporated
    Maxim Integrated Products, Inc.               Dallas Semiconductor Corporation
    Texas Instruments Incorporated                Burr-Brown Corporation
    Texas Instruments Incorporated                Unitrode Corporation

     U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied aggregate equity values of Washington from a low of $341 million to a high of $7.253 billion, with median implied aggregate equity values of $633 million to $3.439 billion and mean implied aggregate equity values of $990 million to $3.997 billion.

     Discounted Cash Flow Analysis. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Washington in which it calculated the present value of the projected hypothetical future cash flows of Washington based on Conexant management's estimates. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Washington based on the net present value of its implied annual cash flows and a terminal value for Washington in 2006 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 29% and a range of terminal value multiples of 6.0x to 7.5x of forecasted 2006 revenue. This analysis resulted in implied aggregate equity values of Washington ranging from a low of $1.673 billion to a high of $2.460 billion.

  ALPHA

     Market Analysis. U.S. Bancorp Piper Jaffray reviewed general background information concerning Alpha, including, the price performance of Alpha common stock over the previous twelve months relative to Conexant, the Nasdaq Stock Market, a group of companies operating in the wireless integrated circuit market, a group of companies operating in the high-speed transceiver market and a group of companies operating in the communication integrated circuit market, and the stock price and trading history of Alpha common stock over selected periods.

     U.S. Bancorp Piper Jaffray presented the closing prices of Alpha common stock on December 13, 2001 and for the periods preceding that date set forth in the following table:

Closing price on December 13, 2001..........................  $21.58

                                                               HIGH     LOW
                                                              ------   ------
One week....................................................  $25.92   $21.58
One month...................................................  $28.52   $21.58
Three months................................................  $30.05   $16.55
Six months..................................................  $40.36   $16.55
Year-to-date................................................  $40.36   $13.56

     Comparable Company Analysis. U.S. Bancorp Piper Jaffray analyzed financial information and valuation ratios relating to publicly traded companies in the semiconductor industry deemed comparable to Alpha. This group comprised ANADIGICS, Inc., Conexant, RF Micro Devices, Inc., Sirenza Microdevices, Inc. and TriQuint Semiconductor, Inc. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Alpha common stock. All multiples were based on closing stock prices of Alpha and the comparable companies on December 13, 2001. All forward-looking data for the comparable companies was based on publicly available Wall Street research analyst estimates. This analysis produced implied per share equity values for Alpha ranging from a low of $10.26 to a high of $48.74, with the median implied per share values of $11.42 to $26.68 and mean implied per share values of $11.42 to $32.15.

     Comparable Acquisition Analysis. U.S. Bancorp Piper Jaffray reviewed the current trading price for Alpha common stock against the values implied by the ten comparable semiconductor transactions described above. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied per share equity values of Alpha common stock from a low of $3.75 to a high of $85.49, with median implied per share equity values of $6.96 to $34.80 and mean implied per share equity values of $10.88 to $44.36.

     Discounted Cash Flow Analysis. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Alpha in which it calculated the present value of the projected hypothetical future cash flows of Alpha based on publicly available Wall Street estimates. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Alpha based on the net present value of its implied annual cash flows and a terminal value for Alpha in 2006 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 29% and a range of terminal value multiples of 6.0x to 7.5x of forecasted 2006 revenue. This analysis resulted in implied per share equity values of Alpha common stock ranging from a low of $20.62 to a high of $28.37.

  PRO FORMA ANALYSES

     U.S. Bancorp Piper Jaffray analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share of the combined company for calendar year 2002 based on publicly available Wall Street research analyst estimates for Alpha and Conexant management's projections for the Washington Business. U.S. Bancorp Piper Jaffray compared the earnings per share of Alpha common stock, on a stand-alone basis, to the earnings per share of the common stock of the combined company on a pro forma basis for calendar year 2002. Without including any synergies that the combined company may realize following consummation of the transaction, but excluding the effect of any transaction expenses or one-time costs related to the merger, U.S. Bancorp Piper Jaffray determined that the merger could be accretive to the projected stand-alone earnings per share of Alpha based on the publicly available Wall Street estimates.

     U.S. Bancorp Piper Jaffray analyzed the expected contributions of each of Alpha and Washington to revenue, gross profit, operating income, pretax income and net income of the combined company for calendar years 2001 and 2002 based on the same Wall Street estimates for Alpha discussed above and Conexant management's estimates for Washington, and without including possible synergies and other transaction related expenses. The analysis indicated that Alpha would contribute to the combined entity revenue of 39.1% and 29.6% and gross profit of 33.7% and 28.1% for calendar years 2001 and 2002, respectively. In addition, the analysis indicated that Alpha would contribute to the combined entity operating income of 11.9%, pretax income of 33.7% and net income of 33.7% in calendar year 2002.


  CONEXANT MARKET ANALYSIS

     U.S. Bancorp Piper Jaffray reviewed general background information concerning Conexant, including, the price performance of Conexant common stock over the previous twelve months relative to Alpha, the Nasdaq Stock Market, a group of companies operating in the wireless integrated circuit market, a group of companies operating in the high-speed transceiver market and a group of companies operating in the communication integrated circuit market, and the stock price and trading history over selected periods of Conexant common stock.

     U.S. Bancorp Piper Jaffray presented the closing prices of Conexant common stock on December 13, 2001 and for the periods preceding that date set forth in the following table:

Closing price on December 13, 2001..........................  $15.77

                                                               HIGH     LOW
                                                              ------   ------
One week....................................................  $17.30   $15.77
One month...................................................  $17.50   $12.47
Three months................................................  $17.50   $ 7.33
Six months..................................................  $17.50   $ 7.33
Year-to-date................................................  $19.94   $ 7.07

     Giving effect to the outstanding debt and cash of Conexant, U.S. Bancorp Piper Jaffray calculated an implied enterprise value (equity value plus debt less cash) for Conexant of $4.6937 billion. In addition, U.S. Bancorp Piper Jaffray presented the following multiples of selected valuation data:

                                                      ENTERPRISE VALUE AS     SHARE PRICE AS A
                                                         A MULTIPLE OF:         MULTIPLE OF
                                                      --------------------      EARNINGS PER
CALENDAR YEAR                                          REVENUES     EBIT           SHARE
-------------                                         ----------   -------   ------------------
2000................................................     2.3x       15.6x          29.2x
2001E...............................................     5.4x          nm             nm
2002E...............................................     4.6x          nm             nm

---------------

     nm = not meaningful

     In reaching its conclusion as to the fairness of the consideration to be paid in the merger and in its presentation to the Alpha board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

     The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. U.S. Bancorp Piper Jaffray assumed for purposes of its opinion that the assets and liabilities being conveyed pursuant to the distribution agreement, the Mexican stock and asset purchase agreement and the U.S. asset purchase agreement constitute all the material assets and liabilities of the Washington Business. No company or transaction used in any analysis for purposes of comparison is identical to Alpha, Conexant, the Washington Business or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Alpha, Conexant and the Washington Business were compared and other factors that could affect the public trading value of the companies.


     For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Alpha and Conexant, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Alpha and Conexant that the information provided to it by Alpha and Conexant was prepared on a reasonable basis in accordance with industry practice, the financial planning data and other business outlook information reflects the best currently available estimates and judgment of Alpha and Conexant's respective management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray expressed no opinion as to such financial planning data or the assumptions on which it is based.


     For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that neither Conexant nor Alpha is a party to any material pending or probable transaction, including any external financing, recapitalizations, acquisitions or merger discussions, other than the merger and related transactions, and the potential financing by Alpha of the aggregate purchase price under the Mexican stock and asset purchase agreement and the U.S. asset purchase agreement by means of an offering of equity, debt or some combination thereof. For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not adversely affect Alpha or Conexant or alter the terms of the transaction. In arriving at its opinion, U.S. Bancorp Piper Jaffray also assumed, based on discussions with management and legal representatives of Alpha, that the transactions will not result in a change in control of Alpha under applicable state law. Accordingly, U.S. Bancorp Piper Jaffray did not evaluate the fairness, from a financial point of view, to Alpha and the holders of common stock of Alpha of the consideration payable in the merger in the context of a change in control.



     In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Alpha, Conexant or the Washington Business, including, without limitation, the assets and liabilities being conveyed pursuant to the Mexican stock and asset purchase agreement and the U.S. asset purchase agreement, and was not furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, U.S. Bancorp Piper Jaffray undertook no independent analysis of any owned real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Alpha, Conexant or the Washington Business or their respective affiliates was a party or may be subject and U.S. Bancorp Piper Jaffray's opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. U.S. Bancorp Piper Jaffray made no physical inspection of the properties or assets of Alpha, Conexant or the Washington Business. U.S. Bancorp Piper Jaffray analyzed each of Alpha, Conexant and the Washington Business as a going concern and, accordingly, expressed no opinion as to the liquidation value of any entity. For the purpose of its opinion, U.S. Bancorp Piper Jaffray assumed that Alpha will be provided the necessary support, personnel and transition services pursuant to the transaction documents contemplated in the merger agreement to permit Alpha to operate the combined company in the ordinary course.


     U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Alpha common stock have traded or may trade following announcement or consummation of the transactions or at any future time. U.S. Bancorp Piper Jaffray's opinion addressed only the fairness from a financial point of view, to Alpha and the holders of common stock of Alpha of the proposed consideration in the merger and no other transaction terms or arrangements. The opinion is based on information available to U.S. Bancorp

Piper Jaffray and the facts and circumstances and economic, market and other conditions as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

     U.S. Bancorp Piper Jaffray assumed that the transactions will be non-taxable for United States federal and state income tax purposes to the respective stockholders of Alpha, Conexant and Washington; and that none of Alpha, Conexant or Washington will recognize material income, gain or loss for United States federal or other income tax purposes as a result of the transactions. U.S. Bancorp Piper Jaffray did not independently verify that such tax treatment will be available in respect of the transactions, and U.S. Bancorp Piper Jaffray expressed no view with respect to the tax treatment that will be required to be applied to the transactions. In addition, U.S. Bancorp Piper Jaffray assumed, with Alpha's consent, that following the consummation of the transactions, no indemnification payments with respect to any taxes or otherwise will be required to be made by Alpha pursuant to the merger agreement, the distribution agreement or the tax allocation agreement.

     U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Alpha and Conexant for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.


     Under the terms of the engagement letter between Alpha and U.S. Bancorp Piper Jaffray, Alpha has agreed to pay U.S. Bancorp Piper Jaffray a customary fee for U.S. Bancorp Piper Jaffray's financial advisory services. Alpha also agreed to pay U.S. Bancorp Piper Jaffray a customary fee for rendering its opinion that will be credited against payment of the fee for financial advisory services. In the event that Alpha requires external sources of financing in connection with the merger or other related transactions and seeks to retain a manager/arranger for such fund raising, Alpha has also agreed to offer U.S. Bancorp Piper Jaffray the right of first refusal to act as a financial advisor for such fundraising. In the event that U.S. Bancorp Piper Jaffray accepts such offer, U.S. Bancorp Piper Jaffray will receive a customary fee for its services in connection with such fundraising. Whether or not the transaction is consummated, Alpha has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the Alpha board of directors. With the exception of the fee discussed above, in the past two years Alpha has not paid any fees to U.S. Bancorp Piper Jaffray in connection with the rendering of financial advisory services.


REGULATORY APPROVALS

     U.S. Antitrust Approvals. Alpha and Washington cannot complete the merger until they have filed notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act and the applicable rules of the Federal Trade Commission, and specified waiting periods have expired or terminated. Alpha and Washington filed the required notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division and early termination of the waiting period under this Act was granted on January 29, 2002.


     Finnish and Swedish Approval. Alpha and Washington cannot complete the merger until they have filed a mandatory pre-closing notification with, and obtained the approval of, the Finnish Competition Authority and the Swedish Competition Authority. Alpha and Washington made the filings to obtain approval of the merger under Finnish law on February 21, 2002, and made the filings to obtain approval of the merger under Swedish law on March 13, 2002. Alpha and Washington received the approvals from the Finnish Competition Authority on March 14, 2002 and from the Swedish Competition Authority on April 9, 2002.

     Other Approvals. In addition, Alpha and Washington are required to make filings with or obtain approvals in connection with the merger from regulatory authorities in Brazil and in connection with the sale of the Mexicali facility from regulatory authorities in Mexico. These filings have been made with the appropriate authorities.


     The obligations of Alpha and Conexant to complete the merger are subject to, among others, the following conditions:

     - the absence of any order or injunction having the effect of making the merger illegal or otherwise prohibiting completion of the merger; and

     - the receipt of all governmental and other regulatory consents, approvals, orders and authorizations, unless not obtaining those consents, approvals, orders or authorizations would not reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken together, after giving effect to the merger.

     Alpha and Conexant are not aware of any governmental approvals or actions that are required for consummation of the merger other than as described above. If any other governmental approval or action is required, Alpha, Conexant and Washington will seek that additional approval or action. There can be no assurance, however, that they will be able to obtain any such additional approvals or actions.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting and Washington will be considered the acquiror of Alpha for accounting purposes. Accordingly, the historical financial statements of Washington/Mexicali will become the historical financial statements of the combined company following the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     When considering the recommendation of the Alpha board of directors with respect to the merger, Alpha stockholders should be aware that certain Alpha executive officers and directors have interests in the merger that are different from, or are in addition to, the interests of Alpha stockholders. The Alpha board of directors was aware of the interests described below and considered them, among other matters, in making its recommendation.


  POSITIONS WITH THE COMBINED COMPANY


     David J. Aldrich, Timothy R. Furey, Thomas C. Leonard and David J. McLachlan, each of whom is currently a director of Alpha, are expected to serve as directors of the combined company following completion of the merger. In addition, Mr. Aldrich, Paul E. Vincent and Liam K. Griffin, each of whom is currently an executive officer of Alpha, and George M. LeVan, who is currently director, human resources of Alpha, are expected to serve as executive officers of the combined company following completion of the merger. See "Management and Operations of the Combined Company After the Merger".


  ACCELERATION OF ALPHA STOCK OPTIONS


     Unvested stock options granted under Alpha's stock option plans to current members of the Alpha board of directors who will not serve as directors of the combined company will vest and become exercisable at the completion of the merger, and the exercise period for these options will be extended until the earlier of the maximum term of the options or one year after the director ceases to be a member of the Alpha board of directors. As of April 8, 2002, 214,358 shares of Alpha common stock were subject to unvested options held by these directors. The aggregate value of these options as of April 8, 2002, was $1.1 million.

  INDEMNIFICATION; DIRECTORS AND OFFICERS LIABILITY INSURANCE

     The merger agreement provides that the combined company will indemnify and provide advancement of expenses to all past and present directors, officers and employees of Conexant and its subsidiaries (solely with respect to the Washington Business), and of Alpha and its subsidiaries, to the same extent those persons were indemnified or had the right to advancement of expenses on the date of the merger agreement, for acts or omissions occurring on or before the effective time of the merger. The merger agreement further provides that subject to certain limitations, the combined company will maintain for a period of six years after the merger, for the benefit of Alpha's directors and officers, the directors' and officers' liability insurance and fiduciary liability insurance policies currently maintained by Alpha or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured than the current insurance maintained by Alpha with respect to claims arising from facts or events that occurred on or before the effective time of the merger. The combined company will also maintain for a period of six years after the merger, for the benefit of the directors and officers of Conexant (solely with respect to the Washington Business), directors' and officers' liability insurance and fiduciary liability insurance policies which are, in the aggregate, no less advantageous to the insured than the current insurance maintained by Conexant (solely with respect to the Washington Business) with respect to claims arising from facts or events that occurred on or before the effective time of the merger. However, the combined company will not be required to expend in any one year an amount in excess of 200% of the current annual premiums, on a per capita basis, paid by Alpha or Conexant, as applicable, for the insurance described above.

  OWNERSHIP OF ALPHA COMMON STOCK

     As of the record date for the special meeting of Alpha stockholders,
directors and executive officers of Alpha beneficially owned          shares of
Alpha common stock, entitling them to exercise approximately      % of the
voting power of the Alpha common stock entitled to vote at the Alpha special meeting.


     In addition, each of the directors and certain executive officers of Alpha has also entered into a stockholders agreement with Conexant pursuant to which the director or executive officer has agreed to vote his shares in favor of approval and adoption of the merger agreement and the merger and against any action or proposal, including any competing or superior proposals, that could reasonably be expected to result in the failure to satisfy any of the conditions to the obligations of the parties in the merger agreement with respect to the merger or otherwise prevent, interfere with or delay the consummation of the merger.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms and provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus-information statement and incorporated herein by reference. We encourage you to read the entire merger agreement.

THE MERGER

     Under the merger agreement and in accordance with Delaware law, Washington will merge with and into Alpha. As a result of the merger, the separate corporate existence of Washington will terminate and Alpha will continue as the surviving corporation.

MERGER CONSIDERATION


     The merger agreement provides that each share of Washington common stock outstanding immediately prior to the effective time of the merger will be converted into 0.351 of a share of combined company common stock.


     The merger agreement provides that each share of Alpha common stock outstanding immediately prior to the effective time of the merger will remain an outstanding share of combined company common stock.

TREATMENT OF STOCK OPTIONS


     In the merger, each outstanding option to purchase Washington common stock resulting from the adjustment to outstanding options to purchase Conexant common stock in connection with the distribution of Washington common stock (see "Agreements Relating to the Spin-Off Transaction -- Employee Matters Agreement") will be converted into an option to purchase a number of shares of combined company common stock that is equal to the product of 0.351 multiplied by the number of shares of Washington common stock subject to the unexercised portion of the Washington option immediately before the conversion, rounded down to the nearest whole share. The exercise price per share of each converted option will be equal to the exercise price per share of the Washington option immediately before the conversion divided by 0.351, and rounded up to the nearest whole
cent. Based on options to purchase           shares of Conexant common stock
outstanding as of April   , 2002 that will be so adjusted, options to purchase
approximately           shares of combined company stock would result from the
conversion of Washington options in the merger.


     Each option to purchase shares of Alpha common stock outstanding immediately prior to the effective time of the merger will remain outstanding as an option to purchase shares of combined company common stock, without adjustment.

EXCHANGE OF SHARES; TREATMENT OF FRACTIONAL SHARES

     In connection with the merger, Alpha or the combined company will deposit, or cause to be deposited, with the exchange agent the shares of combined company common stock to be issued in the merger upon conversion of the shares of Washington common stock.

     Conexant stockholders will receive shares of combined company common stock in book-entry form. As soon as practicable after the effective time of the merger, the exchange agent will mail to Conexant stockholders:

     - account statements indicating the number of whole shares of combined company common stock owned by each stockholder as a result of the conversion of the shares of Washington common stock in the merger; and

     - a check representing the amount of cash in lieu of fractional shares of the combined company payable by the combined company to the stockholder.

     After the effective time of the merger, there will be no transfers on the stock transfer books of Washington of shares of Washington common stock.

     No fractional shares of combined company common stock will be issued to any holder of shares of Conexant common stock upon consummation of the merger. For each fractional share that would otherwise be issued to each stockholder, the combined company will pay in cash an amount equal to the stockholder's proportionate interest in the net proceeds from the sale or sales in the open market of the aggregate fractional combined company shares that otherwise would have been issued in the merger. The exchange agent will sell the aggregate fractional shares at the then prevailing prices on the Nasdaq National Market.

     Following the effective time, any stockholder whose ownership of combined company common stock is registered in book-entry form may obtain at any time without charge, physical certificates to represent the number of whole shares owned by the stockholder by contacting the combined company's transfer agent.

EFFECTIVE TIME

     The effective time of the merger will be the time and date set forth in the certificate of merger that will be filed with the Secretary of State of the State of Delaware on the closing date of the merger. The closing date of the merger will be a date to be specified by the parties that will not be later than three business days after the satisfaction or waiver (subject to applicable law) of the conditions precedent to the merger set forth in the merger agreement, unless otherwise agreed by Conexant, Washington and Alpha. We anticipate that the merger will be consummated in the second calendar quarter of 2002. However, consummation of the merger could be delayed if there is a delay in obtaining the required regulatory approvals, in obtaining the IRS ruling or in satisfying other conditions to the merger. We cannot assure you whether, and on what date, we will obtain those approvals or that we will consummate the merger. If the merger is not completed on or before September 30, 2002, either Conexant or Alpha may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill in any material respect any obligation set forth in the merger agreement.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties made by Conexant to Alpha regarding Conexant's capacity as a party to the merger agreement, the Washington Business and the capitalization of Conexant and Washington. The merger agreement also contains representations and warranties made by Alpha to Conexant. These representations and warranties of Conexant and Alpha, which are substantially reciprocal, relate to, among other things:

     - corporate existence, qualification to conduct business and corporate power;

     - ownership of subsidiaries;

     - capital structure;

     - corporate authority to enter into, and perform the obligations under, the merger agreement and enforceability of the merger agreement;

     - absence of a breach of organizational documents and absence of a material breach of laws or material agreements as a result of the merger;

     - required governmental approvals;

     - filings with the Securities and Exchange Commission;

     - financial statements;

     - information supplied for use in this proxy statement/prospectus-information statement;

     - board of directors approval;

     - litigation;

     - compliance with laws;

     - absence of certain changes or events;

     - environmental matters;

     - intellectual property matters;

     - title to properties;

     - payment of fees to finders or brokers in connection with the merger;

     - opinions of financial advisors;

     - tax matters;

     - material contracts and restrictive contracts;

     - employee benefits;

     - labor relations;

     - insurance; and

     - absence of material liens.

     Alpha has also made representations and warranties to Conexant relating to the required vote of Alpha stockholders to approve and adopt the merger agreement and the merger and the inapplicability to the merger of state anti-takeover laws, and Conexant has made representations and warranties to Alpha that it does not beneficially own more than 5% of Alpha's outstanding common stock.

     Most of the representations and warranties contained in the merger agreement are subject to materiality qualifications and/or knowledge qualifications, and none of the representations and warranties survive the effective time of the merger.

COVENANTS

     Each of Conexant and Alpha has undertaken to perform certain covenants in the merger agreement. The principal covenants are as follows:

  NO SOLICITATION


     The merger agreement contains detailed provisions prohibiting Conexant and Alpha from seeking an alternative transaction. Under these no solicitation provisions, each of Conexant and Alpha has agreed that it will not, and that it will use reasonable best efforts to ensure that its officers, directors, employees, agents and representatives do not, directly or indirectly:



     - initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any acquisition proposal, as described below;



     - have any discussions with, or provide any confidential information or data to, any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement any acquisition proposal;



     - approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or



     - approve or recommend, or propose to approve or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any acquisition proposal.

     An acquisition proposal with respect to Conexant is any inquiry, proposal or offer from any person with respect to any purchase or sale or other disposition of 20% or more of the consolidated assets (including stock of subsidiaries) of the Washington Business.



     An acquisition proposal with respect to Alpha is any inquiry, proposal or offer from any person with respect to:


     - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Alpha or any of its significant subsidiaries;

     - any purchase or sale or other disposition of 20% or more of the consolidated assets (including stock of subsidiaries) of Alpha and its subsidiaries, taken as a whole; or

     - any purchase or sale of, or tender or exchange offer for, or similar transaction with respect to the equity securities of Alpha that, if completed, would result in any person beneficially owning securities representing 20% or more of the total voting power of Alpha, or of the surviving parent entity in the transaction, or any of its significant subsidiaries.

     However, the merger agreement does not prevent Alpha or its board of directors from:


     - engaging in any discussions with, or providing any information to, any person in response to an unsolicited bona fide written acquisition proposal with respect to Alpha by that person in order to be informed with respect to the acquisition proposal in order to make any determination to withdraw, modify or qualify the recommendation of the Alpha board of directors that Alpha stockholders approve and adopt the merger agreement and the merger, if and only to the extent that the Alpha board of directors concludes in good faith there is a reasonable likelihood that the acquisition proposal would constitute a superior Alpha proposal, as described below, and determines in good faith that such action is required by the board's fiduciary duties to Alpha stockholders as a result of the acquisition proposal; or



     - withdrawing, modifying or qualifying the recommendation of the Alpha board of directors that Alpha stockholders approve and adopt the merger agreement and the merger, if and only to the extent that Alpha has received an unsolicited bona fide written acquisition proposal with respect to Alpha from a third party and the Alpha board of directors concludes in good faith that the acquisition proposal constitutes a superior Alpha proposal, determines in good faith that such action is required by the board's fiduciary duties to Alpha stockholders as a result of the acquisition proposal and provides Conexant with immediate written notice of such action.


     However, Alpha or its board of directors may take such actions only if and to the extent that:

     - the Alpha stockholders meeting to vote on the approval and adoption of the merger agreement and the merger has not occurred;


     - before providing any information or data to any person in connection with the acquisition proposal with respect to Alpha by that person, Alpha or its board of directors receives from that person an executed confidentiality agreement with terms substantially the same as those contained in the confidentiality agreement between Conexant and Alpha; and


     - before providing any information or data to any person or entering into discussions with any person, Alpha promptly:

        - notifies Conexant of any inquiries, proposals or offers received from, any information requested by, or any discussions sought to be initiated or continued with, that person or any of its representatives;

        - notifies Conexant of the name of the person and the material terms and conditions of any inquiries, proposals or offers; and

        - provides Conexant with a copy of any written inquiry, proposal or offer.

     In addition, the merger agreement does not prevent Alpha or its board of directors from disclosing to its stockholders a position with respect to a tender offer as required by law.


     A superior Alpha proposal is a bona fide written acquisition proposal with respect to Alpha (except that for purposes of a superior Alpha proposal, references to 20% in the definition of an acquisition proposal with respect to Alpha are deemed to be references to 50%) made by a person other than a party to the merger agreement which is on terms the Alpha board of directors in good faith concludes, following receipt of the advice of its financial advisors, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, would, if consummated, result in a transaction that is more favorable to Alpha stockholders, from a financial point of view, than the transactions contemplated by the merger agreement and is reasonably likely to be completed.



     The board of directors of Alpha may withdraw, modify or qualify its recommendation that Alpha stockholders approve and adopt the merger agreement and the merger only as provided in the no solicitation provision of the merger agreement. Notwithstanding a withdrawal, modification or qualification in the recommendation of the Alpha board of directors, Alpha is still required to convene a meeting of its stockholders to vote upon approval and adoption of the merger agreement and the merger and may not submit to the vote of its stockholders any acquisition proposal with respect to Alpha other than the merger.


  CONDUCT OF BUSINESS PENDING CLOSING

     Conexant and Alpha each has agreed to restrictions on its activities until the effective time of the merger. In general, Alpha is required to conduct its business, and Conexant and Washington are required to conduct the Washington Business, in the ordinary course, and to use all reasonable efforts to preserve intact the Alpha and Washington business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers and suppliers with the intention that the ongoing businesses shall not be materially impaired. Each of Conexant (with respect to the Washington Business), Washington and Alpha, subject to agreed upon exceptions set forth in the merger agreement, has agreed to specific restrictions that, without the consent of the other party, prohibit each party from:

     - entering into any new material lines of business or incurring any capital expenditures other than in the ordinary course of business consistent with past practice;

     - declaring or paying dividends in respect of its capital stock;

     - splitting, combining or reclassifying its capital stock or issuing securities in respect of, in lieu of or in substitution for its capital stock;

     - repurchasing, redeeming or otherwise acquiring its capital stock;

     - issuing, delivering, selling or encumbering any shares of its capital stock or any securities convertible into or exercisable for, or any right to acquire, capital stock other than:

        - with respect to Alpha, in connection with its benefit plans (subject to specified limits) or in connection with the exercise of options or other stock based awards, or in connection with certain issuances by its subsidiaries; and


        - with respect to Conexant, in connection with its benefit plans (subject to specified limits), in connection with the exercise of options or other stock based awards, in connection with the conversion of Conexant convertible debt securities, pursuant to the exchange or retraction of exchangeable shares of Conexant's subsidiary, Philsar Semiconductor Inc., or in connection with its stockholder rights agreement.


     - amending its certificate of incorporation, by-laws or other governing documents (other than pursuant to the merger agreement);

     - making acquisitions of other entities or material assets;

     - disposing of assets, other than inventory in the ordinary course of business consistent with past practice;

     - making loans, advances, capital contributions to, or investments in, any other person other than certain intercompany loans or investments, employee loans, loans made pursuant to existing obligations, loans, advances, capital contributions or investments made in the ordinary course of business which are not material, or loans, advances, capital contributions or investments not in excess of specified amounts;

     - incurring debt, other than under existing agreements or in the ordinary course of business and which is not material;

     - increasing the compensation or employee benefits of any director, officer or employee, paying any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, entering into any employment contract, issuing additional stock options beyond specified amounts, or adopting or amending any employee benefit plan or making any contribution, other than regularly scheduled contributions, to a benefit plan other than, in each case, in the ordinary course of business or as required by an existing agreement or applicable law, provided that each party may, without the consent of the other party but after consultation with the other party, enter into retention or similar agreements with its employees on terms, and with such number of employees, as are substantially similar as those entered into by the other party;

     - changing its accounting methods, except as may be required by changes in generally accepted accounting principles;

     - changing its fiscal year or making any material tax election or settling or compromising any material income tax liability other than in the ordinary course of business consistent with past practice; and

     - entering into any agreement or arrangement that limits or restricts it or that will limit or restrict the combined company from engaging or competing in any line of business in any geographic area if that resulting restriction would have a material adverse effect on the combined company and its subsidiaries, taken together, after the merger.

     Each of Conexant, Washington and Alpha has also agreed to use its reasonable best efforts not to take any action that would prevent or impede the spin-off transaction or the merger from qualifying as generally tax-free reorganizations.

     In addition, Conexant has agreed to certain restrictions on changes to its capital structure, including, without limitation, restrictions on splitting, combining or reclassifying, repurchasing, redeeming or acquiring, or issuing, delivering or selling its capital stock.


     Conexant and Washington also have agreed that prior to the effective time of the merger, Washington will not conduct any activities other than in connection with its organization and the negotiation and execution of the merger agreement, the Mexican stock and asset purchase agreement, the U.S. asset purchase agreement, the facility services agreement, the Newport supply agreement and the Newbury supply agreement and the transactions contemplated by these agreements.



     Subsequent to execution of the merger agreement, Alpha consented to certain actions taken or proposed to be taken by Conexant that might otherwise be prohibited by the foregoing provisions, including:



     - in connection with the formation of the Newport foundry joint venture, the issuance by Conexant to the Newport foundry joint venture of a warrant to purchase up to 2.9 million shares of Conexant common stock and the acceleration of vesting and/or extension of options to purchase an aggregate of approximately 925,000 shares of Conexant common stock held by Conexant employees who are expected to become employees of the Newport foundry joint venture; and

     - the issuance by Conexant of up to 4.5 million additional shares of Conexant common stock in connection with the conversion or exchange of outstanding convertible subordinated notes of Conexant.



Alpha has also agreed to issue to the Newport foundry joint venture a warrant to purchase an estimated one million shares of combined company common stock upon adjustment of the foregoing Conexant warrant in connection with the spin-off transaction and the merger.


  REASONABLE BEST EFFORTS

     The merger agreement provides, subject to certain limitations, for the parties to use their reasonable best efforts to take all actions and do all things necessary or advisable under the merger agreement or applicable laws to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable. However, nothing in the merger agreement will require Conexant, Washington, Alpha or the combined company for any reason to sell, hold separate or otherwise dispose of assets, or to conduct its business in a specified manner, if such action is not conditioned on closing the merger or would reasonably be expected to have a material adverse effect on the combined company after the merger (or, only with respect to Conexant and its subsidiaries, to have a material adverse effect on Conexant and its subsidiaries after giving effect to the distribution of Washington common stock).

  EMPLOYEE MATTERS

     The merger agreement provides that after the effective time of the merger, existing Alpha employee benefit plans and employee benefit plans established or assumed by Washington in the distribution of Washington common stock will remain in effect until such time as the combined company otherwise determines, subject to applicable laws and the terms of the plans.

     Prior to completion of the merger, Conexant and Alpha will cooperate in reviewing, evaluating and analyzing Washington and Alpha benefit plans with a view toward developing appropriate new benefit plans for employees of the combined company. We intend, to the extent permitted by applicable law, to develop new benefit plans that treat similarly situated employees on a substantially equivalent basis, taking into account relevant factors, and that do not discriminate between employees of the combined company who were covered by Washington or Alpha benefit plans. The merger agreement will not prevent the combined company from amending, modifying or terminating any benefit plan or other arrangement in accordance with its terms and applicable law.

  NASDAQ NATIONAL MARKET

     Alpha has agreed to use its reasonable best efforts to cause the shares of combined company common stock to be issued in the merger and the shares of combined company common stock to be reserved for issuance upon exercise of Washington options converted in the merger to be approved for listing on the Nasdaq National Market prior to the closing date of the merger.

  INSURANCE AND INDEMNIFICATION

     Following the merger, the combined company will be obligated to:

     - indemnify and provide advancement of expenses to all past and present directors, officers and employees of Conexant and its subsidiaries (solely with respect to the Washington Business), and of Alpha and its subsidiaries, to the same extent those persons were indemnified or had the right to advancement of expenses on the date of the merger agreement, for acts or omissions occurring on or before the effective time of the merger;

     - maintain for a period of six years after the merger, for the benefit of Alpha's directors and officers, directors' and officers' liability insurance and fiduciary liability insurance policies currently maintained by Alpha, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured than the current insurance maintained by Alpha with respect to claims arising from facts or events that occurred on or before the effective time of the merger. However, the combined company will not be required to expend in any one year an amount in excess of 200% of the current annual premiums paid by Alpha, on a per capita basis, for this insurance; and

     - maintain for a period of six years after the merger, for the benefit of the directors and officers of Conexant (solely with respect to the Washington Business), directors' and officers' liability insurance and fiduciary liability insurance policies which are, in the aggregate, no less advantageous to the insured than the current insurance maintained by Conexant (solely with respect to the Washington Business) with respect to claims arising from facts or events that occurred on or before the effective time of the merger. However, the combined company will not be required to expend in any one year an amount in excess of 200% of the current annual premiums paid by Conexant, on a per capita basis, for this insurance.

  EXPENSES

     Conexant and Alpha each has agreed to pay its own costs and expenses incurred in connection with the merger and the merger agreement. Conexant and Alpha will, however, share equally the expenses incurred in connection with filing with the Securities and Exchange Commission this proxy statement/ prospectus-information statement and the related registration statement and the costs associated with printing and mailing this proxy statement/prospectus-information statement. However, pursuant to the terms of the distribution agreement, if the merger is consummated, Washington will reimburse Conexant for all expenses incurred in connection with the merger and the merger agreement, with the practical effect that, if the merger is consummated, the combined company will bear substantially all expenses incurred in connection with the merger.

CONDITIONS

     The respective obligations of Washington and Alpha to complete the merger are subject to the satisfaction or waiver of various conditions, including:

     - the approval and adoption of the merger agreement and the merger by Alpha stockholders;

     - the absence of any law, order or injunction having the effect of making the merger illegal or otherwise prohibiting completion of the merger, and the absence of any proceeding initiated by any governmental entity seeking, and which is reasonably likely to result in, such a law, order or injunction;

     - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, which waiting period was terminated on January 29, 2002;

     - the receipt of all other governmental and regulatory consents, approvals, orders and authorizations required to complete the merger, unless not obtaining those consents, approvals, orders or authorizations would not reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken together, after giving effect to the merger;

     - the approval for listing on the Nasdaq National Market of the combined company common stock to be issued in the merger;

     - the effectiveness of the registration statement for the issuance of combined company common stock in the merger;

     - the consummation of the spin-off transaction in accordance with the terms of the merger agreement, the distribution agreement and the tax ruling from the IRS with respect to the tax-free nature of the spin-off transaction, provided that the failure of the spin-off transaction to be consummated will not be a condition to the obligations of Conexant if its breach of the distribution agreement has been the cause of such failure;

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

     - the receipt by Conexant of a tax ruling from the IRS with respect to the tax-free nature of the spin-off transaction; and


     - the satisfaction of the conditions to the obligations of Conexant and Alpha specified in the Mexican stock and asset purchase agreement with respect to the transactions contemplated thereby.


     Alpha's obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

     - the accuracy of Conexant's representations and warranties set forth in the merger agreement and the distribution agreement, without any qualification or limitation as to materiality or material adverse effect set forth therein, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Washington Business;

     - the performance or compliance of each of Conexant and Washington with all agreements and covenants required to be performed by it under the merger agreement that are qualified as to materiality or material adverse effect and the performance or compliance in all material respects with all other agreements and covenants required to be performed by it under the merger agreement that are not so qualified;

     - receipt from Skadden, Arps, Slate, Meagher & Flom LLP of an opinion stating that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code;

     - the delivery by Conexant of a special purpose statement describing Washington's tangible net assets in accordance with the terms of the distribution agreement;


     - the satisfaction of the conditions to the obligations of Alpha specified in the Mexican stock and asset purchase agreement with respect to the transactions contemplated thereby; and


     - the execution and delivery by Conexant and Washington of the employee matters agreement and the tax allocation agreement, and the execution and delivery by Conexant of the facility services agreement, the Newport supply agreement, the Newbury supply agreement and the transition services agreement.

     Washington's obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

     - the accuracy of Alpha's representations and warranties set forth in the merger agreement, without any qualification or limitation as to materiality or material adverse effect set forth therein, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Alpha and its subsidiaries;

     - the performance or compliance of Alpha with all agreements and covenants required to be performed by it under the merger agreement that are qualified as to materiality or material adverse effect and the performance or compliance in all material respects with all other agreements and covenants required to be performed by it under the merger agreement that are not so qualified;

     - receipt from Chadbourne & Parke LLP of an opinion stating that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code;

     - receipt of written evidence reasonably satisfactory to Conexant that Alpha has taken all action necessary to ensure that no officer, director or other employee of Alpha or any of its subsidiaries has received or will become entitled to receive any change of control or other payment or benefit under any employment, severance or other agreement with Alpha, except as disclosed in the merger agreement, that may arise as a result of the approval or consummation of the merger;


     - the satisfaction of the conditions to the obligations of Conexant specified in the Mexican stock and asset purchase agreement with respect to the transactions contemplated thereby; and

     - the execution and delivery by Alpha of the employee matters agreement, the tax allocation agreement, the facility services agreement, the Newport supply agreement, the Newbury supply agreement and the transition services agreement.


     Each of Alpha, Conexant and Washington may waive, at their sole discretion, any of the conditions to their respective obligations to complete the merger, to the extent permitted by applicable laws. If Alpha, Conexant or Washington waives any of the conditions to their respective obligations to complete the merger, the board of directors of Alpha will evaluate the materiality of the waiver to determine whether amendment of this proxy statement/prospectus-information statement and resolicitation of proxies is warranted. In the event that the board of directors of Alpha determines the waiver is material to an Alpha stockholder's decision with respect to the vote regarding the approval and adoption of the merger agreement and the merger, Alpha currently intends to amend and recirculate this proxy statement/ prospectus-information statement to its stockholders and resolicit their proxies. None of Alpha, Conexant and Washington currently intends to waive any conditions to their respective obligations to complete the merger.


AMENDMENTS

     The merger agreement may be amended by action of the boards of directors of the parties at any time before or after approval by Alpha stockholders, provided that, after approval by Alpha stockholders, no amendment which by law or under the rules of the Nasdaq National Market requires further stockholder approval may be made to the merger agreement without obtaining such further approval. All amendments to the merger agreement must be in writing signed by each party.

TERMINATION OF THE MERGER AGREEMENT

  TERMINATION BY CONEXANT OR ALPHA

     Either Conexant or Alpha, by action of its respective board of directors, may terminate the merger agreement at any time prior to the merger if:

     - Conexant and Alpha agree to terminate by mutual written consent;

     - the merger has not been completed by September 30, 2002, provided that the terminating party's failure to fulfill in any material respect any obligation under the merger agreement cannot be the cause of the merger not being completed;

     - an order or ruling of a court or other governmental entity permanently prohibiting the completion of the merger becomes final and non-appealable, provided that the terminating party has used its reasonable best efforts to avoid or remove the prohibition;

     - a court or other governmental entity fails to issue an order or ruling that is necessary to satisfy specified conditions to the merger and the denial of a request to issue such an order or ruling becomes final and non-appealable, provided that the terminating party has used its reasonable best efforts to obtain the order or ruling; or

     - Alpha stockholders fail to approve and adopt the merger agreement and the merger at the Alpha stockholders meeting.

  TERMINATION BY CONEXANT

     Conexant, by action of its board of directors, also may terminate the merger agreement at any time prior to the merger if:

     - the Alpha board of directors:

        - fails to recommend approval and adoption of the merger agreement and the merger to Alpha stockholders;

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

        - withdraws (or proposes to withdraw) its recommendation to Alpha stockholders to approve and adopt the merger agreement and the merger;

        - modifies or qualifies (or proposes to modify or qualify), in any manner adverse to Conexant or Washington, its recommendation to Alpha stockholders to approve and adopt the merger agreement and the merger; or

        - fails to confirm its recommendation to Alpha stockholders to approve and adopt the merger agreement and the merger within five business days of Conexant's request to do so; or

     - Alpha breaches its obligation to call and hold the Alpha stockholders meeting; or

     - a tender or exchange offer relating to securities of Alpha has been commenced by a person unaffiliated with Conexant, and Alpha has not sent to its stockholders within ten business days after such tender or exchange offer is first published, sent or given, a statement that Alpha recommends rejection of such tender or exchange offer; or

     - Alpha breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement such that any of the conditions described above with respect to the accuracy of Alpha's representations and warranties or the performance by Alpha of its covenants and agreements is not capable of being satisfied prior to September 30, 2002.

  TERMINATION BY ALPHA

     Alpha, by action of its board of directors, also may terminate the merger agreement at any time prior to the merger if Conexant or Washington breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement such that any of the conditions described above with respect to the accuracy of Conexant's representations and warranties or the performance by Conexant and Washington of their respective covenants and agreements is not capable of being satisfied prior to September 30, 2002.

PAYMENT OF TERMINATION FEE

     Alpha has agreed to pay Conexant a termination fee of $45 million in the following circumstances:

     - The merger agreement has been terminated (1) by either Conexant or Alpha because the merger has not been completed by September 30, 2002, and the Alpha stockholders meeting has not occurred, (2) by either Conexant or Alpha because Alpha stockholders fail to approve and adopt the merger agreement and the merger at the Alpha stockholders meeting or (3) by Conexant because of Alpha's intentional breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, and


        - at any time before such termination (1) an acquisition proposal with respect to Alpha has been publicly announced or (2) if the merger agreement is terminated because the merger has not been completed by September 30, 2002, or because Alpha intentionally breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, an acquisition proposal with respect to Alpha has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Alpha, and



        - within nine months of the termination of the merger agreement, Alpha enters into a definitive agreement with respect to or consummates an acquisition proposal, provided that for purposes of this clause of the merger agreement, references to 20% in the definition of an acquisition proposal with respect to Alpha shall be deemed to be references to 50%;


                                       or

     - Conexant terminates the merger agreement as the result of the Alpha board of directors (1) failing to recommend approval and adoption of the merger agreement and the merger to Alpha stockholders, (2) withdrawing (or proposing to withdraw) its recommendation to Alpha stockholders to approve and adopt the merger agreement and the merger, (3) modifying or qualifying (or proposing to modify or qualify), in any manner adverse to Conexant or Washington, its recommendation to Alpha stockholders to approve and adopt the merger agreement and the merger or (4) failing to confirm its recommendation to Alpha stockholders to approve and adopt the merger agreement and the merger within five business days of Conexant's request to do so;

                                       or

     - Conexant terminates the merger agreement as a result of Alpha breaching its obligations to call and hold the Alpha stockholders meeting;

                                       or

     - Conexant terminates the merger agreement as a result of a tender or exchange offer relating to securities of Alpha having been commenced by a person unaffiliated with Conexant, and Alpha having failed to send to its stockholders within ten business days after such tender or exchange offer is first published, sent or given, a statement that Alpha recommends rejection of such tender or exchange offer.

RESTRICTIONS ON RESALES BY AFFILIATES

     The issuance of the shares of combined company common stock to Conexant stockholders, after giving effect to the distribution of Washington common stock and the merger, has been registered under the Securities Act. Accordingly, the shares of combined company common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be affiliates of Washington. Any subsequent transfer of these shares by any person who is an affiliate of Washington at the time that Conexant, as sole stockholder of Washington, approved the merger agreement and the merger or who is an affiliate of the combined company will, under existing law, require:

     - the further registration under the Securities Act of the transfer of shares of the combined company's common stock by any such affiliate;

     - compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

     - the availability of another exemption from registration.

     An "affiliate" of Washington or the combined company is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Washington or the combined company, respectively. These restrictions are expected to apply to the directors and executive officers of Conexant, Washington and the combined company and any holder of 10% or more of Conexant common stock or combined company common stock (and to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by the combined company to the transfer agent with respect to the shares of combined company common stock to be received by persons subject to these restrictions, and any certificates for their shares will be appropriately legended.

     Conexant has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Washington (for purposes of Rule 145 under the Securities Act) to deliver to Alpha a written agreement intended to ensure such compliance with the Securities Act.

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

                            THE SPIN-OFF TRANSACTION

INTRODUCTION

     The board of directors of Conexant has approved and authorized the spin-off transaction and the distribution agreement, subject to the satisfaction of the conditions set forth in the distribution agreement and further action of Conexant's board of directors to establish the distribution record date and the distribution date. Upon satisfaction or waiver, subject to applicable law, of the conditions to the distribution of Washington common stock set forth in the distribution agreement, Conexant will pay on the distribution date a special dividend payable in Washington common stock on a one share-for-one share basis to holders of record of Conexant common stock and Conexant Series B voting preferred stock on the distribution record date. At the time of the distribution of Washington common stock, Washington will own all of the assets, liabilities (including liabilities relating to former operations) and operations which prior to the distribution date comprise the Washington Business.

MANNER OF EFFECTING THE DISTRIBUTION


     On the distribution date, Conexant will deliver all outstanding shares of Washington common stock to the distribution agent for allocation to the holders of record of Conexant common stock and Conexant Series B voting preferred stock as of the close of business on the distribution record date, which will be the date on which the merger becomes effective. In the distribution of Washington common stock, each Conexant stockholder will receive one share of Washington common stock for each share of Conexant common stock or Conexant Series B voting preferred stock held. Based on the number of shares of Conexant common stock and Conexant Series B voting preferred stock outstanding as of March 29, 2002, approximately 257,820,000 shares of Washington common stock will be distributed in the distribution. Ownership of Washington common stock will be registered only in book-entry form. Book-entry registration refers to a method of recording stock ownership in Washington's records in which no share certificates are issued. On the distribution date, each record holder of Conexant common stock or Conexant Series B voting preferred stock will be credited through book-entry in Washington's records with the number of shares of Washington common stock received by the stockholder. Immediately following the distribution of Washington common stock, in the merger each share of Washington common stock will be converted into 0.351 of a share of combined company common stock as described in the merger agreement. Following the merger, Conexant stockholders will receive account statements indicating the number of shares of combined company common stock registered in book-entry form into which their shares of Washington common stock have been converted.


     Participants in any Conexant savings plan will have their Conexant common stock accounts credited with the number of shares (including fractional shares) of combined company common stock into which the shares of Washington common stock distributed in the distribution in respect of the Conexant common stock held in their Conexant savings plan accounts have been converted in the merger. Individual Conexant savings plan participants, rather than the applicable Conexant savings plans, will have authority to determine if and when shares of combined company common stock held in their Conexant savings plan accounts will be sold, subject to the terms of the applicable savings plan.


     CONEXANT STOCKHOLDERS WILL NOT BE REQUIRED TO PAY FOR SHARES OF WASHINGTON COMMON STOCK RECEIVED IN THE DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF CONEXANT STOCK OR TAKE ANY OTHER ACTION IN ORDER TO BE ENTITLED TO RECEIVE WASHINGTON COMMON STOCK OR THE COMBINED COMPANY COMMON STOCK INTO WHICH THE SHARES OF WASHINGTON COMMON STOCK WILL BE CONVERTED IN THE MERGER. ALL SHARES OF WASHINGTON COMMON STOCK ISSUED IN THE DISTRIBUTION WILL BE IMMEDIATELY CONVERTED IN THE MERGER INTO THE RIGHT TO RECEIVE 0.351 OF A SHARE OF COMBINED COMPANY COMMON STOCK IN EXCHANGE FOR EACH SHARE OF WASHINGTON COMMON STOCK AND THE WASHINGTON SHARES WILL BE CANCELED AND WILL CEASE TO EXIST. AFTER THE MERGER, CONEXANT STOCKHOLDERS WILL NOT HAVE ANY RIGHTS IN THE SHARES OF WASHINGTON COMMON STOCK OTHER THAN THE RIGHT TO RECEIVE THE SHARES OF COMBINED COMPANY COMMON STOCK.


     The distribution of Washington common stock will not affect the number of outstanding shares of Conexant stock. Conexant stockholders should retain their certificates representing Conexant stock.
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

NO TRADING MARKET

     There will be no trading market in the shares of Washington common stock distributed to Conexant stockholders and the shares of Washington common stock received by Conexant stockholders in the distribution will not be listed on any stock exchange or automated quotation system.

CONDITIONS TO THE COMPLETION OF THE DISTRIBUTION

     The distribution of Washington common stock is subject to the satisfaction or waiver of certain conditions set forth in the distribution agreement, including:

     - Conexant's board of directors' satisfaction that, after giving effect to the contribution, Conexant will not be insolvent or have unreasonably small capital and will have sufficient surplus under Delaware law to permit the distribution of Washington common stock; and

     - the satisfaction or waiver of all conditions to the merger under the merger agreement, including receipt of a favorable IRS ruling with respect to the tax-free nature of the spin-off transaction.

Conexant's board of directors, in its sole discretion, may waive any and all of the conditions but has no obligation to do so.

                    U.S. FEDERAL INCOME TAX CONSEQUENCES OF

                    THE SPIN-OFF TRANSACTION AND THE MERGER


     The following discusses the material U.S. federal income tax consequences of the spin-off transaction and the merger to Alpha, Conexant, Washington and stockholders who hold Alpha common stock or Conexant common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, Treasury regulations issued under the Internal Revenue Code, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus-information statement, all of which are subject to change at any time, possibly with retroactive effect. The discussion assumes that the spin-off transaction and the merger will be consummated in accordance with the distribution agreement and the merger agreement and as further described in this proxy statement/ prospectus-information statement. This summary is not a complete description of all of the consequences of the spin-off transaction and merger and, in particular, may not address U.S. federal income tax considerations applicable to Alpha stockholders and Conexant stockholders subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Alpha common stock or Conexant common stock as part of a "hedge", "straddle", "conversion" or "constructive sale" transaction. In addition, no information is provided in this proxy statement/ prospectus-information statement with respect to the tax consequences of the spin-off transaction and merger under applicable foreign or state or local laws.


     ALPHA STOCKHOLDERS AND CONEXANT STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE SPIN-OFF TRANSACTION AND THE MERGER TO THEM, AS APPLICABLE, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     Consummation of the spin-off transaction is conditioned upon the receipt of a tax ruling from the IRS to the effect that the spin-off transaction will qualify as a reorganization under Sections 355 and 368 of the Internal Revenue Code. So long as the spin-off transaction qualifies as such a reorganization and the distribution of the Washington common stock to Conexant stockholders in connection with the spin-off transaction is not disqualified as tax-free to Conexant under Section 355(e) of the Internal Revenue Code because of an acquisition of Conexant common stock or combined company common stock by a third party as described below, the material U.S. federal income tax consequences of the spin-off transaction will be as described below. While the tax ruling generally is binding on the IRS, the tax ruling will be based on, among other things, current law and certain representations as to factual matters made by, among others, Alpha, Conexant and Washington, which, if incorrect, could jeopardize the validity of the tax ruling.


     Chadbourne & Parke LLP, counsel to Conexant and Washington, has advised Conexant and Washington that, assuming receipt of the tax ruling from the IRS, the material U.S. federal income tax consequences of the spin-off transaction to Conexant, Conexant stockholders and Washington are as follows:


     - Conexant will not recognize any taxable gain or loss upon its distribution of the Washington common stock to Conexant stockholders in connection with the spin-off transaction;

     - no taxable gain or loss will be recognized by a Conexant stockholder solely as the result of the receipt of Washington common stock in the spin-off transaction;

     - the aggregate tax basis of the Conexant common stock and Washington common stock in the hands of Conexant stockholders immediately after the distribution of the Washington common stock to Conexant stockholders in connection with the spin-off transaction will be the same as the aggregate tax basis of the Conexant common stock immediately before the distribution, allocated between the common stock of Conexant and Washington in proportion to their relative fair market values on the date the Washington common stock is distributed to Conexant stockholders; and

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

     - the holding period of Washington common stock received by Conexant stockholders will include the holding period of their Conexant common stock, provided that their Conexant common stock is held as a capital asset on the date the Washington common stock is distributed to Conexant stockholders.

     If the spin-off transaction were not to qualify as a reorganization, Conexant would recognize taxable gain equal to the excess of the fair market value of Washington common stock distributed to Conexant stockholders over Conexant's tax basis in Washington common stock. In addition, each Conexant stockholder who receives Washington common stock in the spin-off transaction would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of Washington common stock received.


     Even if the spin-off transaction otherwise qualifies as a reorganization within the meaning of Sections 355 and 368 of the Internal Revenue Code, the distribution of Washington common stock to Conexant stockholders in connection with the spin-off transaction may be disqualified as tax-free to Conexant under
Section 355(e) of the Internal Revenue Code if 50% or more of the stock of Conexant or the combined company is acquired as part of a plan (or series of related transactions) that include the spin-off transaction. For purposes of this test, any acquisitions of Conexant stock or combined company stock within two years before or after the spin-off transaction are presumed to be part of such a plan, although Conexant or the combined company may be able to rebut that presumption. Also for purposes of this test, the merger will be treated as resulting in a deemed acquisition by Alpha stockholders of approximately 33% of Washington common stock. The process for determining whether a change of ownership has occurred under the tax rules is complex. Section 355(e) is a relatively new provision of law. Accordingly, little authoritative guidance exists regarding its interpretation. In particular, there is uncertainty over the analysis to be used to determine whether transactions are part of a plan (or series of related transactions). In addition, such a determination is inherently factual and subject to the interpretation of the facts and circumstances of a particular case. If an acquisition of Conexant stock or combined company stock triggers the application of Section 355(e), Conexant would recognize taxable gain as described above but the spin-off transaction would generally be tax-free to each Conexant stockholder. Under the tax allocation agreement to be entered into among Conexant, Washington and Alpha, the combined company would be required to indemnify Conexant against that taxable gain if it were triggered by actions by or in respect of the combined company (including its subsidiaries) or its stockholders. See "Agreements Relating to the Spin-Off Transaction -- Tax Allocation Agreement".



     Consummation of the merger is subject to receipt by Conexant and Washington of an opinion of Chadbourne & Parke LLP, counsel to Conexant and Washington, that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code and receipt by Alpha of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Alpha, that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code. An opinion of counsel is not binding on the IRS or the courts. Further, the foregoing opinions of Chadbourne & Parke LLP and Skadden, Arps, Slate, Meagher & Flom LLP will be based on, among other things, current law and certain representations as to factual matters made by, among others, Alpha, Conexant and Washington, which, if incorrect, could jeopardize the conclusions reached by counsel in their opinions.



     Chadbourne & Parke LLP, counsel to Conexant and Washington, has advised Conexant and Washington that, assuming receipt of the tax ruling from the IRS and the representations from Alpha, Conexant and Washington, the material U.S. federal income tax consequences of the merger to Washington and Conexant stockholders are as follows:


     - Washington will not recognize any taxable gain or loss in the merger;

     - no taxable gain or loss will be recognized by a Conexant stockholder solely as a result of the receipt of combined company common stock in exchange for the stockholder's Washington common stock in the merger (except with respect to cash received in lieu of a fractional share interest in common stock of the combined company);

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

     - the aggregate tax basis of the combined company common stock in the hands of Conexant stockholders immediately after the merger (including fractional shares deemed received and redeemed as described below) will be the same as the aggregate tax basis of the shares of Washington common stock surrendered in exchange for combined company common stock (as determined immediately following the distribution of Washington common stock to Conexant stockholders);

     - the holding period of combined company common stock received by Conexant stockholders in the merger will include the holding period of their Conexant common stock, provided that their Conexant common stock is held as a capital asset on the date of the merger; and

     - cash received by a Conexant stockholder in lieu of a fractional share interest in common stock of the combined company will be treated as received in redemption of that fractional share interest, and a Conexant stockholder should generally recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of Washington common stock allocable to that fractional share of combined company common stock. This gain or loss should be long-term capital gain or loss if the holding period for the Washington common stock (as determined above) is greater than one year at the effective time of the merger.

     Following the spin-off transaction and merger, information with respect to the allocation of tax basis among Conexant common stock, Washington common stock and combined company common stock will be made available to the holders of Conexant common stock.


     Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Alpha, has advised Alpha that, assuming receipt of the tax ruling from the IRS and the representations from Alpha, Conexant and Washington, the material U.S. federal income tax consequences of the merger to Alpha and Alpha stockholders are as follows:


     - Alpha will not recognize any taxable gain or loss in the merger; and

     - no taxable gain or loss will be recognized by an Alpha stockholder in the merger because no Alpha stockholder is exchanging any property in the merger.


     THE FOREGOING IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF TRANSACTION AND THE MERGER UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH ALPHA STOCKHOLDER AND CONEXANT STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE SPIN-OFF TRANSACTION AND MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND AS TO POSSIBLE PROSPECTIVE OR RETROACTIVE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.


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                AGREEMENTS RELATING TO THE SPIN-OFF TRANSACTION

     Conexant and Washington have entered into, or prior to the distribution of Washington common stock will enter into, various agreements which will govern the spin-off transaction and various interim and ongoing relationships between Conexant and the combined company, including the following:

     - the distribution agreement;

     - an employee matters agreement;

     - a tax allocation agreement;

     - a transition services agreement;

     - the Newport supply agreement; and

     - the Newbury supply agreement.

     The material terms of these agreements are summarized below.

DISTRIBUTION AGREEMENT

     The distribution agreement between Conexant and Washington provides for, among other things, the principal corporate transactions required to effect the separation of the Washington Business from Conexant, the proposed distribution of Washington common stock and certain other terms governing the relationship between Conexant and Washington with respect to or in consequence of the spin-off transaction. A copy of the distribution agreement is attached as Annex B and is incorporated by reference into this section of the proxy statement/prospectus-information statement.

  THE CONTRIBUTION

     The distribution agreement provides for the transfer from Conexant to Washington of specifically identified assets, including stock of certain subsidiaries, and other categories of assets used primarily in or related primarily to the Washington Business. The distribution agreement also provides generally for the assumption by Washington of specifically identified liabilities and liabilities to the extent related to the Washington Business.


     In addition, Conexant has represented and warranted to Washington that, after giving effect to the spin-off transaction (but not considering any assets or rights held by Alpha or its subsidiaries prior to the effective time of the merger) and after taking into account any services to be provided to the combined company pursuant to the transition services agreement, except for certain specified assets and rights, immediately after the distribution of Washington common stock, the assets and rights held by Washington and its subsidiaries will constitute all of the material assets and rights of Conexant and its subsidiaries (including Washington and its subsidiaries) immediately prior to the distribution of Washington common stock that are necessary to conduct the Washington Business substantially as conducted on the date of the distribution agreement.


  THE DISTRIBUTION

     The distribution agreement provides that the distribution of Washington common stock will occur only if certain conditions are satisfied or waived by Conexant's board of directors in its sole discretion, including:

     - Conexant's board of directors must be reasonably satisfied that, after giving effect to the contribution, Conexant will not be insolvent and will not have unreasonably small capital and that Conexant will have sufficient surplus under Delaware law to permit the distribution of Washington common stock;

     - there must be no legal restraint preventing the distribution of Washington common stock and no litigation seeking to restrain or challenge the distribution of Washington common stock; and
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

     - all conditions to the closing of the merger under the merger agreement, including receipt of a favorable IRS ruling with respect to the tax-free nature of the spin-off transaction (but excluding the consummation of the spin-off transaction), must be satisfied or waived.

  INTELLECTUAL PROPERTY MATTERS

     In the contribution, Conexant will transfer to Washington specifically identified patents, trademarks and copyrights and other intellectual property to the extent used primarily in or related primarily to the Washington Business. The distribution agreement also includes non-exclusive, world-wide, irrevocable, royalty-free cross licenses by Conexant to Washington and Alpha and by Washington and Alpha to Conexant of rights under the intellectual property of the licensor. Each of the licensees is prohibited from assigning or granting a sublicense of the licensed intellectual property other than to any entity or business that is a spin-off or similar divestiture of any part of its business and such sublicense will be subject to the same restrictions on assignment and transfer as the original license. If the licensee or a spin-off or similar divested entity or business of the licensee becomes insolvent or is acquired by or merges with a third party, the license or sublicense will automatically terminate as to the licensee or sublicensee, as the case may be.

  CONEXANT NAME

     The distribution agreement provides that after the distribution of Washington common stock, Conexant will have all rights in and to the name "Conexant" and all derivatives thereof, except for limited rights of use retained for specified periods of time by Washington. Washington will change the names of its subsidiaries to eliminate the name "Conexant" and all its derivatives.

  LIABILITIES


     Under the terms of the distribution agreement, Washington will assume:



     - all liabilities of Conexant to the extent relating to the Washington Business, including, but not limited to, liabilities for product warranties, for environmental matters, under contracts and relating to former or discontinued businesses of the Washington Business, and excluding tax liabilities that are addressed in the tax allocation agreement; and



     - certain specifically identified liabilities, including all liabilities relating to litigation matters set forth on a schedule and all liabilities to the extent set forth on a special purpose statement describing Washington's tangible net assets delivered by Conexant to Alpha, other than those satisfied in the ordinary course of business prior to the distribution of Washington common stock.


  INDEMNIFICATION

     Under the terms of the distribution agreement, Washington generally will be obligated to indemnify and defend Conexant and its affiliates and representatives for all damages, liabilities or actions arising out of or in connection with:

     - the liabilities assumed by Washington as part of the contribution;

     - the breach by Washington of the distribution agreement, the employee matters agreement, the tax allocation agreement or the transition services agreement; and

     - the use by Washington and its subsidiaries (and, in the case of intellectual property, its sublicensees) of names or intellectual property licensed by Conexant and its subsidiaries other than in accordance with the distribution agreement.

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

     Conexant generally will be obligated to indemnify and defend Washington and its affiliates and representatives for all damages, liabilities or actions arising out of or in connection with:

     - the liabilities of Conexant not assumed by Washington as part of the contribution;

     - the breach by Conexant of the distribution agreement, the employee matters agreement, the tax allocation agreement or the transition services agreement;

     - the use by Conexant and its subsidiaries and sublicensees of intellectual property licensed by Washington and its subsidiaries other than in accordance with the distribution agreement; and

     - the breach of the representation and warranty of Conexant regarding the sufficiency of the assets and rights that will be held by Washington and its subsidiaries immediately after the distribution of Washington common stock to conduct the Washington Business.

     Conexant will only be obligated to indemnify Washington for damages relating to the breach of the representations and warranty regarding the sufficiency of assets to the extent those damages exceed $1.5 million. Conexant's indemnification obligation for damages relating to that breach will be limited to a maximum amount of $15 million. In lieu of payment of monetary damages for a breach of the sufficiency of assets representation, Conexant has the right, in its sole discretion, to transfer any asset to Washington necessary to cure that breach.

  EXPENSES


     Under the terms of the distribution agreement, Washington generally will be obligated to pay all expenses incurred in connection with the spin-off transaction and the merger, except that Conexant will be obligated to pay all expenses incurred in connection with the preparation of the Mexican stock and asset purchase agreement, the U.S. asset purchase agreement and the facility services agreement and all expenses relating to the spin-off transaction and the merger to the extent the expenses relate to the operations of Conexant's business after the distribution of Washington common stock.


  NO SOLICITATION OR HIRE


     Without the other's consent, Conexant and Washington will not solicit, recruit or hire employees of, or individuals providing contracting services to, the other party until the earlier of December 31, 2003, or six months after such employment or services terminate. These restrictions do not apply to general recruiting efforts carried out through a public or general solicitation.


EMPLOYEE MATTERS AGREEMENT

     The employee matters agreement allocates among Conexant, Washington and Alpha assets, liabilities, and responsibilities relating to current and former employees of Conexant and the Washington Business and governs certain aspects of the participation by those individuals in stock and other benefit plans of Conexant, Washington and the combined company.


     The employee matters agreement generally requires Washington or Alpha to assume liabilities related to all current and former employees of the Washington Business, including, but not limited to, under certain savings, incentive compensation, deferred compensation and employee welfare plans. The employee matters agreement also generally requires Washington or Alpha to have in effect certain benefit plans (including employee stock purchase plans) for current and former employees of the Washington Business. Washington or Alpha employee benefit plans generally will assume liabilities relating to Washington's current and former employees under the corresponding Conexant benefit plans. Washington is also required to establish one or more stock option plans, or the split option plans, which will govern the terms and conditions of options to purchase Washington common stock derived from outstanding options to purchase Conexant common stock.


     Following the distribution of Washington common stock and the merger, each of Conexant and the combined company may modify or terminate its benefit plans in accordance with the terms of the plans
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

and applicable law. Each of the Washington employee welfare plans will provide that all service and other applicable items that, as of the time of distribution, were recognized under the corresponding Conexant benefit plan will be taken into account under that welfare plan.

     The employee matters agreement provides for the adjustment of outstanding options to purchase Conexant common stock, referred to as Conexant options, granted under stock option plans of Conexant, which are referred to collectively as the Conexant option plans.


     Conexant options outstanding at the time of the distribution, other than options granted to employees of Conexant's Mindspeed Technologies business on March 30, 2001, or Mindspeed March 30 options, will be adjusted so that immediately following the distribution, each option holder will hold both Conexant options and options to purchase Washington common stock, referred to as Washington options. The number of shares subject to, and the exercise price of, such adjusted options will be adjusted to take into account the distribution of Washington common stock and to ensure that (1) the aggregate economic value (i.e., the difference between the aggregate fair market value of the shares subject to such options and the aggregate per share exercise price thereof) of the resulting Conexant and Washington options immediately after the distribution of Washington common stock is equal to the aggregate economic value of the Conexant options immediately prior to the distribution of Washington common stock and (2) for each resulting option, the ratio of the exercise price to the fair market value of the underlying stock remains the same immediately before and immediately after the distribution. The resulting Washington options and Conexant options will otherwise have substantially the same terms and conditions as the original Conexant options from which they are derived.



     Mindspeed March 30 options will remain exercisable only for shares of Conexant common stock, with appropriate adjustments to the number of shares subject to, and the exercise prices of, the Mindspeed March 30 options to ensure that (i) the aggregate economic value of the adjusted Mindspeed March 30 option is the same immediately before and immediately after the distribution of Washington common stock and (ii) the ratio of the exercise price to the fair market value of the underlying Conexant common stock remains the same immediately before and immediately after the distribution of Washington common stock.


     Prior to the distribution, Washington's board of directors will adopt, and Conexant as Washington's sole stockholder will approve, the split option plans, which will cover Washington options resulting from adjustments to Conexant options outstanding at the time of the distribution. The split option plans will also contain specific provisions applicable only to certain options which correspond to the terms of the relevant Conexant option plan under which the corresponding Conexant option was originally granted. No further options to purchase either Washington common stock or combined company common stock are expected to be granted under the split option plans after the distribution date.


     In the merger, each outstanding Washington option will be converted into an option to purchase combined company common stock and the combined company, as successor to Washington, will assume the split option plans. See "The Merger Agreement -- Treatment of Stock Options".


TAX ALLOCATION AGREEMENT


     Through the date of the spin-off transaction, the results of operations of the Washington Business have been and will be included in Conexant's consolidated United States federal tax returns. As part of the spin-off transaction and the merger, Conexant, Washington and Alpha will enter into a tax allocation agreement which provides, among other things, for the allocation between Conexant and the combined company of federal, state, local and foreign tax liabilities relating to the Washington Business. In general, Conexant will assume and be responsible for tax liabilities of the Washington Business and Washington for periods prior to the merger and the combined company will assume and be responsible for tax liabilities of the Washington Business for periods after the merger.


     The tax allocation agreement also allocates liability for any taxes that may arise in connection with separating the Washington Business from Conexant. The tax allocation agreement generally provides that

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

Conexant will be responsible for any such taxes. However, the combined company will be responsible for any taxes imposed on Washington, Conexant or Conexant stockholders as a result of either:

     - the failure of the spin-off transaction to qualify as a reorganization for U.S. federal income tax purposes, or

     - the subsequent disqualification of the distribution of Washington common stock to Conexant stockholders in connection with the spin-off transaction as a tax-free transaction to Conexant for U.S. federal income tax purposes, if such failure or disqualification is attributable to specific post-spin-off transaction actions by or in respect of the combined company, the combined company's subsidiaries or the combined company's stockholders, including any change of ownership of 50% or more in either the voting power or value of the combined company's stock. The merger will be treated as a deemed acquisition by Alpha stockholders of approximately 33% of Washington common stock. The process for determining whether a change of ownership has occurred under the tax rules is complex. If the combined company does not carefully monitor its compliance with these rules, the combined company might inadvertently cause or permit a change of ownership to occur, triggering its obligation to indemnify Conexant under the tax allocation agreement. The combined company's obligation to indemnify Conexant in the event that a change of ownership causes the distribution of Washington common stock to Conexant stockholders in connection with the spin-off transaction not to be tax-free to Conexant could discourage a third party from making a proposal to acquire the combined company.


     If the combined company were required to pay any of the taxes described above, the payment would be very substantial and would be expected to have a material adverse effect on the combined company's business, financial condition, results of operations and cash flow.

     Though valid as among the parties thereto, the tax allocation agreement is not binding on the IRS and does not affect the liability of each of Alpha, Conexant, Washington and their respective subsidiaries to the IRS for all federal taxes of the consolidated group relating to periods through the date of the spin-off transaction.

TRANSITION SERVICES AGREEMENT


     On or prior to the distribution date, Conexant and Alpha will enter into a transition services agreement under which each of Conexant and the combined company will provide to the other certain specified services. These services generally will be provided until December 31, 2002, unless the parties otherwise agree. The price for the services will be the actual cost, including out of pocket expenses, of providing the services.



     Under the transition services agreement, Conexant will provide certain services to the combined company, including services related to:


     - accounting and payroll;

     - finance and treasury;


     - engineering and design services, including technology transfer support relative to certain engineering and design systems included in the Washington Business and for cellular systems and radio frequency products, including Bluetooth(TM) baseband products;


     - platform technology and other support for the Newbury Park facility;


     - human resources, including transitional support regarding the implementation or incorporation of the Washington Business's human resources systems, data, practices and procedures;


     - information technology;

     - sales;

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


     - other support services, including global trade, shipping, storage and logistics services;



     - manufacturing quality and reliability, including product qualification support for certain products of the Washington Business;



     - facilities, including provision of various services related to facilities currently utilized by the Washington Business; and



     - material management and printed wire board assembly services.


     In addition, the combined company will provide certain services to Conexant, including services related to:


     - engineering and design services for Conexant's broadband access products, including Bluetooth(TM) radio frequency products;



     - human resources;


     - product testing and package qualification consulting; and


     - facilities, including environmental consulting services.


NEWPORT SUPPLY AGREEMENT


     Under the Newport supply agreement to be entered into with Conexant on or prior to the distribution date, the combined company will obtain services from the Newport foundry joint venture's Newport Beach, California wafer fabrication facility for both production and prototypes of semiconductor products, including services related to:



     - semiconductor wafer fabrication;



     - semiconductor wafer probe; and


     - die bank warehousing and shipping.


     These services generally will be provided for a term of three years after the distribution date. The price for the services in the first year will be the actual cost of the services. In the second year the price will be the average of
(1) the actual cost in the first year and (2) the market price (determined prior to the start of the second year) of the services. In the third year the price will be based on the market price of the services.



     Subsequent to the execution of the merger agreement, in March 2002 Conexant and The Carlyle Group formed the Newport foundry joint venture, a specialty foundry company in which Conexant owns a 45% equity interest and The Carlyle Group owns the remaining 55%. In the transaction, Conexant contributed its Newport Beach, California wafer fabrication facility and certain related intellectual property to the Newport foundry joint venture and entered into a long-term supply arrangement with the Newport foundry joint venture for the supply of silicon-based semiconductor products. During the first three years of the supply agreement, Conexant will have certain minimum volume commitments in each year. The Newport foundry joint venture will provide capacity to meet Conexant's wafer requirements. Under the Newport supply agreement, the combined company will obtain through Conexant silicon-based semiconductor products supplied by the Newport foundry joint venture. Alternatively, the combined company may enter into a direct arrangement on substantially similar terms with the Newport foundry joint venture in lieu of the Newport supply agreement.


NEWBURY SUPPLY AGREEMENT

     Under the Newbury supply agreement to be entered into on or prior to the distribution date, the combined company will provide services to Conexant for both production and prototypes of semiconductor

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

products at the combined company's Newbury Park, California wafer fabrication facility, including services related to:


     - semiconductor wafer fabrication;



     - semiconductor wafer probe;


     - final test;


     - die processing; and



     - shipping.



     These services generally will be provided for a term of three years after the distribution date. The price for the services in the first year will be the actual cost of the services. In the second year the price will be the average of
(1) the actual cost in the first year and (2) the market price (determined prior to the start of the second year) of the services. In the third year the price will be based on the market price of the services.


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                               THE MEXICALI SALE

THE MEXICALI OPERATIONS


     Conexant currently owns and operates an assembly and test facility located in Mexicali, Mexico through its Mexican subsidiary, Conexant Systems, S.A. de C.V. Conexant's package design team located in Newport Beach, California also supports the operations of the Mexicali facility. The business and operations of Conexant's Mexican subsidiary and the package design team together constitute the Mexicali operations. The Mexicali assembly and test facility consists of approximately 380,000 square feet of owned space and is ISO 9002 certified. As of April 1, 2002, there were approximately 2,000 employees of Conexant supporting the Mexicali operations who will become employees of the combined company in connection with the sale of the stock of Conexant's Mexican subsidiary, the Mexican assets and the U.S. assets described below immediately following the merger.



MEXICAN STOCK AND ASSET PURCHASE AGREEMENT


  PURCHASE AND SALE OF SHARES AND ASSETS


     The Mexican stock and asset purchase agreement provides for the sale by Conexant to the combined company, immediately following the completion of the merger, of all of the stock of Conexant's Mexican subsidiary. In addition, the Mexican stock and asset purchase agreement provides for the sale by Conexant to the combined company of the following assets:



     - all of Conexant's tangible personal property (other than certain books and records) that is used by Conexant's Mexican subsidiary in the conduct of its business and that is located at the Mexicali assembly and test facility on the date of the Mexican stock and asset purchase agreement or on the closing date (and certain third party insurance proceeds relating to such property); and



     - certain contracts entered into by Conexant to the extent relating to assets to be purchased under the Mexican stock and asset purchase agreement.



The assets to be sold under the Mexican stock and asset purchase agreement do not include Conexant's inventory or intellectual property or certain equipment set forth on a schedule to the Mexican stock and asset purchase agreement.


  PURCHASE PRICE


     The aggregate purchase price to be paid by the combined company to Conexant under the Mexican stock and asset purchase agreement for the stock of Conexant's Mexican subsidiary and the Mexican assets and under the U.S. asset purchase agreement for the U.S. assets (see "-- U.S. Asset Purchase Agreement" below) is $150 million. Prior to closing, the combined company and Conexant will agree upon a reasonable allocation of the purchase price among the stock of Conexant's Mexican subsidiary, the Mexican assets and the U.S. assets.



     We expect that the combined company will pay the purchase price by delivering a short-term promissory note to Conexant on substantially the following terms:


     - the combined company's obligations will be secured by first priority liens in favor of Conexant on all current and future tangible and intangible assets of the combined company and its subsidiaries (including stock of subsidiaries);

     - the combined company's obligations will be guaranteed by all of the combined company's direct and indirect, current and future subsidiaries;

     - 50% of the principal will be due six months after the closing date and the remaining 50% of the principal will be due nine months after the closing date;

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     - interest will be payable at the rate of 10% per annum for the first three months, increasing to 12% per annum for the second three months, and increasing to 15% thereafter, with payments due quarterly in arrears;


     - during the term of the note the combined company must use 100% of the proceeds from asset sales or other dispositions of property by the combined company and its subsidiaries or from issuance of debt or any equity or equity linked products to prepay the amount outstanding under the note until paid in full;


     - the combined company may prepay the note at any time; and

     - the note will contain representations, warranties, covenants and events of default customary for loans of this nature.


In connection with the delivery of the promissory note, the combined company will also be required to deliver to Conexant, at the closing, a security agreement granting Conexant a first priority security interest as described above, any filings, instruments or other documents as Conexant may reasonably require to perfect its first priority security interest and customary opinions of counsel to the combined company for secured transactions of this nature reasonably satisfactory to the combined company, Conexant and their respective counsel.



     The combined company will be required to finance the repayment of the note through a public or private offering of equity, debt or some combination thereof within six months after the closing of the Mexicali transaction.


  ASSUMPTION OF LIABILITIES


     The combined company will assume all liabilities of Conexant under and related to the contracts constituting Mexican assets and all trade payables incurred by Conexant on behalf of the Mexican subsidiary in the ordinary course of business consistent with past practice with respect to the Mexican assets. The Mexican subsidiary will continue to be responsible for all of its liabilities and obligations (except for certain tax liabilities), including those that relate back to events prior to the closing date.


  REPRESENTATIONS AND WARRANTIES


     The Mexican stock and asset purchase agreement contains representations and warranties made by each party to the other party, most of which are subject to materiality and/or knowledge qualifications. The representations and warranties of Conexant relate to, among other things, the following matters:



     - capitalization of Conexant's Mexican subsidiary;



     - permits required by the Mexican subsidiary, or by Conexant in respect of its ownership of the subsidiary and its ownership and use of the Mexican assets;


     - compliance with laws;

     - absence of certain changes or events;


     - title to the assets and properties of the Mexican subsidiary and the Mexican assets;


     - tax matters;

     - environmental matters; and

     - sufficiency of assets.


     The representations and warranties (other than those relating to corporate status, good standing and qualification to do business; authority; governmental approvals; absence of breach; capitalization of the Mexican subsidiary; the Mexicali facility; tax matters; and title, which will survive until the applicable statutes of limitation have expired) will survive for six months following the closing and will then expire.


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  COVENANTS


     Each of Conexant and Alpha has undertaken to perform certain covenants in the Mexican stock and asset purchase agreement. The principal covenants are as follows:



     Reasonable Best Efforts. The parties have agreed to use their reasonable best efforts to take all actions and do all things necessary or advisable under the Mexican stock and asset purchase agreement and applicable laws to complete the transactions contemplated by the Mexican stock and asset purchase agreement as soon as practicable. However, neither party will be required to take any action in addition to the actions required to be taken by the merger agreement to consummate the merger.



     Conduct of Business Pending Closing. Conexant has agreed to certain restrictions on its activities with respect to its Mexican subsidiary, the business and operations of its Mexican subsidiary and the Mexican assets until the closing of the sale.



     Intercompany Accounts and Agreements. Conexant and its Mexican subsidiary will settle or eliminate all intercompany receivables, payables and other balances existing immediately prior to the closing between Conexant and/or any of Conexant's subsidiaries (other than its Mexican subsidiary), on the one hand, and Conexant's Mexican subsidiary, on the other hand. Conexant and its Mexican subsidiary will terminate all agreements between Conexant and/or any of Conexant's subsidiaries (other than its Mexican subsidiary), on the one hand, and Conexant's Mexican subsidiary, on the other hand, prior to the closing.


  CONDITIONS


     Each of the parties' obligations to complete the transactions contemplated by the Mexican stock and asset purchase agreement is subject to the satisfaction of various conditions, including:


     - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, which waiting period was terminated on January 29, 2002;

     - the receipt of the required consent or approval of the Mexican Comision Federal de Competencia;


     - the absence of any law, order or injunction having the effect of making the transactions contemplated by the Mexican stock and asset purchase agreement illegal or otherwise prohibiting such transactions; and the absence of any proceeding initiated by any governmental authority seeking, and which is reasonably likely to result in, any such injunction;


     - the consummation of the merger;


     - the accuracy of representations and warranties of the other party contained in the merger agreement, without any qualification or limitation as to materiality or material adverse effect set forth therein, except where the failure of such representations and warranties of the other party to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the other party to consummate the transactions contemplated by the Mexican stock and asset purchase agreement and, in the case of the representations and warranties of Conexant, would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Conexant's Mexican subsidiary, the business, financial condition or results of operations of the Washington Business and the Mexican assets, taken as a whole; and



     - the performance and compliance of the other party with all agreements and covenants required to be performed by it under the Mexican stock and asset purchase agreement that are qualified as to materiality or material adverse effect and the performance and compliance of the other party in all material respects with all other agreements and covenants required to be performed by it under the Mexican stock and asset purchase agreement that are not so qualified.


Notwithstanding the foregoing, upon consummation of the merger, the closing conditions of each of the parties will be deemed fully satisfied.
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  CLOSING


     The closing of the Mexican stock and asset purchase agreement will take place immediately following the closing of the merger and will be effective immediately following the effective time of the merger. The Mexican stock and asset purchase agreement provides for closing deliveries by the parties, including, among other things, a facility services agreement providing for the supply of assembly and test services after the closing by the combined company to Conexant and for the supply of transition services after the closing by Conexant to the combined company.


  INDEMNIFICATION


     Under the terms of the Mexican stock and asset purchase agreement, Conexant will be obligated to indemnify and defend Alpha and its affiliates and representatives for all damages, liabilities and actions arising out of or relating to:



     - the breach of any representation, warranty, covenant or agreement of Conexant contained in the Mexican stock and asset purchase agreement;



     - the liabilities retained by Conexant under the Mexican stock and asset purchase agreement; and



     - the assets retained by Conexant under the Mexican stock and asset purchase agreement, including Conexant's inventory and intellectual property.


     Alpha will be obligated to indemnify and defend Conexant and its affiliates for all damages, liabilities and actions arising out of or relating to:


     - the breach of any representation, warranty, covenant or agreement of Alpha contained in the Mexican stock and asset purchase agreement;



     - the liabilities assumed by Alpha under the Mexican stock and asset purchase agreement; and



     - any liabilities of Conexant's Mexican subsidiary, except to the extent Conexant would be required to indemnify Alpha for such liability because it arises out of or relates to the breach of a representation or warranty of Conexant.


     Each party will only be obligated to indemnify the other party for damages relating to breaches of representations and warranties that exceed in the aggregate $1 million. Each indemnifying party's indemnification obligation for damages relating to breaches of representations and warranties is limited to a maximum aggregate amount of $10 million.


     Each party's obligation to indemnify the other party for breach of any representation or warranty will terminate when the applicable representation or warranty expires under the Mexican stock and asset purchase agreement. Each party's obligation to indemnify the other party for breach of any covenant or agreement will terminate upon the expiration of all applicable statutes of limitation. Each party's other indemnification obligations will continue without time limitation.


  TAX MATTERS


     The Mexican stock and asset purchase agreement provides, among other things, for the allocation between Conexant and the combined company of the federal, state, local and foreign tax liabilities relating to Conexant's Mexican subsidiary and the Mexican assets. The Mexican stock and asset purchase agreement also allocates the liability for any transfer taxes that may arise in connection with the transactions contemplated by the Mexican stock and asset purchase agreement.


  TERMINATION


     If the merger agreement is terminated, the Mexican stock and asset purchase agreement will automatically terminate. In addition, the parties may terminate the Mexican stock and asset purchase agreement by mutual consent.


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U.S. ASSET PURCHASE AGREEMENT


  PURCHASE AND SALE OF ASSETS


     The U.S. asset purchase agreement provides for the sale by Conexant to the combined company immediately following the completion of the merger of the following assets utilized by Conexant's package design team employees who are located in Newport Beach, California and who are to be offered employment by
Alpha:


     - certain equipment (and certain third party insurance proceeds relating to such equipment); and


     - certain intellectual property, subject to a royalty-free license of such intellectual property to Conexant.


  PURCHASE PRICE; LIABILITIES


     The aggregate purchase price to be paid by the combined company to Conexant under the U.S. asset purchase agreement for the U.S. assets and under the Mexican stock and asset purchase agreement for the stock of Conexant's Mexican subsidiary and the Mexican assets is $150 million. We expect that the combined company will pay the purchase price by delivering a promissory note to Conexant substantially on the terms described above under "-- Mexican Stock and Asset Purchase Agreement".


     The combined company will not assume any liabilities of Conexant related to the U.S. assets.

  REPRESENTATIONS AND WARRANTIES


     The U.S. asset purchase agreement contains representations and warranties made by each party to the other party, most of which are subject to materiality and/or knowledge qualifications.


     The representations and warranties (other than those relating to corporate status, good standing and qualification to do business; authority; governmental approvals; absence of breach; tax matters; and title, which will survive until the applicable statutes of limitation have expired) will survive for six months following the closing and will then expire.

  COVENANTS


     Each of the parties has undertaken to perform certain covenants in the U.S. asset purchase agreement. The principal covenants are as follows:



     Reasonable Best Efforts. The parties have agreed to use their reasonable best efforts to take all actions and do all things necessary or advisable under the U.S. asset purchase agreement and applicable laws to complete the transactions contemplated by the U.S. asset purchase agreement as soon as practicable. Neither party will be required to take any action in addition to the actions required to be taken by the merger agreement to consummate the merger.


     Conduct of Business Pending Closing. Conexant has agreed to certain restrictions on its activities with respect to the package design team and the U.S. assets until the closing of the sale.

     Employment Arrangements. Alpha has agreed to offer employment to the package design team employees, as of the closing date, with a salary level at least equal to that which the employees received immediately prior to the closing and employee benefits comparable in all material respects and no less favorable, in the aggregate, to those provided to the employees immediately prior to the closing. After the closing, the combined company may modify the salary level of any package design team employee and, in accordance with the terms of the benefit plan and applicable law, may modify any benefit plan benefiting the package design team employees.

     The parties have agreed that the package design team employees will be deemed to be employees of the Washington Business for purposes of the employee matters agreement. Accordingly, the combined company has agreed to assume and fully perform, pay and discharge all liabilities and obligations relating

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

to the package design team employees of the type assumed by Alpha, Washington or any of Washington's subsidiaries under, and in the same manner as provided in, the employee matters agreement.

  CONDITIONS


     Each of the parties' obligations to complete the transactions contemplated by the U.S. asset purchase agreement is subject to the consummation of the merger.


  CLOSING


     The closing of the U.S. asset purchase agreement will take place immediately following the closing of the merger and will be effective immediately following the effective time of the merger.


  INDEMNIFICATION


     Under the terms of the U.S. asset purchase agreement, Conexant will be obligated to indemnify and defend Alpha and its affiliates and representatives for all damages, liabilities and actions arising out of or relating to the breach of any representation, warranty, covenant or agreement of Conexant contained in the U.S. asset purchase agreement.



     Alpha will be obligated to indemnify and defend Conexant and its affiliates for all damages, liabilities and actions arising out of or relating to the breach of any representation, warranty, covenant or agreement of Alpha contained in the U.S. asset purchase agreement.


     Each party will only be obligated to indemnify the other party for damages relating to breaches of representations and warranties that exceed $50,000 in the aggregate. Each party's indemnification obligation for damages relating to breaches of representations and warranties is limited to a maximum aggregate amount of $500,000.


     Each party's obligation to indemnify the other party for breach of any representation or warranty will terminate when the applicable representation or warranty expires under the U.S. asset purchase agreement. Each party's obligation to indemnify the other party for breach of any covenant or agreement will terminate upon the expiration of all applicable statutes of limitation.


  TAX MATTERS


     The U.S. asset purchase agreement provides, among other things, for the allocation between Conexant and the combined company of the federal, state, local and foreign non-income tax liabilities relating to the U.S. assets. The U.S. asset purchase agreement also allocates the liability for any transfer taxes that may arise in connection with the transactions contemplated by the U.S. asset purchase agreement.


  TERMINATION


     If the merger agreement is terminated, the U.S. asset purchase agreement will automatically terminate. In addition, the parties may terminate the U.S. asset purchase agreement by mutual consent.


FACILITY SERVICES AGREEMENT

  SUPPLY ARRANGEMENTS


     Conexant and Alpha currently expect that under the facility services agreement to be entered into between Conexant and Alpha prior to the effective time of the merger, after the merger the combined company will provide Conexant with certain semiconductor processing, packaging and testing services, including:


     - assembly services;

     - final testing;

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

     - post-test processing; and


     - shipping.



These services will be performed at the Mexicali facility and, if Conexant and the combined company agree, at other facilities approved by the combined company.



     These services generally will be provided for a term of three years after the closing date of the Mexican stock and asset purchase agreement. The price for the services in the first year will be the actual cost of the services. In the second year the price for services will be the average of (1) the actual cost in the first year and (2) the market price (determined prior to the start of the second year) of the services. In the third year the price will be based on the market price of the services.



     During the term of the supply arrangement, Conexant will have the right to purchase products manufactured through the use of technologies developed and qualified for full-scale production at the Mexicali facility at the time of the supply arrangement and, if the parties agree on terms, products manufactured through the use of any new technologies in development at the Mexicali facility at the time of the supply arrangement, but not yet qualified for full scale production.



  TRANSITION SERVICES



     Under the facility services agreement, the parties will provide certain transition services to each other with respect to the Mexicali operations. These services generally will be provided until December 31, 2002, unless the parties otherwise agree. The price for the services will be the actual cost, including out-of pocket expenses, of providing the services. The parties expect that these services will include:



     - general accounting support;



     - metrology services and test equipment support;



     - thermal mechanical analysis and measurement of packages;



     - electrical analysis and measurement for packages; and



     - electromagnetic impulse measurement and certification services.


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

          PROPOSED AMENDMENT TO ALPHA'S 1996 LONG-TERM INCENTIVE PLAN


     Alpha's 1996 Long-Term Incentive Plan was adopted by the Alpha board of directors in 1996 and approved by Alpha stockholders in September 1996. Of the 4,200,000 shares of Alpha common stock currently authorized for issuance under the 1996 plan, approximately 597,000 shares remained available for future awards as of the close of business on April 12, 2002.


     The Alpha board of directors believes that it is in the best interests of Alpha to be able to continue to create equity incentives to assist in attracting, retaining and motivating key employees. Alpha expects to continue to issue awards under the 1996 plan in the form of options to purchase shares of Alpha common stock. The remaining shares authorized for issuance under the 1996 plan are expected to be insufficient for this purpose, largely due to the increase in the number of employees and the addition of new officers and directors that will occur as a result of the merger. Accordingly, the Alpha board of directors has adopted, subject to approval by Alpha stockholders, an amendment to the 1996 plan increasing the number of shares of common stock that may be issued under the 1996 plan by 1,885,000 shares (from 4,200,000 shares to 6,085,000 shares).

     THE ALPHA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALPHA STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE 1996 PLAN.


     General. The 1996 plan is administered by the compensation committee of the Alpha board of directors. As of April 12, 2002, all of Alpha's employees were eligible to participate in the 1996 plan. Because grants of awards under the 1996 plan are made at the discretion of the compensation committee, the awards, if any, to be granted to the executive officers of Alpha under the 1996 plan should the plan amendments be approved are not presently determinable.


     Stock Available for Awards. Without giving effect to the proposed amendment, a maximum of 4,200,000 shares of Alpha common stock are currently authorized for issuance under the 1996 plan. The shares of Alpha common stock to be delivered under the 1996 plan may be either authorized but unissued shares or treasury shares. Any shares subject to an option under the 1996 plan which for any reason terminates, is canceled or otherwise expires unexercised, any shares reacquired by Alpha because restrictions on the shares do not lapse, any shares reacquired by Alpha due to restrictions imposed on the shares, any shares returned because payment is made under the 1996 plan by a plan participant in Alpha common stock of equivalent value rather than in cash, and any shares reacquired from a recipient for any other reason are available for further awards under the 1996 plan.


     Eligibility; Grant of Awards. Subject to the terms of the 1996 plan, and subject to ratification by the Alpha board of directors only if required by applicable law, the Alpha compensation committee has the authority and sole discretion to determine those key employees and other individuals eligible to participate in the 1996 plan, select to whom awards will be granted, determine the size and form of awards and the times that awards are to be granted, establish the terms under which awards will be exercised or transferred, make or alter any restrictions or conditions on any award and adopt such rules and regulations, establish, define and interpret other terms and conditions and make all other determinations necessary or desirable for the administration of the 1996 plan. Under the 1996 plan, Alpha may grant incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options, which are not qualified as incentive stock options under Section 422 of the Internal Revenue Code, and restricted share awards. Incentive stock options may only be granted to employees of Alpha or its subsidiaries.


     Stock Option Awards; Price; Exercise; Restrictions. Stock options are rights to purchase shares of Alpha common stock at a fixed price for a predetermined period of time. The 1996 plan authorizes the Alpha compensation committee to determine the number of shares of Alpha common stock to be covered by each option, the purchase or exercise price of stock subject to such stock options and the term of each stock option, which, in the case of incentive stock options, may not be longer than ten years after the date of grant. The exercise price may not be less than par value and may not be less than the fair market value at the time of grant in the case of incentive stock options. The aggregate fair market value of the Alpha common stock (at the time of grant of any incentive stock option) with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year under all of Alpha's plans may not exceed $100,000. At the compensation committee's discretion, the Alpha common stock issued pursuant to stock options granted under the 1996 plan may be subject to restrictions on vesting or transferability.

     Stock Option Awards; Rights in the Event of Termination. In the event of termination of employment (for reasons other than death or permanent and total disability), the option holder may generally exercise stock options vested as of the date of termination for a period of three months after the termination of employment. In the event of a termination of employment for cause, all remaining options cease to be exercisable, whether or not previously vested. In the event of termination of employment by reason of death, the option holder's vested and unvested stock options may generally be exercised for a period of twelve months after the date of death. In the event of termination of employment by reason of permanent and total disability, the option holder may generally exercise stock options vested as of the date of termination for a period of six months after the termination of employment.

     Restricted Share Awards; Rights in the Event of Termination or
Death. Restricted share awards are grants of shares of common stock that are subject to forfeiture under certain conditions. In the event of the recipient's termination of employment with Alpha for any reason other than death, retirement or permanent disability, Alpha may reacquire all or a portion of the restricted shares as to which restrictions have not already lapsed for the recipient's original acquisition price, or, if the original acquisition price was $0, for no value. The restrictions against disposition and the obligation of resale to Alpha will lapse as to any restricted shares that Alpha declines to purchase. Upon the death, retirement or permanent disability of the recipient of a restricted share award, the restrictions against disposition and the obligation of resale to Alpha of the restricted shares as to which such restrictions and obligations have not otherwise lapsed will immediately lapse.

     Indemnity. Neither the Alpha board of directors nor its compensation committee, nor any member of either, nor any employees of Alpha, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to the 1996 plan. Alpha will indemnify the members of the Alpha board of directors, the members of the Alpha compensation committee and the employees of Alpha in respect of any claim, loss, damage or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

     Amendment or Termination of the 1996 Plan. The Alpha board of directors may at any time amend, suspend or terminate the 1996 plan; provided that any such amendments relating to the definition of the employees and individuals eligible to participate in the 1996 plan or an increase in the maximum number of shares of Alpha common stock authorized for issuance under the 1996 plan are subject to stockholder approval to the extent required by the provisions of the Internal Revenue Code relating to incentive stock options. No amendment, suspension or termination of the 1996 plan may affect the rights of a participant to whom an award has been granted without such participant's consent.

     Share Adjustments. If Alpha's outstanding common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of a recapitalization, reclassification, stock split, combination of shares, separation (including a spin-off) or stock dividend, there will be an equitable adjustment in the exercise prices of outstanding options and the number and kind of shares as to which outstanding options shall be exercisable as determined by the Alpha board of directors. If Alpha is a party to any merger or consolidation, any purchase or acquisition of property or stock, or any separation, reorganization or liquidation, the Alpha board of directors (or, if Alpha is not the surviving corporation, the board of directors of the surviving corporation) shall have the power to make arrangements for the substitution of new options for, or the assumption by another corporation of, any options then outstanding under the 1996 plan.

     Duration of the 1996 Plan. Awards may be made under the 1996 plan for a period of ten years ending on June 14, 2006. The period during which a stock option or other award may be exercised, however, may extend beyond that time.

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

     Change of Control Provision. Upon the occurrence of a change of control of Alpha (as defined in the 1996 plan) each outstanding and unvested option will become exercisable.

     Federal Income Tax Consequences of the 1996 Plan. The following general discussion of the federal income tax consequences of options and restricted share awards granted under the 1996 plan is based upon the provisions of the Internal Revenue Code as in effect on the date hereof, current regulations thereunder, and existing public and private administrative rulings of the IRS. This discussion is not intended to be a complete discussion of all of the federal income tax consequences of the 1996 plan or of all of the requirements that must be met in order to qualify for the tax treatment described herein.

     Non-Qualified Stock Options

     An optionee generally will not be taxed upon the grant of a non-qualified stock option. Rather, at the time of exercise of a non-qualified stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option exercise price. Alpha will generally be entitled to a tax deduction at the time and in the same amount that the optionee recognizes ordinary income.

     If shares acquired upon exercise of a non-qualified stock option are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss, depending upon the length of time such shares were held by the optionee.

     Incentive Stock Options

     An optionee will not be in receipt of taxable income upon the grant or exercise of an incentive stock option. If stock acquired pursuant to the timely exercise of an incentive stock option is later disposed of, the optionee will, except as noted below, recognize long-term capital gain or loss equal to the difference between the amount realized upon the sale and the option price. Alpha, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the incentive stock option or the sale of such stock by the optionee. Exercise of an incentive stock option will be timely if made during its term and if the optionee remains an employee of Alpha or a subsidiary at all times during the period beginning on the date of grant of the incentive stock option and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee).

     If, however, stock acquired pursuant to the exercise of an incentive stock option is disposed of by the optionee prior to the expiration of two years from the date of grant of the incentive stock option or within one year from the date the stock is transferred to the optionee upon exercise (a "disqualifying disposition"), any gain realized by the optionee generally will be taxable at the time of the disqualifying disposition at ordinary income rates. In such case, Alpha may claim a federal income tax deduction at the time of the disqualifying disposition for the amount taxable to the optionee as ordinary income.

     Stock Awards

     A participant in the 1996 plan generally will not be taxed upon the grant of an award of restricted shares, but rather will recognize ordinary income in an amount equal to the fair market value of the stock at the time the shares are no longer subject to a substantial risk of forfeiture (less any amounts paid by the participant). Alpha will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income. However, a participant may elect (not later than 30 days after acquiring the restricted shares) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time (less any amounts paid by the participant), notwithstanding the fact that the shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the participant at the time the restrictions lapse. Alpha will be entitled to a tax deduction at the time when, and to the extent that, income is recognized by such participant. However, if shares in respect of which the election was made are later forfeited, no tax deduction is allowable to the participant for the forfeited shares, and Alpha will be deemed to recognize ordinary income equal to the amount of the deduction allowed to Alpha at the time of the election in respect of the forfeited shares.

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

        PROPOSED AMENDMENT TO ALPHA'S DIRECTORS' 2001 STOCK OPTION PLAN


     Alpha's Directors' 2001 Stock Option Plan was adopted by the Alpha board of directors on April 26, 2001 and approved by Alpha stockholders in September 2001. Of the 250,000 shares of Alpha common stock currently authorized for issuance under the 2001 plan to non-employee directors, approximately 145,000 shares remained available for future awards as of the close of business on April 12, 2002.


     The Alpha board of directors believes that it is in the best interests of Alpha to be able to continue to create equity incentives to assist in attracting, retaining and motivating qualified persons who are not employees of Alpha to serve as directors. Alpha expects to continue to issue awards under the 2001 plan in the form of options to purchase shares of Alpha common stock. Due to the increase in the size of the Alpha board of directors if the merger is consummated, and the addition of several new non-employee directors of the combined company, the remaining shares authorized for issuance under the 2001 plan will be insufficient for this purpose. Accordingly, the Alpha board of directors has adopted, subject to approval by Alpha stockholders, an amendment to the 2001 plan increasing the number of shares of common stock that may be issued under the 2001 plan by 315,000 shares (from 250,000 shares to 565,000 shares).

     Stock options are a significant part of each director's overall compensation and permit Alpha to seek and retain the services of highly skilled and competent persons to serve as directors. Competition for highly qualified individuals to serve as directors is intense, and to successfully attract and retain the best candidates, Alpha must continue to offer a competitive equity incentive program as an essential component of directors' compensation. Without the proposed authorization of shares available for directors' stock options, Alpha may be unable to continue to attract and retain the best individuals to serve as directors. The 2001 plan is intended to offer an equity incentive to Alpha's non-employee directors by granting the non-employee directors annual options to purchase common stock at a price equal to the stock's fair market value on the date of the option grant. These options therefore only become valuable if the price of Alpha's common stock increases. By providing the directors with the opportunity to acquire an equity interest in Alpha over time and because a benefit is only received through stock performance, stock options align the interests of the directors with those of the stockholders.

     THE ALPHA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALPHA STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE 2001 PLAN.

     General.  The 2001 plan is administered by the Alpha board of directors.

     Stock Available for Awards. Without giving effect to the proposed amendment, a maximum of 250,000 shares of Alpha common stock are currently authorized for issuance under the 2001 plan. The shares of Alpha common stock to be delivered under the 2001 plan may be either authorized but unissued shares, treasury shares, shares reacquired by Alpha for such purpose or shares previously reserved for issuance upon exercise of directors' options (under the 2001 plan or other plans) which have expired or been terminated.

     Eligibility; Grant of Awards. Grants of options are made to non-employee directors upon their election and re-election to the Alpha board. Under the 2001 plan, each new non-employee director receives an option to purchase 45,000 shares of Alpha common stock immediately following the earlier of Alpha's annual meeting of stockholders at which the director is first elected by the Alpha stockholders or immediately following the director's initial appointment by the board of directors. In addition, following each annual meeting of stockholders each director who is continuing in office or re-elected receives an option to purchase 15,000 shares of Alpha common stock. The 2001 plan is not intended to be a means of compensating officers of Alpha; directors who are also officers of Alpha are not eligible to participate in the 2001 Plan. As of the date of this proxy statement/prospectus-information statement, there were seven non-officer directors of Alpha.

     Price; Exercise; Restrictions. Stock options are rights to purchase shares of Alpha common stock at a fixed exercise price for a predetermined period of time. The exercise price of all options to be granted under the 2001 plan will be the fair market value of Alpha common stock on the date the option is granted or the par value of the shares of common stock if that is higher. This price must be paid in full upon exercise of the option either in cash or by delivery of shares of common stock (as permitted by the Alpha board of directors), or any combination of cash and stock (as permitted by the Alpha board of directors). All options under the 2001 plan will become exercisable in four equal increments over a period of four years from the date of grant and must be exercised within ten years after the date the option is granted. The options may not be assigned or transferred except by will or under the laws of descent and distribution, or pursuant to a qualified domestic relations order. During the lifetime of a director, the option may be exercisable only by the director. All of the options granted under the 2001 plan will be non-qualified stock options under the Internal Revenue Code.

     Rights in the Event of Cessation of Service. In the event of the cessation of service of a director, the director's options may be exercised as follows:
(1) in the event of death, all unvested options will become fully vested and all options may be exercised by the heirs of the director for twelve months after the date of death (or until the expiration of the option, if sooner); (2) in the event of a director's permanent and total disability, only vested options may be exercised, and only for a period of six months after the cessation of service (or until the expiration of the option, if sooner); (3) in the event a director ceases to serve as a director for any other reason, except for cause, only vested options may be exercised, and only for a period of three months after the cessation of service (or until the expiration of the option, if sooner). In the event a director is removed from office for cause, all remaining options cease to be exercisable whether or not previously vested.

     Indemnity. The 2001 plan provides that the Alpha board of directors shall not be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to the 2001 plan. Alpha agrees to indemnify the directors in respect of any claim, loss, damage or expense (including counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

     Amendment or Termination of the 2001 Plan. The Alpha board of directors may at any time, and from time to time, amend, suspend or terminate the 2001 plan in whole or in part, provided that the provisions of the 2001 plan relating to the amount and price of Alpha common stock to be awarded and the timing of such awards may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules under either statute. No amendment, suspension or termination of the 2001 plan may affect the rights of any participant to whom an option has been granted without such participant's consent.

     Share Adjustments. If Alpha's outstanding common stock is increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities by reason of a recapitalization, reclassification, stock split, combination of shares, separation (including a spin-off) or stock dividend, there will be an equitable adjustment in the exercise prices of outstanding options and the number and kind of shares as to which outstanding options shall be exercisable as determined by the Alpha board of directors. If Alpha is a party to any merger or consolidation, any purchase or acquisition of property or stock, or any separation, reorganization or liquidation, the Alpha board of directors (or, if Alpha is not the surviving corporation, the board of directors of the surviving corporation) shall have the power to make arrangements for the substitution of new options for, or the assumption by another corporation of, any options then outstanding under the 2001 plan.

     Duration of the 2001 Plan. Awards may be made under the 2001 plan for a period of ten years ending on September 10, 2011. The period during which a stock option or other award may be exercised, however, may extend beyond that time.

     Change of Control. Upon the occurrence of a change of control of Alpha (as defined in the 2001 plan) each outstanding and unvested option will become exercisable.

     Federal Tax Consequences of the 2001 Plan. The options granted under the 2001 plan will be non-qualified stock options. An optionee generally will not be taxed upon the grant of a non-qualified stock option. Rather, at the time of exercise of such non-qualified stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value

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of the shares purchased over the option exercise price. Alpha will generally be entitled to a tax deduction at the time and in the same amount that the optionee recognizes ordinary income.

     If shares acquired upon exercise of a non-qualified stock option are later sold or exchanged, then the difference between the sales price and the fair market value of the stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss, depending upon the length of time the shares were held by the optionee.

                PRICE RANGE OF ALPHA COMMON STOCK AND DIVIDENDS


     Alpha common stock is traded on the Nasdaq National Market under the trading symbol "AHAA". The number of Alpha stockholders of record as of April 11, 2002 was approximately 950.


     Alpha has not paid cash dividends on its common stock since fiscal 1986, and does not anticipate paying cash dividends in the future. Alpha effected a two-for-one stock split effective April 19, 2000.

     The following table shows the range of high and low per share sale prices of Alpha common stock as reported on the Nasdaq National Market for the periods indicated and adjusted to reflect the effects of the April 19, 2000 stock split.


                                                               HIGH       LOW
                                                              -------   -------
FISCAL YEAR ENDED APRIL 1, 2001
  First quarter.............................................  $ 23.13   $  8.94
  Second quarter............................................    28.91     21.50
  Third quarter.............................................    33.13     23.88
  Fourth quarter............................................    74.73     27.02
FISCAL YEAR ENDED MARCH 31, 2002
  First quarter.............................................  $ 31.34   $ 13.06
  Second quarter............................................    41.45     16.73
  Third quarter.............................................    31.84     15.64
  Fourth quarter............................................    24.24     14.05
FISCAL YEAR ENDING MARCH 30, 2003
  First quarter (through April 15, 2002)....................    15.80     13.35



     On December 14, 2001, the last trading day before the announcement of the signing of the merger agreement, the closing sale price of Alpha common stock on the Nasdaq National Market was $21.20. On April 15, 2002, the closing sale price of Alpha common stock on the Nasdaq National Market was $14.70. Washington is currently a wholly-owned subsidiary of Conexant, and Washington stock is not traded on any stock exchange or the Nasdaq Stock Market.

                  HISTORICAL SELECTED COMBINED FINANCIAL DATA
             OF THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS

     The selected combined financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Washington Business and the Mexicali Operations" and the Combined Financial Statements of the Washington Business and the Mexicali Operations and the notes thereto appearing elsewhere in this proxy statement/prospectus-information statement.


     For financial accounting purposes, the sale of the Mexicali operations by Conexant to the combined company will be treated as if Conexant had contributed the Mexicali operations to Washington as part of the spin-off transaction, and the $150 million purchase price will be treated as a return of capital to Conexant. Consequently, the selected combined financial data presented below includes the Mexicali operations for all periods presented. The Washington Business and the Mexicali operations together comprise Washington/Mexicali.


     The Washington/Mexicali combined statement of operations data for the years ended September 30, 1999, 2000 and 2001 and the Washington/Mexicali combined balance sheet data as of September 30, 2000 and 2001 have been derived from the Combined Financial Statements of the Washington Business and the Mexicali Operations included in this proxy statement/prospectus-information statement, which have been audited by Deloitte & Touche LLP, whose opinion is included in this proxy statement/prospectus-information statement. The Washington/Mexicali combined statement of operations data for the three months ended December 31, 2000 and 2001 and the Washington/Mexicali combined balance sheet data as of December 31, 2001 have been derived from Washington/Mexicali's unaudited combined financial statements included in this proxy statement/prospectus-information statement. The Washington/Mexicali combined statement of operations data for the years ended September 30, 1997 and 1998 and the Washington/Mexicali combined balance sheet data as of September 30, 1997, 1998 and 1999 have been derived from Washington/Mexicali's unaudited combined financial statements which are not presented in this proxy statement/prospectus-information statement. The historical financial information may not be indicative of Washington/Mexicali's future performance and does not reflect what the results of operations and financial position of Washington/Mexicali would have been had it operated as an independent company during the periods presented.

                                                                                                         THREE MONTHS ENDED
                                                               YEAR ENDED SEPTEMBER 30,                     DECEMBER 31,
                                                 -----------------------------------------------------   -------------------
                                                   1997       1998       1999     2000(1)     2001(1)      2000       2001
                                                 --------   --------   --------   --------   ---------   --------   --------
                                                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Third parties................................  $ 49,201   $ 79,066   $176,015   $312,983   $ 215,502   $ 68,518   $ 88,404
  Conexant.....................................    30,818     33,205     40,400     65,433      44,949     16,978      5,356
                                                 --------   --------   --------   --------   ---------   --------   --------
        Total net revenues.....................    80,019    112,271    216,415    378,416     260,451     85,496     93,760
                                                 --------   --------   --------   --------   ---------   --------   --------
Cost of goods sold(2):
  Third parties................................    42,950     44,503     96,699    207,450     268,749     76,272     72,729
  Conexant.....................................    29,868     33,350     37,840     62,720      42,754     16,244      5,077
                                                 --------   --------   --------   --------   ---------   --------   --------
        Total cost of goods sold...............    72,818     77,853    134,539    270,170     311,503     92,516     77,806
                                                 --------   --------   --------   --------   ---------   --------   --------
Gross margin...................................     7,201     34,418     81,876    108,246     (51,052)    (7,020)    15,954
Operating expenses:
  Research and development.....................    47,156     56,748     66,457     91,616     111,053     26,918     32,181
  Selling, general and administrative..........    13,102     21,211     27,202     52,422      51,267     16,013     10,636
  Amortization of intangible assets............        --         --         --      5,327      15,267      3,737      3,937
  Special charges(3)...........................        --        220      1,432         --      88,876         --         --
  Purchased in-process research and
    development................................        --         --         --     24,362          --         --         --
                                                 --------   --------   --------   --------   ---------   --------   --------
        Total operating expenses...............    60,258     78,179     95,091    173,727     266,463     46,668     46,754
                                                 --------   --------   --------   --------   ---------   --------   --------
Operating loss.................................   (53,057)   (43,761)   (13,215)   (65,481)   (317,515)   (53,688)   (30,800)
Other income (expense), net....................        80      1,559        (54)       142         210        (11)        52
                                                 --------   --------   --------   --------   ---------   --------   --------
Loss before income taxes.......................   (52,977)   (42,202)   (13,269)   (65,339)   (317,305)   (53,699)   (30,748)
Provision for income taxes.....................     1,157      1,082      1,646      1,140       1,619        265      3,549
                                                 --------   --------   --------   --------   ---------   --------   --------
Net loss.......................................  $(54,134)  $(43,284)  $(14,915)  $(66,479)  $(318,924)  $(53,964)  $(34,297)
                                                 ========   ========   ========   ========   =========   ========   ========

                                                                          SEPTEMBER 30,
                                                      -----------------------------------------------------   DECEMBER 31,
                                                        1997       1998       1999     2000(1)     2001(1)        2001
                                                      --------   --------   --------   --------   ---------   ------------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.....................................  $ 40,529   $ 17,831   $ 55,374   $135,649   $  60,540     $ 60,683
Total assets........................................   155,982    203,313    291,909    501,553     314,287      311,084
Long-term liabilities...............................     1,549      2,063      3,335      3,767       3,806        3,772
Shareholder's net investment........................   144,332    187,196    275,568    466,416     287,661      274,023


---------------


(1) In fiscal 2000, Conexant acquired Philsar Semiconductor Inc., which became part of Washington/ Mexicali. As a result of the acquisition of Philsar, during fiscal 2000 and 2001 Washington/Mexicali recorded $5.3 million and $15.3 million, respectively, in amortization of goodwill and other acquisition-related intangible assets and in fiscal 2000 Washington/Mexicali recorded a charge of $24.4 million related to purchased in-process research and development.


(2) In fiscal 2001, Washington/Mexicali recorded inventory write-downs of $58.7 million.

(3) In fiscal 2001, Washington/Mexicali recorded special charges of $88.9 million, principally related to the impairment of certain wafer fabrication assets and restructuring activities. In fiscal 1998 and 1999, Washington/Mexicali recorded special charges of $0.2 million and $1.4 million, respectively, primarily related to a workforce reduction.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
             OF THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS


     The following discussion of the financial condition and results of operations of the Washington Business and the Mexicali operations should be read together with the Combined Financial Statements of the Washington Business and the Mexicali operations and the notes thereto appearing elsewhere in this proxy statement/prospectus-information statement.


OVERVIEW


     The Washington Business is a worldwide leader in semiconductor products and systems for wireless communications applications. Its product portfolio is comprised of components, subsystems and system-level semiconductor solutions for wireless voice and data communications applications, supporting the world's most widely adopted wireless standards, including CDMA (Code Division Multiple Access), TDMA (Time Division Multiple Access) and GSM (Global System for Mobile Communications). Wireless communications product offerings of the Washington Business include power amplifier modules, radio frequency components and subsystems and cellular systems.



     The Washington Business operates a gallium arsenide semiconductor wafer fabrication facility in Newbury Park, California to meet a portion of its wafer requirements. The Washington Business has historically provided substantially all of Conexant's requirements for gallium arsenide wafers. Revenues from Conexant for these products totaled $9.6 million and $0.5 million for fiscal 2001 and the first quarter of fiscal 2002, respectively.



     The Mexicali operations consist of a semiconductor assembly and test facility in Mexicali, Mexico and related operations. The Mexicali operations have historically provided a substantial portion of the Washington Business's and Conexant's requirements for semiconductor assembly and test services. Revenues from Conexant for semiconductor assembly and test services totaled $35.3 million and $4.8 million for fiscal 2001 and the first quarter of fiscal 2002, respectively.



     Prior to the completion of the spin-off transaction, Conexant and Washington will enter into various agreements providing for the supply of gallium arsenide wafer fabrication and assembly and test services by the combined company to Conexant, initially at substantially the same volumes as historically obtained by Conexant from Washington/Mexicali. Conexant and Washington will also enter into agreements providing for the supply to the combined company of transition services by Conexant and silicon-based wafer fabrication services by the Newport foundry joint venture to which Conexant contributed its Newport Beach, California wafer fabrication facility. Historically, Washington/Mexicali has obtained a portion of its silicon-based semiconductors from the Newport Beach wafer fabrication facility and currently expects that it initially will obtain substantially the same volume under the Newport supply agreement as it historically obtained from Conexant.


     The wireless communications semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The operating results of Washington/Mexicali have been, and may continue to be, negatively affected by substantial quarterly and annual fluctuations and market downturns due to a number of factors, such as changes in demand for end-user equipment, the timing of the receipt, reduction or cancellation of significant customer orders, the gain or loss of significant customers, market acceptance of Washington/Mexicali's products and its customers' products, Washington/Mexicali's ability to develop, introduce and market new products and technologies on a timely basis, availability and cost of products from suppliers, new product and technology introductions by competitors, changes in the mix of products produced and sold, intellectual property disputes, the timing and extent of product development costs and general economic conditions. In the past, average selling prices of established products have generally declined over time and this trend is expected to continue in the future.

     On an ongoing basis, Washington/Mexicali reviews investment, alliance and acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities. During fiscal 2000, Conexant acquired Philsar Semiconductor Inc. for aggregate consideration of $110.0 million to accelerate Washington/Mexicali's development efforts and fill technology gaps in its product portfolio. Washington/Mexicali treated the Philsar acquisition as a purchase for financial accounting purposes and its results of operations reflect the operations of Philsar after the date of acquisition.

BASIS OF PRESENTATION


     The Washington Business and the Mexicali operations are currently business units of Conexant. The Washington Business consists of Conexant's wireless communications business, including its Newbury Park gallium arsenide semiconductor wafer fabrication facility, but excluding certain assets and liabilities. The Mexicali operations include Conexant's Mexicali semiconductor assembly and test facility and certain related operations which Conexant will sell to the combined company immediately following the completion of the merger. For financial accounting purposes, the sale of the Mexicali operations by Conexant to the combined company will be treated as if Conexant had contributed the Mexicali operations to Washington as part of the spin-off transaction, and the $150 million purchase price will be treated as a return of capital to Conexant.



     The combined financial statements include the assets, liabilities, operating results and cash flows of the Washington Business and the Mexicali operations, which together represent all of the businesses and assets which Alpha will acquire upon completion of the spin-off transaction, the merger and the Mexicali sale.


     The combined financial statements presented in this proxy statement/prospectus-information statement have been prepared using Conexant's historical bases in the assets and liabilities and the historical operating results of Washington/Mexicali during each respective period. The combined financial statements include allocations of certain Conexant operating expenses for research and development and corporate functions. The operating expense allocations have been determined on bases that management considered to be reasonable reflections of the utilization of services provided to, or the benefit received by, Washington/Mexicali. The allocation methods include specific identification, activity-based analyses, relative revenues or costs, manufacturing capacity utilization and headcount.

     The combined financial information presented in this proxy statement/prospectus-information statement is not necessarily indicative of the financial position, results of operations or cash flows of Washington/Mexicali in the future, nor is it necessarily indicative of what the financial position, results of operations or cash flows of Washington/Mexicali would have been had it been an independent company for the periods presented.


CRITICAL ACCOUNTING POLICIES



     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires Washington/Mexicali to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the significant estimates affecting Washington/Mexicali's combined financial statements are those relating to allowances for doubtful accounts, inventories, long-lived assets, income taxes, warranties, restructuring costs and other contingencies. Washington/Mexicali regularly evaluates its estimates and assumptions based upon historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent actual results differ from those estimates, Washington/Mexicali's future results of operations may be affected.



     Inventories -- Washington/Mexicali writes down its inventory for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.



     Impairment of long-lived assets -- Long-lived assets, including fixed assets, goodwill and intangible assets, are continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance. Washington/Mexicali's estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to its business model or changes in its operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, Washington/ Mexicali recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.



     Deferred income taxes -- Washington/Mexicali has provided a full valuation reserve related to its substantial deferred tax assets. If sufficient evidence of Washington/Mexicali's ability to generate sufficient future taxable income in certain tax jurisdictions becomes apparent, Washington/Mexicali may be required to reduce its valuation allowances, resulting in income tax benefits in Washington/Mexicali's statement of operations. Management of Washington/Mexicali evaluates the realizability of the deferred tax assets and assesses the need for a valuation allowance quarterly.



     Warranties -- Reserves for estimated product warranty costs are provided at the time revenue is recognized. Although Washington/Mexicali engages in extensive product quality programs and processes, its warranty obligation is affected by product failure rates and costs incurred to rework or replace defective product. Should actual product failure rates or costs differ from estimates, additional warranty reserves could be required, which could reduce Washington/Mexicali's gross margins.



     Allowance for doubtful accounts -- Washington/Mexicali maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of Washington/Mexicali's customers were to deteriorate, its actual losses may exceed its estimates, and additional allowances would be required.


RESULTS OF OPERATIONS

  RECENT DEVELOPMENTS


     During fiscal 2001, Washington/Mexicali -- like many of its customers and competitors -- was adversely impacted by a broad slowdown affecting the wireless communications sector, including most of the end-markets for its products. Washington/Mexicali's net revenues for fiscal 2001 reflected deterioration in the digital cellular handset market resulting from excess channel inventories due to a slowdown in demand for mobile phones and a slower transition to next-generation phones. The effect of weakened end-customer demand was compounded by higher than normal levels of component inventories among manufacturer, subcontractor and distributor customers.


     The overall slowdown in the wireless communications markets also impacted Washington/Mexicali's gross margins and operating income. Cost of goods sold for fiscal 2001 was adversely affected by the significant underutilization of manufacturing capacity. Cost of goods sold for fiscal 2001 also reflects $58.7 million of inventory write-downs across Washington/Mexicali's product portfolio resulting from the sharply reduced end-customer demand for digital cellular handsets.

     In the first quarter of fiscal 2002, Washington/Mexicali's revenues from product sales to third parties increased over 50% sequentially from the fourth quarter of fiscal 2001, its second consecutive quarter of sequential revenue growth, as a result of renewed demand for its wireless product portfolio. The increased demand is partially due to improvement in the level of excess channel inventories that had adversely affected the digital cellular handset markets during fiscal 2001.

  EXPENSE REDUCTION AND RESTRUCTURING INITIATIVES

     In fiscal 2001, Washington/Mexicali implemented a number of expense reduction and restructuring initiatives to more closely align its cost structure with the then-current business environment. The cost reduction initiatives included workforce reductions, temporary shutdowns of manufacturing facilities and significant reductions in capital spending.

     Through involuntary severance programs and attrition, Washington/Mexicali reduced its workforce in fiscal 2001 by approximately 800 employees (principally in its manufacturing operations), a 22% reduction from January 2001 levels. In addition, Washington/Mexicali periodically idled its Newbury Park wafer fabrication facility and, for a portion of fiscal 2001, implemented a reduced work week at its Mexicali facility.

     Washington/Mexicali recorded restructuring charges of $2.7 million in fiscal 2001 related to the workforce reductions completed through September 30, 2001. The restructuring initiatives and other expense reduction actions resulted in a quarterly reduction of operating expenses of approximately $4.8 million for the fourth quarter of fiscal 2001 as compared with the second quarter of fiscal 2001.

  ASSET IMPAIRMENTS

     During fiscal 2001, Washington/Mexicali management determined that the value of the Newbury Park wafer fabrication assets was impaired as a result of then-current and projected business conditions. Accordingly, Washington/Mexicali recorded an impairment charge of $86.2 million to write down the carrying value of the wafer fabrication assets to their estimated fair value.

THREE MONTHS ENDED DECEMBER 31, 2000 AND 2001

     The following table sets forth the results of operations of Washington/Mexicali expressed as a percentage of net revenues for the three months ended December 31, 2000 and 2001:

                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000        2001
                                                              ------      ------
Net revenues................................................  100.0%      100.0%
Cost of goods sold..........................................  108.2        83.0
                                                              -----       -----
Gross margin................................................   (8.2)       17.0
Operating expenses:
  Research and development..................................   31.5        34.3
  Selling, general and administrative.......................   18.7        11.3
  Amortization of intangible assets.........................    4.4         4.2
                                                              -----       -----
     Total operating expenses...............................   54.6        49.8
                                                              -----       -----
Operating loss..............................................  (62.8)      (32.8)
Other income, net...........................................     --          --
                                                              -----       -----
Loss before income taxes....................................  (62.8)      (32.8)
Provision for income taxes..................................    0.3         3.8
                                                              -----       -----
Net loss....................................................  (63.1)%     (36.6)%
                                                              =====       =====

  NET REVENUES

                                                               THREE MONTHS ENDED
                                                      ------------------------------------
                                                      DECEMBER 31,            DECEMBER 31,
                                                          2000       CHANGE       2001
                                                      ------------   ------   ------------
                                                                 (IN MILLIONS)
Net revenues:
  Third parties.....................................     $68.5         29%       $88.4
  Conexant..........................................      17.0        (68)%        5.4
                                                         -----        ---        -----
                                                         $85.5                   $93.8
                                                         =====                   =====

     The Washington Business markets and sells its semiconductor products and system solutions to leading OEMs of communication electronics products, third-party original design manufacturers, or ODMs, and contract manufacturers and indirectly through electronic components distributors. Samsung Electronics Co. Ltd. and Nokia Corporation accounted for 48% and 11%, respectively, of net revenues from third parties for the first quarter of fiscal 2002 and sales to the Washington Business's top 10 customers accounted for 95% of net revenues from third parties for the period. Revenues derived from customers located in the Americas, Asia-Pacific and Europe/Middle East/Africa regions were 4%, 92% and 4%, respectively, of net revenues from third parties for the first quarter of fiscal 2002.

     Washington/Mexicali generally recognizes revenues from product sales directly to its customers and to certain distributors upon shipment and transfer of title. Provision for sales returns is made at the time of sale based on experience. An insignificant portion of product sales are made to electronic component distributors under agreements allowing for price protection and/or a right of return on unsold products. The recognition of revenue on sales to these distributors is deferred until the products are sold by the distributors.


     Revenues from product sales to third parties, which represented 94% of total net revenues for the first quarter of fiscal 2002, increased 29% from the comparable period of fiscal 2001, principally reflecting increased sales of GSM products, including power amplifier modules and complete cellular systems. Washington/Mexicali also experienced increased demand for its power amplifier modules for CDMA and TDMA applications from a number of its key customers.


     Revenues from wafer fabrication and semiconductor assembly and test services provided to Conexant, which represented 6% of total revenues for the first quarter of fiscal 2002, decreased 68% from the comparable period of fiscal 2001. The decrease principally reflects lower demand for assembly and test services from Conexant's Mindspeed Technologies and broadband access businesses due to the broad slowdown affecting most of the communications electronics end-markets for Conexant's products.

  GROSS MARGIN

                                                               THREE MONTHS ENDED
                                                      ------------------------------------
                                                      DECEMBER 31,            DECEMBER 31,
                                                          2000       CHANGE       2001
                                                      ------------   ------   ------------
                                                                 (IN MILLIONS)
Gross margin:
  Third parties.....................................     $(7.8)        nm        $15.7
  Percent of net revenues from third parties........       (11)%                    18%
  Conexant..........................................     $ 0.7        (62)%      $ 0.3
  Percent of net revenues from Conexant.............         4%                      5%
---------------
nm = not meaningful

     Gross margin represents net revenues less cost of goods sold. Cost of goods sold consists primarily of purchased materials, labor and overhead (including depreciation) associated with product manufacturing, royalty and other intellectual property costs, warranties and sustaining engineering expenses pertaining to products sold. In the past, Washington/Mexicali purchased a portion of its requirements for complementary metal-oxide semiconductor, or CMOS, wafers from Conexant at Conexant's actual cost. In fiscal 2001 and the first quarter of fiscal 2002, approximately 46% and 35%, respectively, of cost of goods sold represented the value of products supplied by Conexant, which were charged to Washington/Mexicali at Conexant's actual cost. Because Washington/Mexicali and Conexant incur substantial fixed costs to maintain their own manufacturing facilities, in periods of lower utilization of these manufacturing facilities, unit costs have increased. Cost of goods sold also includes allocations from Conexant of manufacturing cost variances, process engineering and other manufacturing costs which are not included in the unit costs of Washington/ Mexicali inventories but are expensed as incurred.


     The improvement in gross margin from third party sales for the first quarter of fiscal 2002, compared with the first quarter of fiscal 2001, reflects increased revenues, improved utilization of Washington/ Mexicali's manufacturing facilities and a decrease in depreciation expense of approximately $3.5 million that resulted from the write-down of the Newbury Park wafer fabrication assets in the third quarter of fiscal 2001. Although recent revenue growth has increased the level of utilization of Washington/ Mexicali's manufacturing facilities, these facilities continue to operate below optimal capacity and underutilization continues to adversely affect Washington/Mexicali's unit cost of goods sold and gross margin. Gross margin for the first quarter of fiscal 2002 was also adversely impacted by additional warranty costs of $14.0 million. The additional warranty costs were the result of an agreement with a major customer for the reimbursement of costs the customer incurred in connection with the failure of a product when used in a certain adverse environment. Although Washington/Mexicali developed and sold the product to the customer pursuant to mutually agreed-upon specifications, the product experienced unusual failures when used in an environment in which the product had not been previously tested. The product has since been modified and no additional costs are expected to be incurred in connection with this issue. Gross margin for the fiscal 2002 period benefitted by approximately $7.5 million as a result of the sale of inventories having a historical cost of $7.5 million that were written down to a zero cost basis during fiscal year 2001. Excluding the effect of these items, gross margin for the first quarter of fiscal 2002 was approximately $22.2 million, or 25% of net revenues from third parties. Gross margin for the first quarter of fiscal 2001 was adversely affected by inventory write-downs of approximately $5.6 million.



     The inventory write-downs recorded in the first quarter of fiscal 2001 resulted from the sharply reduced end-customer demand Washington/Mexicali experienced, primarily associated with its radio frequency components, as a result of the rapidly changing demand environment for digital cellular handsets during that period. As a result of these market conditions, Washington/Mexicali experienced a significant number of order cancellations and a decline in the volume of new orders. Washington/Mexicali assesses the recoverability of inventories through an on-going review of inventory levels in relation to sales backlog and forecasts, product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, Washington/Mexicali writes down the value of those inventories which, at the time of its review, it expects to be unable to sell. The amount of the write-down is the excess of historical cost over estimated realizable value (generally zero). Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.



     Washington/Mexicali bases its assessment of the recoverability of its inventories, and the amounts of any write-downs, on currently available information and assumptions about future demand and market conditions. Demand for Washington/Mexicali's products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required.



     Moreover, Washington/Mexicali may retain and make available for sale some or all of the inventory which has been written down. In the event that actual demand is higher than originally projected, Washington/Mexicali may be able to sell a portion of these inventories in the future. If Washington/Mexicali experiences renewed demand for these products and is able to sell a portion of the inventories which are carried at zero cost basis, its gross margins will be favorably affected.

Washington/Mexicali generally scraps those inventories which have been written down and are identified as obsolete.



     Under supply agreements to be entered into prior to completion of the spin-off transaction, the combined company will receive wafer fabrication, wafer probe and certain other services from the Newport foundry joint venture's Newport Beach, California wafer fabrication facility and the combined company will provide wafer fabrication, wafer probe, final test and other services to Conexant at the Newbury Park facility, in each case, for a three-year period after the merger. The combined company will also provide semiconductor assembly and test services to Conexant at the Mexicali facility. The price for the services under the agreements in the first year will be the actual cost of the services. In the second year the price will be the average of (1) the actual cost in the first year and (2) the market price (determined prior to the start of the second year) of the services. In the third year the price will be based on the market price of the services.



     During the term of the Newport supply agreement, Washington/Mexicali's unit cost of goods supplied by the Newport foundry joint venture will continue to be affected by the level of utilization of the Newport foundry joint venture's Newport Beach, California wafer fabrication facility and other factors outside Washington/Mexicali's control. In addition, Washington/Mexicali's costs will be affected by the extent of its use of outside foundries and the pricing it is able to obtain. During periods of high industry demand for wafer fabrication capacity, Washington/Mexicali may have to pay higher prices to secure wafer fabrication capacity.



     Washington/Mexicali has historically sold gallium arsenide semiconductors to Conexant at cost and has provided semiconductor assembly and test services to Conexant at approximately 5% over cost. Washington/Mexicali's overall gross margin on sales to Conexant has been approximately 5% of net revenues.


  RESEARCH AND DEVELOPMENT

                                                          THREE MONTHS ENDED DECEMBER 31,
                                                       --------------------------------------
                                                           2000        CHANGE       2001
                                                       -------------   ------   -------------
                                                                   (IN MILLIONS)
Research and development.............................      $26.9         20%        $32.2
Percent of net revenues..............................         32%                      34%

     Research and development expenses consist principally of direct personnel costs, costs for pre-production evaluation and testing of new devices and design and test tool costs. Research and development expenses also include allocated costs for shared research and development services provided by Conexant, principally in the areas of advanced semiconductor process development, design automation and advanced package development, for the benefit of several of Conexant's businesses.


     The increase in research and development expenses for the first quarter of fiscal 2002 compared to the similar period of fiscal 2001 primarily reflects the opening of a new design center in Le Mans, France and higher headcount and personnel-related costs. Subsequent to the first quarter of fiscal 2001, Washington/ Mexicali expanded its customer support engagements as well as development efforts targeted at components and full system solutions using the CDMA2000, GSM, General Packet Radio Services, or GPRS, and third-generation, or 3G, wireless standards in both the digital cellular handset and infrastructure markets.


     Under a transition services agreement to be entered into on or prior to completion of the spin-off transaction, Conexant will continue to perform various research and development services for the combined company at actual cost until December 31, 2002, unless the parties otherwise agree. To the extent Washington/Mexicali uses these services subsequent to the expiration of the specified term, the pricing is subject to negotiation.

  SELLING, GENERAL AND ADMINISTRATIVE

                                                         THREE MONTHS ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                         2000         CHANGE        2001
                                                     -------------    ------    -------------
                                                                  (IN MILLIONS)
Selling, general and administrative................      $16.0          (34)%       $10.6
Percent of net revenues............................         19%                        11%

     Selling, general and administrative expenses include personnel costs, sales representative commissions, advertising and other marketing costs. Selling, general and administrative expenses also include allocated general and administrative expenses from Conexant for a variety of shared functions, including legal, accounting, treasury, human resources, real estate, information systems, customer service, sales, marketing, field application engineering and other corporate services.


     The decrease in selling, general and administrative expenses for the first quarter of fiscal 2002 compared to the first quarter of fiscal 2001 primarily reflects lower headcount and personnel-related costs resulting from the expense reduction and restructuring actions initiated during fiscal 2001 and lower provisions for uncollectible accounts receivable. The provision for uncollectible accounts receivable of $(1.2) million for the first quarter of fiscal 2002 resulted from collections experience more favorable than previously estimated; in the first quarter of fiscal 2001 the provision reflected an increase in past-due accounts which management estimated would ultimately be uncollectible.


     Under the transition services agreement, Conexant will continue to perform various services for Washington/Mexicali at actual cost until December 31, 2002, unless the parties otherwise agree. To the extent Washington/Mexicali uses these services subsequent to the expiration of the specified term, the pricing is subject to negotiation. In addition, until the combined company completes the integration of its previously separate operations, it will incur duplicative costs for certain functions.

  AMORTIZATION OF INTANGIBLE ASSETS

                                                         THREE MONTHS ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                         2000         CHANGE        2001
                                                     -------------    ------    -------------
                                                                  (IN MILLIONS)
Amortization of intangible assets..................      $ 3.7           5%         $ 3.9

     In connection with the fiscal 2000 acquisition of Philsar, Washington/Mexicali recorded an aggregate of $78.2 million of identified intangible assets and goodwill. These assets are being amortized over their estimated useful lives (principally 5 years).

     The higher amortization expense in the fiscal 2002 first quarter primarily resulted from the additional consideration for the acquisition of Philsar paid by Conexant during fiscal 2001 upon the expiration of an indemnification period. The value of the additional consideration paid was added to the recorded amounts of goodwill and is being amortized over the remainder of the original estimated lives of the goodwill.

     Under the recently-issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", which Washington/Mexicali will adopt in the first quarter of fiscal 2003, Washington/Mexicali will cease amortizing goodwill against its results of operations, reducing annual amortization expense by approximately $14 million. However, Washington/Mexicali will be required to evaluate goodwill at least annually for impairment, and to write down the value of goodwill -- with a charge against its results of operations -- when the recorded value of goodwill exceeds its estimated fair value.

  OTHER INCOME, NET

     Other income, net is comprised primarily of interest income on invested cash balances, gains/losses on the sale of assets, foreign exchange gains/losses and other non-operating income and expense items.

  PROVISION FOR INCOME TAXES

     As a result of its history of operating losses and the expectation of future operating results, Washington/Mexicali determined that it is more likely than not that the income tax benefits which arose during the first quarters of fiscal 2001 and fiscal 2002 will not be realized. Consequently, no income tax benefit has been recognized relating to the operating loss for either period. As of December 31, 2001, Washington/Mexicali has established a valuation allowance of $219.6 million for the deferred tax assets (principally arising from net operating loss carryforwards) which currently are not expected to be realized through the reduction of future income tax payments. The net operating loss carryforwards and other tax benefits relating to the historical operations of Washington/Mexicali will be retained by Conexant in the spin-off transaction, and will not be available to be utilized in the separate tax returns of the combined company.


     The provision for income taxes for the first quarters of fiscal 2001 and fiscal 2002 consist of foreign income taxes incurred by foreign operations. Washington/Mexicali does not expect to recognize any income tax benefits relating to future operating losses until management determines that such benefits are more likely than not to be realized.



YEARS ENDED SEPTEMBER 30, 1999, 2000 AND 2001


     The following table sets forth Washington/Mexicali's results of operations expressed as a percentage of net revenues for the fiscal years ended September 30, 1999, 2000 and 2001:

                                                             1999     2000      2001
                                                             -----    -----    ------
Net revenues...............................................  100.0%   100.0%    100.0%
Cost of goods sold.........................................   62.2     71.4     119.6
                                                             -----    -----    ------
Gross margin...............................................   37.8     28.6     (19.6)
Operating expenses:
  Research and development.................................   30.7     24.2      42.6
  Selling, general and administrative......................   12.5     13.9      19.7
  Amortization of intangible assets........................     --      1.4       5.9
  Special charges..........................................    0.7       --      34.1
  Purchased in-process research and development............     --      6.4        --
                                                             -----    -----    ------
     Total operating expenses..............................   43.9     45.9     102.3
                                                             -----    -----    ------
Operating loss.............................................   (6.1)   (17.3)   (121.9)
Other income (expense), net................................     --       --       0.1
                                                             -----    -----    ------
Loss before income taxes...................................   (6.1)   (17.3)   (121.8)
Provision for income taxes.................................    0.8      0.3       0.7
                                                             -----    -----    ------
Net loss...................................................   (6.9)%  (17.6)%  (122.5)%
                                                             =====    =====    ======

  NET REVENUES

                                   1999         CHANGE        2000         CHANGE        2001
                               -------------    ------    -------------    ------    -------------
                                                          (IN MILLIONS)
Net revenues:
  Third parties..............     $176.0          78%        $313.0         (31)%       $215.5
  Conexant...................       40.4          62           65.4         (31)          45.0
                                  ------                     ------                     ------
                                  $216.4                     $378.4                     $260.5
                                  ======                     ======                     ======


     Revenues from product sales to third parties for fiscal 2001 declined 31% from fiscal 2000, reflecting a steep decline in global demand for digital cellular handsets and the excess channel inventories among Washington/Mexicali's manufacturer, subcontractor and distributor customers. Net revenues from Washington/Mexicali's digital cellular components, subsystems and system-level products were also adversely affected by a slower transition to next-generation wireless phones. In addition, revenues from products for CDMA applications were adversely affected by the ongoing effects of lower subsidies of new digital cellular handsets. During fiscal 2000, the South Korean government imposed a ban on South Korean cellular service providers subsidizing new digital cellular handsets, which curtailed demand in the South Korean market for CDMA digital cellular handset production and attendant semiconductor component supply. While overall demand remained lower than fiscal 2000 levels throughout the year, during the fourth quarter of fiscal 2001 Washington/Mexicali experienced strong sequential quarterly growth in its revenues, driven by increased sales volume across its product portfolio.

     Samsung Electronics Co. Ltd. and Nokia Corporation accounted for 44% and 12%, respectively, of net revenues from third parties for fiscal 2001 and sales to the Washington Business's top 10 customers accounted for 90% of net revenues from third parties for the period. Revenues derived from customers located in the Americas, Asia-Pacific and Europe/Middle East/Africa regions were 11%, 77% and 12%, respectively, of net revenues from third parties for fiscal 2001. Revenues from wafer fabrication and semiconductor assembly and test services provided to Conexant for fiscal 2001 decreased 31% from fiscal 2000. The decrease principally reflects lower demand for assembly and test services from Conexant's Mindspeed Technologies and broadband access businesses due to the broad slowdown affecting most of the communications electronics end-markets for Conexant's products.

     Revenues from product sales to third parties for fiscal 2000 grew 78% over fiscal 1999, driven by strong overall demand for digital cellular handsets worldwide. In fiscal 1999, Washington/Mexicali commenced efforts to expand its product offerings to include GSM products, which it believed presented a large total addressable market. Washington/Mexicali also considered entry into the GSM market necessary in preparation for eventual migration to 3G digital cellular systems that will incorporate both CDMA and GSM technologies. Washington/Mexicali derived significant revenue growth from the successful launch of its GSM product portfolio, including power amplifiers, radio frequency subsystems and full system solutions. While annual revenues from the CDMA product portfolio also increased, sales of these products declined during the second half of fiscal 2000 as a result of the South Korean government ban on subsidies of new digital cellular handsets by cellular service providers in the South Korean market.

     Revenues from wafer fabrication and semiconductor assembly and test services provided to Conexant for fiscal 2000 increased 62% from fiscal 1999. The increase principally reflects higher demand for assembly and test services from Conexant's Mindspeed Technologies and broadband access businesses due to the rapid sales growth experienced by those businesses during fiscal 2000.

  GROSS MARGIN

                                               1999    CHANGE    2000    CHANGE    2001
                                               -----   ------   ------   ------   ------
                                                             (IN MILLIONS)
Gross margin
  Third parties..............................  $79.3     33%    $105.5    (150)%  $(53.2)
  Percent of net revenues from third
     parties.................................     45%               34%              (25)%
  Conexant...................................  $ 2.6      6%    $  2.7     (19)%  $  2.2
  Percent of net revenues from Conexant......      6%                4%                5%


     Gross margin from third party sales for fiscal 2001 reflects the impact of the 31% decrease in revenues on a base of relatively fixed manufacturing support costs. Gross margin for fiscal 2001 was also adversely affected by the continued shift in revenue mix toward GSM products, which yielded lower margins as Washington/Mexicali sought to expand and strengthen its position in this highly-competitive market. In bringing its GSM product portfolio to market, Washington/Mexicali focused on high levels of integration and performance, rather than minimizing component cost, which affected its gross margin on sales of GSM products. Washington/Mexicali anticipates that gross margins for its subsystems and systems solutions will improve as Washington/Mexicali transitions to more highly-integrated solutions comprised of fewer separate components. Gross margin for fiscal 2001 was also adversely affected by inventory write-downs of $58.7 million and a $14.0 million increase in warranty costs.



     The inventory write-downs resulted from the sharply reduced end-customer demand experienced for digital cellular handsets in fiscal 2001. As a result of these market conditions, Washington/Mexicali experienced a significant number of order cancellations and a decline in the volume of new orders during fiscal 2001. Washington/Mexicali assesses the recoverability of inventories through an on-going review of inventory levels in relation to sales backlog and forecasts, product marketing plans and product life cycles. When the inventory on hand exceeds the forseeable demand, Washington/Mexicali writes down the value of those inventories which, at the time of its review, it expects to be unable to sell. The amount of the write-down is the excess of historical cost over estimated realizable value(generally zero). Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory. During fiscal 2001, Washington/Mexicali sold an insignificant amount of the inventory that had previously been written down.



     Washington/Mexicali typically makes sales pursuant to individual purchase orders and not under long-term supply contracts with its customers. Customers may cancel orders prior to shipment. Washington/ Mexicali purchases and manufactures inventory based upon estimates of customer demand, which is difficult to predict. The inventories written down during fiscal 2001 principally consisted of power amplifiers and radio frequency subsystem components which, in many cases, Washington/Mexicali had purchased or manufactured to satisfy expected customer demand.



     Washington/Mexicali bases its assessment of the recoverability of its inventories, and the amounts of any write-downs, on currently available information and assumptions about future demand and market conditions. Demand for Washington/Mexicali's products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required.



     Moreover, Washington/Mexicali may retain and make available for sale some or all of the inventory which has been written down. In the event that actual demand is higher than originally projected, Washington/Mexicali may be able to sell a portion of these inventories in the future. If Washington/ Mexicali experiences renewed demand for these products and is able to sell a portion of the inventories which are carried at a zero cost basis, its gross margins will be favorably affected. Washington/Mexicali generally scraps those inventories which have been written down and are identified as obsolete.


     The gross margin from third party sales of 34% achieved in fiscal 2000 compared with 45% in fiscal 1999 principally reflects the beginning of Washington/Mexicali's revenue mix shift toward GSM products. The GSM product portfolio, and GSM components in particular, accounted for a significant portion of the increase in fiscal 2000 net revenues over fiscal 1999. Gross margins for fiscal 2000 also include higher allocated manufacturing costs from Conexant resulting from increased purchases of CMOS wafer fabrication and other services.


     Washington/Mexicali has historically sold gallium arsenide semiconductors to Conexant at cost and has provided semiconductor assembly and test services to Conexant at approximately 5% over cost. Consequently, Washington/Mexicali's overall gross margin on sales to Conexant is approximately 5% of net revenues.


  RESEARCH AND DEVELOPMENT

                                   1999         CHANGE        2000         CHANGE        2001
                               -------------    ------    -------------    ------    -------------
                                                          (IN MILLIONS)
Research and development.....      $66.5          38%         $91.6          21%        $111.1
Percent of net revenues......         31%                        24%                        43%


     During fiscal 2001, Washington/Mexicali focused its research and development investment principally on wireless communications applications such as next generation power amplifiers, radio frequency subsystems and cellular systems. In particular, Washington/Mexicali has focused a significant amount of research and development resources in developing complete network protocol stacks and user interface software in support of its cellular systems initiative. The increase in research and development expenses for fiscal 2001 primarily reflects higher headcount and personnel-related costs to support Washington/

Mexicali's expanded development efforts and the accelerated launch of new products. The higher fiscal 2001 research and development expenses also include costs of approximately $5.6 million resulting from the acquisition of Philsar in fiscal 2000.



     The increase in research and development expenses for fiscal 2000 compared to fiscal 1999 primarily reflects higher headcount and personnel-related costs to support expanded research and development efforts and approximately $1.6 million of costs resulting from the acquisition of Philsar. Key product development efforts targeted were a dual-band GSM power amplifier multi-chip module and a Bluetooth(TM) radio frequency transceiver. Research and development efforts were also focused on the development of next-generation radio frequency solutions using silicon germanium process technologies.


  SELLING, GENERAL AND ADMINISTRATIVE

                                   1999         CHANGE        2000         CHANGE        2001
                               -------------    ------    -------------    ------    -------------
                                                          (IN MILLIONS)
Selling, general and
  administrative.............      $27.2          93%         $52.4          (2)%        $51.3
Percent of net revenues......         13%                        14%                        20%


     The decrease in selling, general and administrative expenses for fiscal 2001 compared to fiscal 2000 reflects the favorable impact of the expense reduction and restructuring actions initiated during fiscal 2001 as well as a $4.0 million decrease in the provision for uncollectible accounts receivable. The lower provision for uncollectible accounts receivable resulted from collections experience more favorable than previously estimated and a 38% decrease in the balance of accounts receivable. These factors were largely offset by a $3.4 million increase in allocated costs for shared functions provided by Conexant in fiscal 2001 and the inclusion of the selling, general and administrative costs of Philsar (acquired in May 2000) for the entire fiscal year.



     The increase in selling, general and administrative expenses for fiscal 2000 as compared to fiscal 1999 was due primarily to increased personnel and related costs resulting from the continued expansion of Washington/Mexicali's sales and marketing functions to support the sales growth experienced during fiscal 1999 and fiscal 2000. The increase also reflects higher sales representative commissions, driven by revenue growth, and the addition of approximately $1.1 million of selling, general and administrative costs associated with Philsar, which was acquired during fiscal 2000. Selling, general and administrative expenses for fiscal 2000 also included provisions of $3.5 million for accounts receivable from slow-paying customers which Washington/Mexicali expected to be uncollectible. In addition, allocated general and administrative costs for shared business support functions increased $13.7 million as a result of the continued development of Conexant's corporate infrastructure to support Conexant's and Washington/Mexicali's growth.


  AMORTIZATION OF INTANGIBLE ASSETS

                                       1999        CHANGE       2000        CHANGE       2001
                                   -------------   ------   -------------   ------   -------------
                                                            (IN MILLIONS)
Amortization of intangible
  assets.........................     $    --        nm        $   5.3         nm       $  15.3
Percent of net revenues..........          --                        1%                       6%
---------------
nm = not meaningful

     In connection with the fiscal 2000 acquisition of Philsar, Washington/Mexicali recorded an aggregate of $78.2 million of identified intangible assets and goodwill. These assets are being amortized over their estimated useful lives (principally 5 years). The increase in amortization expense in fiscal 2001 compared with fiscal 2000 reflects the inclusion of Philsar in the Washington/Mexicali results of operations for the entire fiscal year.

  SPECIAL CHARGES

     Special charges consist of the following:

                                       1999        CHANGE       2000        CHANGE       2001
                                   -------------   ------   -------------   ------   -------------
                                                            (IN MILLIONS)
Asset impairments................      $  --         nm         $  --         nm         $86.2
Restructuring charges............        1.4         nm            --         nm           2.7
                                       -----                    -----                    -----
                                       $ 1.4                    $  --                    $88.9
                                       =====                    =====                    =====
---------------
nm = not meaningful


     Asset Impairments. During the third quarter of fiscal 2001, Washington/Mexicali recorded an $86.2 million charge for the impairment of the manufacturing facility and related wafer fabrication machinery and equipment at the Washington Business's Newbury Park facility. This impairment charge was based on a recoverability analysis prepared by management as a result of the dramatic downturn in the market for wireless communications products and the related impact on the then-current and projected business condition of the Washington Business. In addition, the need to perform an impairment analysis was further supported by management's decision to reduce future capital spending on advanced technologies. In performing the analysis for recoverability, management estimated the future cash flows expected to result from the manufacturing activities at the Newbury Park facility over a ten-year period. The estimated future cash flows were based on modest volume increases consistent with management's view of the outlook for the industry, partially offset by declining average selling prices. The declines in average selling prices are consistent with historical trends and management's decision to focus on existing products based on the current technology. Since the estimated undiscounted cash flows were less than the carrying value (approximately $106 million based on historical cost) of the related assets, it was concluded that an impairment loss should be recognized. The impairment charge was determined by comparing the estimated fair value of the related assets to their carrying value. The fair value of the assets was determined by computing the present value of the estimated future cash flows using a discount rate of 30%, which management believed was commensurate with the underlying risks associated with the projected cash flows. Washington/Mexicali believes the assumptions used in the discounted cash flow model represented a reasonable estimate of the fair value of the assets. The write-down established a new cost basis for the impaired assets and will reduce annual depreciation expense for fiscal 2002 by approximately $14 million.


     Restructuring Charges. Through involuntary severance programs and attrition, Washington/Mexicali reduced its workforce by approximately 800 employees (principally in its manufacturing operations), a 22% reduction from January 2001 levels. In addition to the workforce reductions, Washington/Mexicali periodically idled its Newbury Park wafer fabrication facility and, for a portion of fiscal 2001, implemented a reduced work week at its Mexicali semiconductor assembly and test facility.

     Washington/Mexicali recorded restructuring charges of $2.7 million for the workforce reductions completed through fiscal 2001, based upon estimates of the cost of severance benefits for the approximately 250 affected employees. Substantially all amounts accrued for these actions are expected to be paid within one year. Cash payments to complete the restructuring actions will be funded from available cash reserves and funds from operations, and are not expected to significantly impact Washington/Mexicali's liquidity.

     Activity and liability balances related to the fiscal 2001 restructuring actions are as follows (in thousands):

Charged to costs and expenses...............................   $2,667
Cash payments...............................................   (1,943)
                                                               ------
Restructuring balance, September 30, 2001...................      724
Cash payments...............................................     (461)
                                                               ------
Restructuring balance, December 31, 2001....................   $  263
                                                               ======

     The fiscal 2001 restructuring initiatives and other expense reduction actions resulted in a quarterly reduction of operating expenses of approximately $4.8 million for the fourth quarter of fiscal 2001 as compared with the second quarter of fiscal 2001.

     In fiscal 1999, Washington/Mexicali recorded additional restructuring charges of $1.4 million to complete a workforce reduction which was commenced in 1998. The fiscal 1999 restructuring charges primarily relate to costs of a voluntary early retirement program for employees who elected early retirement during fiscal 1999.

  PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

     In connection with the fiscal 2000 acquisition of Philsar, Washington/Mexicali recorded a $24.4 million charge for the fair value of purchased in-process research and development, or IPRD. The following table summarizes the significant assumptions underlying the valuations of the Philsar in-process research and development at the time of the acquisition.

                                             ESTIMATED COSTS                        WEIGHTED
                            DATE               TO COMPLETE      DISCOUNT RATE    AVERAGE COST OF
                          ACQUIRED   IPRD       PROJECTS       APPLIED TO IPRD       CAPITAL
                          --------   -----   ---------------   ---------------   ---------------
                                                      (IN MILLIONS)
Philsar.................  May 2000   $24.4        $5.4               30%               20%

     Washington/Mexicali believes the discount rate applied to the in-process research and development projects reflects the specific risks associated with the projects. Washington/Mexicali is responsible for the amounts determined for in-process research and development and believes the amounts are representative of fair values and do not exceed the amounts an independent party would pay for these projects at the date of acquisition.


     Three in-process research and development projects, representing 75% of the value assigned to in-process research and development, were directed toward the development of Bluetooth(TM) radio frequency transceivers. These projects ranged from 62% to 78% complete and averaged approximately 72% complete. In fiscal 2001, Washington/Mexicali completed two of these projects. The third project was suspended to permit development resources to be directed to projects which Washington/Mexicali believed were better aligned with expected future demand.



     The product resulting from the acquired transceiver projects and Washington/Mexicali's subsequent development efforts is a portfolio of 2.4 GHz frequency-hopping spread spectrum radio frequency transceivers optimized for use in Bluetooth-enabled systems. To date, Washington/Mexicali has not derived any revenues from these products. Washington/Mexicali believes major communications electronics OEMs have been slow to incorporate Bluetooth short-range wireless connectivity into their products. This trend, combined with the broad slowdown that has affected the wireless communications sector, has led to slower than anticipated growth in demand for Bluetooth-enabled systems. However, Washington/Mexicali believes its transceivers are particularly well-suited for use in devices such as mobile phones and personal digital assistants that require extended battery life and small size and is actively pursuing design wins with communications electronics OEMs. In the event that Bluetooth-enabled systems in general, and Washington/Mexicali's products in particular, do not gain acceptance, Washington/ Mexicali's return on its investment in Philsar will be adversely affected.



     The remaining two in-process research and development projects, directed toward the development of a Bluetooth baseband controller and an integrated Bluetooth single-chip solution, represented 4% and 21%, respectively, of the value assigned to in-process research and development. During fiscal 2000, Washington/Mexicali transferred these development efforts to Conexant. In the spin-off transaction and the merger, Conexant will retain all rights to the Bluetooth baseband controller and the single-chip solution technology which it has developed or derived from the acquired in-process research and development projects. Consequently, Washington/Mexicali does not expect to derive any revenues from these projects.

  PROVISION FOR INCOME TAXES

     The provision for income taxes for fiscal years 1999, 2000 and 2001 consists of foreign income taxes incurred by foreign operations. As a result of its history of operating losses and the expectation of future operating results, Washington/Mexicali determined that it is more likely than not that the income tax benefits which arose during fiscal years 1999, 2000 and 2001 will not be realized. Consequently, no income tax benefit has been recognized relating to the operating losses for these periods. As of September 30, 2001, Washington/Mexicali has established a valuation allowance of $207.3 million for the deferred tax assets (principally arising from net operating loss carryforwards) which currently are not expected to be realized through the reduction of future income tax payments. The net operating loss carryforwards and other tax benefits relating to the historical operations of Washington/Mexicali will be retained by Conexant in the spin-off transaction, and will not be available to be utilized in the separate tax returns of the combined company.


  QUARTERLY RESULTS OF OPERATIONS


     The following table presents Washington/Mexicali's combined operating results for each of the nine fiscal quarters in the period ended December 31, 2001. The information for each of these quarters is derived from unaudited combined interim financial statements that have been prepared on the same basis as the audited combined financial statements of Washington/Mexicali included in this proxy statement/prospectus-information statement. In the opinion of Washington/Mexicali management, all necessary adjustments, which consist only of normal and recurring accruals as well as inventory write-downs, special charges and the write-off of purchased in-process research and development, have been included to fairly present the unaudited quarterly results. This data should be read together with the Combined Financial Statements of the Washington Business and the Mexicali Operations and the notes thereto appearing elsewhere in this proxy statement/prospectus-information statement.


                                                                      THREE MONTHS ENDED
                             ----------------------------------------------------------------------------------------------------
                             DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,    SEPT. 30,   DEC. 31,
                               1999       2000       2000       2000        2000       2001        2001        2001        2001
                             --------   --------   --------   ---------   --------   ---------   ---------   ---------   --------
                                                                        (IN THOUSANDS)
Net revenues:
 Third parties.............  $75,470    $82,098    $ 78,494   $ 76,921    $ 68,518   $  46,583   $  42,310   $ 58,091    $ 88,404
 Conexant..................   15,875     16,760      15,393     17,405      16,978      10,920       8,735      8,316       5,356
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
       Total net
        revenues...........   91,345     98,858      93,887     94,326      85,496      57,503      51,045     66,407      93,760
Cost of goods sold:
 Third parties.............   42,970     50,696      51,917     61,867      76,272      93,577      55,137     43,763      72,729
 Conexant..................   15,080     16,023      14,712     16,905      16,244      10,352       8,322      7,836       5,077
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
       Total cost of goods
        sold...............   58,050     66,719      66,629     78,772      92,516     103,929      63,459     51,599      77,806
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
Gross margin...............   33,295     32,139      27,258     15,554      (7,020)    (46,426)    (12,414)    14,808      15,954
Operating expenses:
 Research and
   development.............   20,058     22,324      23,998     25,236      26,918      29,465      26,571     28,099      32,181
 Selling, general and
   administrative..........   11,367     11,375      11,874     17,806      16,013      18,075      12,681      4,498      10,636
 Amortization of intangible
   assets..................       --         --       1,304      4,023       3,737       3,807       3,808      3,915       3,937
 Special charges(1)........       --         --          --         --          --       1,846      86,627        403          --
 Purchased in-process
   research and
   development.............       --         --      24,362         --          --          --          --         --          --
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
       Total operating
        expenses...........   31,425     33,699      61,538     47,065      46,668      53,193     129,687     36,915      46,754
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
Operating income (loss)....    1,870     (1,560)    (34,280)   (31,511)    (53,688)    (99,619)   (142,101)   (22,107)    (30,800)
Other income (expense),
 net.......................       33         34          18         57         (11)         63          23        135          52
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
Income (loss) before income
 taxes.....................    1,903     (1,526)    (34,262)   (31,454)    (53,699)    (99,556)   (142,078)   (21,972)    (30,748)
Provision (benefit) for
 income taxes..............      870        852         153       (735)        265         604         347        403       3,549
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
Net income (loss)..........  $ 1,033    $(2,378)   $(34,415)  $(30,719)   $(53,964)  $(100,160)  $(142,425)  $(22,375)   $(34,297)
                             =======    =======    ========   ========    ========   =========   =========   ========    ========

                                                                      THREE MONTHS ENDED
                             ----------------------------------------------------------------------------------------------------
                             DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,    SEPT. 30,   DEC. 31,
                               1999       2000       2000       2000        2000       2001        2001        2001        2001
                             --------   --------   --------   ---------   --------   ---------   ---------   ---------   --------
AS A PERCENTAGE OF NET
 REVENUES:
Net revenues...............    100.0%     100.0%      100.0%     100.0%      100.0%      100.0%      100.0%     100.0%      100.0%
Cost of goods sold.........     63.6       67.5        71.0       83.5       108.2       180.7       124.3       77.7        83.0
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
Gross margin...............     36.4       32.5        29.0       16.5        (8.2)      (80.7)      (24.3)      22.3        17.0
Operating expenses:
 Research and
   development.............     22.0       22.6        25.6       26.8        31.5        51.2        52.1       42.3        34.3
 Selling, general and
   administrative..........     12.4       11.5        12.6       18.8        18.7        31.5        24.8        6.8        11.3
 Amortization of intangible
   assets..................       --         --         1.4        4.3         4.4         6.6         7.5        5.9         4.2
 Special charges(1)........       --         --          --         --          --         3.2       169.7        0.6          --
 Purchased in-process
   research and
   development.............       --         --        25.9         --          --          --          --         --          --
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
       Total operating
        expenses...........     34.4       34.1        65.5       49.9        54.6        92.5       254.1       55.6        49.8
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
Operating income (loss)....      2.0       (1.6)      (36.5)     (33.4)      (62.8)     (173.2)     (278.4)     (33.3)      (32.8)
Other income (expense),
 net.......................      0.1        0.1          --        0.1          --         0.1         0.1        0.2          --
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
Income (loss) before income
 taxes.....................      2.1       (1.5)      (36.5)     (33.3)      (62.8)     (173.1)     (278.3)     (33.1)      (32.8)
Provision (benefit) for
 income taxes..............      1.0        0.9         0.2       (0.7)        0.3         1.1         0.7        0.6         3.8
                             -------    -------    --------   --------    --------   ---------   ---------   --------    --------
Net income (loss)..........      1.1%      (2.4)%     (36.7)%    (32.6)%     (63.1)%    (174.2)%    (279.0)%    (33.7)%     (36.6)%
                             =======    =======    ========   ========    ========   =========   =========   ========    ========


---------------


(1) Special charges are comprised of the impairment of certain wafer fabrication assets aggregating $86.2 million during the three months ended June 30, 2001 and other restructuring activities for the periods presented.


     Washington/Mexicali's quarterly revenues increased through the second quarter of fiscal 2000, but commencing in the third quarter of fiscal 2000 quarterly revenues declined as a result of reduced global demand for digital cellular handsets. The decline in quarterly revenues, together with lower utilization of Washington/Mexicali's and Conexant's manufacturing facilities and the inventory write-downs caused a deterioration in gross margins as a percentage of net revenues.

     Research and development expenses generally increased through the quarterly periods presented, reflecting Washington/Mexicali's sustained investment in product development. Quarterly selling, general and administrative expenses generally increased, but declined beginning in the third quarter of fiscal 2001 as a result of the cost reduction initiatives. Operating expenses (both research and development and selling, general and administrative) increased as a percentage of net revenues through the third quarter of fiscal 2001 primarily as a result of the decline in net revenues.

     In the third quarter of fiscal 2000, Washington/Mexicali recorded the in-process research and development charge and commenced amortization of intangible assets upon completion of Conexant's acquisition of Philsar. Washington/Mexicali did not recognize any tax benefit relating to its operating losses in any of the quarters presented; the provision for income taxes for each quarter consisted of foreign income taxes incurred by foreign operations.

     The historical quarterly financial information set forth above presents the results of operations of Washington/Mexicali while it was part of Conexant. The historical quarterly results of operations are not necessarily indicative of Washington/Mexicali's future performance and do not reflect the results Washington/Mexicali would have achieved had it been an independent company during the periods presented.

     In the past, Washington/Mexicali's quarterly operating results have fluctuated due to a number of factors, many of which are outside Washington/Mexicali's control. These include changes in the overall demand for digital cellular handsets, changes in product mix, the timing of new product introductions, the timing of receipt, reduction or cancellation of significant orders by customers, and other factors that have had a significant impact on Washington/Mexicali's revenues and gross margins. In addition, the level of utilization of Washington/Mexicali's and Conexant's wafer fabrication and assembly and test facilities has affected Washington/Mexicali's gross margins. Significant quarterly fluctuations in results of operations have also caused significant fluctuations in Washington/Mexicali's liquidity and working capital, including its cash and cash equivalents, accounts receivable and inventories.

LIQUIDITY AND CAPITAL RESOURCES


     Historically, Conexant has managed cash on a centralized basis. Cash receipts associated with Washington/Mexicali's business were generally collected by Conexant, and Conexant generally made disbursements on behalf of Washington/Mexicali. Cash and cash equivalents at September 30, 2001 and December 31, 2001 totaled $2.0 million and $4.7 million, respectively, representing cash balances held by foreign operations. Working capital at December 31, 2001 was approximately $60.7 million compared to $60.5 million at September 30, 2001.


     In connection with the spin-off transaction, Conexant will transfer to Washington the assets and liabilities which relate to the Washington Business, except for the Washington Business's cash and cash equivalents, accounts receivable and certain other assets and liabilities which Conexant will retain.


     Cash used in operating activities was $16.3 million for the first quarter of fiscal 2002, compared to cash used in operating activities of $31.7 million for the first quarter of fiscal 2001. Operating cash flows for the first quarter of fiscal 2002 reflect a net loss of $34.3 million, offset by non-cash charges (depreciation and amortization, special charges and other) of $14.8 million and a net decrease in the non-cash components of working capital of approximately $3.2 million. Before the effect of the working capital changes, cash used in operating activities was $19.5 million for the first quarter of fiscal 2002 compared to $28.0 million for the first quarter of fiscal 2001.



     The first quarter fiscal 2002 working capital decreases include a $12.0 million increase in accrued expenses and other current liabilities. These working capital decreases were partially offset by a $5.7 million increase in net inventories, a $1.6 million increase in net receivables, a $1.5 million reduction of accounts payable, and other working capital changes.


     Cash used in investing activities consisted of capital expenditures of $1.6 million and $18.2 million for the first quarter of fiscal 2002 and 2001, respectively. The capital expenditures for the first quarter of fiscal 2002 reflect a significant reduction from annual capital expenditures of $51.1 million in fiscal 2001, a key component of the cost reduction initiatives implemented by Washington/Mexicali in fiscal 2001.


     Cash provided by financing activities consisted of net transfers from Conexant of $20.6 million and $55.4 million for the first quarter of fiscal 2002 and 2001, respectively.



     Cash used in operating activities was $89.4 million for fiscal 2001, compared to cash used in operating activities of $53.8 million for fiscal 2000 and $7.1 million for fiscal 1999. Fiscal 2001 operating cash flows reflect a net loss of $318.9 million, offset by non-cash charges (depreciation and amortization, special charges and other) of $220.8 million, and a net decrease in the non-cash components of working capital of $8.7 million. Before the effect of working capital changes, cash used in operating activities was $98.1 million for fiscal 2001, compared to cash provided by operating activities of $31.6 million for fiscal 2000 and $30.4 million for fiscal 1999.



     The fiscal 2001 working capital decreases include a $27.3 million decrease in net receivables, principally due to lower quarterly sales. These working capital decreases were partially offset by a $8.4 million increase in net inventories, a $8.6 million reduction of current liabilities resulting from lower materials purchases and decreased capital spending, and other working capital changes.



     Cash used in investing activities consisted of capital expenditures of $51.1 million in fiscal 2001, $100.4 million in fiscal 2000 and $94.3 million in fiscal 1999. In fiscal 2000, the capital expenditures were partially offset by the cash balance of an acquired business of $7.7 million.



     During fiscal years 1998 through 2001, Washington/Mexicali made a series of capital investments which increased the capacity of its Newbury Park gallium arsenide wafer fabrication facility. Washington/ Mexicali made these investments to support then-current and anticipated future growth in sales of its wireless communications products, such as power amplifiers, that use the gallium arsenide process. During the same period, Washington/Mexicali made a series of capital investments at the Mexicali facility to expand its integrated circuit assembly capacity, including the addition of assembly lines using surface mount technology processes for the production of multi-chip modules, which the Mexicali facility principally produces for the Washington Business. The capital investments also increased the Mexicali facility's test capacity, including radio frequency capable equipment for testing wireless communications products. Washington/Mexicali invested in the Mexicali facility to support then-current and anticipated future growth in sales of its wireless communications products and to support increasing demand for assembly and test services from Conexant.



     A significant portion of the fiscal 2001 capital investments were made to continue or complete capital investments that Washington/Mexicali had initiated during fiscal 2000. During the second quarter of fiscal 2001, in response to the broad slowdown affecting the wireless communications sector, including Conexant and the Washington Business, Washington/Mexicali sharply curtailed its capital expenditures.



     Cash provided by financing activities consisted of net transfers from Conexant of $138.3 million in fiscal 2001, $148.7 million in fiscal 2000 and $103.5 million in fiscal 1999.


     Ongoing changes in end-user demand and fluctuations in the levels of channel inventories have reduced visibility into future demand and Washington/Mexicali expects that these and other factors will continue to affect its revenues in fiscal 2002. Washington/Mexicali also believes that ongoing underutilization of its manufacturing capacity will adversely affect its gross margin and operating profit. Consequently, Washington/Mexicali anticipates that it will continue to experience negative cash flows from operations in the near term.

     Historically, Washington/Mexicali has relied on funding from Conexant together with cash generated from operations to fund its operations, research and development efforts and capital expenditures. Although reduced capital expenditures are a key component of the cost reduction initiatives, a focused program of capital expenditures will be required to sustain Washington/Mexicali's current manufacturing capabilities, including its specialty-process wafer fabrication facilities. Washington/Mexicali may also consider acquisition opportunities to extend its technology portfolio and design expertise and to expand its product offerings. Following the spin-off transaction and the merger, Washington/Mexicali will be dependent on the combined company to provide the capital resources needed to fund its operations, research and development efforts and capital expenditures and to increase its working capital or complete any acquisitions. There can be no assurance that the combined company will be able to provide the necessary capital resources to Washington/Mexicali.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Washington/Mexicali's financial instruments include cash and cash equivalents. Washington/ Mexicali's main investment objectives are the preservation of investment capital and the maximization of after-tax returns on its investment portfolio. Consequently, Washington/Mexicali invests with only high-credit-quality issuers and limits the amount of its credit exposure to any one issuer.

     Washington/Mexicali's cash and cash equivalents are not subject to significant interest rate risk due to the short maturities of these instruments. As of December 31, 2001, the carrying value of Washington/ Mexicali's cash and cash equivalents approximates fair value.

     Washington/Mexicali does not expect that changes in foreign currency exchange rates will have a material effect on its financial position or results of operations, as the majority of its revenues are denominated in U.S. dollars. When exposures to foreign exchange risk arise, Washington/Mexicali may use hedging strategies, including foreign currency forward exchange contracts, to manage its foreign exchange risk. As of December 31, 2001, Washington/Mexicali had no obligations under any forward exchange contracts. Washington/Mexicali limits its use of derivative financial instruments to specific risk management strategies. Washington/Mexicali does not use derivative instruments for speculative or investment purposes.

IMPACT OF RECENTLY-ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 requires that all business combinations be accounted for using the purchase method and provides new criteria for recording intangible assets separately from goodwill. Existing goodwill and intangible assets will be evaluated against these new criteria, which may result in certain intangible assets being subsumed into goodwill. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and intangible assets that have indefinite useful lives will not be amortized into results of operations, but instead will be evaluated at least annually for impairment and written down when the recorded value exceeds the estimated fair value. Washington/Mexicali will adopt the provisions of each statement that apply to goodwill and intangible assets acquired prior to June 30, 2001 as of the beginning of fiscal 2003. However, SFAS 142 is immediately applicable to any goodwill and intangible assets acquired after June 30, 2001. Upon adoption, Washington/Mexicali will cease amortizing goodwill against its results of operations, reducing annual amortization expense by approximately $14 million. Washington/Mexicali is evaluating the full impact of adopting the new standards. In addition, impairment reviews may result in charges against earnings to write down the value of goodwill.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes previous guidance on financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. Adoption of SFAS 144 is required no later than the beginning of fiscal 2003. Management does not expect the adoption of SFAS 144 to have a significant impact on the combined financial position or results of operations of Washington/Mexicali. However, future impairment reviews may result in charges against earnings to write down the value of long-lived assets.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
             OF THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS


     The following Unaudited Pro Forma Condensed Combined Financial Information for the Washington Business and the Mexicali Operations gives effect to the spin-off transaction as if it had occurred on December 31, 2001. The Washington/Mexicali historical financial information set forth below has been derived from the unaudited combined financial statements of the Washington Business and the Mexicali operations and the notes thereto appearing elsewhere in this proxy statement/prospectus-information statement.


     In the spin-off transaction, Conexant will retain certain assets and liabilities of Washington/Mexicali. Pro forma adjustments to reflect the retention of these assets and liabilities are included in the following Unaudited Pro Forma Condensed Combined Balance Sheet. The retention of these assets and liabilities will have no pro forma effect on the Washington/Mexicali combined statements of operations and, therefore, no pro forma adjustments are made to the Washington/Mexicali historical combined statements of operations to give effect to the spin-off transaction.


     The Unaudited Pro Forma Condensed Combined Balance Sheet should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Washington Business and the Mexicali Operations" and the Combined Financial Statements of the Washington Business and the Mexicali Operations and the notes thereto appearing elsewhere in this proxy statement/prospectus-information statement. The Unaudited Pro Forma Condensed Combined Balance Sheet is provided for informational purposes only and is not necessarily indicative of the combined financial position of the Washington Business and the Mexicali operations had the spin-off transaction occurred on the date specified, nor is it necessarily indicative of the combined financial position that may be expected in the future.


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 2001


                                                                        ADJUSTMENTS
                                                         HISTORICAL       FOR THE         PRO FORMA
                                                         WASHINGTON/     SPIN-OFF        WASHINGTON/
                                                          MEXICALI      TRANSACTION       MEXICALI
                                                         -----------    -----------      -----------
                                                                       (IN THOUSANDS)
Current assets:
  Cash and cash equivalents............................   $  4,747       $  (4,747)(1)    $     --
  Receivables, net.....................................     43,565         (43,565)(1)          --
  Inventories..........................................     43,030              --          43,030
  Other current assets.................................      2,630          (1,140)(1)       1,490
                                                          --------       ---------        --------
          Total current assets.........................     93,972         (49,452)         44,520

Property, plant and equipment, net.....................    159,195              --         159,195
Goodwill and intangible assets, net....................     53,669              --          53,669
Other assets...........................................      4,248            (272)(1)       3,976
                                                          --------       ---------        --------
          Total assets.................................   $311,084       $ (49,724)       $261,360
                                                          ========       =========        ========

                                                                        ADJUSTMENTS
                                                         HISTORICAL       FOR THE         PRO FORMA
                                                         WASHINGTON/     SPIN-OFF        WASHINGTON/
                                                          MEXICALI      TRANSACTION       MEXICALI
                                                         -----------    -----------      -----------
                                                                       (IN THOUSANDS)
Current liabilities:
  Accounts payable.....................................   $  1,121       $  (1,121)(1)    $     --
  Accrued compensation and benefits....................     13,652              --          13,652
  Other current liabilities............................     18,516              --          18,516
                                                          --------       ---------        --------
          Total current liabilities....................     33,289          (1,121)         32,168

Long-term liabilities..................................      3,772              --           3,772
                                                          --------       ---------        --------
          Total liabilities............................     37,061          (1,121)         35,940

Conexant's net investment..............................    274,023         (48,603)(2)     225,420
                                                          --------       ---------        --------
          Total liabilities and Conexant's net
            investment.................................   $311,084       $ (49,724)       $261,360
                                                          ========       =========        ========


NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

     Pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2001 are as follows:


     (1) In the spin-off transaction, Conexant will retain certain assets and liabilities of Washington/Mexicali. The assets include cash and cash equivalents, receivables and certain other assets included in "other current assets" and "other assets" on Washington/Mexicali's historical unaudited combined balance sheet. In addition, Conexant will remain obligated for payment of Washington/Mexicali's accounts payable.


     (2) The retention of certain assets and liabilities by Conexant is reflected as a reduction of Conexant's net investment in Washington/Mexicali.

                      COMBINED COMPANY UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION


     The following tables present selected pro forma condensed combined statements of operations and balance sheet information of Alpha and the Washington Business and the Mexicali operations. The information is presented as if the spin-off transaction and the merger had occurred on October 1, 2000 for statement of operations data and on December 31, 2001 for balance sheet data.



     The pro forma data assume that the combined company will exchange 0.351 of a share of combined company common stock for each share of Washington common stock in the merger and will pay an aggregate of $150 million for the Mexicali operations. For financial accounting purposes, the sale of the Mexicali operations by Conexant to the combined company will be treated as if Conexant had contributed the Mexicali operations to Washington as part of the spin-off transaction, and the $150 million aggregate purchase price paid by the combined company to Conexant will be accounted for as a return of capital to Conexant. Pursuant to the merger agreement, it is a condition to the obligations of Alpha, Conexant and Washington to complete the merger that each of the conditions to the closing of the acquisition of the Mexicali operations by the combined company (other than the condition that the merger has been completed) has been satisfied. Pursuant to the Mexican stock and asset purchase agreement, it is a condition to the obligations of Alpha and Conexant to complete the purchase and sale of the Mexican assets that the merger has been completed.



     The merger is being accounted for as a purchase business combination as defined by Statement of Financial Accounting Standards No. 141, Business Combinations. Because Conexant stockholders will own a majority of the outstanding shares of the combined company upon completion of the merger, the merger will be accounted for as a reverse acquisition in which Alpha will survive as the combined company. Accordingly, for accounting purposes, in the merger Alpha is treated as the acquired company and Washington is treated as the acquiring company and the historical financial statements of the Washington Business and the Mexicali operations will become those of the combined company after the merger. Under reverse acquisition accounting, the purchase price of Alpha is based upon the fair market value of Alpha common stock and the fair value of Alpha stock options. The purchase price of Alpha will be allocated to the assets and liabilities of Alpha assumed by Washington, as the acquiring company for accounting purposes, based on their estimated fair market values at the acquisition date.


     The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the spin-off transaction and the merger had been consummated at the beginning of the periods or on the dates indicated, nor is it necessarily reflective of any future operating results or financial position. The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma information. The unaudited pro forma condensed combined financial information does not include any adjustments related to any potential cost savings or one-time charges that may result from the merger. The unaudited pro forma condensed combined financial information reflects a preliminary allocation of the purchase price which is subject to change based on finalization of the fair value of the tangible and intangible assets acquired and liabilities assumed as of the date of the closing of the merger.


     In the pro forma condensed combined financial information, Alpha's historical information as of and for the three months ended December 31, 2001 was derived from Alpha's Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2001, filed with the Securities and Exchange Commission on February 13, 2002. Alpha's historical data for the twelve months ended September 30, 2001, was derived from its unaudited quarterly financial statements. The Washington/Mexicali historical statement of operations information for the year ended September 30, 2001 has been derived from the audited combined financial statements of the Washington Business and the Mexicali operations and the notes thereto appearing elsewhere in this proxy statement/prospectus-information statement. The Washington/Mexicali historical statement of operations information for the three months ended December 31, 2001 has been derived from the unaudited combined financial statements of the Washington Business and the Mexicali operations and the notes thereto appearing elsewhere in this proxy statement/prospectus-information statement. The Washington/Mexicali adjusted historical balance sheet information as of December 31, 2001 has been derived from the unaudited pro forma condensed combined balance sheet of the Washington Business and the Mexicali operations and the notes thereto appearing elsewhere in this proxy statement/prospectus-information statement.


     The Combined Company Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Washington Business and the Mexicali Operations", the Combined Financial Statements of the Washington Business and the Mexicali Operations and the notes thereto appearing elsewhere in this proxy statement/prospectus-information statement and Alpha's historical financial information incorporated by reference into this proxy statement/prospectus-information statement.

                      COMBINED COMPANY UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2001


                                                          HISTORICAL
                                             HISTORICAL   WASHINGTON/      PRO FORMA      PRO FORMA
                                               ALPHA       MEXICALI       ADJUSTMENTS     COMBINED
                                             ----------   -----------     -----------     ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................   $197,901     $ 260,451       $    (42)(1)   $ 458,310
Cost of sales..............................    121,811       311,503            (22)(1)     436,291
                                                                              1,162 (2)
                                                                              1,837 (4)
Research and development expenses..........     39,026       111,053            371 (2)     152,246
                                                                              1,796 (4)
Selling, general and administrative
  expenses.................................     33,494        51,267            280 (2)      87,830
                                                                              2,789 (4)
Amortization of intangible assets..........         --        15,267          3,060 (3)      18,327
Special charges............................         --        88,876             --          88,876
                                              --------     ---------       --------       ---------
Operating income (loss)....................      3,570      (317,515)       (11,315)       (325,260)
Other income (expense), net................      8,098           210        (19,500)(5)     (11,192)
                                              --------     ---------       --------       ---------
Income (loss) before income taxes..........     11,668      (317,305)       (30,815)       (336,452)
Provision (benefit) for income taxes.......      3,700         1,619         (3,700)(6)       1,619
                                              --------     ---------       --------       ---------
Net income (loss)..........................   $  7,968     $(318,924)      $(27,115)      $(338,071)
                                              ========     =========       ========       =========
Basic earnings (loss) per share............   $   0.18                                    $   (2.61)
                                              ========                                    =========
Diluted earnings (loss) per share..........   $   0.18                                    $   (2.61)
                                              ========                                    =========
Shares used in computing:
     Basic earnings (loss) per share.......     43,550                                      129,444(7)
     Diluted earnings (loss) per share.....     45,130                                      129,444(7)


   See accompanying notes to unaudited pro forma condensed combined financial information.

                      COMBINED COMPANY UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2001


                                                            HISTORICAL
                                             HISTORICAL     WASHINGTON/      PRO FORMA      PRO FORMA
                                               ALPHA         MEXICALI       ADJUSTMENTS     COMBINED
                                             ----------     -----------     -----------     ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................   $33,090        $ 93,760        $     --       $126,850
Cost of sales..............................    21,935          77,806             291(2)     100,491
                                                                                  459(4)
Research and development expenses..........     9,557          32,181              93(2)      42,280
                                                                                  449(4)
Selling, general and administrative
  expenses.................................     5,546          10,636              70(2)      16,950
                                                                                  698(4)
Amortization of intangible assets..........        --           3,937             765(3)       4,702
Special charges............................     2,128              --              --          2,128
                                              -------        --------        --------       --------
Operating loss.............................    (6,076)        (30,800)         (2,825)       (39,701)
Other income (expense), net................     1,181              52          (5,625)(5)     (4,392)
                                              -------        --------        --------       --------
Loss before income taxes...................    (4,895)        (30,748)         (8,450)       (44,093)
Provision (benefit) for income taxes.......    (1,615)          3,549           1,615(6)       3,549
                                              -------        --------        --------       --------
Net loss...................................   $(3,280)       $(34,297)       $(10,065)      $(47,642)
                                              =======        ========        ========       ========
Basic loss per share.......................   $ (0.07)                                      $  (0.36)
                                              =======                                       ========
Diluted loss per share.....................   $ (0.07)                                      $  (0.36)
                                              =======                                       ========
Shares used in computing:
     Basic loss per share..................    44,162                                        133,443(7)
     Diluted loss per share................    44,162                                        133,443(7)


   See accompanying notes to unaudited pro forma condensed combined financial information.

                      COMBINED COMPANY UNAUDITED PRO FORMA
                        CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 2001


                                                     HISTORICAL
                                   HISTORICAL    WASHINGTON/MEXICALI     PRO FORMA         PRO FORMA
                                     ALPHA         AS ADJUSTED(A)       ADJUSTMENTS         COMBINED
                                   ----------    -------------------    -----------        ----------
                                                             (IN THOUSANDS)
Current assets:
  Cash and cash equivalents......   $ 45,888          $     --          $  (27,000)(11)    $    5,888
                                                                           (13,000)(9)
  Short-term investments.........     83,622                --                  --             83,622
  Accounts receivable, net.......     27,112                --                  --             27,112
  Inventories....................     10,223            43,030               1,700(8)          54,953
  Prepaid expenses and other
     current assets..............     19,398             1,490              (8,599)(8)         12,289
                                    --------          --------          ----------         ----------
          Total current assets...    186,243            44,520             (46,899)           183,864
Property, plant and equipment,
  net............................    131,359           159,195               9,589(8)         300,143
Intangible assets................         --             4,760              30,600(8)          37,560
                                                                             2,200(8)
Goodwill, net....................         --            48,909             777,898(8)         826,807
Other assets.....................      7,302             3,976                  --             11,278
                                    --------          --------          ----------         ----------
Total assets.....................   $324,904          $261,360          $  773,388         $1,359,652
                                    ========          ========          ==========         ==========
Current liabilities:
  Current portion of long-term
     debt........................   $    129          $     --          $       --         $      129
  Short-term debt................         --                --             150,000(10)        150,000
  Accounts payable...............     12,185                --                  --             12,185
  Accrued liabilities and other
     current liabilities.........      7,450            32,168                  --             39,618
                                    --------          --------          ----------         ----------
          Total current
            liabilities..........     19,764            32,168             150,000            201,932
Long-term debt...................        139                --                  --                139
Other long-term liabilities......      5,203             3,772              (2,742)(8)          6,233
Stockholders' equity.............    299,798           225,420            (299,798)(8)      1,151,348
                                                                         1,146,530(8)
                                                                           (53,500)(8)
                                                                           (17,102)(8)(12)
                                                                          (150,000)(10)
                                    --------          --------          ----------         ----------
Total liabilities and
  stockholders' equity...........   $324,904          $261,360          $  773,388         $1,359,652
                                    ========          ========          ==========         ==========


---------------


(a) Historical Washington/Mexicali as adjusted is derived from the unaudited pro forma condensed combined balance sheet of the Washington Business and the Mexicali operations appearing elsewhere in this proxy statement/prospectus-information statement.


   See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 -- PURCHASE PRICE


     The purchase consideration of the merger is assumed to be approximately $1.17 billion, based on the sum of the fair market value of the outstanding Alpha common stock and the fair value of Alpha stock options. These estimates are preliminary and will depend upon the actual number of shares of Alpha common stock and Alpha stock options outstanding as of the date of the closing of the merger. The fair market value of the shares of Alpha common stock used in determining the purchase price was $23.79 per share, which reflects the average of the closing prices of Alpha common stock on December 17, 2001, the date the merger was announced, and on the three business days before and after this announcement. Conexant stockholders will receive 0.351 of a share of combined company common stock for each share of Washington common stock issued to them in the distribution. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the current market price of Alpha. Alpha stockholders will continue to hold their existing shares of Alpha common stock as shares of the combined company after the merger and will not receive any new shares in the merger.


     The fair value of Alpha stock options was estimated using the Black-Scholes option pricing model with the following assumptions: risk free rate of return of approximately 3.5%, expected lives of approximately three years, expected dividend rate of 0%, and volatility of approximately 120%.

     The purchase consideration is summarized as follows (in thousands):


Fair market value of Alpha common stock.........   $1,051,142
Fair value of Alpha stock options...............       95,388
Estimated transaction costs of Washington.......       27,000
                                                   ----------
Total...........................................   $1,173,530
                                                   ==========


     The unaudited pro forma condensed combined financial information reflects a preliminary allocation of the purchase price and represents Alpha's expectations of the significant liabilities and tangible and intangible assets that will be recognized in connection with the merger. The items which could change are goodwill and deferred compensation as the final computation of these values depends on the actual number of shares of Alpha common stock and stock options outstanding and the market price of Alpha's stock as of the date of consummation of the merger. The preliminary allocation of the purchase price assuming the transaction occurred on December 31, 2001 is summarized below (in thousands):




Working capital.............................................   $  146,580
Property, plant and equipment...............................      140,948
Other long-term assets......................................        7,302
Amortized intangible assets.................................       30,600
Unamortized intangible assets...............................        2,200
Goodwill....................................................      777,898
In-process research and development.........................       53,500
Long-term debt..............................................         (139)
Other long-term liabilities.................................       (2,461)
Deferred compensation.......................................       17,102
                                                               ----------
Net assets acquired.........................................   $1,173,530
                                                               ==========


     The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill.

     Amortized intangible assets are comprised of the following (in thousands):



Current Technology -- Semiconductor Segment........  $15,300
Current Technology -- Ceramics Segment.............    2,600
Customer Relationships -- Semiconductor Segment....    8,600
Customer Relationships -- Ceramics Segment.........    4,100
                                                     -------
Total amortized intangible assets..................  $30,600
                                                     =======



The amortization period for each of the above intangibles is ten years. The preliminary value assigned to Current Technology for Alpha's Semiconductor and Ceramics Segments was determined using the income approach by an independent appraiser. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the current technology. The preliminary value assigned to Customer Relationships for Alpha's Semiconductor and Ceramics Segments was determined using the cost approach by an independent appraiser. The cost approach determines the value of an asset as an estimate of the current cost to purchase or replace the asset.



     Unamortized intangible assets are comprised of the following (in thousands):



Trademark -- Ceramics Segment.......................  $2,200
                                                      ------
                                                      $2,200
                                                      ======



     The preliminary value assigned to Trademark- Ceramics Segment was determined using the income approach. The type of income approach was the relief from royalty methodology. Under the relief from royalty methodology, an estimate is made as to the appropriate royalty income that would be negotiated in an arm's length transaction if the subject intangible asset were licensed from an independent third-party owner.



     Approximately $53.5 million of the purchase price has been allocated to in-process research and development and will be written off to expense at the time of closing. See Note 4.



     Upon completion of the merger, the stock options held by certain current Alpha directors who will not be directors of the combined company will vest. This will be recorded as a one-time charge to expense at the time of the closing and is expected to approximate $1.1 million.


     The pro forma condensed combined financial information is intended for information purposes, and does not purport to represent what the combined company's results of operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period. Upon completion of the merger, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected in this proxy statement/prospectus-information statement due to a variety of factors, including changes in operating results between the date of the pro forma condensed combined financial data and the date on which the merger is completed and thereafter, and those factors discussed under "Risk Factors".

NOTE 2 -- PRO FORMA ADJUSTMENTS

     The following adjustments are reflected in the unaudited pro forma condensed combined statements of operations to reflect the estimated impact of the merger on the historical combined results of Alpha and Washington/Mexicali:

          (1) To eliminate sales and cost of sales for transactions between Alpha and Washington/Mexicali.

          (2) To record the incremental depreciation expense resulting from the preliminary adjustment to record Alpha property, plant and equipment at estimated fair values using the straight-line method and assuming a weighted-average estimated useful life of four years.

          (3) To record the incremental amortization expense resulting from the preliminary adjustment to record Alpha amortized intangible assets at estimated fair value utilizing the straight-line method over a useful life of ten years.


          (4) To record the amortization of unearned compensation related to unvested stock options held by Alpha employees at the time of the closing.


          (5) To record the interest expense on the short-term promissory note from the combined company to Conexant, assuming the combined company uses the short-term promissory note to finance the $150 million aggregate purchase price to be paid by the combined company to Conexant for the Mexicali operations. The rates of 13% and 15% for the twelve months ended September 30, 2001 and the three months ended December 31, 2001, respectively, used in these calculations reflect the terms of the note provided under the Mexican stock and asset purchase agreement. The combined company intends to obtain alternative financing as soon as practicable upon completion of the merger. It is expected that the interest rate on this alternative financing will be substantially lower than the rate used in this pro forma presentation. For each 1% decrease in the interest rate, the impact would be to increase income before income taxes by $1.5 million and $0.375 million for the twelve months ended September 30, 2001 and for the three months ended December 31, 2001, respectively.


          (6) To record the income tax effects of the merger and of the pro forma adjustments.


          (7) Pro forma per share data is based on the number of Alpha common shares that would have been outstanding had the merger occurred on the date presented. In order to compute the number of shares used in the calculation of pro forma basic and diluted earnings (loss) per share, the weighted-average number of Conexant shares multiplied by the exchange ratio of 0.351 per share was added to the weighted-average number of Alpha shares outstanding. The weighted-average number of shares outstanding for Conexant was 244,711,000 and 254,362,000 for the twelve months ended September 30, 2001 and for the three months ended December 31, 2001, respectively. Potentially dilutive securities are not taken into account when their effect would be anti-dilutive. A reconciliation of shares used to compute historical basic and diluted earnings (loss) per share to shares used to compute pro forma basic and diluted earnings (loss) per share is as follows (in thousands):



                                           TWELVE MONTHS ENDED   THREE MONTHS ENDED
                                             SEPT. 30, 2001        DEC. 31, 2001
                                           -------------------   ------------------
Shares used to compute Alpha historical
  basic earnings (loss) per share........         43,550               44,162
Shares issued in merger..................         85,894               89,281
                                                 -------              -------
Shares used to compute pro forma basic
  earnings (loss) per share..............        129,444              133,443
                                                 =======              =======
Shares used to compute Alpha historical
  diluted earnings (loss) per share......         45,130               44,162
Potentially dilutive securities..........         (1,580)                  --
Shares issued in merger..................         85,894               89,281
                                                 -------              -------
Shares used to compute pro forma diluted
  earnings (loss) per share..............        129,444              133,443
                                                 =======              =======


          The following adjustments are reflected in the unaudited pro forma condensed combined balance sheet to reflect the estimated impact of the merger on the historical combined results of Alpha and Washington/Mexicali:

          (8) These pro forma adjustments reflect the allocation to the assets and liabilities of Alpha of the difference between the market value of Alpha and the book value of Alpha (the excess purchase price). The market value of Alpha is assumed to be the sum of the fair market value of the outstanding Alpha common stock and the fair value of the Alpha outstanding stock options. Alpha's book value is assumed to be its stockholders' equity, less estimated transaction fees. The following data is in thousands (except per share data):


Market value of Alpha:
  Shares of Alpha common stock outstanding..................       44,184
  Average market price per share of Alpha common stock......   $    23.79
                                                               ----------
  Market value of Alpha common stock........................   $1,051,142
  Market value of Alpha outstanding stock options...........   $   95,388
                                                               ----------
     Market value of Alpha..................................   $1,146,530
Book value of Alpha:
  Stockholders' equity at December 31, 2001.................   $  299,798
  Estimated remaining transaction fees......................   $  (13,000)
                                                               ----------
     Book value of Alpha....................................   $  286,798
Estimated transaction costs of Washington...................   $   27,000
                                                               ----------
Excess purchase price.......................................   $  886,732
                                                               ==========

     This excess purchase price has been allocated to the assets and liabilities of Alpha as follows:



Inventories.................................................   $  1,700
Property, plant and equipment...............................      9,589
Goodwill....................................................    777,898
Amortized intangible assets.................................     30,600
Unamortized intangible assets...............................      2,200
In-process research and development.........................     53,500
Deferred tax liability......................................      2,742
Deferred tax asset..........................................     (8,599)
Deferred compensation.......................................     17,102
                                                               --------
          Total.............................................   $886,732
                                                               ========


          (9) To record Alpha's estimated direct merger costs, consisting primarily of fees for investment bankers, attorneys, accountants, and regulatory filing fees. Alpha's fees are estimated to be $15 million, of which $2 million has already been paid.

          (10) To record a return of capital to Conexant. The amount consists of the issuance of $150 million in short-term debt and Conexant's transfer of the Mexicali Operations.

          (11) To record $27 million of estimated transaction costs, consisting primarily of fees for investment bankers, attorneys, accountants, and regulatory filing fees, for which Alpha has agreed to reimburse Conexant.


          (12) The deferred compensation of $17,102,000 was calculated as the aggregate of the difference between the market price of Alpha's common stock and the exercise price of all unvested options as of December 31, 2001 for all options with exercise prices lower than the fair market value of Alpha's common stock as of December 31, 2001.


NOTE 3 -- BASIS OF PRESENTATION

     Alpha's historical information as of and for the three months ended December 31, 2001 was derived from Alpha's Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2001, filed with the Securities and Exchange Commission on February 13, 2002. Alpha's historical data for the twelve months ended September 30, 2001 was derived from its unaudited quarterly financial statements. The historical income tax information was calculated based on an estimated annual effective rate of 32% for the twelve months ended September 30, 2001 and 33% for the three months ended December 30, 2001. Upon completion of the merger, the stock options held by certain current Alpha directors who will not be directors of the combined company will vest. This will be recorded as a one-time charge to expense by Alpha at the time of the closing of the merger and is expected to approximate $1.1 million. Additionally, upon completion of the merger, the combined company will record an estimated charge of $53.5 million for in-process research and development. Alpha anticipates that this amount will be charged to expense in the period immediately following the merger. These charges are not reflected in the pro forma data as the charges are non-recurring and have no significant continuing impact.



NOTE 4 -- IN-PROCESS RESEARCH AND DEVELOPMENT



     As of December 31, 2001, Alpha was in the process of developing new technologies in its semiconductor and ceramics segments. The objective of the in-process research and development effort is to develop new semiconductor processes, ceramic materials and related products to satisfy customer requirements in the wireless and broadband markets.



  SEMICONDUCTOR



     The semiconductor segment was involved in several projects that have been aggregated into the following categories based on the respective technologies:



  Power Amplifier



          Power amplifiers are designed and manufactured for use in different types of wireless handsets. The main performance attributes of these amplifiers are efficiency, power output, voltage of operation and distortion. Current research and development is focused on expanding the offering to all types of wireless standards, improving performance by process and circuit improvements and offering more integrated solutions.



  Control Products



          Control products consist of switches and switch filters that are used in wireless applications for channeling the signal. Most applications are in the handset market enabling multi-mode, multi-band handsets. Current research and development is focused on performance improvement and cost reduction by reducing chip size and increasing functionality.



  Broadband



          The products in this grouping consist of radio frequency and millimeter wave semiconductors and components designed and manufactured specifically to address the needs of the high-speed, wireline and wireless internet access. Current and long-term research and development is focused on performance enhancement of speed and bandwidth as well as cost reduction and integration.



  Silicon Diode



          These products use silicon processes to fabricate diodes (two terminal semiconductor devices) for use in a variety of radio frequency and wireless applications. Current research and development is focused on reducing the size of the device, improving performance and reducing cost.



  CERAMICS



     The ceramics segment was involved in projects which relate to the design and manufacture of ceramic-based components such as resonators and filters for the wireless infrastructure market. Current research and development is focused on performance enhancements through improved formulations and electric designs.



     The fair value assigned to each of the significant projects and estimated time to complete are reported below. The estimated costs to complete for these projects, which are estimated at $11.6 million, are expected to be spent evenly for the remainder of their respective development cycles.



                                                             FAIR     HOURS TO
PRODUCT                                                      VALUE    COMPLETE
-------                                                     -------   --------
                                                              (IN THOUSANDS)
Power Amplifiers..........................................  $16,200     27.1
Control Products..........................................   17,800     15.3
Broadband.................................................   16,400     29.1
Silicon Diode.............................................    3,000      5.0
Ceramics..................................................      100      5.2
                                                            -------     ----
                                                            $53,500     81.7
                                                            =======     ====



     The material risks associated with the successful completion of the in-process technology are associated with Alpha's ability to successfully finish the creation of viable prototypes and successful design of the chips, masks and manufacturing processes required. Alpha expects to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users. The release dates for each of the products within the product families are varied. The fair value of the in-process research and development was determined using the income approach. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the in-process research and development, if successful.



     The projected cash flows were discounted to approximate fair value. The discount rate applicable to the cash flows of each project reflects the stage of completion and other risks inherent in each project. The discount rate used in the valuation of in-process research and development was 30 percent.

                            INFORMATION ABOUT ALPHA


     Alpha Industries, Inc., a Delaware corporation, manufactures and markets proprietary radio frequency and microwave integrated circuit products and solutions primarily for wireless communications. Alpha's products include modules, integrated circuits and discrete components, as well as components based on electrical ceramic and ferrite technology. The primary applications for Alpha's products are wireless handsets and wireless base station equipment, together with wireless local area network, wide area network and local loop applications.


PRODUCTS AND APPLICATIONS


     Alpha offers a broad array of products, including gallium arsenide semiconductor integrated circuit switches, controls and power amplifiers, silicon discrete semiconductors, ceramic based components and multi-chip modules. A typical wireless handset contains radio frequency and baseband components. Alpha is focused on providing radio frequency components that convert, switch, process and amplify the high frequency signals that carry the information to be transmitted or received.



     Power Amplifiers. Wireless communications systems require amplification to transmit and receive signals. The power amplifier gives the radio signal the energy to travel farther. The power efficiency of gallium arsenide semiconductor based power amplifiers offer superior performance to silicon solutions. Alpha has been an innovator of gallium arsenide semiconductor based power amplifier products. Alpha was the first merchant semiconductor company to offer a three-volt, high-efficiency power amplifier integrated circuit based on pseudomorphic high electron mobility transistor process, or PHEMT, for the GSM wireless standard operating at three different frequencies. Alpha was also the first merchant semiconductor company to deliver a three-volt metal semiconductor field effect transistor, or MESFET, gallium arsenide semiconductor based power amplifier integrated circuit. Alpha's power amplifier business is supported by Alpha's experience with gallium arsenide heterojunction bipolar transistor, or HBT, gallium arsenide PHEMT and gallium arsenide MESFET semiconductor processes.



     Integrated Circuit Switches and Controls. Switching and control functions route and adjust signal levels between the receiver and transmitter and other processing devices. The number of switching functions increases with the design complexity of the handset. Alpha's gallium arsenide integrated circuit switches are used in handsets to provide lower signal loss and better signal isolation than comparable products. Alpha's high-efficiency gallium arsenide switch integrated circuits integrate logic elements, making the circuits easier for Alpha's customers to use.



     Discrete Semiconductors. Discrete semiconductors, especially diodes, are used for signal tuning and switching functions in the handset. Alpha draws on its microwave frequency and millimeter wave frequency experience to produce diodes with enhanced circuit performance. Alpha manufactures these products in high volumes for several handset manufacturers.



     Multi-Chip Modules. Multi-chip modules combine semiconductor devices, such as integrated circuits and discrete semiconductors, in a single module-based platform. The result is an easy-to-manufacture solution that enables wireless manufacturers to reduce design complexity and dramatically shorten their product development cycle.


     Ceramic Products. Alpha's ceramic products play a critical role in processing communications signals. Ceramic materials allow improved power efficiency and miniaturization in wireless communications infrastructure.

RESEARCH AND DEVELOPMENT

     Alpha's products and markets are subject to continued technological advances. Recognizing this, Alpha maintains a high level of research and development activities to remain competitive in certain areas and to be an industry leader in other areas. Alpha maintains close collaborative relationships with many of its customers to help it identify market demands and target its development efforts to meet those demands. Alpha is focusing its development efforts on new products, design tools and manufacturing processes in its semiconductor products segment using its core technologies.

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

     Alpha's research and development expenditures for fiscal 1999, 2000 and 2001 and the first nine months of fiscal 2002 were approximately $15.9 million, $25.3 million, $36.0 million and $29.3 million, respectively.

RAW MATERIALS

     Raw materials for Alpha's products and manufacturing processes are generally available from several sources. It is Alpha's policy not to depend on a sole source of supply. However, there are limited situations where Alpha procures certain components and services for its products from single or limited sources. Alpha purchases these materials and services on a purchase order basis. Alpha does not carry significant inventories and has long-term supply contracts with only a limited number of its vendors.

MARKETING AND DISTRIBUTION; CUSTOMERS

     Alpha sells its products through independent manufacturers' representatives and distribution partners and through a direct sales staff. Alpha also distributes its products through a global organization that is franchised throughout portions of the world, and through two organizations that focus primarily on the North American market. Alpha maintains an internal marketing organization that is responsible for developing sales and advertising literature, such as product announcements, catalogs, brochures and magazine articles in trade and other publications. During fiscal 2001 and the first nine months of fiscal 2002, Motorola, Inc. accounted for approximately 26% and 32%, respectively, of Alpha's total net revenues.

BACKLOG

     Alpha's policy is to book only the next three months of commercial orders consistent with customer short-term requirements. Many commercial orders cover substantially more than three months of performance, but such orders can be easily modified or canceled by the customer and Alpha believes it is a better practice to limit bookings in this manner. On this basis, Alpha believes all orders in its backlog to be firm. However, current market conditions make predictions about future operations particularly difficult. While Alpha believes all orders in its backlog to be firm, Alpha's operating results have been materially and adversely affected in the past by deferral and cancellation of orders as a result of changes in customer requirements.

ENVIRONMENTAL REGULATIONS

     In Alpha's opinion, compliance with federal, state, and local environmental protection regulations does not and will not have a material effect on Alpha's capital expenditures, earnings and competitive position.

EMPLOYEES


     As of April 5, 2002, Alpha employed approximately 925 persons.


PROPERTIES

     The following information describes the major facilities Alpha owns and leases. Alpha believes it has adequate production capacity to meet its current business needs.


     - Alpha owns a 158,000 square foot building in Woburn, Massachusetts. This facility houses Alpha's primary gallium arsenide semiconductor integrated circuit fabrication facility and its corporate headquarters.



     - Alpha owns a 125,000 square foot facility in Haverhill, Massachusetts. This facility was purchased in September 2000 and provides manufacturing and office space. Operations at this site include design engineering as well as gallium arsenide semiconductor integrated circuit, silicon semiconductor and multi-chip module assembly and testing.

     - Alpha leases a 27,000 square foot building in Sunnyvale, California. This facility was acquired in April 2000 and houses Alpha's second gallium arsenide semiconductor integrated circuit fabrication facility.


     - Alpha owns a 92,000 square foot facility in Adamstown, Maryland. This facility is occupied by a subsidiary, and is Alpha's primary electrical ceramic product manufacturing facility.

     - Alpha leases a 33,000 square foot facility in Frederick, Maryland. This building is used to manufacture ceramic components, including filters.


     Alpha also maintains design centers in Fremont, California and near Chicago, Illinois and regional sales support offices in England and Hong Kong.


LEGAL PROCEEDINGS

     Alpha does not have any material pending legal proceedings. From time to time various lawsuits, claims and proceedings have been, and may in the future be, instituted or asserted against Alpha, including those pertaining to patent infringement, intellectual property, environmental, product liability, safety and health, employment and contractual matters. The outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to Alpha. Intellectual property disputes often have a risk of injunctive relief and there can be no assurance that a license will be granted. Injunctive relief could materially and adversely affect the financial condition or results of operations of Alpha.

OTHER INFORMATION


     Information relating to Alpha's executive compensation, compensation plans (including stock option plans), voting securities, including the principal holders of those securities, and other matters as to Alpha is included or incorporated by reference in Alpha's Annual Report on Form 10-K for the fiscal year ended April 1, 2001, which is incorporated by reference into this section of the proxy statement/prospectus-information statement. Alpha and Conexant stockholders may obtain a copy of this document and other filings made by Alpha with the Securities and Exchange Commission by contacting Alpha at its address or telephone number indicated under "Where You Can Find More Information".


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

                   INFORMATION ABOUT THE WASHINGTON BUSINESS

THE WASHINGTON BUSINESS

     The Washington Business's product portfolio is comprised of components, subsystems and system-level semiconductor solutions for wireless voice and data communications applications, supporting the world's most widely-adopted wireless standards, including CDMA, TDMA and GSM.

     Wireless communications product offerings of the Washington Business include:

     - power amplifier modules;

     - radio frequency components and subsystems; and

     - cellular systems.

     A mobile phone's power amplifier provides the radio signal that connects the handset to a base station, and its power efficiency is the most important factor in determining a mobile phone's battery life and talk time. Based on a gallium arsenide HBT manufacturing process and packaged in state-of-the-art modules, the Washington Business's power amplifiers are compact, power efficient, highly-integrated solutions that enable mobile phones with extended talk and standby times. In order to provide customers with design flexibility, the Washington Business's power amplifiers meet or exceed stringent performance requirements and may be used with a variety of handset battery voltages.


     The Washington Business's power amplifiers enabled the first CDMA wireless standard handsets and are considered market leaders with respect to packaging, efficiency and performance. In addition, the Washington Business has developed power amplifier modules for the TDMA and GSM wireless standards.



     The Washington Business has introduced a suite of power amplifiers for next generation mobile phones supporting Internet access based on the CDMA2000 wireless standard for use in CDMA networks, the general packet radio services, or GPRS, wireless standard for use in GSM networks, and the enhanced data for GSM evolution, or EDGE, wireless standard. Broadly supported around the world, these emerging standards, known as 2.5G standards, provide an intermediate level of high speed wireless data transmission and easy migration paths from the current generation CDMA, TDMA and GSM wireless standards to future third generation, or 3G, wireless data transmission standards, including wideband CDMA, or WCDMA, for even higher speed wireless multimedia voice and data services.



     In addition, the Washington Business offers radio frequency transceiver subsystems for CDMA, TDMA and GSM applications, including a highly integrated single-chip transceiver targeting higher speed GPRS applications. By eliminating intermediate frequency conversion steps, this direct-conversion solution significantly reduces the number of external components required to build a mobile phone. Proprietary design techniques employed in the transceiver also allow the device to be used with a variety of baseband processors.



     The Washington Business has developed a spread spectrum radio frequency transceiver operating at the 2.4 GHz frequency that is optimized for use in Bluetooth(TM)-enabled systems which support short-range (30 feet or less) wireless data connectivity applications. This portfolio is compliant with the Bluetooth(TM) Special Interest Group specification 1.1 and is targeted for use in mobile phones and personal digital assistants that require extended battery life and small size.


     The Washington Business has also developed and launched complete cellular systems combining key hardware and software functions for GSM and GPRS mobile phones. The hardware portion of this solution implements digital and analog baseband processing, multi-band power amplification, power management and radio frequency transceiver functionality. The software portion consists of a network-approved protocol stack and user interface software. The Washington Business provides a reference design and a comprehensive suite of design support services and tools to aid OEM customers through the development process. A number of the Washington Business's customers' mobile phones have been type-certified by various network service providers around the world.

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

     Capitalizing on its strong radio frequency capabilities, the Washington Business has developed a suite of components for cellular/personal communications service wireless infrastructure applications, including front-end receivers, interface quadrature modulators and power amplifier drivers.

     In connection with the spin-off transaction, the Washington Business will be contributed to Washington, a newly formed Delaware corporation that has not conducted any activities other than those incident to its formation and the matters contemplated by the merger agreement. Washington is currently a wholly-owned subsidiary of Conexant. The current officers and directors of Washington are Dwight W. Decker, Director and Chairman of the Board and Chief Executive Officer; Balakrishnan S. Iyer, Director and Vice President and Treasurer; and Dennis E. O'Reilly, Director and Vice President and Secretary. In the merger, these officers and directors will cease to be officers and directors of Washington pursuant to the merger agreement. Prior to the merger of Washington with and into Alpha, Conexant will distribute all of the outstanding shares of Washington common stock on a one share-for-one share basis to Conexant stockholders. See "The Spin-Off Transaction -- Introduction" and "Agreements Relating to the Spin-Off Transaction -- Distribution Agreement -- The Contribution".

RESEARCH AND DEVELOPMENT


     The Washington Business has significant research, development, engineering and product design capabilities. At April 1, 2002, there were approximately 500 employees of Conexant engaged in research and development who will become employees of the Washington Business. The Washington Business performs research and product development activities at its offices in Newport Beach, California and at eleven design centers throughout the world. The Washington Business's design centers provide design engineering and product application support as well as after-sales customer service. The design centers are strategically located around the world to take advantage of key technical and engineering resources worldwide and to be in proximity to several of the Washington Business's OEM customers.



     The Washington Business's current research and development efforts are focused on key components, radio frequency subsystems and cellular systems for emerging CDMA2000, GPRS and EDGE applications, as well as 3G WCDMA systems that provide greater bandwidth and will enable new possibilities for accessing the Internet using wireless communications platforms.


     Washington/Mexicali spent approximately $66.5 million, $91.6 million, $111.1 million and $32.2 million in fiscal 1999, 2000, 2001 and the first three months of fiscal 2002, respectively, on research and development activities, representing 38%, 29%, 52% and 36%, respectively, of Washington/Mexicali net revenues from third parties for those periods.

MANUFACTURING


     The Washington Business operates a gallium arsenide semiconductor fabrication facility in Newbury Park, California. The Washington Business obtains assembly and test services from Conexant's integrated circuit assembly and test facility in Mexicali, Mexico and also has arrangements with Conexant and third parties outside the United States for the production, assembly and testing of certain semiconductor products. The Washington Business has a long-term supply arrangement with a foundry located in Taiwan for the supply of gallium arsenide semiconductor products, which will expire in 2009 and contains no provision for early termination of the arrangements by the foundry. In addition, the Washington Business currently obtains silicon-based semiconductor products under Conexant's arrangement with another foundry and in connection with the spin-off transaction, expects to enter into its own arrangement with the foundry on substantially similar terms as under the Conexant arrangement. The Washington Business's international subcontract manufacturing arrangements, including those with Conexant's Mexicali assembly and test facility, are subject to a number of risks of operating abroad. After the merger, pursuant to the terms of the Mexicali sale agreements, the combined company will purchase from Conexant the Mexicali assembly and test facility. See "The Mexicali Sale".



     The Washington Business obtains CMOS wafer manufacturing and certain specialty wafer manufacturing services from the Newport foundry joint venture's Newport Beach, California semi-conductor fabrication facility and has entered into long-term supply agreements with foundry partners to obtain external CMOS wafer manufacturing capacity and specialty-process wafer manufacturing capacity.



     The Washington Business's Newbury Park, California gallium arsenide semiconductor fabrication facility uses the following semiconductor manufacturing processes:



     - HBT, a process technology used in the manufacture of amplifiers and other discrete and integrated circuits for wireless handset and infrastructure applications;



     - InGaP HBT, a variant of the HBT process technology that uses indium gallium phosphide semiconductor materials in the manufacture of power amplifiers and front-end modules for wireless handset and infrastructure applications; and



     - MESFET, a process technology used in the manufacture of amplifiers, switches, mixers, attenuators and other radio frequency components in wireless infrastructure applications.


Gallium arsenide semiconductors are particularly well suited for mobile communications products such as power amplifiers. This facility is ISO 9002 certified.

RAW MATERIALS AND SUPPLIES

     Conexant believes that the Washington Business has adequate sources for the supply of raw materials and components for its manufacturing needs through suppliers located around the world. Raw wafers and other raw materials used in the production of the Washington Business's CMOS products are available from several suppliers; however, the Washington Business is currently dependent on two suppliers for epitaxial wafers used in the gallium arsenide manufacturing process at its Newbury Park, California facility.

CUSTOMERS, MARKETING AND SALES

     The Washington Business markets and sells its semiconductor products and system solutions directly to leading OEMs, original design manufacturers and contract manufacturers, including the following:


Appeal Telecom Co., Ltd      Kyocera Wireless Corp.       Nokia Corporation
Benq Corporation             LG International Corporation Samsung Electronics Co. Ltd.
Ezze Mobile Tech, Inc.       Motorola, Inc.               Sony Ericsson Mobile Communications AB


     Sales to Samsung Electronics Co. Ltd. represented approximately 44% and 48% of Washington/Mexicali net revenues from third parties in fiscal 2001 and the first three months of fiscal 2002, respectively. Sales to Nokia Corporation represented approximately 12% and 11% of Washington/Mexicali net revenues from third parties in fiscal 2001 and the first three months of fiscal 2002, respectively. In addition, sales to Conexant represented approximately 17% and 6% of Washington/Mexicali total net revenues in fiscal 2001 and the first three months of fiscal 2002, respectively.


     For fiscal 2001 and the first three months of fiscal 2002, approximately 91% and 97%, respectively, of Washington/Mexicali net revenues from third parties were from customers located outside the United States, primarily countries located in the Asia-Pacific region and Europe. In fiscal 2001, sales to customers in the Asia-Pacific region, principally South Korea, Taiwan, Japan and Hong Kong, represented approximately 77% (including South Korea, which represented approximately 66%) of Washington/ Mexicali net revenues from third parties.



     The Washington Business has a worldwide sales organization comprised of approximately 70 employees as of April 1, 2002 with five domestic and twelve international sales offices. To complement its direct sales and customer support efforts, the Washington Business also sells its products through approximately 25 independent manufacturers' representatives and approximately 32 distributors and dealers. In addition, the Washington Business's design and applications engineering staff is actively involved with customers during all phases of design and production and provides customer support through its worldwide sales offices, which are generally in close proximity to customers' facilities.

     The Washington Business continues to seek close technical collaboration with its customers during the design phase of new customer programs to facilitate integration of its products into the programs, to improve its ability to rapidly reach high manufacturing volumes and to position it to be a primary supplier for new programs.

BACKLOG

     The Washington Business's sales are made primarily pursuant to purchase orders for delivery of products, with such purchase orders acknowledged by the Washington Business according to its own terms and conditions. Due to industry practice, which allows customers to cancel orders with limited advance notice prior to shipment, the Washington Business believes that backlog as of any particular date is not a reliable indicator of future revenue levels.

COMPETITION

     The wireless communications semiconductor industry in general, and the markets in which the Washington Business competes in particular, are intensely competitive. The Washington Business competes worldwide with a number of U.S. and international suppliers that are both larger and smaller than it in terms of resources and market share. The Washington Business anticipates that additional competitors will enter its markets and expects intense product competition to continue.

     The specific bases on which the Washington Business competes vary by market. The Washington Business believes that the principal competitive factors for semiconductor suppliers in its market are:

     - time-to-market;

     - new product innovation;

     - product quality, reliability and performance;

     - level of integration;

     - price and total system cost;

     - compliance with industry standards;

     - design and engineering capabilities;

     - strategic relationships with customers;

     - customer support; and

     - protection of intellectual property.

The Washington Business believes that it competes favorably with respect to each of these factors.

     Competitors of the Washington Business include Agere Systems Inc., Agilent Technologies, Inc., ANADIGICS, Inc., Analog Devices, Inc., Cambridge Silicon Radio, Hitachi Ltd., Infineon Technologies A.G., Motorola, Inc., National Semiconductor Corporation, Philips Electronics N.V., Qualcomm Incorporated, RF Micro Devices, Inc., Texas Instruments Incorporated and TriQuint Semiconductor, Inc.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     In the spin-off transaction, Conexant will transfer to Washington specifically identified patents, trademarks and copyrights and other intellectual property to the extent used primarily in or related primarily to the Washington Business. The distribution agreement also includes non-exclusive, world-wide, irrevocable, royalty-free cross licenses by Conexant to Washington and Alpha and by Washington and Alpha to Conexant of rights under the intellectual property of the licensor. See "Agreements Relating to the Spin-Off Transaction -- Distribution Agreement -- Intellectual Property Matters". After the spin-off transaction, Washington will own or be licensed under numerous U.S. and foreign patents and patent applications related to the Washington Business's manufacturing operations and other activities, and a
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


number of trademarks applicable only to certain of the Washington Business's products. While in the aggregate patents, patent applications, licenses and trademarks of the Washington Business are considered material to the operations of the Washington Business, they are not of such importance that the loss or termination of any one of them would materially affect the business or financial condition of the Washington Business.


     Various claims of patent infringement have been made against Conexant with respect to the Washington Business. Pursuant to the distribution agreement, Washington will assume all liabilities of Conexant in respect of intellectual property matters to the extent related to current and former operations of the Washington Business. See "Agreements Relating to the Spin-Off Transaction -- Distribution Agreement -- The Contribution". Conexant believes that none of these claims will have a material adverse effect on the financial position or results of operations of the Washington Business.

ENVIRONMENTAL REGULATION

     Federal, state and local requirements relating to the discharge of substances into the environment, the disposal of hazardous wastes, and other activities affecting the environment have had an impact on the Washington Business's manufacturing operations and will continue to have an impact on the combined company's manufacturing operations. Thus far, compliance with environmental requirements and resolution of environmental claims have been accomplished without material effect on the Washington Business's liquidity and capital resources, competitive position or financial condition.

     In connection with the spin-off transaction, Washington will assume all liabilities in respect of environmental matters related to the current and former operations of the Washington Business, including the remediation of groundwater contamination at the Newbury Park, California facility. Conexant currently estimates the remaining costs for this remediation to be approximately $0.8 million and the Washington Business has accrued for these costs as of December 31, 2001.

CYCLICALITY; SEASONALITY

     The wireless communications semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry, and in the Washington Business in particular. Periods of industry downturns -- as the Washington Business experienced through most of calendar year 2001 -- have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors cause substantial fluctuations in the Washington Business's revenues and results of operations. The Washington Business has experienced these cyclical fluctuations in its business in the past and may experience cyclical fluctuations in the future.

     Sales of products of the Washington Business are subject to seasonal fluctuation related to the increase in sales of products which include the Washington Business's customers' products, such as mobile phones, generally associated with the holiday season in December. The Washington Business's sales of semiconductor products and system solutions used in these products generally increase beginning in August and September and continue at a higher level through the end of the calendar year.

EMPLOYEES


     As of April 1, 2002, there were approximately 1,300 full-time employees of Conexant who will become employees of the Washington Business. The Washington Business believes its future success will depend in large part upon its ability to continue to attract, motivate, develop and retain highly skilled and dedicated employees.


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

PROPERTIES


     As of April 1, 2002, the general offices of the Washington Business were located in Newport Beach, California and Newbury Park, California and consisted of approximately 189,000 square feet of leased floor space. The Washington Business operated one manufacturing facility in Newbury Park, California consisting of approximately 117,000 square feet of owned floor space and 67,000 square feet of leased floor space. It also had eleven design centers and sixteen independent sales offices with an aggregate leased floor space of approximately 144,000 square feet. In the opinion of management, the properties of the Washington Business have been well maintained, are in sound operating condition and contain all the equipment and facilities necessary to operate at present levels. A summary of floor space of the Washington Business's facilities at April 1, 2002 is as follows (in thousands of square feet):



                                                                OWNED        LEASED
TYPE OF FACILITY                                              FACILITIES   FACILITIES   TOTAL
----------------                                              ----------   ----------   -----
Manufacturing...............................................     117           67        184
General office space........................................      --          189        189
Sales offices...............................................      --           30         30
Design centers..............................................      --          114        114
                                                                 ---          ---        ---
  Total.....................................................     117          400        517
                                                                 ===          ===        ===


     Certain of the Washington Business's facilities, including the Newbury Park, California facility, are located near major earthquake fault lines.

LEGAL PROCEEDINGS


     The Washington Business does not currently have any material pending legal proceedings. Various lawsuits, claims and proceedings have been or may be instituted or asserted against Conexant, Washington or their respective subsidiaries, including those pertaining to product liability, intellectual property, environmental, safety and health, and employment matters. In connection with the spin-off transaction, Washington will assume responsibility for all then current and future litigation (including environmental and intellectual property proceedings) against Conexant or its subsidiaries in respect of the operations of the Washington Business.


     The outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to the Washington Business. Many intellectual property disputes have a risk of injunctive relief and there can be no assurance that a license will be granted. Injunctive relief could materially and adversely affect the financial condition or results of operations of the Washington Business. Based on its evaluation of matters that are pending or asserted, and taking into account the Washington Business's reserves for such matters, management of the Washington Business believes the disposition of such matters will not have a material adverse effect on the Washington Business's financial condition or results of operations.

                     INFORMATION ABOUT THE COMBINED COMPANY

INDUSTRY BACKGROUND


     Cellular services and personal communications services are increasingly expanding beyond traditional voice services, with emerging mobile communications technologies offering consumers and businesses wireless access to data and information across a wide range of applications. High-speed mobile access has the potential to enhance dramatically use of the Internet, thereby facilitating the growth of electronic commerce. At the center of these developments is the continuing evolution of the mobile phone and the corresponding growth of the wireless communications infrastructure.


     The cellular handset market has grown considerably over the past five years with unit sales of approximately 400 million units in 2001, according to Gartner Dataquest, a market research firm, up 500% over 1996 levels. As additional wireless cellular capacity became available, an intensely competitive pricing environment for wireless services developed at the same time that lower-priced, feature-rich mobile phones were being introduced, contributing substantially to the growth of new subscribers. We expect this trend to continue, enabling further wireless expansion and increased market penetration worldwide. Market penetration measures the portion of users or subscribers within the entire population of a specified geographic area. In the United States, market research firm EMC is forecasting that wireless penetration will grow from approximately 46% in 2001 to almost 75% by 2005. On a worldwide basis, market penetration of wireless phones was nearly 16% in 2001 and could approach 30% by 2005, based on data from EMC. We believe this anticipated dramatic market growth will create significant demand for mobile phones as well as for wireless infrastructure equipment to meet future network capacity requirements.


     New mobile phones with improved battery life and features are being introduced at a rapid rate, made possible by significant technological advances that make earlier models obsolete after only one or two years. According to Strategy Analytics, roughly half of the cellular handsets sold in 2001 worldwide were replacements of previous models. We expect this replacement market to continue to contribute to growth for the digital cellular handset industry, led by the transition to next generation services, such as CDMA2000, GPRS and EDGE wireless standards, which support wireless data capacity, and the further transition to third generation services which will enable even higher bandwidth applications, including streaming video, digital audio and digital camera functionality. In addition, in emerging markets where wireline infrastructure is inadequate or limited, digital wireless networks are providing a viable and economic alternative that can be rapidly deployed.



     In response to this rapidly changing market, handset OEMs are significantly shortening product development cycles, seeking simplified architectures and streamlining manufacturing processes. Traditional OEMs are shifting to low-cost suppliers around the world. In turn, original design manufacturers and contract manufacturers, who lack radio frequency and systems-level expertise, are entering the high volume mobile phone market to support OEMs, as well as to develop handset platforms of their own. Original design manufacturers supply complete handsets to OEMs, while contract manufacturers supply substantially all the finished components of the handset. Original design manufacturers and contract manufacturers can manage low-cost manufacturing and assembly of handsets, freeing OEMs to focus on the higher value marketing and distribution aspects of their business. Established handset manufacturers and new market entrants alike are demanding full semiconductor system solutions that include the complete radio frequency system as well as all baseband processing, protocol stack and user interface software, plus comprehensive reference designs and development platforms. With these solutions, traditional handset OEMs can accelerate time-to-market cycles with lower investment in engineering and system design. These semiconductor system solutions also enable original design manufacturers to enter the high volume handset market without the need to make significant investments in radio frequency and systems level expertise.



     Similarly, cellular and personal communications services network operators are developing and deploying next generation services. These service providers are incorporating packet-switching capability in their networks to deliver data communications and Internet access to digital cellular and other wireless devices. Over the long-term, service providers are seeking to establish a global network that can be accessed by subscribers at any time, anywhere in the world and that can provide subscribers with multimedia services. In order to meet this goal, OEMs who supply wireless infrastructure base stations to network operators are increasingly relying on mobile communications semiconductor suppliers who can provide highly integrated radio frequency and mixed signal processing functionality.



     In addition, as service providers migrate cellular subscribers to data intensive next generation 2.5G and third generation 3G applications, base stations that transmit and receive signals in the backbone of cellular and personal communications services systems will be under further capacity constraints. To meet the related demand, OEMs will be challenged to increase base station transceiver performance and functionality, while reducing size, power consumption and overall system costs.


     These market trends are creating a potentially significant opportunity for a broad-based wireless semiconductor supplier with a comprehensive product portfolio supported by specialized wireless manufacturing process technologies and a full range of systems-level expertise.

BUSINESS OF THE COMBINED COMPANY


     Upon completion of the merger, we believe the combined company will be a leading company focused exclusively on supplying radio frequency and complete semiconductor systems solutions for mobile communications applications. The combined company will supply components, subsystems and system-level semiconductor solutions for wireless voice and data communications applications, supporting the world's most widely adopted wireless standards, including CDMA, TDMA and GSM.



     Combining the wireless technology and product portfolios of the Washington Business and Alpha will position the combined company to provide integrated radio frequency products and complete semiconductor and software solutions for advanced and next generation wireless communications applications. The combined company will possess a broad wireless technology capability and one of the most complete wireless communications product portfolios, coupled with customer relationships with all major handset and infrastructure manufacturers. The combined company expects to continue to make substantial investments in research and development to participate in the formulation of industry standards.


     The combined company's product portfolio will include almost every key semiconductor integrated circuit found within a digital cellular handset, including:


     - baseband processors, digital devices that act as the cellular handset's central processor;



     - couplers and detectors, devices used to measure radio frequency signals;



     - detection diodes, diodes used in radio frequency applications;



     - mixed signal processors, devices that convert analog signals into digital signals and vice versa;



     - power management integrated circuits, circuits that charge and monitor the cellular handset's battery;



     - radio frequency integrated circuit power amplifiers and modules, devices that amplify a signal to provide energy for the signal to reach the base station;



     - radio frequency integrated circuit switches and switch filters, circuits that switch radio frequency signals and incorporate some signal filtering functionality;



     - radio frequency transceivers, devices that perform both the radio frequency transmit and receive functions;



     - switching diodes, diodes used for channeling the cellular handset's power for switching purposes;



     - synthesizers, circuits that tune to the correct channel to receive the radio frequency signal from the base station; and



     - tuning diodes, diodes that are used to make voltage controlled oscillators or other frequency tuning circuits.

     In the radio frequency integrated circuit market, the combined company's product portfolio will include combination switch and filter products, multi-chip power amplifier modules and highly integrated transceivers. We believe that the combination of Alpha's discrete component, switch filter and power amplifier technology with the Washington Business's direct conversion transceiver will enable the combined company to provide a radio frequency system with an unmatched level of integration. We believe that the combined company will be positioned to deliver the world's most comprehensive cellular systems for next generation handsets, including the complete radio frequency system as well as all baseband processing, protocol stack and user interface software.


     The following diagram illustrates the products of the combined company that are used in a digital cellular handset:

[DESCRIPTION OF ILLUSTRATION: INTERIOR OF A CELLULAR HANDSET IDENTIFYING COMPONENTS SUPPLIED BY ALPHA AND THE WASHINGTON BUSINESS, INCLUDING COUPLERS AND DETECTORS, RF IC POWER AMPLIFIERS AND MODULES, POWER MANAGEMENT ICs, SYNTHESIZERS, VARACTOR DIODES, MIXED SIGNAL PROCESSOR, BASEBAND PROCESSOR, PIN DIODES, RF IC SWITCHES AND SWITCH FILTERS, SCHOTTKY DIODES AND RF TRANSCEIVERS]


     At the same time, the combined company will be able to offer a broad product portfolio addressing next generation wireless infrastructure applications, including:



     - amplifiers and amplifier drivers, devices used to amplify the radio frequency signal to a higher power level;



     - attenuators, devices used to reduce radio frequency signal levels;



     - ceramic resonators, ceramic devices used to generate or filter radio frequency signals for various radio and other applications;



     - coaxial resonators, devices used in wireless applications to generate or filter radio frequency signals;



     - couplers and detectors, devices used to measure radio frequency signals;



     - diodes, components used in detectors, mixers, switches and other applications;



     - filters, circuits used in radio applications to filter unwanted signals at a specific range of frequencies;



     - frequency synthesizers, devices used for generating signals which are mixed with higher or lower frequency radio frequency signals for conversion upwards or downwards or modulation or demodulation of signals;



     - front-end receivers, radio frequency integrated circuits that convert the received radio frequency signal in a base station to a lower intermediate frequency;



     - modulators, radio frequency integrated circuits which, when used with a local oscillator, modulate and convert the incoming baseband signal to a higher frequency signal;

     - magnetic products, components with magnetic properties;



     - switches, devices used to switch a signal on or off to transmit the signal to a specific path in the circuit; and



     - vector modulators, devices used in a base station power amplifier system's distortion cancellation circuitry.


     The following diagram illustrates the combined company's product offerings for wireless infrastructure applications:

[DESCRIPTION OF ILLUSTRATION: BASE STATION SURROUNDED BY COMPONENTS SUPPLIED BY ALPHA AND THE WASHINGTON BUSINESS, INCLUDING DIODES, COAXIAL RESONATORS, MAGNETIC PRODUCTS, DETECTORS/COUPLERS, PA DRIVERS, CERAMIC RESONATORS, FRONT-END RECEIVERS, FILTERS, FREQUENCY SYNTHESIZERS, VECTOR MODULATORS, IQ MODULATORS, AMPLIFIERS, SWITCHES AND ATTENUATORS]

These components support a variety of radio frequency and mixed signal processing functions within the wireless infrastructure, including down-conversion, switching, signal conditioning and power management.


     The combined company will have a comprehensive radio frequency and mixed signal processing and packaging portfolio, extensive circuit design libraries and a proven track record in component and system design. We believe that these capabilities will position the combined company to address the growing need of wireless infrastructure manufacturers for base station products with increased transceiver performance and functionality and reduced size, power consumption and overall system costs. The combination of the Washington Business's wireless infrastructure portfolio with Alpha's strong existing customer and channel relationships is expected to enable the combined company to expand its market presence in the wireless infrastructure market.



     The combined company also will supply a variety of advanced components for integration into cable access and wireless networking applications. Among the components will be amplification and switching solutions, multi-chip modules and discrete ceramic solutions.

       MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY AFTER THE MERGER

BOARD OF DIRECTORS

     The board of directors of Alpha will change as a result of the merger. At the effective time of the merger, the board of directors of the combined company will consist of nine directors. Four directors of the combined company will be selected from among Alpha's current directors and four directors will be selected by Conexant. Alpha and Conexant will jointly select the remaining director.

     We have listed below biographical information for each person who is currently expected to be a member of the board of directors of the combined company.

ALPHA DESIGNEES TO THE BOARD OF DIRECTORS

     DAVID J. ALDRICH, age 45, was elected chief executive officer, president and director of Alpha in April 2000. From September 1999 to April 2000, Mr. Aldrich served as president and chief operating officer of Alpha. From May 1996 to May 1999, when he was appointed executive vice president, Mr. Aldrich served as vice president and general manager of the semiconductor products segment. Mr. Aldrich joined Alpha in 1995 as vice president, chief financial officer and treasurer. From 1989 to 1995, Mr. Aldrich held senior management positions at M/A-COM, Inc., a developer and manufacturer of radio frequency and microwave semiconductors, components and IP networking solutions, including manager integrated circuits active products, corporate vice president strategic planning, director of finance and administration, and director of strategic initiatives with the microelectronics division.


     TIMOTHY R. FUREY, age 44, has been chief executive officer of MarketBridge, a privately-owned sales and marketing strategy and technology professional services firm, since 1991. Prior to 1991, Mr. Furey was a consultant with Boston Consulting Group, Strategic Planning Associates, Kaiser Associates and the Marketing Science Institute.



     THOMAS C. LEONARD, age 67, was elected chairman of the Alpha board of directors in April 2000; he has been a director since August 1996. From September 1999 to April 2000, Mr. Leonard served as chief executive officer of Alpha. From July 1996 to September 1999, he served as president and chief executive officer of Alpha. Mr. Leonard joined Alpha in 1992 as a division general manager and was elected a vice president in 1994. Mr. Leonard has over thirty years' experience in the microwave industry, having held a variety of executive and senior level management and marketing positions at M/A-COM, Inc., Varian Associates, Inc. and Sylvania. Mr. Leonard is a director of the Massachusetts Telecommunications Council.



     DAVID J. MCLACHLAN, age 63, was the executive vice president and chief financial officer of Genzyme Corporation, a biotechnology company, from 1989 to 1999. Mr. McLachlan is currently a senior adviser to Genzyme's chairman and chief executive officer. Prior to joining Genzyme, Mr. McLachlan served as vice president, finance of Adams-Russell Company, an electronic component supplier and cable television franchise owner. Mr. McLachlan also serves on the boards of directors of Dyax Corporation, a biotechnology company, and HEARx, Ltd., a hearing care services company.


CONEXANT DESIGNEES TO THE BOARD OF DIRECTORS


     DWIGHT W. DECKER, age 52, has been chairman of the board and chief executive officer of Conexant since November 1998. He served as senior vice president of Rockwell International Corporation (electronic controls and communications) and president, Rockwell Semiconductor Systems from July 1998 to December 1998; senior vice president of Rockwell and president, Rockwell Semiconductor Systems and Electronic Commerce from March 1997 to July 1998; and president, Rockwell Semiconductor Systems from October 1995 to March 1997. Mr. Decker has been a director of Conexant since its incorporation in 1996.


     DONALD R. BEALL, age 63, is the non-executive chairman of the board of Rockwell Collins, Inc. (avionics and communications). He served as a director of Rockwell International Corporation from February 1978 to February 2001. He was chairman of the board and chief executive officer of Rockwell from February 1988 to February 1998 and chief executive officer of Rockwell from February 1988 to September 1997. Mr. Beall has been a director of Conexant since 1998. In addition to being a director of Rockwell Collins and Conexant, Mr. Beall is a director of The Procter & Gamble Company and a former director of Amoco Corporation, ArvinMeritor, Inc., Rockwell and The Times Mirror Company. He is a trustee of California Institute of Technology, a member of the Foundation Board of Trustees at the University of California, Irvine and an overseer of the Hoover Institution. He is also a member of The Business Council and numerous professional, civic and entrepreneurial organizations.

     MOIZ M. BEGUWALA, age 55, has served as senior vice president and general manager -- wireless communications of Conexant since January 1999. Prior to Conexant's spin-off from Rockwell International Corporation, Mr. Beguwala served as vice president and general manager -- wireless communications division, Rockwell Semiconductor Systems, Inc. from October 1998 to December 1998; vice president and general manager -- personal computing division, Rockwell Semiconductor Systems, Inc. from January 1998 to October 1998; and vice president, worldwide sales, Rockwell Semiconductor Systems, Inc. from October 1995 to January 1998.

     F. CRAIG FARRILL, age 49, has been managing director and chief technology officer of inOvate Communications Group (wireless communications) since September 2000. Prior thereto, he was chief technology officer of Vodafone AirTouch PLC (wireless communications) from July 1999 to July 2000 and was vice president, strategic technology of AirTouch Communications, Inc. (wireless communications) from June 1996 to July 1999. Mr. Farrill has been a director of Conexant since 1998. He is also a member of the board of directors and a corporate officer of the CDMA Development Group, a digital cellular technology consortium, which he founded in 1993.

JOINT DESIGNEE TO THE BOARD OF DIRECTORS

     Alpha and Conexant will jointly designate an individual to serve as a member of the board of directors of the combined company.

CLASSIFIED BOARD

     After the merger, the combined company's second amended and restated certificate of incorporation will provide that the board of directors will consist of three classes of directors with overlapping three-year terms, each class having as nearly equal a number of directors as possible. One class of directors is to be elected each year with a term extending to the third succeeding annual meeting of stockholders after election.


     It is expected that at the effective time of the merger, the board of directors of Alpha will take action such that the members of Class I, whose terms expire at the 2002 annual meeting of stockholders, will be Mr. Farrill and Mr. Leonard; the members of Class II, whose terms expire at the 2003 annual meeting of stockholders, will be Mr. Beall, Mr. Beguwala and Mr. Furey; and the members of Class III, whose terms expire at the 2004 annual meeting of stockholders, will be Mr. Aldrich, Mr. Decker and Mr. McLachlan. Upon appointment to the board, the jointly selected director is expected to join Class I.


COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors of the combined company will initially have the following three committees:

     Audit Committee. The audit committee will consist of at least three non-employee directors who are independent directors within the meaning of Rule 4200(a)(14) of the Rules of the National Association of Securities Dealers, Inc. The audit committee will review the scope and effectiveness of audits of the combined company by the combined company's independent public accountants and internal auditors; review the audit plans of the combined company's independent public accountants and internal auditors; review the combined company's quarterly and annual financial statements before their release; review the adequacy of the combined company's system of internal controls and recommendations of the independent public accountants and of the internal auditors with respect thereto; review and act on the comments and suggestions by the independent public accountants and by the internal auditors with respect to their audit activities; and monitor compliance by the employees of the combined company with the combined company's standards of business conduct policies.

     Compensation Committee. The compensation committee will consist of at least two non-employee directors. The principal functions of the compensation committee will be to evaluate the performance of the combined company's senior executives and plans for management succession and development, to consider the design and competitiveness of the combined company's compensation plans, to review and approve senior executive compensation and to administer the combined company's compensation plans pursuant to the terms of the respective plans. The members of the committee will be ineligible to participate in any of the plans or programs which are administered by the committee, except for Alpha's Directors' 2001 Stock Option Plan.

     Nominating Committee. The nominating committee is expected to consist only of non-employee directors. The principal functions of the nominating committee will be to consider and recommend to the board of directors qualified candidates for election as directors of the combined company. Stockholders of the combined company will be able to recommend candidates for consideration by the committee by writing to the secretary of the combined company within certain time periods specified in the combined company's amended by-laws, giving the candidate's name, biographical data and qualifications.

COMPENSATION OF DIRECTORS

     Subject to approval by the combined company's board of directors, we anticipate that non-employee directors of the combined company will be paid a retainer at the rate of $30,000 per year for service on the board of directors. Upon initial election to the board of directors, each non-employee director will be granted an option to purchase 45,000 shares of the combined company's common stock at an exercise price per share equal to the fair market value of the combined company's common stock on the date of grant. Such stock options will become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date the options are granted. In addition, each non-employee director who is reelected or continues in office will be granted an option to purchase 15,000 shares of the combined company's common stock immediately after each annual meeting of stockholders of the combined company.

     Non-employee directors of the combined company will receive fees for attending each meeting of the board of directors: $1,000 per day for attending board meetings in person and $500 per day for participating in board meetings via telephone. Additionally, for service on the committees of the board of directors, the chairman of each committee will receive $2,500 per year and the other members will receive $1,250 per year.

MANAGEMENT


     Certain of the executive officers of Alpha will change as a result of the merger. After completion of the merger, David J. Aldrich, currently president and chief executive officer of Alpha, will be chief executive officer of the combined company. After completion of the merger, Kevin D. Barber, currently senior vice president, operations of Conexant, will be senior vice president, operations of the combined company; Liam K. Griffin, currently vice president, sales of Alpha, will be vice president, sales and marketing of the combined company; George M. LeVan, currently director, human resources of Alpha, will be vice president, human resources of the combined company; and Paul E. Vincent, currently vice president, chief financial officer, treasurer and secretary of Alpha, will be vice president and chief financial officer of the combined company. See "The Merger -- Interests of Certain Persons in the Merger".


     We have set forth below certain information about persons expected to be executive officers of the combined company as of the effective time of the merger.

     DAVID J. ALDRICH, chief executive officer. A brief description of Mr. Aldrich's business experience during the past five years is included in "-- Alpha Designees to the Board of Directors".

     KEVIN D. BARBER, senior vice president, operations, age 41, has served as senior vice president, operations of Conexant since February 2001; vice president, internal manufacturing from August 2000 to February 2001; vice president, device manufacturing from March 1999 to August 2000; vice president, strategic sourcing from November 1998 to March 1999; and director, material sourcing of Rockwell Semiconductor Systems (now Conexant) from May 1997 to November 1998.



     LIAM K. GRIFFIN, vice president, sales and marketing, age 35, has served as Alpha's vice president, sales and marketing since July 2001. Previously, Mr. Griffin was employed by Vectron International, a division of Dover Corp., as vice president of worldwide sales from 1997 to 2001, and as vice president of North American sales from 1995 to 1997. His prior experience included positions as a marketing manager at AT&T Microelectronics, Inc. and product and process engineer at AT&T Network Systems.



     GEORGE M. LEVAN, vice president, human resources, age 56, has managed Alpha's human resources department since becoming employed by Alpha in 1982. Since April 1991, Mr. LeVan has served as Alpha's director, human resources. Before becoming employed by Alpha, he held human resource positions at Data Terminal Systems, Inc., W.R. Grace & Co., Compo Industries, Inc. and RCA.


     PAUL E. VINCENT, vice president and chief financial officer, age 54, has served as vice president and chief financial officer of Alpha since January 1997, treasurer of Alpha since September 1997 and secretary of Alpha since September 1999. Mr. Vincent joined Alpha in 1979 as controller. Prior to joining Alpha, Mr. Vincent worked at Applicon Incorporated and, prior to that, Arthur Andersen & Co.

           COMPENSATION OF EXECUTIVE OFFICERS OF THE COMBINED COMPANY


     The following tables disclose compensation received by the individuals who will be the chief executive officer and the next four most highly compensated executive officers of the combined company based on compensation received from Alpha or Conexant, as applicable, for the fiscal years indicated. These officers are referred to as named executive officers in other parts of this proxy statement/prospectus-information statement. References in this section to Alpha's 2000, 2001 and 2002 fiscal years refer to the fiscal years which ended on April 2, 2000, April 1, 2001 and March 31, 2002, respectively, and references to Conexant's 1999, 2000 and 2001 fiscal years refer to the fiscal years which ended on September 30, 1999, 2000 and 2001, respectively.


SUMMARY COMPENSATION TABLE

  ALPHA


     The following table discloses compensation received from Alpha by the named executive officers who are currently employees of Alpha.



                                                                                       LONG-TERM COMPENSATION
                                                                         ---------------------------------------------------
                                                                                AWARDS                     PAYOUTS
                                     ANNUAL COMPENSATION                 ---------------------   ---------------------------
                        ----------------------------------------------   RESTRICTED    STOCK     LONG-TERM
NAME AND PRINCIPAL      FISCAL                          OTHER ANNUAL       STOCK      OPTIONS    INCENTIVE      ALL OTHER
POSITION(1)              YEAR     SALARY     BONUS     COMPENSATION(3)     AWARDS     (SHARES)    PAYOUTS    COMPENSATION(2)
------------------      ------   --------   --------   ---------------   ----------   --------   ---------   ---------------
David J. Aldrich         2002    $351,154   $     --       $   --             --      160,000         --         $8,922
  chief executive        2001     336,615         --           --             --      150,000         --          8,550
  officer                2000     278,269    284,800           --             --      120,000         --          6,839
Liam K. Griffin          2002     130,039     25,000(4)         --            --      100,000(4)      --          1,062
  vice president,
  sales and marketing
George M. LeVan          2002     144,807         --           --             --       25,000         --          7,774
  vice president,        2001     129,038     31,590        6,049             --       18,467         --          8,155
  human resources        2000     122,038     35,053        3,988             --       18,000         --          6,643
Paul E. Vincent          2002     226,385         --           --             --       50,000         --          8,956
  vice president and     2001     217,462         --           --             --       60,000         --          9,681
  chief financial        2000     190,192    186,400           --             --       50,000         --          8,571
  officer


---------------

(1) The listed principal position of each named executive officer is the principal position each named executive officer is expected to hold with the combined company. Mr. Aldrich is currently the president and chief executive officer of Alpha. Mr. Vincent is currently vice president, chief financial officer, treasurer and secretary of Alpha.

(2) "All Other Compensation" includes service awards and Alpha's contributions to the executive officer's 401(k) plan account (including contributions for the fourth quarter of each fiscal year, which were included in the year of accrual but not distributed until the subsequent fiscal year).


(3)"Other Annual Compensation" includes contributions under Alpha's company-wide gain-sharing program.



(4)In connection with his joining Alpha in July 2001, Mr. Griffin received a sign-on bonus and a grant of Alpha stock options.

  CONEXANT


     The following table discloses compensation received from Conexant by the named executive officer who is currently an executive officer of Conexant.



                                                                                      LONG-TERM COMPENSATION
                                                                        ---------------------------------------------------
                                                                               AWARDS                     PAYOUTS
                                     ANNUAL COMPENSATION                ---------------------   ---------------------------
                         --------------------------------------------   RESTRICTED    STOCK     LONG-TERM
NAME AND PRINCIPAL       FISCAL                          OTHER ANNUAL     STOCK      OPTIONS    INCENTIVE      ALL OTHER
POSITION(1)               YEAR     SALARY      BONUS     COMPENSATION     AWARDS     (SHARES)    PAYOUTS     COMPENSATION
------------------       ------   --------    --------   ------------   ----------   --------   ---------   ---------------
Kevin D. Barber........   2001    $253,919(2) $314,568      $8,543          --       107,201        --              --
  senior vice
  president, operations


---------------


(1) The listed principal position is the principal position the named executive officer is expected to hold with the combined company.



(2)Includes $21,153 paid to Mr. Barber in lieu of vacation.


OPTION GRANTS IN LAST FISCAL YEAR

  ALPHA


     The following table provides information about stock options granted by Alpha in the fiscal year ended March 31, 2002 to named executive officers who are currently employees of Alpha.



                                                     OPTION GRANTS                               POTENTIAL REALIZABLE
                            ----------------------------------------------------------------       VALUE AT ASSUMED
                               NUMBER OF                                                        ANNUAL RATES OF STOCK
                              SECURITIES      PERCENTAGE OF TOTAL                               PRICE APPRECIATION FOR
                              UNDERLYING        OPTIONS GRANTED     EXERCISE OR                      OPTION TERM
                            OPTIONS GRANTED   TO ALPHA EMPLOYEES    BASE PRICE    EXPIRATION   ------------------------
NAME                           (SHARES)         IN FISCAL 2002      (PER SHARE)      DATE          5%           10%
----                        ---------------   -------------------   -----------   ----------   ----------    ----------
David J. Aldrich                160,000              5.79%            $13.56        4/4/2011   $1,364,752    $3,458,549
Liam K. Griffin                 100,000              3.62%             24.78        9/7/2011    1,558,401     3,949,249
George M. LeVan                  25,000              0.90%             13.56        4/4/2011      213,242       540,398
Paul E. Vincent                  50,000              1.81%             13.56        4/4/2011      426,485     1,080,796


     Generally, Alpha options vest at a rate of 25% per year commencing one year after the date of grant, provided the holder of the option remains employed by Alpha. Generally, options may not be exercised more than three months after the holder ceases to be employed by Alpha, except in the event of termination by reason of death or permanent and total disability, in which event the option may be exercised for specific periods not exceeding one year following termination. In addition, Alpha has severance agreements with each of Messrs. Aldrich and Vincent, pursuant to which, under certain circumstances, unvested options held by them will vest immediately and they will be entitled to extended periods of exercise of their options.

     The assumed annual rates of stock price appreciation stated in the table are dictated by the regulations of the Securities and Exchange Commission and are compounded annually for the full term of the options. Actual outcomes may differ.

  CONEXANT


     The following table provides information about stock options granted by Conexant in the fiscal year ended September 30, 2001 to the named executive officer who is currently an executive officer of Conexant.



                                                              OPTION GRANTS                              POTENTIAL REALIZABLE
                                     ----------------------------------------------------------------      VALUE AT ASSUMED
                                        NUMBER OF      PERCENTAGE OF TOTAL                              ANNUAL RATES OF STOCK
                                       SECURITIES        OPTIONS GRANTED                                PRICE APPRECIATION FOR
                                       UNDERLYING          TO CONEXANT       EXERCISE OR                     OPTION TERM
                                     OPTIONS GRANTED        EMPLOYEES        BASE PRICE    EXPIRATION   ----------------------
NAME                                    (SHARES)         IN FISCAL 2001      (PER SHARE)      DATE         5%           10%
----                                 ---------------   -------------------   -----------   ----------   ---------    ---------
Kevin D. Barber                          33,564               0.11%           $ 8.9375      3/30/2011   $188,655     $478,088
                                          7,201               0.02%            21.8750     10/27/2010     99,065      251,049
                                         66,436               0.23%             8.9375      3/30/2009    283,500      679,031


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  ALPHA


     The following table provides information about option exercises during the fiscal year ended March 31, 2002 by the named executive officers who are currently employees of Alpha and the value of their unexercised options as of the end of that fiscal year, based on the closing price of Alpha common stock on the Nasdaq National Market on March 28, 2002 ($15.25).



                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                     OPTIONS HELD AT             IN-THE-MONEY OPTIONS
                                     SHARES                          MARCH 31, 2002                AT MARCH 31, 2001
                                    ACQUIRED       VALUE      -----------------------------   ---------------------------
NAME                               ON EXERCISE    REALIZED    EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               -----------   ----------   -----------     -------------   -----------   -------------
David J. Aldrich                     55,000      $1,588,806     124,500          389,500       $481,116       $800,530
Liam K. Griffin                          --              --          --          100,000             --             --
George M. LeVan                      12,000         426,476      26,017           55,950        171,123        116,298
Paul E. Vincent                      24,400         645,343      39,000          149,000        292,488        359,342



     The values of unexercised options in the foregoing table are based on the difference between the $15.25 closing price of Alpha's common stock at the end of the 2002 fiscal year on the Nasdaq National Market and the respective option exercise price.


  CONEXANT


     The following table provides information about option exercises during the fiscal year ended September 30, 2001 by the named executive officer who is currently an executive officer of Conexant and the value of his unexercised options as of the end of that fiscal year, based on the closing price of Conexant common stock on the Nasdaq National Market on September 28, 2001 ($8.30).



                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                      OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                       SHARES                       SEPTEMBER 30, 2001            SEPTEMBER 30, 2001
                                      ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                                 ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   ----------   -----------   -------------   -----------   -------------
Kevin D. Barber                             --             --     63,812         118,389             --              --

                   OWNERSHIP OF COMBINED COMPANY COMMON STOCK


     The table below sets forth the projected beneficial ownership of the combined company's common stock immediately after the completion of the merger and is derived from information relating to the beneficial ownership of Alpha
common stock and Conexant common stock as of April   , 2002. The table sets
forth the projected beneficial ownership of the combined company's common stock by the following individuals or entities:


     - each person who will beneficially own more than 5% of the outstanding shares of the combined company's common stock immediately after completion of the merger;

     - the individuals who will be the chief executive officer and the other four most highly compensated executive officers of the combined company;

     - the individuals who will be the directors of the combined company; and

     - the individuals who will be the directors and executive officers of the combined company as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, each person or entity named in the table is expected to have sole voting and investment power with respect to all shares of the combined company's common stock shown as beneficially owned, subject to applicable community property laws. As of April 12, 2002, 44,261,706 shares of Alpha common stock were issued and outstanding. The percentage of beneficial ownership set forth below gives effect to the issuance of an estimated 87,252,408 shares of combined company common stock in the merger and is based on 131,514,114 shares of combined company common stock estimated to be outstanding immediately following completion of the merger. In computing the number of shares of combined company common stock beneficially owned by a person and the percentage ownership of that person, shares of combined company common stock that will be subject to options held by that person that are currently exercisable or that are exercisable within 60 days of
April   , 2002 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.



                                                                         NUMBER OF SHARES
BENEFICIAL OWNER                                    NUMBER OF SHARES   SUBJECT TO OPTIONS(1)   PERCENT
----------------                                    ----------------   ---------------------   -------
David J. Aldrich..................................
Kevin D. Barber...................................
Donald R. Beall(2)................................
Moiz M. Beguwala(2)...............................
Dwight W. Decker(2)...............................
F. Craig Farrill(2)...............................
Timothy R. Furey..................................
Liam K. Griffin...................................
Thomas C. Leonard.................................
George M. LeVan...................................
David J. McLachlan................................
Paul E. Vincent...................................
All directors and executive officers as a group
  (12 persons)....................................


---------------


(1) Indicates the projected number of shares of the combined company's common stock issuable upon the exercise of options exercisable within 60 days of
    April   , 2002.



(2) Amounts shown are based on Conexant share ownership and Conexant shares subject to options, which will equal the Washington share ownership and Washington shares subject to options immediately after the distribution of Washington common stock, multiplied by 0.351, the exchange ratio in the merger.

              DESCRIPTION OF THE COMBINED COMPANY'S CAPITAL STOCK

     The following description of the material terms of the capital stock of the combined company includes a summary of certain provisions of the combined company's second amended and restated certificate of incorporation and second amended and restated by-laws that will become effective at the effective time of the merger. This description is subject to the detailed provisions of, and is qualified by reference to, the combined company's second amended and restated certificate of incorporation and amended by-laws, copies of which are attached as Annexes D and E, respectively, and are incorporated by reference into this section of the proxy statement/prospectus-information statement.


     The combined company will be authorized to issue (1) 525,000,000 shares of common stock, par value $0.25 per share, and (2) 25,000,000 shares of preferred stock, without par value. Following completion of the merger, it is anticipated that approximately 131,514,114 shares of combined company common stock will be outstanding. The authorized shares of common stock and preferred stock will be available for issuance without further action by the combined company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the combined company's securities may be listed or traded. If the approval of the combined company's stockholders is not so required, the combined company's board of directors may determine not to seek stockholder approval.


     Certain of the provisions described below under "-- Certain Provisions in the Combined Company's Second Amended and Restated Certificate of Incorporation and Amended By-Laws" could have the effect of discouraging transactions that might lead to a change of control of the combined company. For example, the combined company's second amended and restated certificate of incorporation and amended by-laws:

     - establish a classified board of directors;

     - permit the board of directors to issue shares of preferred stock in one or more series without further authorization of the combined company's stockholders;

     - prohibit stockholder action by written consent;

     - require stockholders to provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

     - require a supermajority vote to amend or repeal certain provisions of the combined company's second amended and restated certificate of incorporation or amended by-laws;

     - preclude stockholders from calling a special meeting of stockholders;

     - require a supermajority vote for business combinations not approved by a majority of the members of the board of directors in office prior to the time the other party to the business combination became the beneficial owner of 5% or more of the shares of the combined company; and

     - contain a fair price provision.

COMMON STOCK

     Holders of combined company common stock are entitled to such dividends as may be declared by the combined company's board of directors out of funds legally available for such purpose. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or declared and set aside. In the event of the combined company's liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

     Each holder of combined company common stock will be entitled to one vote for each such share outstanding in the holder's name. No holder of common stock will be entitled to cumulate votes in voting for directors. The combined company's second amended and restated certificate of incorporation provides that, unless otherwise determined by the combined company's board of directors, no holder of common stock will have any preemptive right to purchase or subscribe for any stock of any class which the combined company may issue or sell.

     The shares of combined company common stock to be issued in the merger and the shares of combined company common stock to be reserved for issuance upon exercise of Washington options converted in the merger will be listed on the Nasdaq National Market.


     American Stock Transfer & Trust Company will be the transfer agent and registrar for the combined company's common stock. Its address is 59 Maiden Lane, New York, NY 10038, and its telephone number is (800) 937-5449.


PREFERRED STOCK

     The combined company's second amended and restated certificate of incorporation permits the combined company to issue up to 25,000,000 shares of combined company preferred stock in one or more series and with rights and preferences that may be fixed or designated by the combined company's board of directors without any further action by the combined company's stockholders. The designation, powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

     - the designation of the series, which may be by distinguishing number, letter or title;

     - the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

     - whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

     - the dates at which dividends, if any, shall be payable;

     - the redemption rights and price or prices, if any, for shares of the series;

     - the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

     - the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the combined company;

     - whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the combined company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

     - restrictions on the issuance of shares of the same series or of any other class or series; and

     - the voting rights, if any, of the holders of shares of the series; provided, that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock.

     Although the combined company's board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

CERTAIN PROVISIONS IN THE COMBINED COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED BY-LAWS

     The combined company's second amended and restated certificate of incorporation and amended by-laws contain various provisions intended to:

     - promote the stability of the combined company's stockholder base; and

     - render more difficult certain unsolicited or hostile attempts to take the combined company over which could disrupt the combined company, divert the attention of its directors, officers and employees and adversely affect the independence and integrity of the combined company's business.

     Pursuant to the combined company's second amended and restated certificate of incorporation, the number of directors is fixed by the combined company's board of directors. The combined company's directors are divided into three classes, each class to consist as nearly as possible of one third of the directors. Pursuant to the combined company's amended by-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast. Currently, the terms of office of the three classes of directors will expire, respectively, at the combined company's 2002, 2003 and 2004 annual meetings. The term of the successors of each such class of directors expires three years from the year of election.

     The combined company's second amended and restated certificate of incorporation contains a fair price provision pursuant to which a business combination (including, among other things, a merger or consolidation) between the combined company or its subsidiaries and a related person (as defined in the combined company's second amended and restated certificate of incorporation), requires approval by the affirmative vote of the holders of at least 90% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by a majority of the continuing directors (as defined in the combined company's second amended and restated certificate of incorporation) and certain fair price criteria and procedural requirements specified in the fair price provision are met. If the business combination does not involve any cash or other property being received by any of the other stockholders, then the fair price criteria discussed below would not apply, and only approval by a majority of the continuing directors would be required.

     Under the fair price provision, the fair price criteria that must be satisfied to avoid the 90% stockholder voting requirement include the requirement that the consideration paid to the combined company's stockholders in a business combination must be either cash or the same form of consideration used by the related person in acquiring its beneficial ownership of the largest number of shares of the combined company's capital stock acquired by the related person. The related person would be required to meet the fair price criteria with respect to each class of the combined company's capital stock entitled to vote generally in the election of directors, whether or not the related person beneficially owned shares of that class prior to proposing the business combination.

     Under the fair price provision, even if the foregoing fair price criteria are met, the following procedural requirements must be met if the business combination is not to require approval by the holders of at least 90% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

     - after the related person had become a related person and before the consummation of such business combination, (1) the combined company must not have failed to declare and pay full quarterly dividends on any outstanding combined company preferred stock, reduced the annual rate of dividends paid on combined company common stock or failed to increase such annual rate of dividends as necessary to reflect any reclassification, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of combined company common stock, unless such failure, reduction or reclassification was approved by a majority of the continuing directors and (2) the related person must not have acquired any newly issued shares of combined company capital stock entitled to vote generally in the election of directors, directly or indirectly, from the combined company, except as part of the transaction which results in such related person becoming a related person;

     - the related person must not have received, directly or indirectly (other than proportionately as a stockholder), at any time after becoming a related person, the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax advantages provided by the combined company; and


     - a proxy or information statement describing the proposed business combination and complying with the requirements of the Exchange Act must have been mailed to all stockholders of the combined company at least 30 days prior to the consummation of the business combination and such proxy or information statement must have contained a recommendation as to the advisability or inadvisability of the business combination which any of the continuing directors may have furnished in writing to the board of directors.

     The combined company's second amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to approve a business combination (including, among other things, a merger, consolidation or sale of all or substantially all of the assets of the combined company) that has not been approved by a majority of the members of the board of directors in office prior to the time the other party to the business combination became the beneficial owner of 5% or more of the shares of the combined company entitled to vote for the election of directors.

     The combined company's amended by-laws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of the entire board of directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by the combined company. In addition, the combined company's second amended and restated certificate of incorporation provides that any action taken by the combined company's stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. The combined company's amended by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of the combined company's stockholders.

     The combined company's second amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to:

     - amend or repeal any provision of the combined company's amended by-laws;

     - amend or repeal the provision of the combined company's second amended and restated certificate of incorporation relating to amendments to the combined company's amended by-laws; or

     - adopt any provision inconsistent with such provisions.

     The combined company's second amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to:

     - amend or repeal the provisions of the combined company's second amended and restated certificate of incorporation relating to the election of directors, the classified board, or the right to act by written consent; or

     - adopt any provision inconsistent with such provisions.

     The combined company's second amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 90% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to:

     - amend or repeal the fair price provision of the combined company's second amended and restated certificate of incorporation; or

     - adopt any provision inconsistent with such provision.

     Under the business combination provision discussed above, the combined company's second amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend, revise or revoke the business combination provision.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. The combined company's second amended and restated certificate of incorporation provides that directors are not liable to the combined company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the combined company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (4) for any transaction from which a director derived an improper personal benefit.

     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to certain limitations. The combined company's amended by-laws and the appendices thereto provide for the indemnification of the combined company's directors, officers, employees and agents to the maximum extent permitted by Delaware law. The combined company's directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

     COMPARISON OF RIGHTS OF ALPHA STOCKHOLDERS BEFORE AND AFTER THE MERGER

     By approving and adopting the merger agreement, Alpha stockholders will be approving the adoption of Alpha's second amended and restated certificate of incorporation and Alpha's amended by-laws as the certificate of incorporation and by-laws of the combined company, which will be in the forms attached to this proxy statement/prospectus-information statement as Annexes D and E, respectively, and are incorporated by reference into this section of the proxy statement/prospectus-information statement. Accordingly, after completion of the merger, the rights of Alpha stockholders will be governed by these revised documents. The following is a summary of the material differences with respect to the rights of stockholders of Alpha before the merger and the rights of stockholders of the combined company after the merger that arise as a result of the adoption of the second amended and restated certificate of incorporation and amended by-laws in connection with the merger. Each of the changes to Alpha's existing certificate of incorporation and by-laws described below has been modeled on provisions of Conexant's existing certificate of incorporation and by-laws.

                                 RIGHTS OF ALPHA STOCKHOLDERS              RIGHTS OF COMBINED COMPANY STOCKHOLDERS
                                      BEFORE THE MERGER                               AFTER THE MERGER
                      --------------------------------------------------   ---------------------------------------
DESCRIPTION OF        Pursuant to the certificate of incorporation,        Pursuant to the certificate of
CAPITAL STOCK         Alpha is authorized to issue 100,000,000 shares of   incorporation, the combined company
                      common stock, par value $.25.                        will be authorized to issue 550,000,000
                                                                           shares consisting of (i) 525,000,000
                                                                           shares of common stock, par value $.25,
                                                                           and (ii) 25,000,000 shares of preferred
                                                                           stock, no par value.

                      The Delaware General Corporation Law provides that   The same provisions of the Delaware
                      the directors of a corporation may declare and pay   General Corporation Law will be
                      dividends upon the shares of the corporation's       applicable to the combined company. In
                      capital stock either (i) out of its surplus, as      addition, subject to the rights of the
                      defined by the Delaware General Corporation Law,     holders of preferred stock, the holders
                      or (ii) in case there is no such surplus, out of     of shares of common stock shall be
                      the corporation's net profits for the fiscal year    entitled to receive dividends and
                      in which the dividend is declared and/or the         distributions in equal amounts per
                      preceding fiscal year.                               share, payable in cash or otherwise, as
                                                                           may be declared by the board of
                                                                           directors from time to time out of
                                                                           assets or funds of the combined company
                                                                           legally available for dividends or
                                                                           distributions.

                      The Delaware General Corporation Law provides that   The same provisions of the Delaware
                      in the event of a dissolution of a corporation,      General Corporation Law will be
                      after payment of creditors and other claims or       applicable to the combined company. In
                      obligations provided for under the Delaware          addition, in the event of any
                      General Corporation Law, all of the remaining        liquidation, dissolution or winding-up
                      assets of the corporation shall be distributed to    of the combined company after the
                      the stockholders of the corporation.                 payment to creditors and the payment or
                                                                           setting apart for payment to the
                                                                           holders of any preferred stock of the
                                                                           full preferential amounts to which
                                                                           those holders are entitled, all of the
                                                                           remaining assets of the combined
                                                                           company shall belong to and be
                                                                           distributable in equal amounts per
                                                                           share to the holders of common stock.
                                                                           For this purpose, a consolidation or
                                                                           merger of the combined company with any
                                                                           other corporation, or the sale,
                                                                           transfer or lease of all or
                                                                           substantially all its assets shall not
                                                                           constitute or be deemed a liquidation,
                                                                           dissolution or winding-up of the
                                                                           combined company.

                                 RIGHTS OF ALPHA STOCKHOLDERS              RIGHTS OF COMBINED COMPANY STOCKHOLDERS
                                      BEFORE THE MERGER                               AFTER THE MERGER
                      --------------------------------------------------   ---------------------------------------
PREFERRED STOCK       Under its certificate of incorporation, Alpha is     Pursuant to the certificate of
                      not authorized to issue preferred stock without      incorporation, the board of directors
                      stockholder approval.                                of the combined company will be
                                                                           authorized to provide for the issuance
                                                                           of shares of preferred stock in one or
                                                                           more series, to establish from time to
                                                                           time the number of shares to be
                                                                           included in each series, and to fix the
                                                                           designation, powers, preferences and
                                                                           rights of the shares of each series and
                                                                           the qualifications, limitations and
                                                                           restrictions of each series; pro-
                                                                           vided, that no share of preferred stock
                                                                           of any series will be entitled to more
                                                                           than one vote per share of preferred
                                                                           stock.

                                                                           Except as may be provided in the
                                                                           certificate of incorporation or in a
                                                                           preferred stock designation, the common
                                                                           stock shall have the exclusive right to
                                                                           vote for the election of directors and
                                                                           for all other purposes, and holders of
                                                                           preferred stock shall not be entitled
                                                                           to receive any notice of any meeting of
                                                                           stockholders at which they are not
                                                                           entitled to vote. The number of
                                                                           authorized shares of preferred stock
                                                                           may be increased or decreased by the
                                                                           affirmative vote of the holders of a
                                                                           majority of the shares of all classes
                                                                           of stock of the combined company
                                                                           entitled to vote for the election of
                                                                           directors, without a vote of the
                                                                           holders of the preferred stock, or any
                                                                           series of preferred stock, unless a
                                                                           vote is required pursuant to any
                                                                           preferred stock designation.

AMENDMENT OF          Pursuant to the by-laws, the stockholders may        Pursuant to the certificate of
BY-LAWS               amend, alter or repeal the by-laws at any special    incorporation, the board of directors
                      or annual meeting of stockholders by a vote of the   is authorized to adopt, alter, amend
                      majority of all shares outstanding, unless law,      and repeal the by-laws, in any manner
                      the certificate of incorporation or the by-laws      not inconsistent with the laws of the
                      requires a higher vote.                              state of Delaware or the certificate of
                                                                           incorporation, subject to the power of
                                                                           the holders of capital stock of the
                                                                           combined company to adopt, alter, amend
                                                                           or repeal the by-laws made by the board
                                                                           of directors; provided, that any
                                                                           adoption, amendment or repeal by the
                                                                           stockholders shall require the
                                                                           affirmative vote of the holders of at
                                                                           least 66 2/3% of the shares of all
                                                                           classes of stock of the combined
                                                                           company entitled to vote for the
                                                                           election of directors, considered for
                                                                           this purpose as one class of stock.

                                 RIGHTS OF ALPHA STOCKHOLDERS              RIGHTS OF COMBINED COMPANY STOCKHOLDERS
                                      BEFORE THE MERGER                               AFTER THE MERGER
                      --------------------------------------------------   ---------------------------------------
                      The directors may amend or alter the by-laws by a
                      majority vote of the directors then in office,
                      except the directors may not amend the by-laws in
                      any manner which:

                      - Changes the stockholder voting requirements for
                        any action;

                      - Alters or abolishes any preferential right or
                        right of redemption applicable to a class or series of stock with shares already outstanding;

                      - Alters the application of the indemnification
                        provisions of the by-laws to any act or
                        transaction that occurs prior to the date of the amendment;

                      - Alters the amendment provision of the by-laws;
                        or

                      - Permits the board of directors to take any
                        action which under law, the certificate of incorporation or the by-laws is required to be taken by the stockholders.

                      Any amendment of the by-laws by the board of directors may be altered or repealed by a majority vote of the stockholders entitled to vote at any annual meeting or special meeting of stockholders.

AMENDMENT OF THE      The amendment provision of the certificate of        Pursuant to the certificate of
AMENDMENT PROVISION   incorporation may be amended in accordance with      incorporation, no section of the
OF THE CERTIFICATE    the Delaware General Corporation Law, which          amendment provision of the certificate
OF INCORPORATION      provides that, except as otherwise provided in the   of incorporation that requires other
                      certificate of incorporation, the certificate of     than a majority vote to amend a
                      incorporation may be amended by the affirmative      provision of the certificate of
                      vote of a majority of the outstanding stock          incorporation may be amended so as to
                      entitled to vote and a majority of the outstanding   alter the vote required by such
                      stock of each class entitled to vote as a sepa-      section, unless the amendment is itself
                      rate class.                                          approved by the same vote referred to
                                                                           in such section.

          RIGHTS OF CONEXANT STOCKHOLDERS BEFORE AND AFTER THE MERGER

     Conexant stockholders will not be required to surrender their Conexant shares in the spin-off transaction or the merger. The distribution of Washington common stock to Conexant stockholders will not cancel or affect the number of outstanding shares of Conexant common stock or the related rights. The rights of Washington stockholders after the merger as stockholders of the combined company will be as set forth above under the heading "Description of the Combined Company's Capital Stock".

                                 LEGAL MATTERS

     The validity of the shares of common stock of the combined company to be issued in connection with the merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts. It is a condition to the completion of the merger that Alpha and Conexant receive opinions from Skadden, Arps, Slate, Meagher & Flom LLP and Chadbourne & Parke LLP, respectively, with respect to the tax treatment of the merger.

                                    EXPERTS

     KPMG LLP, independent certified public accountants, have audited Alpha's consolidated financial statements as of April 1, 2001 and April 2, 2000 and for each of the years in the three-year period ended April 1, 2001 included in Alpha's Annual Report on Form 10-K for the year ended April 1, 2001, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus-information statement. Alpha's financial statements are incorporated by reference in reliance on the report of KPMG LLP, given upon their authority as experts in accounting and auditing.


     The combined financial statements of the Washington Business and the Mexicali operations of Conexant Systems, Inc. as of September 30, 2000 and 2001 and for each of the three years in the period ended September 30, 2001 included in this proxy statement/prospectus-information statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             STOCKHOLDER PROPOSALS


     Alpha currently expects to hold its 2002 annual meeting of stockholders in the third calendar quarter of 2002. Under the rules and regulations of the Securities and Exchange Commission, to be eligible for inclusion in Alpha's proxy statement for its 2002 annual meeting of stockholders, proposals of stockholders must have been received at Alpha's principal executive offices no later than April 3, 2002 and must otherwise satisfy the conditions established by the Securities and Exchange Commission for such inclusion.


     In accordance with Alpha's amended and restated by-laws, proposals of stockholders intended for presentation at the 2002 annual meeting of stockholders (but not intended to be included in Alpha's proxy statement for that meeting) may be made only by a stockholder of record who has given notice of the proposal to the Secretary of the company at its principal executive offices no earlier than June 12, 2002 and no later than July 12, 2002. The notice must contain information as specified in Alpha's amended and restated by-laws. Any such proposal received after July 12, 2002 will not be considered "timely" under the federal proxy rules for purposes of determining whether the company may use discretionary authority to vote on such proposal.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus-information statement, Alpha knows of no matters that will be presented for consideration at the Alpha special meeting, other than as described in this proxy statement/prospectus-information statement. If any other matters do properly come before the Alpha special meeting or any adjournments or postponements of the special meeting and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any of those other matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     Alpha files reports (including annual reports which contain audited financial statements), proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference rooms in Washington, D.C. and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Alpha's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov".

     Alpha has filed with the Securities and Exchange Commission a registration statement on Form S-4. This proxy statement/prospectus-information statement is a part of the registration statement and constitutes the prospectus for the common stock of the combined company to be issued to the holders of shares of Washington common stock in the merger. As allowed by the Securities and Exchange Commission rules, this proxy statement/prospectus-information statement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows Alpha to "incorporate by reference" information into this proxy statement/prospectus-information statement. This means that Alpha can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about Alpha and its financial condition. The information incorporated by reference is considered to be part of this proxy statement/prospectus-information statement.

     Information that Alpha files later with the Securities and Exchange Commission will automatically update and supersede this information. Alpha incorporates by reference the documents listed below and any future filings it will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of the Alpha special meeting:

     - Annual Report on Form 10-K for the fiscal year ended April 1, 2001 filed with the Securities and Exchange Commission on June 29, 2001;

     - Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2001 filed with the Securities and Exchange Commission on August 13, 2001;

     - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 filed with the Securities and Exchange Commission on November 14, 2001;

     - Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2001 filed with the Securities and Exchange Commission on February 13, 2002;


     - Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2001;



     - Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2002; and

     - The description of Alpha common stock contained in Item 1 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 29, 1998, including any amendments or reports filed for the purpose of updating the description.

     You may request a copy of these filings at no cost by writing or telephoning Alpha at the following address or telephone number:

Alpha Industries, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
Attention: Investor Relations
Telephone: (781) 935-5150, extension 4798


     IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE YOUR
REQUEST BY MAY   , 2002.


     ALPHA HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR ABOUT ALPHA THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT OR THE DOCUMENTS THAT ALPHA PUBLICLY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS-INFORMATION STATEMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

         INDEX TO AUDITED COMBINED FINANCIAL STATEMENTS AND SCHEDULE OF
              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS


                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Combined Balance Sheets as of September 30, 2000, September
  30, 2001 and December 31, 2001 (unaudited)................  F-3
Combined Statements of Operations for the years ended
  September 30, 1999, 2000 and 2001 and the three months
  ended December 31, 2000 and 2001 (unaudited)..............  F-4
Combined Statements of Cash Flows for the years ended
  September 30, 1999, 2000 and 2001 and the three months
  ended December 31, 2000 and 2001 (unaudited)..............  F-5
Combined Statements of Conexant's Net Investment and
  Comprehensive Income for the years ended September 30,
  1999, 2000 and 2001 and the three months ended December
  31, 2001 (unaudited)......................................  F-6
Notes to Combined Financial Statements......................  F-7
Schedule II -- Valuation and Qualifying Accounts............  F-28

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Conexant Systems, Inc.

     We have audited the accompanying combined balance sheets of the Washington Business and the Mexicali Operations of Conexant Systems, Inc. as of September 30, 2000 and 2001, and the related combined statements of operations, cash flows and Conexant's net investment and comprehensive income for each of the three years in the period ended September 30, 2001. Our audits also included the financial statement schedule listed at page F-1. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Washington Business and the Mexicali Operations of Conexant Systems, Inc. at September 30, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule when considered in relation to the basic combined financial statements taken as a whole presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 14, 2002

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                SEPTEMBER 30,
                                                             -------------------   DECEMBER 31,
                                                               2000       2001         2001
                                                             --------   --------   ------------
                                                                                   (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents................................  $  4,179   $  1,998     $  4,747
  Receivables, net of allowance for doubtful accounts of
     $3,792, $3,206 and $2,028 (unaudited) at September 30,
     2000, September 30, 2001 and December 31, 2001,
     respectively..........................................    67,562     40,754       43,565
  Inventories..............................................    89,983     37,383       43,030
  Other current assets.....................................     5,295      3,225        2,630
                                                             --------   --------     --------
     Total current assets..................................   167,019     83,360       93,972
Property, plant and equipment, net.........................   263,427    169,547      159,195
Goodwill and intangible assets, net........................    70,817     57,606       53,669
Other assets...............................................       290      3,774        4,248
                                                             --------   --------     --------
     Total assets..........................................  $501,553   $314,287     $311,084
                                                             ========   ========     ========
                           LIABILITIES AND CONEXANT'S NET INVESTMENT
Current liabilities:
  Accounts payable.........................................  $  5,200   $  2,653     $  1,121
  Accrued compensation and benefits........................    19,212     12,363       13,652
  Other current liabilities................................     6,958      7,804       18,516
                                                             --------   --------     --------
     Total current liabilities.............................    31,370     22,820       33,289
Long-term liabilities......................................     3,767      3,806        3,772
                                                             --------   --------     --------
     Total liabilities.....................................    35,137     26,626       37,061
Commitments and contingencies..............................        --         --           --
Conexant's net investment..................................   466,416    287,661      274,023
                                                             --------   --------     --------
     Total liabilities and Conexant's net investment.......  $501,553   $314,287     $311,084
                                                             ========   ========     ========


            See accompanying notes to combined financial statements.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                     THREE MONTHS ENDED
                                                      YEAR ENDED SEPTEMBER 30,          DECEMBER 31,
                                                   -------------------------------   -------------------
                                                     1999       2000       2001        2000       2001
                                                   --------   --------   ---------   --------   --------
                                                                                         (UNAUDITED)
Net revenues:
  Third parties..................................  $176,015   $312,983   $ 215,502   $ 68,518   $ 88,404
  Conexant.......................................    40,400     65,433      44,949     16,978      5,356
                                                   --------   --------   ---------   --------   --------
    Total net revenues...........................   216,415    378,416     260,451     85,496     93,760
                                                   --------   --------   ---------   --------   --------
Cost of goods sold:
  Third parties..................................    96,699    207,450     268,749     76,272     72,729
  Conexant.......................................    37,840     62,720      42,754     16,244      5,077
                                                   --------   --------   ---------   --------   --------
    Total cost of goods sold.....................   134,539    270,170     311,503     92,516     77,806
                                                   --------   --------   ---------   --------   --------
Gross margin.....................................    81,876    108,246     (51,052)    (7,020)    15,954
Operating expenses:
  Research and development.......................    66,457     91,616     111,053     26,918     32,181
  Selling, general and administrative............    27,202     52,422      51,267     16,013     10,636
  Amortization of intangible assets..............        --      5,327      15,267      3,737      3,937
  Special charges................................     1,432         --      88,876         --         --
  Purchased in-process research and
    development..................................        --     24,362          --         --         --
                                                   --------   --------   ---------   --------   --------
         Total operating expenses................    95,091    173,727     266,463     46,668     46,754
                                                   --------   --------   ---------   --------   --------
Operating loss...................................   (13,215)   (65,481)   (317,515)   (53,688)   (30,800)
Other income (expense), net......................       (54)       142         210        (11)        52
                                                   --------   --------   ---------   --------   --------
Loss before income taxes.........................   (13,269)   (65,339)   (317,305)   (53,699)   (30,748)
Provision for income taxes.......................     1,646      1,140       1,619        265      3,549
                                                   --------   --------   ---------   --------   --------
Net loss.........................................  $(14,915)  $(66,479)  $(318,924)  $(53,964)  $(34,297)
                                                   ========   ========   =========   ========   ========

            See accompanying notes to combined financial statements.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                            THREE MONTHS ENDED
                                             YEAR ENDED SEPTEMBER 30,          DECEMBER 31,
                                         --------------------------------   -------------------
                                           1999       2000        2001        2000       2001
                                         --------   ---------   ---------   --------   --------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...............................  $(14,915)  $ (66,479)  $(318,924)  $(53,964)  $(34,297)
Adjustments required to reconcile net
  loss to net cash used in operating
  activities:
  Depreciation.........................    42,468      61,710      58,708     15,018     11,863
  Amortization of intangible assets....        --       5,327      15,267      3,737      3,937
  Asset impairments....................        --          --      86,209         --         --
  Provision for losses on accounts
     receivable........................       (30)      3,538        (468)     1,353     (1,178)
  Inventory provisions.................     2,530       3,132      60,978      5,844         87
  Purchased in-process research and
     development.......................        --      24,362          --         --         --
  Loss on disposition of assets........       297           4          80         42         60
  Changes in assets and liabilities,
     net of acquisition:
     Receivables.......................   (19,606)    (39,846)     27,276     (2,384)    (1,633)
     Inventories.......................   (10,115)    (65,150)     (8,378)    (4,872)    (5,734)
     Accounts payable..................      (710)      1,961      (2,547)    (1,031)    (1,532)
     Accrued expenses and other current
       liabilities.....................      (338)     14,210      (6,003)     3,831     12,001
     Other.............................    (6,643)      3,401      (1,604)       754        106
                                         --------   ---------   ---------   --------   --------
       Net cash used in operating
          activities...................    (7,062)    (53,830)    (89,406)   (31,672)   (16,320)
                                         --------   ---------   ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures...................   (94,331)   (100,424)    (51,118)   (18,200)    (1,571)
Cash balances of acquired business.....        --       7,655          --         --         --
                                         --------   ---------   ---------   --------   --------
       Net cash used in investing
          activities...................   (94,331)    (92,769)    (51,118)   (18,200)    (1,571)
                                         --------   ---------   ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers from Conexant............   103,465     148,706     138,343     55,405     20,640
                                         --------   ---------   ---------   --------   --------
Net increase (decrease) in cash and
  cash equivalents.....................     2,072       2,107      (2,181)     5,533      2,749
Cash and cash equivalents at beginning
  of period............................        --       2,072       4,179      4,179      1,998
                                         --------   ---------   ---------   --------   --------
Cash and cash equivalents at end of
  period...............................  $  2,072   $   4,179   $   1,998   $  9,712   $  4,747
                                         ========   =========   =========   ========   ========


            See accompanying notes to combined financial statements.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

   COMBINED STATEMENTS OF CONEXANT'S NET INVESTMENT AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)


                                                                        ACCUMULATED
                                                                           OTHER
                                                          CONEXANT'S   COMPREHENSIVE
                                                             NET          INCOME
                                                          INVESTMENT      (LOSS)         TOTAL
                                                          ----------   -------------   ----------
Balance at September 30, 1998...........................  $ 187,196        $  --       $ 187,196
Net loss................................................    (14,915)          --         (14,915)
Foreign currency translation adjustment.................         --         (178)           (178)
                                                                                       ---------
  Comprehensive loss....................................                                 (15,093)
Net transfers from Conexant.............................    103,465           --         103,465
                                                          ---------        -----       ---------
Balance at September 30, 1999...........................    275,746         (178)        275,568
Net loss................................................    (66,479)          --         (66,479)
Foreign currency translation adjustment.................         --          126             126
                                                                                       ---------
  Comprehensive loss....................................                                 (66,353)
Contribution of business acquired by Conexant...........    108,495           --         108,495
Net transfers from Conexant.............................    148,706           --         148,706
                                                          ---------        -----       ---------
Balance at September 30, 2000...........................    466,468          (52)        466,416
Net loss................................................   (318,924)          --        (318,924)
Foreign currency translation adjustment.................         --         (232)           (232)
                                                                                       ---------
  Comprehensive loss....................................                                (319,156)
Contribution of additional assets related to business
  acquired..............................................      2,058           --           2,058
Net transfers from Conexant.............................    138,343           --         138,343
                                                          ---------        -----       ---------
Balance at September 30, 2001...........................    287,945         (284)        287,661
Net loss (unaudited)....................................    (34,297)          --         (34,297)
Foreign currency translation adjustment (unaudited).....         --           19              19
                                                                                       ---------
  Comprehensive loss (unaudited)........................                                 (34,278)
Net transfers from Conexant (unaudited).................     20,640           --          20,640
                                                          ---------        -----       ---------
Balance at December 31, 2001 (unaudited)................  $ 274,288        $(265)      $ 274,023
                                                          =========        =====       =========


            See accompanying notes to combined financial statements.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION


     On December 16, 2001, Conexant Systems, Inc. (Conexant) entered into agreements with Washington Sub, Inc. (Washington), currently a wholly-owned subsidiary of Conexant, and Alpha Industries, Inc. (Alpha), a leading provider of proprietary radio frequency and microwave integrated circuit-based products and solutions, primarily for wireless communications. Alpha's products include modules, integrated circuits and discrete components, as well as components based on electrical ceramic and ferrite technology. Under the agreements, Conexant will contribute to Washington its wireless communications business, including its Newbury Park, California gallium arsenide semiconductor wafer fabrication facility, but excluding certain assets and liabilities (collectively, the Washington Business), and will distribute all the outstanding shares of Washington common stock to the Conexant shareholders (the Spin-off). The common stock of Washington will be distributed on a pro rata basis to the shareholders of Conexant, with each Conexant shareholder receiving one share of Washington common stock for each share of Conexant common stock or Conexant Series B voting preferred stock owned on the record date for the distribution. Immediately thereafter, Washington will merge with and into Alpha (the Merger), with Alpha as the surviving corporation (the combined company). Completion of the Spin-off and the Merger are subject to, among other things, regulatory approvals, a ruling by the Internal Revenue Service (IRS) that the Spin-off qualifies as tax-free and approval of the Merger by Alpha's stockholders. Upon completion of the Merger, the combined company will purchase Conexant's semiconductor assembly and test facility, located in Mexicali, Mexico, and certain related operations (collectively, the Mexicali Operations) for $150 million. Early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was granted on January 29, 2002. There can be no assurance that the other regulatory approvals, the IRS ruling or the approval of the Merger by Alpha's stockholders will be obtained, or that the Spin-off and the Merger will be successfully completed.


     For financial accounting purposes, the sale of the Mexicali Operations by Conexant to the combined company will be treated as if Conexant had contributed the Mexicali Operations to Washington as part of the Spin-off, and the $150 million purchase price will be treated as a return of capital to Conexant. The accompanying combined financial statements include the assets, liabilities, operating results and cash flows of the Washington Business and the Mexicali Operations. For purposes of these combined financial statements, the Washington Business and the Mexicali Operations are collectively referred to as Washington/Mexicali.

     For financial accounting purposes, the Merger will be accounted for as a purchase of Alpha by Washington in a reverse acquisition. Accordingly, the historical financial statements of Washington/ Mexicali will become the historical financial statements of the combined company after the Merger.


     The Washington Business is a worldwide leader in semiconductor products and systems for wireless communications applications. Its product portfolio is comprised of components, subsystems and system-level semiconductor solutions for wireless voice and data communications applications, supporting the world's most widely adopted wireless standards, including Code Division Multiple Access
(CDMA), Time Division Multiple Access (TDMA) and Global System for Mobile Communications (GSM). Wireless communications product offerings of the Washington Business include power amplifier modules, radio frequency components and subsystems and cellular systems.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Washington was incorporated in Delaware on December 12, 2001. On December 31, 1998, Rockwell International Corporation (Rockwell) distributed all the outstanding shares of Conexant (formerly named Rockwell Semiconductor Systems, Inc.) to shareholders of Rockwell in a tax-free spin-off. As a result, Conexant became an independent publicly-traded company owning and operating Rockwell's former semiconductor systems business. The accompanying combined financial statements report the operations that comprise Conexant's Washington Business and Mexicali Operations. For periods prior to Conexant's spin-off from Rockwell, the accompanying combined financial statements report the operations that comprised Washington/Mexicali as part of Rockwell's semiconductor systems business. References to Conexant prior to January 1, 1999 include the semiconductor systems business of Rockwell.

  BASIS OF PRESENTATION

     The combined financial statements of Washington/Mexicali have been prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements have been prepared using Conexant's historical bases in the assets and liabilities and the historical operating results of Washington/Mexicali during each respective period. Management believes the assumptions underlying the combined financial statements are reasonable. However, the financial information included herein does not necessarily reflect the combined assets, liabilities, operating results, changes in Conexant's net investment and comprehensive income and cash flows of Washington/Mexicali in the future or what they would have been had Washington/Mexicali been an independent company during the periods presented.

     Conexant uses a centralized approach to cash management and the financing of its operations. Cash deposits from Washington/Mexicali are generally collected by Conexant on a regular basis and are netted against Conexant's net investment. As a result, none of Conexant's cash, cash equivalents, marketable securities or debt at the corporate level has been allocated to Washington/Mexicali in the combined financial statements. Cash and cash equivalents in the combined financial statements represent amounts held by foreign operations of Washington/Mexicali. Changes in Conexant's net investment represent funding from Conexant for working capital and capital expenditure requirements after giving effect to Washington/Mexicali's transfers to and from Conexant for its cash flows from operations.

     Historically, Conexant has provided financing for Washington/Mexicali and incurred debt at the parent level. The combined financial statements of Washington/Mexicali do not include an allocation of Conexant's debt or the related interest expense. Therefore, the combined financial statements do not necessarily reflect the financial position and results of operations of Washington/Mexicali had it been an independent company as of the dates, and for the periods, presented.


     The combined financial statements include allocations of certain Conexant operating expenses for research and development, legal, accounting, treasury, human resources, real estate, information systems, distribution, customer service, sales, marketing, engineering and other corporate services provided by Conexant, including executive salaries and other costs (see Note 11). The operating expense allocations have been determined on bases that management considered to be reasonable reflections of the utilization of services provided to, or the benefit received by, Washington/Mexicali. Management believes that the expenses allocated to Washington/Mexicali are representative of the operating expenses that would have been incurred had Washington/Mexicali operated as an independent company. Following the Spin-off and the Merger, the combined company will perform these functions using its own resources or purchased services, including services obtained from Conexant pursuant to a transition services agreement (see Note 11).

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination -- The combined financial statements include all businesses and foreign operations of Conexant that relate to Washington/Mexicali. All accounts and transactions among the entities of Washington/Mexicali have been eliminated in combination.

     Fiscal Periods -- The combined financial statements have been prepared on a fiscal year basis consistent with that of Conexant, which maintains a fifty-two/fifty-three week fiscal year ending on the Friday closest to September
30. Fiscal years 1999, 2000 and 2001 each comprised 52 weeks and ended on October 1, September 29 and September 28, respectively. The first quarter of fiscal 2000 and 2001 ended on December 29 and December 28, respectively. For convenience, the combined financial statements have been shown as ending on the last day of the calendar month.

     Unaudited Interim Financial Information -- The combined financial information as of December 31, 2001 and for the three months ended December 31, 2000 and 2001 is unaudited and, in the opinion of management, includes all adjustments, consisting of adjustments of a normal recurring nature, as well as the special charges and inventory write-downs, necessary to present fairly the financial position, results of operations and cash flows of Washington/Mexicali. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for a full year.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Among the significant estimates affecting the financial statements are those related to inventories, long-lived assets and income taxes. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.


     Revenue Recognition -- Revenues from product sales are recognized upon shipment and transfer of title, in accordance with the shipping terms specified in the arrangement with the customer. Revenue recognition is deferred in all instances where the earnings process is incomplete. Certain product sales are made to electronic component distributors under agreements allowing for price protection and/or a right of return on unsold products. Recognition of revenue on sales to these distributors is deferred until the products are sold by the distributors to a third party. Deferred revenue in the combined balance sheets was not significant in any of the periods presented.



     A provision for sales returns is made at the time revenue is recognized based on experience.


     Development revenue is recognized when services are performed and was not significant for any of the periods presented.

     Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101) was adopted in the fourth quarter of fiscal 2001. The adoption of SAB 101 did not have a significant impact on the combined financial position or results of operations of Washington/Mexicali.

     Cash and Cash Equivalents -- All highly-liquid investments with insignificant interest rate risk and original maturities of three months or less from the date of purchase are considered to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Inventories -- Inventories are stated at the lower of cost or market. Cost is computed using the average cost method on a currently adjusted standard basis (which approximates actual cost); market is based upon estimated net realizable value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on management's assessment of current and expected orders from customers, and orders generally are subject to cancellation with limited advance notice prior to shipment.

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Depreciation is based on estimated useful lives (principally 50 years for buildings and 10 to 30 years for building improvements; 5 years for machinery and equipment; and the shorter of the remaining terms of the leases or the estimated economic useful lives of the improvements for land and leasehold improvements). Significant renewals and betterments are capitalized and replaced units are written off. Maintenance and repairs, as well as renewals of a minor amount, are expensed as incurred.

     Goodwill and Intangible Assets -- Goodwill and intangible assets are the result of a business acquisition completed in fiscal 2000. Business acquisitions are accounted for by assigning the purchase price to the tangible and intangible assets and liabilities, including purchased in-process research and development
(IPRD) projects, which have not yet reached technological feasibility and have no alternative future use. Assets acquired and liabilities assumed are recorded at their estimated fair values; the excess of the purchase price over the net assets acquired is recorded as goodwill. The value of IPRD is immediately charged to expense upon completion of the acquisition. Goodwill, developed technology and other intangibles are amortized on a straight-line basis over their estimated useful lives (principally 5 years).

     Impairment of Long-Lived Assets -- Management continually monitors events or changes in circumstances that could indicate that the carrying amount of long-lived assets to be held and used, including goodwill and intangible assets, may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of an asset and its eventual disposition. When impairment is indicated for a long-lived asset, the amount of impairment loss is the excess of net book value over fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. During fiscal 2001, the Washington Business recorded an impairment charge as discussed in Note 10.

     Product Warranties -- Warranties are offered on the sale of certain products and an accrual is recorded for estimated claims at the time of sale. Such accruals are based on historical experience and management's estimate of future claims.

     Foreign Currency Translation and Remeasurement -- The foreign operations of Washington/Mexicali are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of the foreign operations in South Korea and Finland is the local currency. Assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates and income and expense items are translated at the average exchange rates prevailing during the period. The resulting foreign currency translation adjustments are accumulated as a component of other comprehensive income. For the Mexicali Operations and the foreign operations in Canada and France, the functional currency is the U.S. dollar. Inventories; property, plant and equipment; goodwill and intangible assets; cost of goods sold; and depreciation and amortization are remeasured from the foreign currency into U.S. dollars at historical exchange rates; other accounts are translated at current exchange rates. Gains and losses resulting from these remeasurements are included in income. Gains and losses resulting from foreign currency transactions are recognized currently in income.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Derivative Financial Instruments -- Derivative financial instruments are accounted for in accordance with Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative, and its designation as a hedge. Derivatives that are not hedges must be adjusted to fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives either offset the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or are recognized in other comprehensive income until the hedged item is recognized in earnings. The change in a derivative's fair value related to the ineffective portion of a hedge, if any, is immediately recognized in earnings. As of September 30, 2000 and 2001, Washington/Mexicali had no derivative financial instruments.

     Research and Development -- Research and development costs, other than software development costs, are expensed as incurred. Development costs for software to be sold or marketed are capitalized following attainment of technological feasibility. However, no development costs that qualify for capitalization were incurred during any of the periods presented.

     Stock-Based Compensation -- Washington/Mexicali accounts for employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation".

     Income Taxes -- Historically, the results of operations of the Washington Business have been included in Conexant's (or Rockwell's) consolidated federal and state income tax returns, and the results of operations of the Mexicali Operations have been included in its separate tax returns filed as an independent foreign company. The provision for income taxes is calculated as if the Washington Business and the Mexicali Operations had each filed separate tax returns as independent companies and the resulting amounts combined for inclusion in the combined financial statements. The provision for income taxes is determined in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. The balance of the income taxes currently payable (or refundable) has been included in Conexant's net investment in the combined balance sheets.

     Concentrations -- Financial instruments that potentially subject Washington/Mexicali to concentration of credit risk consist principally of trade accounts receivable. Trade receivables are primarily derived from sales to manufacturers of communications and consumer products. Ongoing credit evaluations of customers' financial condition are performed and collateral, such as letters of credit and bank guarantees, are required whenever deemed necessary. The following customers accounted for 10% or more of trade receivables from third parties:

                                                              SEPTEMBER 30,
                                                              -------------   DECEMBER 31,
                                                              2000    2001        2001
                                                              -----   -----   ------------
                                                                              (UNAUDITED)
Customer A..................................................   29%     63%         63%
Customer B..................................................   --      13%         --
Customer D..................................................   16%     --          --
Customer E..................................................   15%     --          --

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The following customers accounted for 10% or more of net revenues from third parties:

                                                                            THREE MONTHS
                                                         YEAR ENDED            ENDED
                                                       SEPTEMBER 30,        DECEMBER 31,
                                                    --------------------    ------------
                                                    1999    2000    2001    2000    2001
                                                    ----    ----    ----    ----    ----
                                                                            (UNAUDITED)
Customer A........................................   37%     28%     44%     30%     48%
Customer B........................................   14%     --      12%     16%     11%
Customer C........................................   --      18%     --      23%     --
Customer D........................................   11%     10%     --      --      --

     Comprehensive Income -- Comprehensive loss presented in the combined statements of Conexant's net investment consists of Washington/Mexicali's net loss and foreign currency translation adjustments. The foreign currency translation adjustments are not recorded net of any tax effect, as management does not expect to incur any tax liability or benefit related thereto. Accumulated other comprehensive loss is included in Conexant's net investment in the combined balance sheets.

     Supplemental Cash Flow Information -- All income tax payments were made by Conexant on behalf of Washington/Mexicali.

     Recent Accounting Standards -- In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 requires that all business combinations be accounted for using the purchase method and provides new criteria for recording intangible assets separately from goodwill. Existing goodwill and intangible assets will be evaluated against these new criteria, which may result in certain intangible assets being subsumed into goodwill. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and intangible assets that have indefinite useful lives will not be amortized into results of operations, but instead will be evaluated at least annually for impairment and written down when the recorded value exceeds the estimated fair value. Washington/Mexicali will adopt the provisions of each statement that apply to goodwill and intangible assets acquired prior to June 30, 2001 as of the beginning of fiscal 2003. However, SFAS 142 is immediately applicable to any goodwill and intangible assets acquired after June 30, 2001. Upon adoption, goodwill will cease to be amortized against results of operations, reducing annual amortization expense by approximately $14 million. Management is evaluating the full impact of adopting the new standards. In addition, impairment reviews may result in charges against earnings to write down the value of goodwill.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes previous guidance on financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. Adoption of SFAS 144 is required no later than the beginning of fiscal 2003. Management does not expect the adoption of SFAS 144 to have a significant impact on the combined financial position or results of operations of Washington/Mexicali. However, future impairment reviews may result in charges against earnings to write down the value of long-lived assets.

3.   ACQUISITION

     In May 2000, Conexant acquired Philsar Semiconductor Inc. (Philsar), which became a part of Conexant's wireless communications business. This acquisition has been accounted for as a contribution to the Washington Business by Conexant and such contribution has been recorded in Conexant's net investment in the combined financial statements.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Philsar is a developer of radio frequency semiconductor solutions for personal wireless connectivity, including emerging standards such as Bluetooth, and radio frequency components for third-generation (3G) digital cellular handsets. To effect the acquisition of Philsar, all of the then-outstanding capital stock of Philsar was exchanged for Philsar securities exchangeable at the option of the holders into an aggregate of approximately 2.5 million shares of Conexant common stock (including 248,000 exchangeable shares issued in fiscal 2001 upon the expiration of an indemnification period). The outstanding Philsar stock options were converted into options to purchase an additional 525,000 shares of Conexant common stock.


     The total value of the consideration for the Philsar acquisition was $110.0 million. The value of the consideration paid was based on market prices of Conexant common stock at the time of announcement of the acquisition or, in the case of the additional consideration, at the time of resolution of the contingency. The value of the options converted (an average fair value of $36.12 per share) was determined using the Black-Scholes option pricing model, based upon their various exercise prices (which ranged from $5.47 to $9.41) and remaining contractual lives (ranging from 1.4 to 9.8 years) and the following additional assumptions: estimated volatility of 60%, risk-free interest rate of 5.9% and no dividend yield). The value of the consideration has been allocated among the assets and liabilities acquired, including identified intangible assets and IPRD, based upon estimated fair values. The excess of the value of the consideration over the net assets acquired was allocated to goodwill. The tangible assets acquired totaled $8.0 million, net of liabilities of $2.2 million, and included $7.7 million in cash. The total goodwill associated with this acquisition was $71.4 million and such amount is not deductible for tax purposes.


     In connection with the acquisition of Philsar, $24.4 million was allocated to IPRD and expensed immediately upon completion of the acquisition (as a charge not deductible for tax purposes) because the technological feasibility of products under development had not been established and no future alternative uses existed. The fair value of the IPRD was determined using the income approach. Under the income approach, expected future after-tax cash flows from each of the projects or product families (projects) under development are estimated and discounted to their net present value at an appropriate risk-adjusted rate of return. Each project was analyzed to determine the technological innovations included in the project; the existence and utilization of core technology; the complexity, cost and time to complete the remaining development efforts; the existence of any alternative future use or current technological feasibility; and the stage of completion in development.


     Future cash flows for each project used in the income approach were estimated based on forecasted revenues and costs, taking into account the expected life cycles of the products and the underlying technology, relevant market sizes and industry trends. The projected revenues used in the income approach were the revenues expected to be generated upon completion of the IPRD projects and the beginning of commercial sales, as estimated by management. The projections assume that the projects will be successful and that the products' development and commercialization meet management's estimated time schedule. The projected gross margins and operating expenses reflect the costs expected to be incurred for production, marketing, and ongoing development of the product families as estimated by management. The IPRD projects were expected to commence generating net cash inflows in fiscal 2001.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The projects were then classified as developed technology, IPRD or future development. The estimated future cash flows for each were discounted to approximate fair value. Discount rates of 30% for IPRD and 25% for developed technology were derived from a weighted-average cost of capital analysis, adjusted upward to reflect additional risks inherent in the development process, including the probability of achieving technological success and market acceptance. The IPRD charge includes the fair value of the portion of IPRD completed as of the date of acquisition. The fair values assigned to IPRD to-be-completed and future development are included in goodwill. Management is responsible for the amounts determined for IPRD, as well as developed technology, and believes the amounts are representative of fair values and do not exceed the amounts an independent party would pay for these projects.

     The results of operations of Philsar are included in the combined financial statements from the date of acquisition. The pro forma combined statement of operations data for fiscal 1999 and 2000 below assumes that the acquisition of Philsar had been completed as of the beginning of each period presented and includes amortization of goodwill and identified intangible assets from that date. However, the impact of the charge for IPRD has been excluded. This pro forma data is presented for informational purposes only, and is not necessarily indicative of the results of future operations nor of the results that would have been achieved had the acquisition of Philsar taken place at the beginning of fiscal 1999.

                                                              YEAR ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
                                                              (UNAUDITED, IN THOUSANDS)
Net revenues................................................  $  216,873    $  379,161
Net loss....................................................  $  (34,630)   $  (62,326)

4. SUPPLEMENTAL FINANCIAL STATEMENT DATA

     Inventories consist of the following (in thousands):

                                                        SEPTEMBER 30,
                                                     -------------------   DECEMBER 31,
                                                       2000       2001         2001
                                                     --------   --------   ------------
                                                                           (UNAUDITED)
Raw materials......................................  $ 13,369   $  3,626     $  5,166
Work-in-process....................................    50,572     19,164       22,520
Finished goods.....................................    26,042     14,593       15,344
                                                     --------   --------     --------
                                                     $ 89,983   $ 37,383     $ 43,030
                                                     ========   ========     ========


     Cost of goods sold for fiscal 2001 includes inventory write-downs of $58.7 million. These write-downs resulted from the sharply reduced end-customer demand experienced for digital cellular handsets in fiscal 2001. As a result of these market conditions, Washington/Mexicali experienced a significant number of order cancellations and a decline in the volume of new orders during fiscal 2001. The inventories written down during fiscal 2001 principally consisted of power amplifiers and radio frequency subsystem components which, in many cases, had been purchased or manufactured to satisfy expected customer demand.



     The recoverability of inventories is assessed through an on-going review of inventory levels in relation to sales backlog and forecasts, product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, the value of such inventory that is not expected to be sold at the time of the review is written down. The amount of the write-down is the excess of historical cost over estimated realizable value (generally zero). Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


     The assessment of the recoverability of inventories, and the amounts of any write-downs, is based on currently available information and assumptions about future demand and market conditions. Demand for products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required.



     Some or all of the inventories which have been written down may be retained and made available for sale. In the event that actual demand is higher than originally projected, a portion of these inventories may be able to be sold in the future. Inventories which have been written-down and are identified as obsolete are generally scrapped.


     Property, plant and equipment consist of the following (in thousands):

                                                       SEPTEMBER 30,
                                                   ---------------------   DECEMBER 31,
                                                     2000        2001          2001
                                                   ---------   ---------   ------------
                                                                           (UNAUDITED)
Land.............................................  $   5,323   $   8,336    $   8,399
Land and leasehold improvements..................     16,748      11,730       12,823
Buildings........................................     24,644      18,285       23,987
Machinery and equipment..........................    470,215     396,268      399,345
Construction in progress.........................     21,667      19,807       10,337
                                                   ---------   ---------    ---------
                                                     538,597     454,426      454,891
Accumulated depreciation and amortization........   (275,170)   (284,879)    (295,696)
                                                   ---------   ---------    ---------
                                                   $ 263,427   $ 169,547    $ 159,195
                                                   =========   =========    =========

     Goodwill and intangible assets consist of the following (in thousands):

                                                        SEPTEMBER 30,
                                                     -------------------   DECEMBER 31,
                                                       2000       2001         2001
                                                     --------   --------   ------------
                                                                           (UNAUDITED)
Goodwill...........................................  $ 69,356   $ 71,412     $ 71,412
Developed technology...............................     5,995      5,995        5,995
Other..............................................       793        793          793
                                                     --------   --------     --------
                                                       76,144     78,200       78,200
Accumulated amortization...........................    (5,327)   (20,594)     (24,531)
                                                     --------   --------     --------
                                                     $ 70,817   $ 57,606     $ 53,669
                                                     ========   ========     ========

     Other current liabilities consist of the following (in thousands):

                                                        SEPTEMBER 30,
                                                     -------------------   DECEMBER 31,
                                                       2000       2001         2001
                                                     --------   --------   ------------
                                                                           (UNAUDITED)
Warranty...........................................  $     --   $  3,414     $15,120
Other..............................................     6,958      4,390       3,396
                                                     --------   --------     -------
                                                     $  6,958   $  7,804     $18,516
                                                     ========   ========     =======

5. INCOME TAXES

     The provision for income taxes in the combined statements of operations is comprised solely of the foreign current tax expense for all periods presented.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Loss before income taxes consists of the following components (in thousands):

                                                         YEAR ENDED SEPTEMBER 30,
                                                      -------------------------------
                                                        1999       2000       2001
                                                      --------   --------   ---------
United States.......................................  $(18,359)  $(67,995)  $(323,642)
Foreign.............................................     5,090      2,656       6,337
                                                      --------   --------   ---------
                                                      $(13,269)  $(65,339)  $(317,305)
                                                      ========   ========   =========

     A reconciliation of income taxes computed at the U.S. Federal statutory income tax rate to the provision for income taxes follows (in thousands):

                                                          YEAR ENDED SEPTEMBER 30,
                                                       ------------------------------
                                                        1999       2000       2001
                                                       -------   --------   ---------
U.S. Federal statutory tax at 35%...................   $(4,644)  $(22,869)  $(111,057)
State taxes, net of federal effects.................    (1,556)    (3,283)    (11,672)
Foreign income taxes in excess of (less than)
  U.S...............................................      (136)       210        (599)
Research and development credits....................    (1,388)    (3,937)     (4,921)
Nondeductible amortization of intangible assets.....        --      1,752       5,099
Nondeductible IPRD..................................        --      8,527          --
Valuation allowance.................................     9,327     19,870     123,466
Other...............................................        43        870       1,303
                                                       -------   --------   ---------
                                                       $ 1,646   $  1,140   $   1,619
                                                       =======   ========   =========

     Deferred income tax assets and liabilities consist of the tax effects of temporary differences related to the following (in thousands):

                                                                  SEPTEMBER 30,
                                                               --------------------
                                                                 2000       2001
                                                               --------   ---------
Current:
  Inventories...............................................   $  6,813   $  31,836
  Deferred revenue..........................................      2,340       2,779
  Accrued compensation and benefits.........................      1,441       1,872
  Product returns, allowances and warranty..................        210       3,686
  Deferred state taxes......................................       (475)     (1,822)
  Other -- net..............................................      1,607       1,470
                                                               --------   ---------
     Current deferred income taxes..........................     11,936      39,821
                                                               --------   ---------

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                                                  SEPTEMBER 30,
                                                               --------------------
                                                                 2000       2001
                                                               --------   ---------
Long-term:
  Property, plant and equipment.............................      2,536      30,876
  Intangible assets.........................................     (2,768)     (2,337)
  Retirement benefits and deferred compensation.............        984       1,299
  Net operating loss carryforwards..........................     61,994     125,456
  Research and development credits..........................      9,681      16,918
  State investment credits..................................      4,277       4,801
  Deferred state taxes......................................     (5,127)    (10,071)
  Other -- net..............................................        173         531
                                                               --------   ---------
     Long-term deferred income taxes........................     71,750     167,473
                                                               --------   ---------
       Total deferred income taxes..........................     83,686     207,294
       Valuation allowance..................................    (83,686)   (207,294)
                                                               --------   ---------
       Net deferred tax assets..............................   $     --   $      --
                                                               ========   =========

     Based upon a history of significant operating losses, management has determined that it is more likely than not that all of the deferred tax assets will not be realized. Consequently, a valuation allowance has been established for all of the net deferred tax assets. The net change in the valuation allowance for fiscal 1999, 2000 and 2001 was $9.8 million, $30.4 million and $123.6 million, respectively.

     Approximately $13.8 million of the valuation allowance at September 30, 2001 relates to net operating losses from stock option exercises. Upon realization of the underlying deferred tax assets, the tax benefit will be credited to Conexant's net investment.


     To the extent that Washington/Mexicali had filed separate tax returns as of September 30, 2001, the U.S. Federal net operating loss carryforwards would have been approximately $316.3 million, which would expire at various dates through 2021, and aggregate state net operating loss carryforwards would have been approximately $295.3 million, which would expire at various dates through 2011. Washington/Mexicali would also have had U.S. Federal and state research and development tax credit carryforwards of approximately $11.5 million and $5.4 million, respectively. The U.S. Federal credits would expire at various dates through 2021, while the state credits would have no expiration date. California Manufacturers' Investment Credits of approximately $4.8 million would expire at various dates through 2009.


     The research and development credits and the net operating losses shown above are calculated as if Washington/Mexicali had filed separate tax returns. These tax attributes include certain amounts that will be retained by Conexant and will not be available to be utilized in the separate tax returns of the combined company subsequent to the Merger and the combined company's purchase of the Mexicali Operations.


     As part of the Spin-off and the Merger, Washington, Conexant and Alpha intend to enter into a tax allocation agreement which will provide, among other things, for the allocation between Conexant and the combined company of certain tax liabilities relating to the Washington Business. In general, Conexant will assume and be responsible for tax liabilities of the Washington Business and Washington for periods prior to the Merger and the combined company will assume and be responsible for tax liabilities of the Washington Business for periods after the Merger.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

6.  COMMITMENTS

     Conexant leases certain facilities and equipment under non-cancelable operating leases. Land and facility leases expire at various dates through 2007 and contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. Rental expense allocated to Washington/Mexicali was approximately $1.6 million, $3.7 million, $4.9 million, $1.2 million (unaudited) and $1.3 million (unaudited) during fiscal 1999, 2000, 2001, and the three months ended December 31, 2000 and 2001, respectively.

     In connection with the Spin-off, the Merger and the sale of the Mexicali Operations, certain Conexant leases associated with Washington/Mexicali will be assumed by the combined company. The future minimum obligations under operating leases associated with Washington/Mexicali and to be assumed by the combined company as of September 30, 2001 are as follows (in thousands):

FISCAL YEAR
-----------
2002........................................................   $ 3,672
2003........................................................     3,397
2004........................................................     3,233
2005........................................................     2,362
2006........................................................       737
Thereafter..................................................     1,279
                                                               -------
  Total future minimum payments.............................   $14,680
                                                               =======

7.  CONTINGENCIES

     Various lawsuits, claims and proceedings have been or may be instituted or asserted against Conexant or its subsidiaries, the Washington Business or the Mexicali Operations, including those pertaining to product liability, intellectual property, environmental, safety and health, and employment matters. In connection with the Spin-off, Washington will assume responsibility for all then current and future litigation (including environmental and intellectual property proceedings) against Conexant or its subsidiaries in respect of the operations of the Washington Business.

     The outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to Washington/Mexicali. Many intellectual property disputes have a risk of injunctive relief and there can be no assurance that a license will be granted. Injunctive relief could materially and adversely affect the combined financial condition or results of operations of Washington/Mexicali. Based on its evaluation of matters that are pending or asserted, and taking into account any reserves for such matters, management believes the disposition of such matters will not have a material adverse effect on the combined financial condition or results of operations of Washington/Mexicali.

     Conexant has been designated as a potentially responsible party and is engaged in groundwater remediation at its Newbury Park wafer fabrication facility. Management estimated the aggregate remaining costs for this remediation to be approximately $0.6 million and accrued for these costs in the combined balance sheet as of September 30, 2001.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

8.  STOCK PLANS

  STOCK OPTIONS

     Conexant has stock option plans under which the employees of Washington/Mexicali may be granted options to purchase common stock. Options are generally granted with exercise prices at not less than the fair market value at grant date, generally vest over four years and expire eight to ten years after the grant date.

     A summary of stock options held by the employees of Washington/Mexicali under Conexant's stock option plans follows (shares in thousands):

                                             YEAR ENDED SEPTEMBER 30,
                            ----------------------------------------------------------   THREE MONTHS ENDED
                                  1999                2000                 2001          DECEMBER 31, 2001
                            -----------------   -----------------   ------------------   ------------------
                                     WEIGHTED            WEIGHTED             WEIGHTED             WEIGHTED
                            NUMBER   AVERAGE    NUMBER   AVERAGE    NUMBER    AVERAGE    NUMBER    AVERAGE
                              OF     EXERCISE     OF     EXERCISE     OF      EXERCISE     OF      EXERCISE
                            SHARES    PRICE     SHARES    PRICE     SHARES     PRICE     SHARES     PRICE
                            ------   --------   ------   --------   -------   --------   -------   --------
                                                                                            (UNAUDITED)
Outstanding at beginning
  of period...............     --     $   --    3,593     $11.09      7,485    $35.10     11,723    $26.78
Issued in spin-off from
  Rockwell................  1,287       8.32       --         --         --        --         --        --
Granted during period.....  2,435      12.39    3,936      52.91      4,301     12.12        381     11.92
Options assumed in
  acquisition.............     --         --      525      36.12         --        --         --        --
Exercised.................   (129)      8.14     (569)      7.53        (33)     7.99        (12)     8.23
Cancelled.................     --         --       --         --        (30)    21.03     (4,678)    49.53
                            -----     ------    -----     ------    -------    ------    -------    ------
Outstanding at end of
  period..................  3,593     $11.09    7,485     $35.10     11,723    $26.78      7,414    $11.70
                            =====     ======    =====     ======    =======    ======    =======    ======
Exercisable at end of
  period..................    501     $ 7.60      959     $10.87      2,944    $26.12      2,075    $13.76
                            =====     ======    =====     ======    =======    ======    =======    ======

     The following table summarizes Conexant stock options held by the employees of Washington/Mexicali at September 30, 2001 (shares in thousands):

                                                 OUTSTANDING                   EXERCISABLE
                                     -----------------------------------   --------------------
                                                   AVERAGE      WEIGHTED               WEIGHTED
                                                  REMAINING     AVERAGE                AVERAGE
                                      NUMBER     CONTRACTUAL    EXERCISE    NUMBER     EXERCISE
RANGE OF EXERCISE PRICES             OF SHARES   LIFE (YEARS)    PRICE     OF SHARES    PRICE
------------------------             ---------   ------------   --------   ---------   --------
$ 4.13 -- $  8.45..................      801         6.2         $ 8.19        717      $ 8.25
$ 8.50 -- $  8.93..................    2,807         9.5           8.92         11        8.75
$ 8.95 -- $ 14.87..................    2,351         7.7           9.84        928        9.52
$15.00 -- $ 24.87..................      942         9.0          21.16         34       18.85
$25.00 -- $115.62..................    4,822         8.5          49.63      1,254       48.97
                                      ------         ---         ------      -----      ------
$ 4.13 -- $115.62..................   11,723         8.5         $26.78      2,944      $26.12
                                      ======         ===         ======      =====      ======

     In September 2001, Conexant commenced an offer to its employees to voluntarily exchange certain outstanding stock options. Under the terms of the offer, employees holding Conexant stock options having an exercise price equal to or greater than $25.00 per share could exchange their options for new options to purchase an equal number of shares of Conexant's common stock (subject to adjustment in certain circumstances). Employees accepting the exchange offer were also required to exchange all options granted

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

within six months of the exchange offer. Approximately 4.7 million options held by the employees of Washington/Mexicali, with a weighted-average exercise price of $49.53 per share, were tendered by such employees and on October 2, 2001 those options were accepted and cancelled by Conexant. Conexant undertook to grant new stock options to the affected employees, on a one-for-one basis, at least six months and one day after the acceptance of the old options for exchange and cancellation. The new options will be granted at an exercise price equal to the closing market price of Conexant's common stock on the grant date, and will have vesting and other provisions substantially the same as the cancelled options.


     Conexant options outstanding as of the Spin-off date, other than options granted to employees of Conexant's Mindspeed Technologies business on March 30, 2001 (Mindspeed March 30 options) are expected to be adjusted to become Washington stock options and Conexant stock options at the time of the Spin-off. The exercise prices of the Conexant options and Washington options and the number of shares subject to such options will be adjusted using a formula that will ensure that (1) the aggregate intrinsic value of the options immediately before and after the Spin-off are the same, (2) the ratio of the exercise price per option to the market value per share is the same immediately before and after the Spin-off, and (3) the vesting provisions and option period of the replacement Washington options are the same as the original vesting terms and option period of the Conexant options.



     Mindspeed March 30 options will remain exercisable only for shares of Conexant common stock, with appropriate adjustments to the number of shares subject to, and the exercise prices of, such Mindspeed March 30 options to ensure that (i) the aggregate economic value of the adjusted Mindspeed March 30 option is the same immediately before and immediately after the Spin-off and
(ii) the ratio of the exercise price to the fair market value of the underlying Conexant common stock remains the same immediately before and immediately after the Spin-off.



     In the Merger, each outstanding option to purchase Washington common stock will be converted into an option to purchase a number of shares of Alpha common stock that is equal to the product of 0.351 multiplied by the number of shares of Washington common stock subject to the unexercised portion of the Washington option immediately before the conversion, rounded down to the nearest whole share. The exercise price per share of the converted options will be equal to the exercise price per share of the Washington options immediately before the conversion divided by 0.351, and rounded up to the nearest whole cent.


  RESTRICTED STOCK

     Conexant's long-term incentive plans also provide for awards of restricted shares of common stock and other stock-based incentive awards to officers and other employees and certain non-employees. Restricted stock awards are subject to forfeiture if employment terminates during the prescribed retention period (generally within two years of the date of award) or, in certain cases, if prescribed performance criteria are not met. The fair value of restricted stock awards is charged to expense over the vesting period. In fiscal 1999, 2000 and 2001, compensation expense of $2.6 million, $0.8 million and $0.4 million, respectively, was recorded for the value of restricted stock awards to employees of Washington/Mexicali.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

  EMPLOYEE STOCK PURCHASE PLAN

     Conexant has an employee stock purchase plan which allows eligible employees to purchase shares of Conexant common stock at six-month intervals during a 24-month offering period at 85% of the lower of the fair market value on the first day of the 24-month offering period or on the purchase date. Under the employee stock purchase plan, employees may authorize Conexant to withhold up to 10% of their compensation for each pay period to purchase shares under the plan, subject to certain limitations. Offering periods generally commence on the first trading day of February and August of each year and are generally 24 months in duration, but may be terminated earlier under certain circumstances.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     As permitted under SFAS 123, Washington/Mexicali has elected to follow APB 25 and related interpretations in accounting for stock-based awards to employees. Under APB 25, no compensation expense is generally recognized with respect to such awards.

     Pro forma information regarding net loss is required by SFAS 123. This information is required to be determined as if stock-based awards to employees had been accounted for under the fair value method of that Statement. Had compensation cost for stock option awards to employees of Washington/Mexicali under Conexant's stock option plans been determined based on the fair value at the grant date for awards in fiscal 1999, 2000 and 2001, the pro forma net loss for Washington/Mexicali would have been approximately $19.3 million, $102.9 million and $390.8 million, respectively.

     For purposes of pro forma disclosures under SFAS 123, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The fair value of the options granted has been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                              YEAR ENDED SEPTEMBER 30,
                                                              -------------------------
                                                               1999     2000      2001
                                                              ------   -------   ------
Risk-free interest rate.....................................    5.9%      5.9%     3.8%
Expected volatility.........................................     60%       60%      85%
Dividend yield..............................................     --        --       --
Expected life (years).......................................    5.0       4.5      4.5
Weighted-average fair value of options granted..............  $7.23    $27.46    $7.96

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because options held by employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options.

     In connection with the Spin-off and the Merger, as noted above, the number of shares and the related exercise prices of outstanding stock options held by employees of Washington/Mexicali will be adjusted. Accordingly, the outstanding stock option information and the SFAS 123 disclosures presented above are not necessarily indicative of the amounts that would have been presented if the Spin-off and the Merger had occurred at the beginning of any of the periods presented, nor what the amounts will be in the future.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9.  EMPLOYEE BENEFIT PLANS

     Conexant sponsors various benefit plans for its eligible employees, including a 401(k) retirement savings plan, a retirement medical plan and a pension plan. Expenses allocated from Conexant under these employee benefit plans for Washington/Mexicali participants were $0.6 million, $1.3 million and $1.3 million for fiscal 1999, 2000 and 2001, respectively.


10.  SPECIAL CHARGES



  ASSET IMPAIRMENTS



     During the third quarter of fiscal 2001, Washington/Mexicali recorded an $86.2 million charge for the impairment of the manufacturing facility and related wafer fabrication machinery and equipment at the Washington Business's Newbury Park facility. This impairment charge was based on a recoverability analysis prepared by management as a result of the dramatic downturn in the market for wireless communications products and the related impact on the then-current and projected business condition of the Washington Business. In addition, the need to perform an impairment analysis was further supported by management's decision to reduce future capital spending on advanced technologies. In performing the analysis for recoverability, management estimated the future cash flows expected to result from the manufacturing activities at the Newbury Park facility over a ten-year period. The estimated future cash flows were based on modest volume increases consistent with management's view of the outlook for the industry, partially offset by declining average selling prices. The declines in average selling prices are consistent with historical trends and management's decision to focus on existing products based on the current technology. Since the estimated undiscounted cash flows were less than the carrying value (approximately $106 million based on historical cost) of the related assets, it was concluded that an impairment loss should be recognized. The impairment charge was determined by comparing the estimated fair value of the related assets to their carrying value. The fair value of the assets was determined by computing the present value of the estimated future cash flows using a discount rate of 30%, which management believed was commensurate with the underlying risks associated with the projected cash flows. Washington/Mexicali believes the assumptions used in the discounted cash flow model represented a reasonable estimate of the fair value of the assets. The write-down established a new cost basis for the impaired assets.


  RESTRUCTURING CHARGES

     In connection with a restructuring plan initiated in September 1998, Conexant offered a voluntary early retirement program (VERP) to certain salaried employees. Pension benefits under the VERP are paid from a newly established pension plan (the VERP Plan) of Conexant. Benefits payable under the VERP Plan are equal to the excess of the total early retirement pension benefit over the vested benefit obligation retained by Rockwell under a Rockwell pension plan. Fiscal 1999 restructuring charges include $1.4 million for costs associated with Washington/Mexicali employees who accepted the VERP after September 30, 1998.

     During fiscal 2001, Washington/Mexicali reduced its workforce by approximately 250 employees, including approximately 230 employees in manufacturing operations. Restructuring charges of $2.7 million were recorded for such actions and were based upon estimates of the cost of severance benefits for the affected employees. Substantially all amounts accrued for these actions are expected to be paid within one year.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Activity and liability balances related to the fiscal 2001 restructuring actions are as follows (in thousands):

Charged to costs and expenses...............................   $2,667
Cash payments...............................................   (1,943)
                                                               ------
Restructuring balance, September 30, 2001...................      724
Cash payments (unaudited)...................................     (461)
                                                               ------
Restructuring balance, December 31, 2001 (unaudited)........   $  263
                                                               ======

11.  RELATED PARTY TRANSACTIONS


     Historically, a significant portion of Conexant's semiconductor product assembly and test function has been performed by the Mexicali Operations. In addition, Conexant has purchased certain semiconductor products from the Newbury Park wafer fabrication facility included in the Washington Business. Revenues and related costs of goods sold for products manufactured in the Newbury Park wafer fabrication facility and assembled and tested by the Mexicali Operations for Conexant have been separately presented in the combined statements of operations. Accounts receivable related to sales to Conexant are included in Conexant's net investment.


     Conexant uses a central approach to cash management and financing its operations. Accordingly, Conexant has provided funding for the working capital and capital expenditure requirements of Washington/Mexicali. This funding consists of Conexant's payment of expenses allocated to Washington/Mexicali and payments made by Conexant on behalf of Washington/Mexicali. This financing by Conexant has been in the form of equity capital advances in Washington/Mexicali and there are no formal repayment or interest arrangements, nor any expectation of any such arrangements in the future. The equity capital advances have been presented separately as additions to Conexant's net investment in the accompanying combined statements of Conexant's net investment and comprehensive income.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     A summary of the accumulated net transfers from Conexant and the average balances outstanding are as follows (in thousands):


                                                                                THREE MONTHS
                                             YEAR ENDED SEPTEMBER 30,        ENDED DECEMBER 31,
                                         ---------------------------------   -------------------
                                           1999        2000        2001        2000       2001
                                         ---------   ---------   ---------   --------   --------
                                                                                 (UNAUDITED)
Balance at beginning of period.........  $ 284,614   $ 388,079   $ 536,785   $536,785   $675,128
                                         ---------   ---------   ---------   --------   --------
Cash collected by Conexant on behalf of
  Washington/Mexicali..................   (156,379)   (276,414)   (242,310)   (30,918)   (85,593)
Cash received in connection with
  business acquisition.................         --      (7,655)         --         --         --
Sales to Conexant......................    (40,400)    (65,433)    (44,949)   (16,978)    (5,356)
Purchases from Conexant................      3,586      51,402      37,470      6,130     20,860
Capital expenditures...................     94,331     100,424      51,118     18,200      1,571
Expenses allocated from Conexant.......     56,767      88,565     104,483     26,456     19,131
Amounts paid by Conexant on behalf of
  Washington/Mexicali..................    145,560     257,817     232,531     52,515     70,027
                                         ---------   ---------   ---------   --------   --------
Net transfers from Conexant............    103,465     148,706     138,343     55,405     20,640
                                         ---------   ---------   ---------   --------   --------
Balance at end of period...............  $ 388,079   $ 536,785   $ 675,128   $592,190   $695,768
                                         =========   =========   =========   ========   ========
Average balance........................  $ 336,347   $ 462,432   $ 605,957   $564,488   $685,448
                                         =========   =========   =========   ========   ========



     The operating costs and expenses of Washington/Mexicali include allocations from Conexant for research and development, legal, accounting, treasury, human resources, real estate, information systems, distribution, customer service, sales, marketing, engineering and other corporate services provided by Conexant, including executive salaries and other costs. Operating costs and expenses for Washington/ Mexicali are allocated based upon specific identification to the extent possible and the remaining common costs are allocated on bases that management considered to be reasonable reflections of the utilization of services provided to or the benefit received by Washington/Mexicali. A summary of the primary methods used to allocate common costs and expenses are as follows:



     Cost of goods sold              - Percentage of specifically-identified
                                      cost of goods sold for Washington/Mexicali to the total of specifically-identified cost of goods sold.



     Research and development
expenses
     and selling/marketing
     expenses                        - Detailed activity-based analyses.



                                     - Percentage of specific spending for
                                      Washington/Mexicali to the total spending for research and development and selling/marketing expenses, respectively.



                                     - Pro rata manufacturing capacity
                                      utilization.



     General and administrative
expenses                             - Percentage of all specifically-identified
                                      costs incurred by Washington/Mexicali to the total of all specifically-identified costs by Conexant for cost of goods sold, research and development and selling/marketing expenses.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Allocated operating costs included in the combined statements of operations are as follows (in thousands):

                                                                              THREE MONTHS
                                             YEAR ENDED SEPTEMBER 30,      ENDED DECEMBER 31,
                                          ------------------------------   -------------------
                                            1999       2000       2001       2000       2001
                                          --------   --------   --------   --------   --------
                                                                               (UNAUDITED)
Cost of goods sold......................  $ 11,513   $ 17,259   $ 35,382   $  5,053   $  4,908
Research and development................    23,346     32,056     31,694      9,074      7,071
Selling, general and administrative.....    21,908     39,250     37,407     12,329      7,152
                                          --------   --------   --------   --------   --------
                                          $ 56,767   $ 88,565   $104,483   $ 26,456   $ 19,131
                                          ========   ========   ========   ========   ========

     Conexant and Washington have entered into, or prior to the distribution of Washington common stock will enter into, various agreements which will govern the Spin-off and various interim and ongoing relationships between Conexant and the combined company, including: the contribution and distribution agreement, an employee matters agreement, a tax allocation agreement, a transition services agreement and certain product supply agreements.

     Distribution Agreement -- The distribution agreement between Conexant and Washington provides for, among other things, the principal corporate transactions required to effect the separation of the Washington Business from Conexant, the proposed distribution of Washington common stock and certain other terms governing the relationship between Conexant and Washington with respect to or in consequence of the Spin-off.

     Employee Matters Agreement -- The employee matters agreement allocates among Conexant, Washington and Alpha assets, liabilities, and responsibilities relating to current and former employees of Conexant and the Washington Business and governs certain aspects of the participation by those individuals in stock and other benefit plans of Conexant, Washington and Alpha following the Spin-off.

     Tax Allocation Agreement -- Through the date of the Spin-off, the results of operations of the Washington Business have been and will be included in Conexant's consolidated U.S. Federal income tax returns. As part of the Spin-off and the Merger, Alpha, Conexant and Washington will enter into a tax allocation agreement which provides, among other things, for the allocation between Conexant and the combined company of federal, state, local and foreign tax liabilities relating to the Washington business.

     The tax allocation agreement also allocates the liability for any taxes that may arise in connection with separating the Washington Business from Conexant. The tax allocation agreement provides, in general, that Conexant will be responsible for any such taxes. However, the combined company will be responsible for any taxes imposed on Washington, Conexant or Conexant shareholders if either the Spin-off fails to qualify as a reorganization for U.S. Federal income tax purposes or the distribution of Washington common stock is disqualified as a tax-free transaction to Conexant for U.S. Federal income tax purposes and such failure or disqualification is attributable to post-Spin-off transaction actions by the combined company, its subsidiaries or its stockholders.

     Transition Services Agreement -- Under the transition services agreement to be entered into prior to the Spin-off, Conexant will provide certain services to the combined company. In addition the combined company will provide certain services to Conexant. These services generally will be provided until December 31, 2002, unless the parties otherwise agree. The price for the services will be the actual cost of the services.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


     Newport Supply Agreement -- Under the Newport supply agreement to be entered into prior to the Spin-off, the combined company will obtain wafer fabrication, wafer probe and other services for both production and prototypes of semiconductor products from the Newport Beach, California wafer fabrication facility owned by the foundry joint venture formed by Conexant and The Carlyle Group, to which Conexant contributed the facility in March 2002 and with which Conexant has a supply agreement. These services generally will be provided for a term of three years after the Spin-off. The price for the services in the first year will be the actual cost of the services; in the second year will be the average of (1) the actual cost in the first year and (2) the market price (determined prior to the start of the second year) of the services; and in the third year will be based on the market price of the services.


     Newbury Supply Agreement -- Under the Newbury supply agreement, the combined company will provide wafer fabrication, wafer probe, final test and other services to Conexant for both production and prototypes of semiconductor products at the Newbury Park wafer fabrication facility. These services generally will be provided for a term of three years after the Spin-off. The price for the services in the first year will be the actual cost of the services; in the second year will be the average of (1) the actual cost in the first year and (2) the market price (determined prior to the start of the second year) of the services; and in the third year will be based on the market price of the services.

     Conexant and the combined company will also enter into a facility services agreement under which the combined company will provide Conexant with certain semiconductor assembly and test services, and Conexant will provide the combined company with certain transition services with respect to the Mexicali Operations. The assembly and test services will be performed at the Mexicali facility and, if Conexant and the combined company agree, at other facilities approved by the combined company. These services generally will be provided for a term of three years after the closing date of the sale of the Mexicali Operations. The price for the services in the first year will be the actual cost of the services; in the second year will be the average of (1) the actual cost in the first year and (2) the market price (determined prior to the start of the second year) of the services; and in the third year will be based on the market price of the services. During the term of the supply arrangement, Conexant will have the right to purchase products manufactured through the use of any technologies developed and qualified for full-scale production at the Mexicali facility at the time of the supply arrangement and, if the parties agree on terms, products manufactured through the use of any new technologies in development at the Mexicali facility at the time of the supply arrangement, but not yet qualified for full-scale production. The transition services will be provided by Conexant for a specified period of time following the closing date of the sale of the Mexicali Operations.

12. SEGMENT AND GEOGRAPHIC INFORMATION

     The Washington Business operates in one business segment, which designs, develops and sells semiconductor products and system solutions for manufacturers of wireless communications products. The Mexicali Operations consist of a semiconductor assembly and test facility, located in Mexicali, Mexico, which has provided services for both the Washington Business and Conexant.

              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Net revenues from third parties by geographic area are presented based upon the country of destination. Net revenues from third parties by geographic area are as follows (in thousands):

                                                                             THREE MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,         DECEMBER 31,
                                            ------------------------------   -------------------
                                              1999       2000       2001       2000       2001
                                            --------   --------   --------   --------   --------
                                                                                 (UNAUDITED)
United States.............................  $ 50,884   $ 32,726   $ 18,999   $ 5,143    $ 2,523
Other Americas............................     4,114      8,146      5,455     1,111        978
                                            --------   --------   --------   -------    -------
  Total Americas..........................    54,998     40,872     24,454     6,254      3,501

South Korea...............................   108,501    167,269    142,459    32,834     60,970
Other Asia-Pacific........................     5,275     46,255     23,898    12,617     20,360
                                            --------   --------   --------   -------    -------
  Total Asia-Pacific......................   113,776    213,524    166,357    45,451     81,330

Europe, Middle East and Africa............     7,241     58,587     24,691    16,813      3,573
                                            --------   --------   --------   -------    -------
                                            $176,015   $312,983   $215,502   $68,518    $88,404
                                            ========   ========   ========   =======    =======


     Net revenues from third parties by product group are as follows (in thousands):



                                                                             THREE MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,         DECEMBER 31,
                                            ------------------------------   -------------------
                                              1999       2000       2001       2000       2001
                                            --------   --------   --------   --------   --------
                                                                                 (UNAUDITED)
Handset components........................  $168,000   $300,013   $205,375   $63,669    $87,720
Infrastructure components.................     8,015     12,970     10,127     4,849        684
                                            --------   --------   --------   -------    -------
                                            $176,015   $312,983   $215,502   $68,518    $88,404
                                            ========   ========   ========   =======    =======


     Long-lived assets principally consist of property, plant and equipment, goodwill and intangible assets. Long-lived assets by geographic area are as follows (in thousands):

                                                        SEPTEMBER 30,
                                                     -------------------   DECEMBER 31,
                                                       2000       2001         2001
                                                     --------   --------   ------------
                                                                           (UNAUDITED)
United States......................................  $115,417   $ 44,539     $ 44,160
Mexico.............................................   144,890    126,730      117,261
Canada.............................................    72,235     58,373       54,347
Other..............................................     1,992      1,285        1,344
                                                     --------   --------     --------
                                                     $334,534   $230,927     $217,112
                                                     ========   ========     ========

                                  SCHEDULE II
              THE WASHINGTON BUSINESS AND THE MEXICALI OPERATIONS
                           OF CONEXANT SYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                 YEARS ENDED SEPTEMBER 30, 1999, 2000 AND 2001
                                 (IN THOUSANDS)


                                                                  ADDITIONS
                                                    BALANCE AT   CHARGED TO                 BALANCE AT
                                                    BEGINNING     COSTS AND                   END OF
DESCRIPTION                                          OF YEAR     EXPENSES(1)   DEDUCTIONS      YEAR
-----------                                         ----------   -----------   ----------   ----------
Year ended September 30, 1999:
  Allowance for doubtful accounts.................    $  436       $  (30)      $    --      $   406
  Allowance for sales returns.....................     4,132          479        (3,486)       1,125
  Allowance for excess and obsolete inventories...     3,437        2,530            --        5,967
Year ended September 30, 2000:
  Allowance for doubtful accounts.................    $  406       $3,538       $  (152)     $ 3,792
  Allowance for sales returns.....................     1,125           55          (646)         534
  Allowance for excess and obsolete inventories...     5,967        3,132            --        9,099
Year ended September 30, 2001:
  Allowance for doubtful accounts.................    $3,792       $ (468)      $  (118)     $ 3,206
  Allowance for sales returns.....................       534        4,055            --        4,589
  Allowance for excess and obsolete inventories...     9,099        2,286(2)         --       11,385


---------------


(1)Additions charged to costs and expenses in the allowance for doubtful accounts are presented net of recoveries.



(2)Amount excludes inventory write-downs of $58.7 million charged to cost of goods sold relating to inventory that management expects to scrap within twelve months.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  DATED AS OF
                               DECEMBER 16, 2001
                                  BY AND AMONG
                            CONEXANT SYSTEMS, INC.,
                              WASHINGTON SUB, INC.
                                      AND
                             ALPHA INDUSTRIES, INC.

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
ARTICLE I             THE MERGER..................................................   A-5
  SECTION 1.1         The Merger..................................................   A-5
  SECTION 1.2         Closing; Effective Time.....................................   A-6
  SECTION 1.3         Effects of the Merger.......................................   A-6
  SECTION 1.4         Conversion of Washington Common Stock.......................   A-6
  SECTION 1.5         Alpha Common Stock..........................................   A-7
  SECTION 1.6         Certificate of Incorporation................................   A-7
  SECTION 1.7         By-Laws.....................................................   A-7
  SECTION 1.8         Officers....................................................   A-7
  SECTION 1.9         Board of Directors..........................................   A-7
  SECTION 1.10        Name; Corporate Offices.....................................   A-7
  SECTION 1.11        Fiscal Year.................................................   A-7


ARTICLE II            OPTIONS.....................................................   A-7
  SECTION 2.1         Option Conversion...........................................   A-7
  SECTION 2.2         Incentive Stock Options.....................................   A-8
  SECTION 2.3         Shares Reserved; Registration...............................   A-8


ARTICLE III           EXCHANGE OF SHARES..........................................   A-8
  SECTION 3.1         Alpha to Make Shares Available..............................   A-8
  SECTION 3.2         Exchange of Shares..........................................   A-8
  SECTION 3.3         Affiliates..................................................  A-10


ARTICLE IV            CERTAIN PRE-MERGER TRANSACTIONS.............................  A-10
  SECTION 4.1         Ancillary Agreements........................................  A-10
  SECTION 4.2         Contribution................................................  A-10
  SECTION 4.3         Distribution................................................  A-11


ARTICLE V             REPRESENTATIONS AND WARRANTIES..............................  A-11
  SECTION 5.1         Representations and Warranties of Alpha.....................  A-11
  SECTION 5.2         Representations and Warranties of Conexant..................  A-19


ARTICLE VI            COVENANTS RELATING TO CONDUCT OF BUSINESS...................  A-27
  SECTION 6.1         Covenants of Alpha..........................................  A-27
  SECTION 6.2         Covenants of Conexant and Washington........................  A-30
  SECTION 6.3         Reports; SEC Reports........................................  A-33
  SECTION 6.4         Control of Other Party's Business...........................  A-33


ARTICLE VII           ADDITIONAL AGREEMENTS.......................................  A-33
  SECTION 7.1         Preparation of Proxy Statement; Stockholders Meeting........  A-33
  SECTION 7.2         Combined Company Board of Directors and Management..........  A-34
  SECTION 7.3         Access to Information.......................................  A-34
  SECTION 7.4         Reasonable Best Efforts.....................................  A-35
  SECTION 7.5         Acquisition Proposals.......................................  A-36
  SECTION 7.6         Employee Benefits Matters...................................  A-38
  SECTION 7.7         Fees and Expenses...........................................  A-39
  SECTION 7.8         Directors' and Officers' Indemnification and Insurance......  A-39

                                                                                    PAGE
                                                                                    ----
  SECTION 7.9         Public Announcements........................................  A-40
  SECTION 7.10        Accounting Matters..........................................  A-40
  SECTION 7.11        Listing of Shares of Alpha Common Stock.....................  A-40
  SECTION 7.12        Affiliates..................................................  A-40
  SECTION 7.13        Section 16 Matters..........................................  A-41
  SECTION 7.14        Takeover Statutes...........................................  A-41
  SECTION 7.15        Advice of Changes...........................................  A-41
  SECTION 7.16        Shareholders Agreement......................................  A-41
  SECTION 7.17        Tax Ruling..................................................  A-41
  SECTION 7.18        Option Acceleration.........................................  A-41
  SECTION 7.19        Employment and Severance Arrangements.......................  A-42
  SECTION 7.20        Transition Services Agreement...............................  A-42


ARTICLE VIII          CONDITIONS PRECEDENT........................................  A-42
  SECTION 8.1         Conditions to Each Party's Obligation to Effect the           A-42
                      Merger......................................................
  SECTION 8.2         Additional Conditions to Obligations of Alpha...............  A-43
  SECTION 8.3         Additional Conditions to Obligations of Washington..........  A-44


ARTICLE IX            TERMINATION AND AMENDMENT...................................  A-45
  SECTION 9.1         Termination.................................................  A-45
  SECTION 9.2         Effect of Termination.......................................  A-46
  SECTION 9.3         Amendment...................................................  A-46
  SECTION 9.4         Extension; Waiver...........................................  A-46


ARTICLE X             GENERAL PROVISIONS..........................................  A-47
  SECTION 10.1        Non-Survival of Representations, Warranties, Covenants and    A-47
                      Agreements..................................................
  SECTION 10.2        Notices.....................................................  A-47
  SECTION 10.3        Interpretation..............................................  A-48
  SECTION 10.4        Counterparts................................................  A-48
  SECTION 10.5        Entire Agreement; No Third Party Beneficiaries..............  A-48
  SECTION 10.6        Governing Law...............................................  A-48
  SECTION 10.7        Severability................................................  A-48
  SECTION 10.8        Assignment..................................................  A-48
  SECTION 10.9        Submission to Jurisdiction; Waivers.........................  A-48
  SECTION 10.10       Enforcement.................................................  A-49
  SECTION 10.11       Definitions.................................................  A-49
  SECTION 10.12       Disclosure Schedule.........................................  A-53

                                    EXHIBITS

Exhibit A  -- Form of Contribution and Distribution Agreement
Exhibit B  -- Form of Amended and Restated Certificate
Exhibit C  -- Form of By-Laws
Exhibit D  -- Form of Certificate of Merger
Exhibit E  -- Certain Alpha Agreements
Exhibit F  -- Form of Tax Allocation Agreement
Exhibit G  -- Form of Employee Matters Agreement
Exhibit H  -- Form of Affiliate Agreement
Exhibit I  -- Parties to Shareholder Agreement
Exhibit J  -- Form of Shareholder Agreement
Exhibit K  -- Terms of Newport Supply Agreement
Exhibit L  -- Terms of Newbury Supply Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 16, 2001 (this "Agreement"), by and among CONEXANT SYSTEMS, INC., a Delaware corporation ("Conexant"), WASHINGTON SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Conexant ("Washington"), and ALPHA INDUSTRIES, INC., a Delaware corporation ("Alpha").

                             W I T N E S S E T H :

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Conexant and Washington are entering into a contribution and distribution agreement in the form attached hereto as Exhibit A (the "Distribution Agreement") pursuant to which (a) all the Washington Assets (as defined in the Distribution Agreement) will be assigned to Washington and/or to one or more of the Washington Subsidiaries (as defined in the Distribution Agreement) and all of the Washington Liabilities (as defined in the Distribution Agreement) will be assumed by Washington and/or by one or more of the Washington Subsidiaries, all as provided in the Distribution Agreement (the "Contribution") and (b) all of the issued and outstanding shares of common stock, par value $.01 per share, of Washington (the "Washington Common Stock") will be distributed on a pro rata basis to Conexant's stockholders as provided in the Distribution Agreement (the "Distribution");

     WHEREAS, the Boards of Directors of Conexant, Washington and Alpha deem it advisable and in the best interests of each corporation and its respective stockholders that Washington and Alpha enter into a merger transaction in order to advance the long-term strategic business interests of Conexant, Washington and Alpha;

     WHEREAS, the Boards of Directors of Conexant, Washington and Alpha have determined to consummate such merger transaction by means of the business combination transaction provided for herein in which, immediately following the Distribution Washington will, subject to the terms and conditions set forth herein, merge with and into Alpha (the "Merger"), with Alpha being the surviving corporation (hereinafter sometimes referred to in such capacity as the "Combined Company") in the Merger;

     WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"), as a reorganization, that the Merger qualify under Section 368 of the Code as a reorganization and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code;

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

     WHEREAS, capitalized terms used in this Agreement will have the respective meanings set forth (i) in Section 10.11 or (ii) in the Sections of this Agreement or in the relevant Reorganization Agreement (as defined in Section 10.11) set forth opposite such terms in Section 10.11.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.2(b)), Washington shall merge with and into Alpha. Alpha shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Washington shall terminate.

     SECTION 1.2  Closing; Effective Time.

     (a) The closing of the Merger (the "Closing") will take place as soon as practicable, but in any event within three Business Days, after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)) set forth in Article VIII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York, unless another place is agreed to in writing by the parties hereto.

     (b) The Merger shall become effective as set forth in the certificate of merger relating thereto substantially in the form attached hereto as Exhibit D that shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date (the "Certificate of Merger"). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger. The Effective Time shall occur immediately after the Time of Distribution (as defined in the Distribution Agreement).

     SECTION 1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Washington shall vest in Alpha, and all debts, liabilities and duties of Washington shall become the debts, liabilities and duties of Alpha.

     SECTION 1.4 Conversion of Washington Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Washington, Alpha or the holders of any capital stock of Washington or Alpha:

          (a) Subject to Section 3.2(d), each share of Washington Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Distribution), other than shares of Washington Common Stock held in Washington's treasury or owned by Alpha or any wholly-owned Subsidiary of Washington or Alpha, shall automatically be converted into the right to receive 0.342 shares (the "Exchange Ratio") of common stock, par value $.25 per share, of Alpha (including the associated preferred share purchase rights, the "Alpha Common Stock"). If (i) between the date hereof and the Effective Time, the outstanding shares of Alpha Common Stock, (ii) between the date hereof and the Time of Distribution, the outstanding shares of Conexant Common Stock (as defined in Section 5.2(b)(i)) or (iii) following the Time of Distribution and prior to the Effective Time, the outstanding shares of Washington Common Stock, shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities (or a record date within any such period shall have been established for any of the foregoing) as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (other than solely as a result of the Distribution or the Merger, but including any increase or decrease in the outstanding shares of Conexant Common Stock as a result of the issuance of any security in accordance with the Conexant Rights Agreement (as defined in Section 5.2(b)(i)), an appropriate and proportionate adjustment shall be made to the Exchange Ratio to the extent necessary to reflect such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in capitalization.

          (b) All shares of Washington Common Stock converted into the right to receive Alpha Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate or book-entry credit previously evidencing any such shares of Washington Common Stock (a "Washington Certificate") shall thereafter evidence only the right to receive (i) the number of whole shares of Alpha Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) and (ii) cash in lieu of fractional shares of Alpha Common Stock into which the shares of Washington Common Stock formerly evidenced by such Washington Certificate have been converted pursuant to this Section 1.4 and Section 3.2(d), without any interest thereon.

          (c) All shares of Washington Common Stock held in Washington's treasury or owned by Alpha, or any wholly-owned Subsidiary of Washington or Alpha shall be canceled and shall cease to exist and no shares of Alpha Common Stock or other consideration shall be delivered in exchange therefor.

     SECTION 1.5 Alpha Common Stock. At and after the Effective Time, each share of Alpha Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Combined Company and shall not be affected by the Merger.

     SECTION 1.6 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Combined Company shall be in the form attached hereto as Exhibit B, with such changes thereto as shall be mutually agreed upon by Conexant and Alpha (the "Restated Certificate"), until thereafter amended in accordance with the terms thereof and Applicable Laws (as defined in Section 10.11).

     SECTION 1.7 By-Laws. At the Effective Time, the by-laws of the Combined Company shall be in the form attached hereto as Exhibit C, with such changes as may be mutually agreed upon by Conexant and Alpha (the "By-Laws"), until thereafter amended in accordance with the terms thereof, the Restated Certificate and Applicable Laws.

     SECTION 1.8 Officers. At the Effective Time, David J. Aldrich shall be Chief Executive Officer of the Combined Company and Moiz M. Beguwala shall be President of the Combined Company and otherwise the initial officers of the Combined Company shall be as Conexant and Alpha shall agree prior to the Effective Time, and such officers shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

     SECTION 1.9 Board of Directors. At the Effective Time, until duly changed in compliance with the Restated Certificate, the By-Laws and Applicable Laws, the Board of Directors of the Combined Company shall consist of either nine or eleven persons (as agreed by Conexant and Alpha prior to the Effective Time), including (a) four (in the case of a nine-person Board of Directors) or five (in the case of an eleven-person Board of Directors) persons (one of whom shall be Chairman of the Board of the Combined Company) to be named by the Board of Directors of Conexant, (b) four (in the case of a nine-person Board of Directors) or five (in the case of an eleven-person Board of Directors) persons to be named by the Board of Directors of Alpha and (c) one person to be jointly named by the Boards of Directors of Conexant and Alpha. The directors named by Conexant and Alpha shall be allocated proportionately among the classes of the Board of Directors of the Combined Company as shall be agreed between Conexant and Alpha prior to the Effective Time.

     SECTION 1.10  Name; Corporate Offices.

          (a) At the Effective Time, the name of the Combined Company shall be as agreed by Conexant and Alpha prior to the Effective Time.

          (b) At the Effective Time, the Combined Company shall have joint headquarters located in Newport Beach, California and Woburn, Massachusetts.

     SECTION 1.11 Fiscal Year. The fiscal year of the Combined Company will initially end on September 30 of each year.

                                   ARTICLE II

                                    OPTIONS

     SECTION 2.1 Option Conversion. At or prior to the Effective Time, Washington and Alpha will take all action necessary such that each Washington Option (as defined in the Employee Matters Agreement) that is outstanding and unexercised immediately prior thereto (after giving effect to the adjustments to Conexant Stock Options (as defined in Section 5.2(b)(i)) to be effected in connection with the Distribution as provided for in the Employee Matters Agreement) shall cease to represent a right to acquire shares of Washington Common Stock and shall, as of the Effective Time, automatically be converted into a Converted Option exercisable for a number of shares of Alpha Common Stock and at an exercise price determined as provided below (and otherwise subject to the terms of the appropriate Washington Stock Plan (as defined in the Employee Matters Agreement) governing such option and the agreements evidencing grants thereunder):

          (i) The number of shares of Alpha Common Stock to be subject to the Converted Option shall be equal to the product of the number of shares of Washington Common Stock subject to the unexercised portion of the Washington Option (as adjusted in connection with the Distribution) multiplied by the Exchange Ratio, provided that any fractional shares of Alpha Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

          (ii) The exercise price per share of Alpha Common Stock under the Converted Option shall be equal to the exercise price per share of Washington Common Stock under the Washington Option (as adjusted in connection with the Distribution) divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

     SECTION 2.2 Incentive Stock Options. The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. Except as set forth in this Section 2.2, the duration and other terms of such Converted Option shall be the same as the Washington Option, except that all references to Washington shall be deemed to be references to the Combined Company (but taking into account any changes thereto provided for in the Washington Stock Plans by reason of this Agreement or the transactions contemplated hereby).

     SECTION 2.3 Shares Reserved; Registration. Following the Effective Time, the Combined Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Alpha Common Stock for delivery upon exercise of the Converted Options pursuant to the terms set forth in this
Article II. As soon as practicable but in any event not later than five days following the Effective Time, the shares of Alpha Common Stock subject to the Converted Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and the Combined Company shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Converted Options remain outstanding.

                                  ARTICLE III

                               EXCHANGE OF SHARES

     SECTION 3.1 Alpha to Make Shares Available. From time to time, prior to, at or after the Effective Time, Alpha shall deposit, or shall cause to be deposited, with a bank or trust company appointed by Conexant and reasonably acceptable to Alpha (the "Exchange Agent"), for the benefit of the holders of the Washington Certificates, for exchange in accordance with this Article III, the shares of Alpha Common Stock to be issued pursuant to Section 1.4 and delivered pursuant to Section 3.2(a) in exchange for Washington Certificates (such shares of Alpha Common Stock, together with any dividends or distributions with respect thereto, the "Exchange Fund").

     SECTION 3.2  Exchange of Shares.

     (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall make book-entry credits as of the Closing Date for each holder of record of Washington Common Stock immediately prior to the Effective Time for that number of whole shares of Alpha Common Stock into which the shares of Washington Common Stock formerly evidenced by such holder's Washington Certificate shall have been converted pursuant to this Agreement and shall deliver to each such holder (x) an account statement indicating the number of whole shares of Alpha Common Stock that such holder owns of record as of the Effective Time and (y) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive pursuant to
Section 3.2(d) in respect of such holder's Washington Certificate. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Washington Certificates.

     (b) If any certificate or book-entry credit evidencing shares of Alpha Common Stock is to be registered in a name other than that in which the Washington Certificate is registered, it shall be a condition of the issuance thereof that an appropriate instrument of transfer of Washington Certificates be delivered and that the person requesting such exchange will have paid to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate or book-entry credit evidencing shares of Alpha Common Stock in any name other than that of the registered holder of the Washington Certificate formerly held, or required for any other reason, or shall have established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (c) After the Effective Time, there shall be no transfers on the stock transfer books of Washington of the shares of Washington Common Stock that were issued and outstanding immediately prior to the Effective Time.

     (d) (i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Alpha Common Stock or book-entry credit of the same shall be issued in exchange for Washington Certificates, no dividend or distribution with respect to Alpha Common Stock shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Alpha. In lieu of the issuance of any such fractional share, Alpha shall pay to each holder of Washington Certificates who otherwise would be entitled to receive such fractional share an amount in cash determined in the manner provided in clauses (ii) and (iii) of this Section 3.2(d).

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Alpha Common Stock delivered to the Exchange Agent by Alpha pursuant to
     Section 3.1 for issuance to holders of Washington Certificates pursuant to
     Section 1.4 over (y) the aggregate number of full shares of Alpha Common Stock to be distributed to holders of Washington Certificates pursuant to this Section 3.2 (such excess being herein referred to as the "Excess Alpha Shares"). As soon as reasonably practicable following the Effective Time, the Exchange Agent, as agent for such holders of Washington Certificates, shall sell the Excess Alpha Shares at then prevailing prices on the Nasdaq National Market System, all in the manner provided in clause (iii) of this
     Section 3.2(d).

          (iii) The sale of the Excess Alpha Shares by the Exchange Agent shall be executed on the Nasdaq National Market System through one or more member firms of the National Association of Securities Dealers, Inc. and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Washington Certificates, the Exchange Agent will hold such proceeds in trust for such holders as part of the Exchange Fund. The Combined Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Alpha Shares. In addition, the Combined Company shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Washington Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Washington Certificates is entitled (after taking into account all Washington Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Washington Certificates are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Washington Certificates with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Washington Certificates subject to and in accordance with this
     Section 3.2.

     (e) Any portion of the Exchange Fund that remains unclaimed by holders of Certificates for twelve months after the Effective Time shall be delivered to the Combined Company, and any holders of Washington Certificates who have not theretofore complied with this Article III shall thereafter look only to the Combined Company for payment of the shares of Alpha Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Alpha Common Stock deliverable in respect of each share of Washington Common Stock formerly evidenced by such Washington Certificate as determined pursuant to this Agreement, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of Washington Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 5.1(c)(iii)) shall, to the extent permitted by Applicable Laws, become the property of the Combined Company free and clear of any claims or interest of any Person previously entitled thereto.

     (f) None of the Combined Company, Conexant, Washington, the Exchange Agent or any other Person shall be liable to any holder of Washington Certificates for any shares of Alpha Common Stock, cash in lieu of fractional shares thereof and any dividend or other distribution with respect thereto delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

     (g) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Combined Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Combined Company promptly upon request by the Combined Company.

     (h) The Combined Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Washington Certificates such amounts as the Combined Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Combined Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Alpha Common Stock in respect of which such deduction and withholding was made by the Combined Company or the Exchange Agent.

     SECTION 3.3 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates or book-entry credits evidencing shares of Alpha Common Stock or cash shall be issued or delivered pursuant to this Article III to a Person who may be deemed an "affiliate" of Washington in accordance with Section 7.12 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), until such Person has executed and delivered an Affiliate Agreement (as defined in Section 7.12) pursuant to Section 7.12.

                                   ARTICLE IV

                        CERTAIN PRE-MERGER TRANSACTIONS

     SECTION 4.1 Ancillary Agreements. Prior to the Time of Distribution, Conexant, Washington and Alpha will execute and deliver a tax allocation agreement substantially in the form attached hereto as Exhibit F (the "Tax Allocation Agreement") and an employee matters agreement substantially in the form attached hereto as Exhibit G (the "Employee Matters Agreement"). Prior to the Effective Time, Conexant and Alpha will execute and deliver a Newport Supply Agreement substantially on the terms attached hereto as Exhibit K (the "Newport Supply Agreement"), a Newbury Supply Agreement substantially on the terms attached hereto as Exhibit L (the "Newbury Supply Agreement") and a Transition Services Agreement in accordance with Section 7.20 (the "Transition Services Agreement").

     SECTION 4.2 Contribution. Prior to the Time of Distribution and pursuant to the terms and conditions of the Distribution Agreement, Conexant and Washington will consummate the Contribution contemplated by Article II of the Distribution Agreement.

     SECTION 4.3 Distribution. Prior to the Effective Time, and pursuant to the terms and conditions of the Distribution Agreement, Conexant will cause Washington to be recapitalized and effect the Distribution.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     SECTION 5.1 Representations and Warranties of Alpha. Except as set forth in the Alpha Disclosure Schedule delivered by Alpha to Conexant prior to the execution of this Agreement (the "Alpha Disclosure Schedule") (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty or covenant of Alpha contained herein and, to the extent it is apparent on the face of such disclosure that such disclosure qualifies another representation and warranty of Alpha contained herein, such other representation and warranty of Alpha), Alpha represents and warrants to Conexant as follows:

          (a) Organization, Standing and Power; Subsidiaries.

             (i) Each of Alpha and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. The copies of the certificate of incorporation and by-laws of Alpha which were previously furnished or made available to Conexant are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii) Exhibit 21 to Alpha's Annual Report on Form 10-K for the year ended April 1, 2001 includes all the Subsidiaries of Alpha which as of the date of this Agreement are Significant Subsidiaries of Alpha (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Alpha, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests, but excluding restrictions under the Securities Act). None of Alpha or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries of Alpha), that is or would reasonably be expected to be material to Alpha and its Subsidiaries taken as a whole.

          (b) Capital Structure.

             (i) The authorized capital stock of Alpha consists of 100,000,000 shares of Alpha Common Stock. As of December 14, 2001, 44,174,096 shares of Alpha Common Stock were issued and outstanding and no other shares of capital stock of Alpha were issued and outstanding. As of December 14, 2001, 10,370,507 shares of Alpha Common Stock were reserved for issuance upon exercise of options outstanding under Alpha Stock Plans. As of December 14, 2001, no shares of

        Alpha Common Stock were held as treasury shares. Since December 14, 2001 to the date of this Agreement, no shares of capital stock of Alpha or any other securities of Alpha have been issued other than shares of Alpha Common Stock issued pursuant to options or rights outstanding as of December 14, 2001 under the Alpha Stock Plans. All issued and outstanding shares of capital stock of Alpha are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Alpha is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Alpha other than options and other rights to acquire Alpha Common Stock from Alpha ("Alpha Stock Options") representing in the aggregate the right to purchase 6,619,900 shares of Alpha Common Stock under the Alpha Stock Plans. Section 5.1(b) of the Alpha Disclosure Schedule sets forth a complete and correct list as of a recent date of all outstanding Alpha Stock Options and the exercise prices thereof.

             (ii) No bonds, debentures, notes or other indebtedness of Alpha having the right to vote on any matters on which stockholders of Alpha may vote ("Alpha Voting Debt") are issued or outstanding.

             (iii) Except as otherwise set forth in this Section 5.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Alpha or any of its Subsidiaries is a party or by which any of them is bound obligating Alpha or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Alpha or any of its Subsidiaries or obligating Alpha or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Alpha or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Alpha or any of its Subsidiaries.

          (c) Authority; No Conflicts.

             (i) Alpha has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required Alpha Vote (as defined in Section 5.1(g)). The execution and delivery of this Agreement by Alpha and the consummation by Alpha of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Alpha, subject in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required Alpha Vote. This Agreement has been duly executed and delivered by Alpha and, assuming the due authorization and valid execution and delivery of this Agreement by each of Conexant and Washington, constitutes a valid and binding agreement of Alpha, enforceable against Alpha in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) The execution and delivery of this Agreement by Alpha does not, and the consummation by Alpha of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational documents of Alpha or any Significant Subsidiary of Alpha or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries or, to the Knowledge of Alpha, the Combined Company and its Subsidiaries following the Merger, subject to obtaining or making the Alpha Necessary Consents (as defined in paragraph (iii) below), (I) any loan or credit agreement, note, instrument, mortgage, bond, indenture, lease, benefit plan or other contract, agreement or obligation (a "Contract") to which Alpha or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or (II) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Alpha or any Subsidiary of Alpha or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required by or with respect to Alpha or any Subsidiary of Alpha in connection with the execution and delivery of this Agreement by Alpha or the consummation by Alpha of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Required Alpha Vote, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) state securities or "blue sky" laws, (D) the Securities Act, (E) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (F) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (G) the rules and regulations of Nasdaq, (H) antitrust or other competition laws of other jurisdictions and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) or set forth in Section 5.1(c)(iii) of the Alpha Disclosure Schedule are hereinafter referred to as "Alpha Necessary Consents".

          (d) Reports and Financial Statements.

             (i) Alpha has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the "Alpha SEC Reports"). No Subsidiary of Alpha is subject to the periodic reporting requirements of the Exchange Act. None of the Alpha SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Alpha SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Alpha and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All Alpha SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Alpha SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii) Except as disclosed in the Alpha SEC Reports filed and publicly available prior to the date hereof (the "Alpha Filed SEC Reports"), since April 1, 2001, Alpha and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Alpha and its Subsidiaries or in the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

          (e) Information Supplied.

             (i) None of the information supplied or to be supplied by Alpha for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 7.1(a)) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Proxy Statement/Prospectus (as defined in Section 7.1(a)) will, on the date it is first mailed to Conexant stockholders or Alpha stockholders or at the time of the Alpha Stockholders Meeting (as defined in Section 7.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (ii) Notwithstanding the foregoing provisions of this Section 5.1(e), no representation or warranty is made by Alpha with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Conexant or Washington for inclusion or incorporation by reference therein, or based on information with is not included or incorporated by reference in such documents but which should have been disclosed therein pursuant to
        Section 5.2(e).

          (f) Board Approval. The Board of Directors of Alpha, by resolutions duly adopted by unanimous vote at a meeting duly called and held and, other than as provided for in Section 7.5, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Alpha and its stockholders, (ii) approved this Agreement and the Merger, (iii) resolved to recommend that the stockholders of Alpha approve and adopt this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by Alpha's stockholders at the Alpha Stockholders Meeting and
     (iv) taken all other action necessary to render (A) the limitations on business combinations contained in Section 203 of the DGCL (or any similar provision) and (B) the provisions of Article Fifteenth of Alpha's Certificate of Incorporation inapplicable to the transactions contemplated hereby. To the Knowledge of Alpha, except for the limitations on business combinations contained in Section 203 of the DGCL (which have been rendered inapplicable), no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

          (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Alpha Common Stock (the "Required Alpha Vote") to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of Alpha capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

          (h) Litigation; Compliance with Laws.

             (i) Except as set forth in the Alpha Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of Alpha, threatened, against or affecting Alpha or any Subsidiary of Alpha or any property or asset of Alpha or any Subsidiary of Alpha which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Alpha or any Subsidiary of Alpha which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

             (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, Alpha and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Alpha and its Subsidiaries, taken as a whole (the "Alpha Permits"), and no suspension or cancellation of any of the Alpha Permits is pending or, to the Knowledge of Alpha, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. Alpha and its Subsidiaries are in compliance with the terms of the Alpha Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. None of Alpha or any of its Subsidiaries is in violation of, and Alpha and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

          (i) Absence of Certain Changes or Events. Except as set forth in the Alpha Filed SEC Reports, since April 1, 2001, Alpha and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice. Except as set forth in the Alpha Filed SEC Reports, since April 1, 2001, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Alpha and its Subsidiaries. Since April 1, 2001 through the date of this Agreement, none of Alpha or any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1 (other than Section 6.1(a)(i)).

          (j) Environmental Matters. Except as set forth in the Alpha Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, (i) the operations of Alpha and its Subsidiaries have been and are in compliance with all applicable Environmental Laws (as defined below) and with all Alpha Permits required by applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of Alpha, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against Alpha or its Subsidiaries or involving any real property currently owned or, to the Knowledge of Alpha, formerly owned, or currently or formerly operated or leased, by Alpha or its Subsidiaries and (iii) to the Knowledge of Alpha, Alpha and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Alpha or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities for Alpha or its Subsidiaries. The representations and warranties in this Section 5.1(j) constitute the sole representations and warranties of Alpha concerning environmental matters in this Agreement.

          As used in this Agreement, "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating or imposing liability or legally binding standards of conduct concerning pollution, Hazardous Materials (as defined below) or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is a predecessor of such Person or any of such Subsidiaries and for which such Person has liability by law or contract), whether vested or unvested, contingent or fixed, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

          (k) Intellectual Property. Except as set forth in the Alpha Filed SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its
     Subsidiaries: (i) Alpha and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of Alpha, the use of any Intellectual Property by Alpha and its Subsidiaries does not infringe on or otherwise violate the rights of any Person; (iii) the use of Intellectual Property by or on behalf of Alpha and its Subsidiaries is in accordance with any applicable license pursuant to which Alpha or any Subsidiary acquired the right to use any Intellectual Property; (iv) to the Knowledge of Alpha, no Person is challenging, infringing on or otherwise violating any right of Alpha or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Alpha or its Subsidiaries; and (v) Alpha does not have any Knowledge of any pending claim, order or proceeding with respect to any use of Intellectual Property by Alpha and its Subsidiaries and, to the Knowledge of Alpha, no Intellectual Property owned and/or licensed by Alpha or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof and rights to apply for any of the foregoing, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (l) Title to Properties. Each of Alpha and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, except where the failure to have such good and valid title, or valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

          (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Alpha or any of its Subsidiaries, except U.S. Bancorp Piper Jaffray (the "Alpha Financial Advisor"), whose fees and expenses will be paid by Alpha in accordance with Alpha's agreement with such firm.

          (n) Opinion of Alpha Financial Advisor. Alpha has received the opinion of the Alpha Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to Washington's stockholders in the Merger is fair, from a financial point of view, to Alpha and its stockholders.

          (o) Taxes.

             (i) Each of Alpha and its Subsidiaries has timely filed or has caused to be timely filed all Tax returns or reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and all such returns and reports are complete and correct, except to the extent that such failures to file, to have extensions granted that remain in effect or to be complete or correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. Alpha and each of its Subsidiaries has paid or caused to be paid all Taxes shown as due on such returns and the most recent financial statements contained in the Alpha Filed SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by Alpha and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Alpha or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. The U.S. federal income Tax returns of Alpha and each of its Subsidiaries consolidated in such returns have been either examined by and settled with the IRS or closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such Taxes are pending.

             (iii) None of Alpha or any of its Subsidiaries has taken any action, and Alpha has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (iv) None of Alpha or any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreements (other than agreements between or among Alpha and its Subsidiaries).

             (v) Within the past five years, none of Alpha or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

             (vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, none of Alpha or any of its Subsidiaries is obligated to make any payments, or is a party to any contract that could obligate it to make any payments, that would not be deductible by reason of
        Section 162(m) or Section 280G of the Code.

             (vii) None of Alpha or any of its Subsidiaries has agreed to make, or is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

          (p) Certain Contracts. As of the date hereof, none of Alpha or any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other Contract that limits or otherwise restricts Alpha or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of Alpha, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area, which agreements or other Contracts, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries, after giving effect to the Merger or (ii) any employee benefit plan, employee contract or any other material Contract, pursuant to which any benefits will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. All material Contracts of Alpha and its Subsidiaries are valid and binding on Alpha and its Subsidiaries, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be valid, binding and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. None of Alpha or any of its Subsidiaries has Knowledge of, or has received notice of, any violation or default under (nor to their Knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation or default under) the provisions of any Contract of Alpha or any of its Subsidiaries, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

          (q) Employee Benefits.

             (i) With respect to each Alpha Plan, except for Alpha Plans the liabilities under which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, Alpha has made available to Conexant a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years, if any.

             (ii) With respect to each Alpha Plan, Alpha and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such Alpha Plans and each Alpha Plan has been administered in accordance with its terms, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries. Each Alpha Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

             (iii) All Alpha Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

             (iv) None of Alpha or any of its Subsidiaries has any liability under or obligation to any Multiemployer Plan.

          (r) Labor Relations. As of the date of this Agreement, (i) none of Alpha or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, no labor organization or group of employees of Alpha or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Alpha, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Alpha, threatened against or involving Alpha or any of its Subsidiaries.

          (s) Insurance. Alpha maintains insurance coverage with reputable insurers in such amounts and covering such risks as is deemed reasonably appropriate for its business (taking into account the cost and availability of such insurance).

          (t) Liens. No Liens exist on any assets of Alpha or any of its Subsidiaries, except (i) Liens expressly set forth in the notes to Alpha's audited consolidated financial statements as of April 1, 2001 included in the Alpha Filed SEC Reports, (ii) Liens consisting of zoning or planning restrictions, easements, permits or other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Alpha and its Subsidiaries, (iii) Liens for current taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (iv) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries.

     SECTION 5.2 Representations and Warranties of Conexant. Except as set forth in the Conexant Disclosure Schedule delivered by Conexant to Alpha prior to the execution of this Agreement (the "Conexant Disclosure Schedule") (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty or covenant of Conexant contained herein and, to the extent it is apparent on the face of such disclosure that such disclosure qualifies another representation and warranty of Conexant contained herein, such other representation and warranty of Conexant), Conexant represents and warrants to Alpha as follows:

          (a) Organization, Standing and Power; Subsidiaries.

             (i) Conexant and each Subsidiary of Conexant engaged in the Washington Business (as defined in the Distribution Agreement) is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, except where the failure to be so organized, existing and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. Each of the Washington Companies (as defined in Section 10.11) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. The copies of the certificate of incorporation and by-laws of Conexant which were previously furnished or made available to Alpha are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii) Washington is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Washington is a direct wholly-owned subsidiary of Conexant. The copies of the certificate of incorporation and by-laws of Washington which were previously furnished or made available to Alpha are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (iii) Section 5.2(a)(iii) of the Conexant Disclosure Schedule sets forth a list of the Washington Companies which as of the date of this Agreement would be Significant Subsidiaries of Washington (as defined in Rule 1-02 of Regulation S-X of the SEC) if the Distribution had occurred immediately prior to the date hereof (the "Washington Significant Subsidiaries"). All the outstanding shares of capital stock of, or other equity interests in, each Washington Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Conexant, free and clear of all material Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests, but excluding restrictions under the Securities Act). None of the Washington Companies directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries of Conexant) that is or would reasonably be expected to be material to the Washington Business taken as a whole.

          (b) Capital Structure.

             (i) The authorized capital stock of Conexant consists of 1,000,000,000 shares of Common Stock, par value $1.00 per share (the "Conexant Common Stock"), and 25,000,000 shares of preferred stock, without par value (the "Conexant Preferred Stock"), 1,500,000 shares of which are designated as "Series A Junior Participating Preferred Stock" and one share of which is designated as "Series B Voting Preferred Stock". As of November 30, 2001, (A) 254,423,819 shares of Conexant Common Stock and (B) one share of Conexant Preferred Stock designated as "Series B Voting Preferred Stock" were issued and outstanding and no other shares of capital stock of Conexant were issued and outstanding. As of November 30, 2001, 84,082,811 shares of Conexant Common Stock were reserved for issuance upon exercise of options outstanding under Conexant Stock Plans. As of November 30, 2001, no shares of Conexant Common Stock were held as treasury shares. Since November 30, 2001 to the date of this Agreement, no shares of capital stock of Conexant or any other securities of Conexant have been issued other than shares of Conexant Common Stock (and accompanying Conexant Rights (as defined below)) issued pursuant to (w) the Conexant Systems, Inc. Retirement Savings Plan and the Conexant Systems, Inc. Hourly Employees Savings Plan, (x) options or rights outstanding as of November 30, 2001 under Conexant Stock Plans and (y) the exchange or retraction of Exchangeable Shares of Philsar Semiconductor Inc. All issued and outstanding shares of capital stock of Conexant are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Conexant is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Conexant other than (w) rights (the "Conexant Rights") distributed to the holders of Conexant Common Stock pursuant to the Rights Agreement dated as of November 30, 1998, as amended as of December 9, 1999, between Conexant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Conexant Rights Agreement"), (x) options and other rights to acquire Conexant Common Stock from Conexant ("Conexant Stock Options") representing in the aggregate the right to purchase 51,394,095 shares of Conexant Common Stock under the Conexant Stock Plans, (y) $94,849,000 aggregate principal amount of Conexant's 4 1/4% Convertible Subordinated Notes due 2006 and $615,000,000 aggregate principal amount of Conexant's 4% Convertible Subordinated Notes due 2007 which are, on the date hereof, convertible into Conexant Common Stock at exercise prices of $23.098 and $108, respectively, per share (collectively, the "Conexant Convertible Notes") and (z) Exchangeable Shares of Philsar Semiconductor Inc. which are exchangeable into, or subject to retraction in exchange for, an aggregate of 357,640 shares of Conexant Common Stock. Section 5.2(b) of the Conexant Disclosure Schedule sets forth a complete and correct list as of a recent date of all outstanding Conexant Stock Options and the exercise prices thereof.

             (ii) On the date hereof, the authorized capital stock of Washington consists of 1,000 shares of Washington Common Stock, all of which are issued and outstanding.

             (iii) Except as otherwise set forth in this Section 5.2(b) or as provided for in the Reorganization Agreements, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Conexant or any member of the Washington Group (as defined in the Distribution Agreement) is a party or by which any of them is bound obligating any of Conexant or any member of the Washington Group to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Conexant or any member of the Washington Group or obligating Conexant or any member of the Washington Group to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Conexant or any member of the Washington Group to repurchase, redeem or otherwise acquire any shares of capital stock of Conexant or any member of the Washington Group.

          (c) Authority; No Conflicts.

             (i) Conexant has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to further action of the Board of Directors of Conexant to establish the Record Date and the Distribution Date (each as defined in the Distribution Agreement) and provided that the effectiveness of the declaration of the Distribution by the Board of Directors of Conexant is subject to the satisfaction of the conditions set forth in the Distribution Agreement. The execution and delivery of this Agreement and the Reorganization Agreements by Conexant and the consummation by Conexant of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Conexant, subject to further action of the Board of Directors of Conexant to establish the Record Date and the Distribution Date and provided that the effectiveness of the declaration of the Distribution by the Board of Directors of Conexant is subject to the satisfaction of the conditions set forth in the Distribution Agreement. This Agreement and the Distribution Agreement have been, and the other Reorganization Agreements will be, duly executed and delivered by Conexant and, assuming the due authorization and valid execution and delivery of this Agreement by Alpha, constitute or will constitute valid and binding agreements of Conexant, enforceable against Conexant in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) Washington has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Washington and the consummation by Washington of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Washington. Conexant, as the sole stockholder of Washington, has duly approved and adopted this Agreement and the Merger and has duly approved the transactions contemplated hereby. This Agreement has been duly executed and delivered by Washington and constitutes a valid and binding agreement of Washington, enforceable against Washington in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (iii) The execution and delivery by Conexant and Washington of this Agreement and the Distribution Agreement do not, the execution and delivery by Conexant and Washington of the other Reorganization Agreements will not, and the consummation by Conexant and Washington of the Contribution, the Distribution, the Merger and the other transactions contemplated hereby and thereby will not result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational documents of Conexant, Washington or any Washington Significant Subsidiary or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business or, to the Knowledge of Conexant, the Combined Company and its Subsidiaries following the Merger, subject to obtaining or making the Conexant Necessary Consents (as defined in paragraph (iv) below), (I) any Contract included in the Washington Assets or by which any of the properties or assets included in the Washington Assets is bound, or (II) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Washington Companies or the properties or assets included in the Washington Assets.

             (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Conexant or any Subsidiary of Conexant in connection with the execution and delivery of this Agreement and the Reorganization Agreements by Conexant or Washington or the consummation by Conexant or Washington of the Contribution, the Distribution and the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the HSR Act, (B) state securities or "blue sky" laws,
        (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary,
        (F) the rules and regulations of Nasdaq, (G) antitrust or other competition laws of other jurisdictions, (H) the further action of the Board of Directors of Conexant to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Board of Directors of Conexant (which is subject to the satisfaction of the conditions set forth in the Distribution Agreement) and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) or set forth in Section 5.2(c)(iv) of the Conexant Disclosure Schedule are hereinafter referred to as the "Conexant Necessary Consents".

             (v) The Board of Directors of Conexant, by resolutions duly adopted by a unanimous vote of those in attendance at a meeting duly called and held, a quorum being present, has duly (i) determined that this Agreement is advisable and in the best interests of Conexant and its stockholders and (ii) approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby. The Board of Directors of Washington, by resolutions duly adopted by a unanimous vote at a meeting duly called and held, or by action by unanimous written consent, has duly (i) determined that this Agreement is advisable and in the best interests of Washington and its stockholders and (ii) approved this Agreement and the transactions contemplated hereby.

          (d) Reports and Financial Statements.

             (i) No member of the Washington Group is subject to the periodic reporting requirements of the Exchange Act. With respect to the Washington Business, none of the registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Conexant and its Subsidiaries with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the "Conexant SEC Reports"), as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (ii) Included in Section 5.2(d)(ii) of the Conexant Disclosure Schedule are a special purpose statement as of September 30, 2001 of tangible assets and liabilities to be contributed by Conexant and its Subsidiaries to the Washington Group (together with the notes thereto, the "Unaudited Special Purpose Statement of Tangible Net Assets") and a special purpose product line contribution statement with respect to the Washington Business for the year ended September 30, 2001 (together with the notes thereto, and collectively with the Unaudited Special Purpose Statement of Tangible Net Assets, the "Washington Financial Statements"). The Washington Financial Statements fairly present, in all material respects, the tangible assets and liabilities to be contributed by Conexant and its Subsidiaries to the Washington Group as of

        September 30, 2001 and the product line contribution of the Washington Business for the year ended September 30, 2001.

             (iii) Except as disclosed in the Conexant SEC Reports filed and publicly available prior to the date hereof (the "Conexant Filed SEC Reports") or in the Washington Financial Statements, since September 30, 2001, Conexant and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a statement of assets and liabilities of the Washington Business or in the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business.

          (e) Information Supplied.

             (i) None of the information supplied or to be supplied by Conexant or Washington for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Proxy Statement/Prospectus will, on the date it is first mailed to Conexant stockholders or Alpha stockholders or at the time of the Alpha Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (ii) Notwithstanding the foregoing provisions of this Section 5.2(e), no representation or warranty is made by Conexant with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Alpha for inclusion or incorporation by reference therein, or based on information which is not included or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.1(e).

          (f) Litigation; Compliance with Laws.

             (i) Except as set forth in the Conexant Filed SEC Reports or in the Washington Financial Statements, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of Conexant, threatened, against or affecting any of the Washington Companies or any property or asset included in the Washington Assets which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Washington Business, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against any of the Washington Companies which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Washington Business.

             (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business, the Washington Companies hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the Washington Business, taken as a whole (the "Washington Permits"), and no suspension or cancellation of any of the Washington Permits is pending or, to the Knowledge of Conexant, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. The Washington Companies are in compliance with the terms of the Washington Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. None of the Washington Companies is in violation of, and the Washington

        Companies have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business.

          (g) Absence of Certain Changes or Events. Except as set forth in the Conexant Filed SEC Reports or in the Washington Financial Statements, since September 30, 2001, the Washington Companies have conducted the Washington Business only in the ordinary course, consistent with past practice. Except as set forth in the Conexant Filed SEC Reports, since September 30, 2001, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Washington Business. Since September 30, 2001 through the date of this Agreement, none of the Washington Companies has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.2 (other than Section 6.2(a)(i)). Washington has not conducted any activities other than in connection with the organization of Washington, the negotiation, execution and performance of this Agreement and the Reorganization Agreements and the consummation of the transactions contemplated hereby and thereby.

          (h) Environmental Matters. Except as set forth in the Conexant Filed SEC Reports or in the Washington Financial Statements and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business, (i) the operations of the Washington Companies have been and are in compliance with all applicable Environmental Laws and with all Washington Permits required by applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of Conexant, threatened, Actions under or pursuant to Environmental Laws against the Washington Companies or involving any real property currently owned or formerly owned, or currently or formerly operated or leased, by the Washington Companies and (iii) to the Knowledge of Conexant, the Washington Companies are not subject to any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by the Washington Companies or operations thereon would reasonably be expected to result in Environmental Liabilities for the Washington Companies. The representations and warranties in this Section 5.2(h) constitute the sole representations and warranties of Conexant concerning environmental matters in this Agreement.

          (i) Intellectual Property. Except as set forth in the Conexant Filed SEC Reports or in the Washington Financial Statements and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business: (i) the Washington Companies own, or are licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of the Washington Business as currently conducted; (ii) to the Knowledge of Conexant, the use of any Intellectual Property by the Washington Companies does not infringe on or otherwise violate the rights of any Person; (iii) the use of Intellectual Property by or on behalf of the Washington Companies is in accordance with any applicable license pursuant to which the Washington Companies acquired the right to use any Intellectual Property; (iv) to the Knowledge of Conexant, no Person is challenging, infringing on or otherwise violating any right of the Washington Companies with respect to any Intellectual Property owned by and/or licensed to the Washington Companies; and (v) Conexant does not have any Knowledge of any pending claim, order or proceeding with respect to any use of Intellectual Property by the Washington Companies and, to the Knowledge of Conexant, no Intellectual Property owned and/or licensed by the Washington Companies is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          (j) Title to Properties. Each of the Washington Companies has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets that are Washington Assets, except where the failure to have such good and valid title, or valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business.

          (k) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Conexant or any of its Subsidiaries, except Credit Suisse First Boston Corporation (the "Conexant Financial Advisor"), whose fees and expenses will be paid by Conexant in accordance with Conexant's agreement with such firm.

          (l) Opinion of Conexant Financial Advisor. Conexant has received the opinion of the Conexant Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to holders of Conexant Common Stock.

          (m) Taxes.

             (i) Each of the Washington Companies has timely filed or has caused to be timely filed all Tax returns or reports required to be filed by it with respect to Taxes for which the Washington Group will have liability following the Time of Distribution pursuant to the Tax Allocation Agreement, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and all such returns and reports are complete and correct, except to the extent that such failures to file, to have extensions granted that remain in effect or to be complete or correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. The Washington Companies have paid or caused to be paid all Taxes shown as due on such returns, other than Taxes for which the Conexant Group will have liability following the Time of Distribution pursuant to the Tax Allocation Agreement.

             (ii) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Washington Companies that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business and deficiencies with respect to Taxes for which Conexant will have liability following the Time of Distribution pursuant to the Tax Allocation Agreement. The U.S. federal income Tax returns required to be filed with respect to Taxes for which the Washington Group will have liability following the Time of Distribution pursuant to the Tax Allocation Agreement have been either examined by and settled with the IRS or closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such Taxes are pending.

             (iii) None of Conexant or its Subsidiaries has taken any action, and Conexant has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (iv) No member of the Washington Group is a party to any Tax sharing or Tax indemnity agreements (other than agreements between or among members of the Washington Group) that will be in effect after the Time of Distribution.

             (v) Within the past five years, no member of the Washington Group has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

             (vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business, no member of the Washington Group is obligated to make any payments, or is a party to any contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

             (vii) No member of the Washington Group has agreed to make, or is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

          (n) Certain Contracts. As of the date hereof, none of the Washington Companies is a party to or bound by (i) any non-competition agreement or any other Contract that will be binding on any member of the Washington Group following the Time of Distribution that limits or otherwise restricts the Washington Companies or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of Conexant, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area, which agreements or other Contracts, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries, after giving effect to the Merger or (ii) any employee benefit plan, employee contract or any other material Contract that will be binding on any member of the Washington Group following the Time of Distribution, pursuant to which any benefits will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. All material Contracts that will be included in the Washington Assets are valid and binding on the Washington Companies, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be valid, binding and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business. None of the Washington Companies has Knowledge of, or has received notice of, any violation or default under (nor to their Knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation or default under) the provisions of any Contract of the Washington Companies that will be included in the Washington Assets, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business.

          (o) Employee Benefits.

             (i) With respect to each Washington Plan, except for Washington Plans the liabilities under which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Washington Business, Conexant has made available to Alpha a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years, if any.

             (ii) With respect to each Washington Plan, Conexant and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such Washington Plans and each Washington Plan has been administered in accordance with its terms, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business. Each Washington Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business.

             (iii) All Washington Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business.

             (iv) None of the Washington Companies has any liability under or obligation to any Multiemployer Plan that will be included in the Washington Liabilities.

          (p) Labor Relations. As of the date of this Agreement, (i) none of the Washington Companies is a party to any collective bargaining agreement,
     (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business, no labor organization or group of employees of the Washington Business has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Conexant, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Conexant, threatened against or involving any of the Washington Companies.

          (q) Insurance. The Washington Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as is deemed reasonably appropriate for its business (taking into account the cost and availability of such insurance).

          (r) Liens. No Liens exist on any of the Washington Assets, except (i) Liens expressly set forth in the Washington Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits or other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property in the Washington Business,
     (iii) Liens for current taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (iv) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business.

          (s) Ownership of Alpha Common Stock. Conexant, together with its affiliates and associates (as those terms are defined in Rule 12b-2 promulgated under the Exchange Act), is not the beneficial owner of 5% or more of the outstanding shares of Alpha Common Stock. For purposes of this
     Section 5.2(s), a Person shall be deemed to be the "beneficial owner" of Alpha Common Stock if such Person, directly or indirectly, controls the voting of such Alpha Common Stock or has any options, warrants, conversion or other rights to acquire such Alpha Common Stock.

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 6.1 Covenants of Alpha. During the period from the date of this Agreement and continuing until the Effective Time, Alpha agrees as to itself and its Subsidiaries that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.1 (including its subsections) of the Alpha Disclosure Schedule or as required by a Governmental Entity or to the extent that Conexant shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course.

             (i) Alpha and its Subsidiaries shall carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be materially impaired at the Effective Time; provided, however, that no action by Alpha or its Subsidiaries with respect to matters specifically addressed by any other provision of this
        Section 6.1 shall be deemed a breach of this Section 6.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

             (ii) Other than in connection with acquisitions permitted by
        Section 6.1(e) or investments permitted by Section 6.1(g), Alpha shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Share Capital. Alpha shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiaries of Alpha,
     (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Alpha which remains a wholly-owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c) Issuance of Securities. Alpha shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any Alpha Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Alpha Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Alpha Common Stock upon the exercise of Alpha Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to Alpha Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of Alpha Stock Options or other stock based awards under the Alpha Stock Plans in a manner consistent with Alpha's established policies and guidelines in effect on the date hereof relating to the granting of Alpha Stock Options or other stock based awards or (iii) issuances by a wholly-owned Subsidiary of Alpha of capital stock of such Subsidiary to such Subsidiary's parent or another wholly-owned Subsidiary of Alpha.

          (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with Applicable Laws, Alpha shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

          (e) No Acquisitions. Alpha shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the business of Alpha and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Alpha or (y) the creation of new direct or indirect wholly-owned Subsidiaries of Alpha organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Alpha or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby, Alpha shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Alpha but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).

          (g) Investments; Indebtedness. Alpha shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by Alpha or a Subsidiary of Alpha to or in Alpha or a Subsidiary of Alpha, (B) pursuant to any contract or other legal obligation of Alpha or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business, (D) loans, advances, capital contributions or investments which in the aggregate do not exceed the amount specified in Section 6.1(g) of the Alpha Disclosure Schedule or (E) loans, advances, capital contributions or investments in the ordinary course of business which are not, individually or in the aggregate, material to Alpha and its Subsidiaries taken as a whole or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business which are not, individually or in the aggregate, material to Alpha and its Subsidiaries taken as a whole. Without limiting Alpha's covenants contained in this Section 6.1, Alpha will consult with Conexant in any efforts by Alpha to obtain financing with respect to Alpha's obligations under the Facility Sale Agreement, provided that Conexant's consent in writing, which shall not be unreasonably withheld or delayed, shall be required prior to Alpha agreeing or committing to such financing. Conexant will cooperate with and reasonably assist Alpha, at Alpha's expense, in Alpha's efforts to obtain such financing.

          (h) Tax-Free Qualification. Alpha shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.1) that would prevent or impede the Contribution and Distribution from qualifying as a reorganization under Sections 355 and 368 of the Code or the Merger from qualifying as a reorganization under Section 368 of the Code.

          (i) Compensation. Except (x) as set forth in Section 6.1(c), (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between Alpha or any Subsidiary of Alpha and any executive officer or employee thereof or (z) in the ordinary course of business, Alpha shall not increase the amount of compensation or employee benefits of any director, officer or employee of Alpha or any Subsidiary or business unit of Alpha, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional Alpha Stock Options, adopt or amend or make any commitment to adopt or amend any Alpha Plan or make any contribution, other than regularly scheduled contributions, to any Alpha Plan. Alpha shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws or in the ordinary course of business or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Notwithstanding the foregoing, Alpha may, without Conexant's consent but only after consultation with Conexant, enter into retention or other similar agreements with employees of Alpha on terms, and with such number of employees, as are substantially comparable to the severance or other similar agreements to be entered into between the Washington Companies and their employees.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in the Alpha Filed SEC Reports, as required by a Governmental Entity or as required by changes in GAAP as concurred in by Alpha's independent public accountants, Alpha shall not make any material change in its methods of accounting in effect at April 1, 2001. Alpha shall not, and shall not permit its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

          (k) Certain Agreements and Arrangements. Alpha shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict Alpha or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries following the Merger.

          (l) No Related Actions. Alpha will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

     SECTION 6.2 Covenants of Conexant and Washington. During the period from the date of this Agreement and continuing until the Effective Time, Conexant, as to the Washington Companies, and Washington each agrees that (except for the Contribution, the Distribution, as required or otherwise expressly contemplated or permitted by this Agreement, the Reorganization Agreements or Section 6.2 (including its subsections) of the Conexant Disclosure Schedule or as required by a Governmental Entity or to the extent that Alpha shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course.

             (i) The Washington Companies shall carry on the Washington Business in the ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees of the Washington Business and preserve their relationships with customers, suppliers and others having business dealings with them to the end that the Washington Business shall not be materially impaired at the Effective Time; provided, however, that no action by the Washington Companies with respect to matters specifically addressed by any other provision of this Section
        6.2 shall be deemed a breach of this Section 6.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

             (ii) Other than in connection with acquisitions permitted by
        Section 6.2(e) or investments permitted by Section 6.2(g), the Washington Companies shall not (A) enter into any new material line of business that would be part of the Washington Business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Share Capital. The members of the Washington Group shall not, and shall not propose to, declare any dividends on or make other distributions (whether in cash, stock or property) in respect of any of their capital stock that will be payable after the Effective Time, except for dividends payable entirely to members of the Washington Group. Prior to the Time of Distribution, Conexant will not, and following the Time of Distribution and prior to the Effective Time, Washington will not, (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities of Conexant or Washington, as the case may be, in respect of, in lieu of or in substitution for, shares of its capital stock or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c) Issuance of Securities.

             (i) Prior to the Time of Distribution, Conexant shall not issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of Conexant Common Stock or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (A) the issuance of Conexant Common Stock (and the associated Conexant Rights)
        (w) pursuant to the Conexant Systems, Inc. Retirement Savings Plan and the Conexant Systems, Inc. Hourly Employees Savings Plan, (x) upon the exercise of Conexant Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to Conexant Stock Options or other stock based awards granted pursuant to clause (B) below, (y) upon conversion of the Conexant Convertible Notes or (z) pursuant to the exchange or retraction of Exchangeable Shares of Philsar Semiconductor Inc., (B) the granting of Conexant Stock Options or other stock based awards under the Conexant Stock Plans in a manner consistent with Conexant's established policies and guidelines in effect on the date hereof relating to the granting of Conexant Stock Options or other stock based awards or (C) issuances in accordance with the Conexant Rights Agreement.

             (ii) Following the Time of Distribution and prior to the Effective Time, no member of the Washington Group will issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (A) the granting of options to purchase Washington Common Stock upon conversion of Conexant Stock Options in connection with the Distribution in accordance with the Employee Matters Agreement or (B) issuances by a wholly-owned Subsidiary of Washington of capital stock of such Subsidiary to such Subsidiary's parent or another wholly-owned Subsidiary of Washington.

          (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or under the Reorganization Agreements or with Applicable Laws, Washington shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

          (e) No Acquisitions. The Washington Companies shall not acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the Washington Business in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor), in each case, that would be part of the Washington Business; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Conexant or (y) the creation of new direct or indirect wholly-owned Subsidiaries of Conexant organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Conexant (with respect to which, to the extent involving Washington Assets or Washington Liabilities, Conexant shall reasonably consult with Alpha) or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby or by the Reorganization Agreements, the Washington Companies shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any Assets that would constitute Washington Assets if the Distribution Date were the date hereof

     (including capital stock of members of the Washington Group, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).

          (g) Investments; Indebtedness. The Washington Companies shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person that will be included in the Washington Assets, other than
     (A) loans or investments by a member of the Washington Group to or in another member of the Washington Group, (B) pursuant to any contract or other legal obligation of any of the Washington Companies as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business, (D) loans, advances, capital contributions or investments which in the aggregate do not exceed the amount specified in
     Section 6.2(g) of the Conexant Disclosure Schedule or (E) loans, advances, capital contributions or investments in the ordinary course of business which are not, individually or in the aggregate, material to the Washington Business taken as a whole or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement that will be included in the Washington Liabilities except in the ordinary course of business which are not, individually or in the aggregate, material to the Washington Business taken as a whole.

          (h) Tax-Free Qualification. Conexant and Washington shall use their reasonable best efforts not to, and shall use their reasonable best efforts not to permit any of their Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.2) that would prevent or impede the Contribution and Distribution from qualifying as a reorganization under Sections 355 and 368 of the Code or the Merger from qualifying as a reorganization under Section 368 of the Code.

          (i) Compensation. Except (x) as set forth in Section 6.2(c), (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between any of the Washington Companies and any Washington Employee or (z) in the ordinary course of business, none of the Washington Companies shall increase the amount of compensation or employee benefits of any director or any Washington Employee, pay any pension, retirement, savings or profit-sharing allowance to any Washington Employee that is not required by any existing plan or agreement, enter into any Contract with any Washington Employee regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits for Washington Employees, issue any additional Conexant Stock Options, adopt or amend or make any commitment to adopt or amend any Washington Plan or make any contribution, other than regularly scheduled contributions, to any Washington Plan for the benefit of Washington Employees. The Washington Companies shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws or in the ordinary course of business or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Notwithstanding the foregoing, the Washington Companies may, without Alpha's consent but only after consultation with Alpha, enter into retention or other similar agreements with employees of the Washington Business on terms, and with such number of employees, as are substantially comparable to the severance or other similar agreements currently in effect or to be entered into between Alpha and its employees.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in Conexant Filed SEC Reports or the Washington Financial Statements, as required by a Governmental Entity or as required by changes in GAAP as concurred in by their independent public accountants, the Washington Business shall not make any material change in its methods of accounting in effect at September 30, 2001. No member of the Washington Group will (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability with respect to matters that will be a liability of the Washington Group after the Time of Distribution pursuant to the Tax Allocation Agreement, other than in the ordinary course of business consistent with past practice.

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

          (k) Certain Agreements and Arrangements. Except as contemplated by the Reorganization Agreements, the Washington Companies shall not enter into any Contracts that will bind any member of the Washington Group after the Time of Distribution that limit or otherwise restrict any of the Washington Companies or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict the Combined Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries following the Merger.

          (l) No Washington Business Activities. Prior to the Effective Time, Washington will not conduct any activities other than in connection with the organization of Washington, the negotiation and execution of this Agreement, the Reorganization Agreements, the Mexican Stock and Asset Purchase Agreement dated as of the date hereof between Conexant and Alpha (the "Facility Sale Agreement"), the U.S. Asset Purchase Agreement dated as of the date hereof between Conexant and Alpha (the "U.S. Asset Purchase Agreement"), the Facility Services Agreement to be entered into prior to the Effective Time between Conexant and Alpha (the "Facility Services Agreement"), the Newport Supply Agreement, the Newbury Supply Agreement and the consummation of the transactions contemplated hereby and thereby.

          (m) No Related Actions. None of Conexant or its Subsidiaries (as to the Washington Companies) or Washington will agree or commit to do any of the foregoing actions.

     SECTION 6.3 Reports; SEC Reports. Each of Conexant (with respect to the Washington Business) and Alpha shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Each of Conexant (with respect to the Washington Business) and Alpha shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other parties copies of all such reports promptly after the same are filed.

     SECTION 6.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Conexant, directly or indirectly, the right to control or direct Alpha's operations prior to the Effective Time. Nothing contained in this Agreement shall give Alpha, directly or indirectly, the right to control or direct the operations of the Washington Business prior to the Effective Time. Prior to the Effective Time, each of Conexant and Alpha shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     SECTION 7.1  Preparation of Proxy Statement; Stockholders Meeting.

     (a) As promptly as reasonably practicable following the date hereof, Alpha and Conexant shall prepare and Alpha shall file with the SEC proxy materials which shall constitute the Proxy Statement/ Prospectus to be mailed to Alpha's stockholders in connection with the Alpha Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/ Prospectus") and Conexant and Alpha shall prepare and Alpha shall file with the SEC a registration statement on Form S-4 with respect to the issuance of Alpha Common Stock in the Merger (the "Form S-4"). The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Alpha's prospectus and will be mailed to Conexant's stockholders as an Information Statement in connection with the Distribution. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Alpha shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC as promptly as reasonably practicable after filing with the SEC, to have the Form S-4 declared effective by the SEC as promptly as reasonably practicable after
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

filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Alpha shall, as promptly as practicable after receipt thereof, provide to Conexant copies of any written comments and advise Conexant of any oral comments with respect to the Proxy Statement/Prospectus and the Form S-4 received from the SEC. Alpha shall provide Conexant with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Conexant and Alpha, which approval shall not be unreasonably withheld or delayed. Alpha will use reasonable best efforts to cause the Proxy Statement/ Prospectus to be mailed to Alpha's stockholders, and Conexant will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Conexant's stockholders, in each case as promptly as practicable after the Proxy Statement/Prospectus is cleared by the SEC and the Form S-4 is declared effective under the Securities Act. Alpha shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Alpha Common Stock in the Merger and Alpha and Conexant shall furnish all information concerning Alpha, Washington and Conexant and the holders of Conexant Common Stock as may be reasonably requested in connection with any such action. Alpha will advise Conexant, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order with respect to the Form S-4, the suspension of the qualification of the Alpha Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Alpha or Washington, or any of their respective affiliates, officers or directors, should be discovered by Alpha or Conexant which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Alpha and Conexant.

     (b) Alpha shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Alpha and Conexant (the "Alpha Stockholders Meeting") for the purpose of obtaining the Required Alpha Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval and adoption of this Agreement and the Merger by the Required Alpha Vote, and the Board of Directors of Alpha shall recommend approval and adoption of this Agreement and the Merger by the stockholders of Alpha to the effect as set forth in Section 5.1(f) (the "Alpha Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) such recommendation (a "Change in the Alpha Recommendation"); provided, however, that the Board of Directors of Alpha may make a Change in the Alpha Recommendation pursuant to Section 7.5. Notwithstanding any Change in the Alpha Recommendation, this Agreement shall be submitted to the stockholders of Alpha at the Alpha Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger, and nothing contained herein shall be deemed to relieve Alpha of such obligation.

     SECTION 7.2 Combined Company Board of Directors and Management. At or prior to the Effective Time, the parties will take all action necessary to effectuate the provisions of Sections 1.8 and 1.9.

     SECTION 7.3 Access to Information. Upon reasonable notice, each of Conexant and Alpha shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its books, records, properties, plants and personnel (in the case of Conexant and its Subsidiaries, only with respect to the Washington Business) and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning it and its business, properties and personnel (as to Conexant and its Subsidiaries, only with respect to the Washington Business) as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that
(i) any Applicable Laws or Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 7.3 in confidence in accordance with, and will otherwise be subject to, the provisions of the Mutual Confidentiality Agreement dated September 28, 2001 between Conexant and Alpha (as it may be amended or supplemented, the "Confidentiality Agreement"). Any investigation by either Alpha or Conexant shall not affect the representations and warranties contained herein or the conditions to the respective obligations of the parties to consummate the Merger.

     SECTION 7.4  Reasonable Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) taking all reasonable actions to cause the conditions set forth in Article VIII to be satisfied as promptly as reasonably practicable;
(ii) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable the Tax Ruling, all Alpha Necessary Consents and Conexant Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals") and (iii) taking all reasonable steps as may be necessary to obtain all Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) appropriate filings, if any are required, with the European Commission and/or other foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar Applicable Laws, and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Required Approvals under such other Applicable Laws or from such authorities as soon as practicable. Notwithstanding the foregoing, nothing in this Section 7.4 shall require any of Alpha and its Subsidiaries, Conexant and its Subsidiaries, Washington and its Subsidiaries or the Combined Company and its Subsidiaries to sell, hold separate or otherwise dispose of any assets of Alpha, Conexant, Washington, the Combined Company or their respective Subsidiaries (including the capital stock of any Subsidiary) or conduct their business in a specified manner, or agree to do so, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries, after giving effect to the Merger (or, only with respect to Conexant and its Subsidiaries, to have a Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Distribution).

     (b) Each of Alpha, on the one hand, and Conexant and Washington, on the other hand, shall, in connection with the efforts referenced in Section 7.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Section 7.4(a) and Section 7.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Laws, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Conexant and Alpha shall cooperate in all respects with each other and use its respective reasonable best efforts, including, subject to the last sentence of Section 7.4(a), selling, holding separate or otherwise disposing of any assets of Alpha or its Subsidiaries or the Washington Companies (including the capital stock of any Subsidiary) or conducting their business (in the case of Conexant, only with respect to the Washington Business) in a specified manner, or agreeing to do so, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.4 shall limit a party's right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(c) so long as such party has complied with its obligations under this
Section 7.4.

     (d) Each of Alpha, Conexant and Washington shall cooperate with each other in obtaining opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Alpha, and Chadbourne & Parke LLP, counsel to Conexant and Washington, to satisfy the conditions set forth in Section 8.2(c) and Section 8.3(c). In connection therewith, each of Alpha and Conexant shall deliver to such counsel customary representation letters in form and substance reasonably satisfactory to such counsel.

     SECTION 7.5  Acquisition Proposals.

     (a) Without limiting Alpha's other obligations under this Agreement (including under Article VI hereof), Alpha agrees that from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, neither it nor any of its Subsidiaries shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries' officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Alpha Acquisition Proposal (as defined below), (ii) have any discussions with or provide any confidential information or data to any Person relating to an Alpha Acquisition Proposal, or engage in any negotiations concerning an Alpha Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Alpha Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Alpha Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Alpha Acquisition Proposal.

     (b) For purposes of this Agreement, "Alpha Acquisition Proposal" means any inquiry, proposal or offer from any Person with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Alpha or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), (B) any purchase or sale or other disposition of 20% or more of the consolidated assets (including stock of its Subsidiaries) of Alpha and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, or similar transaction with respect to, the equity securities of Alpha that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of Alpha (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including in the case of each of clauses (A) through (C), any single or multi-step transaction or series of related transactions (other than a proposal or offer made by Conexant or a Subsidiary thereof).

     (c) Notwithstanding anything in this Agreement to the contrary, Alpha or its Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Alpha Acquisition Proposal, (ii) effect a Change in the Alpha Recommendation or (iii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Alpha Acquisition Proposal by any such Person (which has not been withdrawn) in order to be informed with respect thereto in order to make any determination permitted in clause (ii), if and only to the extent that, in any such case referred to in clause (ii) or (iii), (A) the Alpha Stockholders Meeting shall not have occurred, (B) it has received an unsolicited bona fide written Alpha Acquisition Proposal from a third party (which has not been withdrawn) and (x) in the case of clause (ii) above, its Board of Directors concludes in good faith that such Alpha Acquisition Proposal constitutes a Superior Alpha Proposal and (y) in the case of clause (iii) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Alpha Acquisition Proposal would constitute a Superior Alpha Proposal, (C) its Board of Directors, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties to stockholders under Applicable Laws as a result of such Alpha Acquisition Proposal, (D) in the case of clause (ii) above, it shall provide Conexant immediate written notice of such action, (E) prior to providing any information or data to any Person in connection with an Alpha Acquisition Proposal by any such Person, it receives from such Person an executed confidentiality agreement containing terms substantially the same as the Confidentiality Agreement and (F) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies Conexant promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, such Person or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and furnishes to Conexant a copy of any such written inquiry, proposal or offer. Alpha agrees that it will promptly keep Conexant informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations and will promptly provide Conexant with any such written proposals or offers. Alpha agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Alpha Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. Alpha agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken by Alpha in this Section 7.5. Nothing in this Section 7.5 shall (x) permit Alpha to terminate this Agreement (except as specifically provided in Article IX) or (y) affect any other obligation of Alpha or Conexant under this Agreement. Alpha shall not submit to the vote of its stockholders any Alpha Acquisition Proposal other than the Merger.

     (d) For purposes of this Agreement, "Superior Alpha Proposal" means a bona fide written Alpha Acquisition Proposal (for purposes of this definition of "Superior Alpha Proposal", references to 20% in the definition of "Alpha Acquisition Proposal" shall be deemed to be references to 50%) made by a Person other than a party hereto which is on terms which the Board of Directors of Alpha in good faith concludes (following receipt of the advice of its financial advisors), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably likely to be completed.

     (e) Without limiting Conexant's other obligations under this Agreement (including under Article VI hereof), Conexant agrees that from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, neither it nor any of its Subsidiaries shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries' officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Washington Acquisition Proposal (as defined below), (ii) have any discussions with or provide any confidential information or data to any Person relating to a Washington Acquisition Proposal, or engage in any negotiations concerning a Washington Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement a Washington Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Washington Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Washington Acquisition Proposal.

     (f) For purposes of this Agreement, "Washington Acquisition Proposal" means any inquiry, proposal or offer from any Person with respect to any purchase or sale or other disposition of 20% or more of the consolidated assets (including stock of subsidiaries) of the Washington Business, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by Alpha or a Subsidiary thereof).

     SECTION 7.6  Employee Benefits Matters.

     (a) Continuation and Comparability of Benefits. Subject to the Employee Matters Agreement, from and after the Effective Time, the employee benefit plans established or assumed by Washington pursuant to the Employee Matters Agreement and the Alpha Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to Washington Participants (as defined in the Employee Matters Agreement) and employees and former employees of Alpha and its Subsidiaries (collectively, the "Combined Company Employees"), covered by such plans at the Effective Time, until such time as the Combined Company shall otherwise determine, subject to Applicable Laws and the terms of such plans. Prior to the Effective Time, or as soon as reasonably practicable thereafter, Conexant and Alpha shall cooperate in reviewing, evaluating and analyzing the Washington Plans and the Alpha Plans with a view towards developing appropriate new benefit plans for Combined Company Employees. It is the intention of Conexant and Alpha, to the extent permitted by Applicable Laws, to develop new benefit plans prior to the Effective Time or as soon as reasonably practicable after the Effective Time which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (ii) do not discriminate between Combined Company Employees who were covered by Washington Plans, on the one hand, and those covered by Alpha Plans, on the other, at the Effective Time. Nothing in this Section 7.6 shall be interpreted as preventing the Combined Company from amending, modifying or terminating any employee benefit plans established or assumed by Washington pursuant to the Employee Matters Agreement or any Alpha Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and Applicable Laws.

     (b) Pre-Existing Limitations; Deductibles; Service Credit. With respect to any employee benefit plans in which any Combined Company Employees who were employees of Conexant or Alpha (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which the Combined Company Employees did not participate prior to the Effective Time (the "New Combined Company Plans"), the Combined Company shall:
(A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Combined Company Employees and their eligible dependents under any New Combined Company Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Washington Plan or Alpha Plan, as the case may be; (B) provide each Combined Company Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Washington Plan or an Alpha Plan (to the same extent such credit was given under the analogous employee benefit plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Combined Company Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of the Combined Company Employees with Conexant and Alpha, and their respective affiliates, for purposes of eligibility to participate, vesting credit, entitlement to benefits and, other than with respect to defined benefit pension plans, benefit accrual, in any New Combined Company Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Combined Company Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

     SECTION 7.7 Fees and Expenses. Subject to Section 9.2(c) of this Agreement and Section 4.09 of the Distribution Agreement, whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus, which shall be shared equally by Alpha and Conexant. As used in this Agreement, "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement/ Prospectus and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby.

     SECTION 7.8  Directors' and Officers' Indemnification and Insurance.

     (a) The Combined Company shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Alpha and its Subsidiaries (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Alpha pursuant to Alpha's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of Alpha and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Alpha (provided that the Combined Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured than the current policies maintained by Alpha) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Combined Company be required to expend in any one year an amount in excess of 200% of the annual premiums (on a per capita basis) currently paid by Alpha for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Combined Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (b) The Combined Company shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Washington Companies (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Conexant pursuant to Conexant's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of the Washington Companies for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) maintain in effect for each of the applicable persons referred to in clause (i) for a period of six years after the Effective Time policies of directors' and officers' liability insurance and fiduciary liability insurance of at least the same coverage and amounts as, and containing terms and conditions which are, in the aggregate, no less advantageous to the insured than, the current policies of directors' and officers' liability insurance maintained by Conexant, with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Combined Company be required to expend in any one year an amount in excess of 200% of the annual premiums (on a per capita basis) currently paid by Conexant for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Combined Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) The provisions of this Section 7.8 are intended to be for the benefit of and shall be enforceable by each indemnified or insured party referred to above in this Section 7.8.

     SECTION 7.9 Public Announcements. Alpha and Conexant each shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange or automated quotation system, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     SECTION 7.10  Accounting Matters.

     (a) Alpha shall use reasonable best efforts to cause to be delivered to Conexant two letters from Alpha's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Alpha, Conexant and Washington, in form and substance reasonably satisfactory to Conexant and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Conexant shall use reasonable best efforts to cause to be delivered to Alpha two letters from Washington's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Conexant, Alpha and Washington, in form and substance reasonably satisfactory to Alpha and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 7.11 Listing of Shares of Alpha Common Stock. Alpha shall prior to the Effective Time use reasonable best efforts to cause the shares of Alpha Common Stock to be issued in the Merger and the shares of Alpha Common Stock to be reserved for issuance upon exercise of the Converted Options to be approved for listing on the Nasdaq National Market System prior to the Closing Date.

     SECTION 7.12 Affiliates. Not less than 45 days prior to the Effective Time, Conexant shall deliver to Alpha a letter identifying all persons who, in the judgment of Conexant, may be deemed at the time this Agreement is submitted for approval by Conexant as the sole stockholder of Washington, "affiliates" of Washington for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date of delivery thereof. Conexant shall use reasonable best efforts to cause each person identified on such list to deliver to Alpha not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit H (an "Affiliate Agreement").

     SECTION 7.13 Section 16 Matters. Prior to the Effective Time, Alpha shall take all such steps as may be required to cause any acquisitions or dispositions of Alpha Common Stock (including derivative securities with respect to Alpha Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to Alpha to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

     SECTION 7.14 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Conexant, Alpha and Washington and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     SECTION 7.15 Advice of Changes. Each of Conexant and Alpha shall as promptly as reasonably practicable after becoming aware thereof advise the others of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which would, individually or in the aggregate, reasonably be expected to have, in the case of Alpha, a Material Adverse Effect on Alpha and its Subsidiaries, and, in the case of Conexant, a Material Adverse Effect on the Washington Business, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VIII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 7.16 Shareholders Agreement. Concurrently with the execution and delivery of this Agreement, each of the directors and executive officers of Alpha set forth on Exhibit I shall execute and deliver a Shareholders Agreement, substantially in the form attached hereto as Exhibit J (the "Shareholders Agreement").

     SECTION 7.17 Tax Ruling. In connection with the Distribution, Conexant shall use its reasonable best efforts in seeking, as promptly as practicable, the Tax Ruling. Prior to filing with the Internal Revenue Service (the "IRS"), Conexant shall furnish Alpha with a draft of the ruling request letter with respect to the Tax Ruling and of any substantive supplemental submission in respect thereof. Alpha may review and provide any comments on such drafts and Conexant shall reasonably consider any comments provided in a reasonably prompt manner by Alpha. Conexant shall keep Alpha fully informed of the status of the Tax Ruling request. At Conexant's request, Alpha shall cooperate with and use its reasonable best efforts to assist Conexant in connection with the Tax Ruling request. At Alpha's reasonable request, Conexant shall cooperate with Alpha and use its reasonable best efforts to seek to obtain, as promptly as practicable, any supplemental Tax Ruling or other guidance from the IRS.

     SECTION 7.18  Option Acceleration.

     (a) Except with respect to the acceleration of the vesting and the extension of the exercise period of the Alpha Stock Options set forth in Section
7.18 of the Alpha Disclosure Schedule, Alpha will take all action necessary to prevent the acceleration of the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock or other stock-based compensation (including the Alpha Stock Options, and whether granted under the Alpha Stock Plans or otherwise) as a result of the approval or consummation of any transaction contemplated by this Agreement.

     (b) Washington will take all action necessary to prevent the acceleration of the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock or other stock-based compensation (including the Washington Options and any Converted Options into which they may be converted hereunder, and whether granted under the Conexant Stock Plans, the Washington Stock Plans or otherwise) as a result of the approval or consummation of any transaction contemplated by this Agreement.

     SECTION 7.19 Employment and Severance Arrangements. Except with respect to the acceleration of the vesting and the extension of the exercise period of the Alpha Stock Options set forth in Section 7.18 of the Alpha Disclosure Schedule, Alpha will take all action necessary to ensure that no officer, director or other employee of Alpha or any of its Subsidiaries will become entitled to receive any change of control or other payment or benefit under any employment, severance or other agreement with Alpha or any of its Subsidiaries, including those agreements set forth on Exhibit E, that may otherwise arise as a result of the approval or consummation of any transaction contemplated by this Agreement.

     SECTION 7.20 Transition Services Agreement. Promptly following the date hereof, Alpha and Conexant will discuss the scope, nature, term and pricing of the transition services to be provided by Conexant to Alpha following the Effective Time pursuant to the Transition Services Agreement. Alpha and Conexant will negotiate in good faith with respect thereto and prior to the Effective Time will enter into the Transition Services Agreement in a form reasonably satisfactory to Alpha and Conexant. The Transition Services Agreement will provide that either party may terminate any services provided under the Transition Services Agreement upon such prior written notice as the parties shall mutually agree prior to the Effective Time.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     SECTION 8.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of Washington and Alpha to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. Alpha shall have obtained the Required Alpha Vote.

          (b) No Injunctions or Restraints, Illegality. No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an "Injunction") shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

          (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (e) EU Antitrust. If required, Alpha and Conexant shall have received in respect of the Merger and any matters arising therefrom confirmation by way of a determination from the European Commission under Regulation 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Merger and any matters arising therefrom are compatible with the common market.

          (f) Governmental and Regulatory Approvals. Other than the filings provided for under Section 1.2 and filings pursuant to the HSR Act and, if required, the EC Merger Regulation (which are addressed in Section 8.1(d) and Section 8.1(e)), all consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any Governmental Entity (i) required of Alpha, Conexant, Washington or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on the Combined Company and its Subsidiaries, taken together after giving effect to the Merger or (ii) set forth in Section 8.1(f) of the Alpha Disclosure Schedule or Section 8.1(f) of the Conexant Disclosure Schedule shall have been obtained and shall be in full force and effect.

          (g) Nasdaq Listing. The shares of Alpha Common Stock to be issued in the Merger and to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq National Market System.

          (h) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

          (i) Pre-Merger Transactions. The Contribution and the Distribution shall have been consummated in accordance with the terms of this Agreement and the Distribution Agreement (which includes additional conditions to such consummation) and in all material respects in accordance with the Tax Ruling, provided that the failure of the Contribution and the Distribution to be consummated shall not be a condition to the obligations of a party whose breach (or breach by an Affiliate thereof) of the Distribution Agreement has been the cause of, or resulted in, such failure.

          (j) Tax Ruling. Conexant shall have received the Tax Ruling and the Tax Ruling shall be in full force and effect and shall not have been modified or amended in any respect adversely affecting the Tax consequences set forth therein.

          (k) Mexicali Conditions. Each condition to the closing of the Facility Sale Agreement set forth in Article VI thereof (other than in Section 6.4 thereof) shall have been satisfied.

     SECTION 8.2 Additional Conditions to Obligations of Alpha. The obligation of Alpha to effect the Merger is subject to the satisfaction or waiver by Alpha prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Conexant set forth in this Agreement and in Section 2.01(d)(i) of the Distribution Agreement shall be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak solely as of another date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Washington Business, and Alpha shall have received a certificate of Conexant executed by an executive officer of Conexant to such effect.

          (b) Performance of Obligations of Conexant and Washington. Each of Conexant and Washington shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Alpha shall have received a certificate of Conexant executed by an executive officer of Conexant to such effect.

          (c) Tax Opinion. Alpha shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions, including the validity of the Tax Ruling, set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization under Section 368 of the Code.

          (d) Net Assets Statement. Conexant shall have delivered the Special Purpose Statement of Tangible Net Assets in accordance with Section 2.01(d)(ii) of the Distribution Agreement.

          (e) Mexicali Conditions. Each condition to the closing of the Facility Sale Agreement set forth in Section 7.2 thereof shall have been satisfied.

          (f) Ancillary Agreements. The Employee Matters Agreement and the Tax Allocation Agreement shall have been executed and delivered by Conexant and Washington and the Facility Services Agreement, the Newport Supply Agreement, the Newbury Supply Agreement and the Transition Services Agreement shall have been executed and delivered by Conexant.

     SECTION 8.3 Additional Conditions to Obligations of Washington. The obligation of Washington to effect the Merger is subject to the satisfaction or waiver by Conexant prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Alpha set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak solely as of another date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Alpha and its Subsidiaries, and Conexant shall have received a certificate of Alpha executed by an executive officer of Alpha to such effect.

          (b) Performance of Obligations of Alpha. Alpha shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Conexant shall have received a certificate of Alpha executed by an executive officer of Alpha to such effect.

          (c) Tax Opinion. Conexant and Washington shall have received an opinion from Chadbourne & Parke LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions, including the validity of the Tax Ruling, set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization under Section 368 of the Code.

          (d) Employment and Severance Arrangements. Conexant shall have received written evidence reasonably satisfactory to Conexant that Alpha has taken all action necessary to ensure that no officer, director or other employee of Alpha or any of its Subsidiaries has received or will become entitled to receive any change of control or other payment or benefit under any employment, severance or other agreement with Alpha or any of its Subsidiaries (except with respect to the acceleration of the vesting and the extension of the exercise period of the Alpha Stock Options set forth in Section 7.18 of the Alpha Disclosure Schedule), including those agreements set forth on Exhibit E, that may otherwise arise as a result of the approval or consummation of any transaction contemplated by this Agreement.

          (e) Mexicali Condition. Each condition to the closing of the Facility Sale Agreement set forth in Section 7.1 thereof shall have been satisfied.

          (f) Ancillary Agreements. The Employee Matters Agreement, the Tax Allocation Agreement, the Facility Services Agreement, the Newport Supply Agreement, the Newbury Supply Agreement and the Transition Services Agreement shall have been executed and delivered by Alpha.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

     SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Alpha:

          (a) by mutual written consent of Conexant and Alpha;

          (b) by either Conexant or Alpha if the Effective Time shall not have occurred on or before September 30, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
     Section 9.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement (including such party's obligations set forth in Section 7.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either Conexant or Alpha if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 7.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions set forth in subsections 8.1(d) and (e), and the failure to issue such order, decree, ruling or take such action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply with Section 7.4 has been the cause of, or resulted in, such action or inaction;

          (d) by either Conexant or Alpha if the approval by the stockholders of Alpha required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Alpha Vote upon the taking of such vote at a duly held meeting of stockholders of Alpha or at any adjournment thereof;

          (e) by Conexant, if (i) Alpha's Board of Directors shall have (A) failed to make the Alpha Recommendation, (B) withdrawn the Alpha Recommendation, (C) modified or qualified the Alpha Recommendation in any manner adverse to Conexant or Washington or (D) failed to confirm the Alpha Recommendation within five Business Days of Conexant's request to do so (or resolved or proposed to take any such action referred to in clause (A),
     (B), (C) or (D)), in each case, whether or not permitted by the terms hereof, (ii) Alpha shall have breached its obligations under this Agreement by reason of a failure to call and hold the Alpha Stockholders Meeting in accordance with Section 7.1(b) or a failure to prepare and mail to its stockholders the Proxy Statement/Prospectus in accordance with Section 7.1(a) or (iii) a tender or exchange offer relating to securities of Alpha shall have been commenced by a Person unaffiliated with Conexant, and Alpha shall not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement that Alpha recommends rejection of such tender or exchange offer;

          (f) by Conexant, if Alpha shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.3(a) or
     Section 8.3(b) are not capable of being satisfied on or before the Termination Date; or

          (g) by Alpha, if Conexant or Washington shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) are not capable of being satisfied on or before the Termination Date.

     SECTION 9.2  Effect of Termination.

     (a) In the event of termination of this Agreement by either Conexant or Alpha as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Alpha, Conexant or Washington or their respective officers or directors under this Agreement, except that (i) the provisions of Section 5.1(m), Section 5.2(k), the second sentence of Section 7.3, Section 7.7, this Section 9.2 and Article X shall survive such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement (including Section 7.7), none of Alpha, Conexant or Washington shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     (b) If:

          (i) (A)(x) either Conexant or Alpha shall terminate this Agreement pursuant to Section 9.1(b) without the Alpha Stockholder Meeting having occurred or pursuant to Section 9.1(d) or (y) Conexant shall terminate this Agreement pursuant to Section 9.1(f) as a result of any intentional breach or failure to perform by Alpha (unless covered by clause (ii) below), and

          (B) at any time after the date of this Agreement and before such termination an Alpha Acquisition Proposal shall have been publicly announced or, in the case of termination of this Agreement pursuant to
     Section 9.1(b) or Section 9.1(f), publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Alpha, and

          (C) within nine months of such termination Alpha or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Alpha Acquisition Proposal (for purposes of this clause
     (C), references to 20% in the definition of "Alpha Acquisition Proposal" shall be deemed to be references to 50%); or

          (ii) Conexant shall terminate this Agreement pursuant to Section
     9.1(e);

then Alpha shall promptly, but in no event later than the date of such termination (or in the case of clause (i), if later, the date Alpha or its Subsidiary enters into such agreement with respect to or consummates such Alpha Acquisition Proposal), pay Conexant an amount equal to Forty-Five Million dollars ($45,000,000), by wire transfer of immediately available funds.

     (c) The parties acknowledge that the agreements contained in this Section
9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Conexant or Alpha fails promptly to pay any amount due pursuant to this Section 9.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 9.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee from the date such payment is required to be made until the date such payment is actually made at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this
Section 9.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful breach of any provision of this Agreement.

     SECTION 9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement and the Merger by the stockholders of Alpha, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or automated quotation system requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(ii) waive any inaccuracies in the representations and warranties of other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of other parties contained herein or in any document delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

     SECTION 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to Conexant or Washington to

         Conexant Systems, Inc.
         4311 Jamboree Road
         Newport Beach, California 92660-3095
         Fax: (949) 483-6388
         Attention: Dennis E. O'Reilly
                Senior Vice President, General
                Counsel and Secretary

         with a copy to

         Chadbourne & Parke LLP
         30 Rockefeller Plaza
         New York, New York 10112
         Fax: (212) 541-5369
         Attention: Peter R. Kolyer, Esq.

     (b) if to Alpha to

         Alpha Industries, Inc.
         20 Sylvan Road
         Woburn, MA 01801
         Fax: (617) 824-4426
         Attention: Paul E. Vincent
                Chief Financial Officer
         with a copy to

         Alpha Industries, Inc.
         20 Sylvan Road
         Woburn, MA 01801
         Fax: (617) 824-4564
         Attention: James K. Jacobs, Esq.
                General Counsel

     SECTION 10.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

     SECTION 10.5  Entire Agreement; No Third Party Beneficiaries.

     (a) This Agreement, the Confidentiality Agreement, the Reorganization Agreements, the Facility Sale Agreement, the U.S. Asset Purchase Agreement, the Facility Services Agreement, the Newport Supply Agreement, the Newbury Supply Agreement and the exhibits and schedules hereto and thereto and the other agreements and instruments of the parties delivered in connection herewith and therewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 7.8 (which is intended to be for the benefit of the Persons covered thereby).

     SECTION 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     SECTION 10.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     SECTION 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 10.9 Submission to Jurisdiction; Waivers. Each of Alpha, Conexant and Washington irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Alpha, Conexant and Washington hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Alpha, Conexant and Washington hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     SECTION 10.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.11  Definitions.  As used in this Agreement:

          (a) "affiliate" means (except as specifically otherwise defined), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          (b) An "Alpha Plan" means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of Alpha or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Alpha or any of its Subsidiaries or to which Alpha or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, or similar program or agreement.

          (c) "Alpha Stock Plans" means, collectively, the Alpha Industries, Inc. 1986 Long-Term Incentive Plan; the Alpha Industries, Inc. 1999 Employee Long-Term Incentive Plan; the Alpha Industries, Inc. Long-Term Compensation Plan; the Alpha Industries, Inc. 1994 Non-Qualified Stock Option Plan for Non-Employee Directors; the Alpha Industries, Inc. 1997 Non-Qualified Stock Option Plan for Non-Employee Directors; the Alpha Industries, Inc. 1996 Long-Term Incentive Plan; the Alpha Industries, Inc. Directors' 2001 Stock Option Plan; and the Alpha Industries, Inc. Employee Stock Purchase Plan.

          (d) "Applicable Laws" means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

          (e) "beneficial ownership" or "beneficially own" (except as specifically otherwise defined) shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          (f) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (g) "Business Day" means a day other than a Saturday, a Sunday or a day on which banks are required or authorized to close in the City of New York.

          (h) "Conexant Stock Plans" means, collectively, the Conexant Systems, Inc. 2001 Employee Stock Purchase Plan; the Conexant Systems, Inc. 2001 Performance Share Plan; the Conexant Systems, Inc. 1999 Non-Qualified Stock Purchase Plan; the Conexant Systems, Inc. 1998 Stock Option Plan; the Conexant Systems, Inc. 1999 Long-Term Incentives Plan; the Conexant Systems, Inc. 2000 Non-Qualified Stock Plan; the Conexant Systems, Inc. Directors Stock Plan; the Istari Design, Inc. 1997 Stock Option Plan; the Microcosm Communications Limited Stock Option Plan; the Maker Communications, Inc. 1999 Stock Incentive Plan; the Maker Communications, Inc. 1999 Non-Employee Director Stock Option Plan; the Maker Communications, Inc. 1996 Stock Option Plan; the Applied Telecom, Inc. 2000 Non-Qualified Stock Option Plan; the Philsar Semiconductor Inc. Stock Option Plan; the Sierra Imaging, Inc. 1996 Stock Option Plan; the HotRail, Inc. 2000 Equity Plan; the HotRail, Inc. 1997 Equity Incentive Plan; the Novanet Semiconductor Ltd. Employee Shares Option Plan; the NetPlane Systems, Inc. Stock Option Plan; and the HyperXS Communications, Inc. 2000 Stock Option Plan.

          (i) "Converted Option" means a Washington Option which has been converted into an option to purchase shares of Alpha Common Stock pursuant to the Merger.

          (j) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (k) "Known" or "Knowledge" means, (i) with respect to Conexant, the knowledge of any of Dwight W. Decker, Balakrishnan S. Iyer, Dennis E. O'Reilly, Moiz M. Beguwala and Mohy Abdelgany after reasonable inquiry and
     (ii) with respect to Alpha, the knowledge of any of Thomas C. Leonard, David J. Aldrich, Paul E. Vincent, Ljubisa Ristic, Michael Dys, David Fryklund and Jean-Pierre Gillard after reasonable inquiry.

          (l) "Material Adverse Effect" means, with respect to any entity or business (or group of entities or businesses taken as a whole), any event, change, circumstance or development that is materially adverse to (i) the ability of such entity or business (or group of entities or businesses taken as a whole) (or, in the case of a Material Adverse Effect with respect to the Washington Business, Conexant and its Subsidiaries) to consummate the transactions contemplated by this Agreement or (ii) the business, financial condition or results of operations of such entity or business (or, if with respect thereto, of such group of entities or businesses taken as a whole), other than, with respect to this clause (ii), any (1) change in the stock price of such entity or business, in and of itself, or (2) event, change, circumstance or development (A) resulting from any action taken in connection with the transactions contemplated hereby pursuant to the terms of this Agreement, (B) relating to the economy or financial markets in general, (C) relating in general to the industries in which such entity or business operates and not specifically relating to such entity or business or (D) relating to any action or omission of Conexant, Alpha or Washington or any Subsidiary of any of them taken with the express prior written consent of the parties hereto.

          (m) A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          (n) "Nasdaq" means The Nasdaq Stock Market, Inc.

          (o) "Person" means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

          (p) "Reorganization Agreements" means collectively, the Distribution Agreement, the Employee Matters Agreement, the Tax Allocation Agreement and the Transition Services Agreement.

          (q) "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of

     Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

          (r) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; (ii) any liability for payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) any liability for the payment of any amounts as a result of being party to a tax sharing arrangement or as a result of any express or implied obligation to indemnify any Person with respect to the payment of amounts of the type described in clause (i) or clause (ii).

          (s) "Tax Ruling" means a private letter ruling issued by the IRS in form and substance reasonably satisfactory to Conexant and Alpha indicating that the Contribution and the Distribution will qualify as a reorganization under Sections 355 and 368 of the Code.

          (t) "Washington Companies" means, collectively, Conexant and its Subsidiaries who are engaged in the Washington Business, in each case, solely to the extent related to the Washington Business, it being understood that the term "Washington Companies" shall not be deemed to refer to Conexant and its Subsidiaries to the extent not related to the Washington Business.

          (u) "Washington Employee" means any employee or former employee of the Washington Business with respect to whom a member of the Washington Group will have liability pursuant to the Employee Matters Agreement.

          (v) A "Washington Plan" means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any Washington Participants or any beneficiary or dependent thereof that is sponsored or maintained by Conexant or any of its Subsidiaries or to which Conexant or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of
     Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, or similar program or agreement.

     Each of the following terms is defined in the Section of this Agreement or the agreement set forth opposite such term:

TERM                                                      SECTION
----                                                      -------
Actions.................................................  5.1(j)
Affiliate Agreement.....................................  7.12
Agreement...............................................  Preamble
Alpha...................................................  Preamble
Alpha Acquisition Proposal..............................  7.5(b)
Alpha Common Stock......................................  1.4(a)
Alpha Disclosure Schedule...............................  5.1
Alpha Filed SEC Reports.................................  5.1(d)(ii)
Alpha Financial Advisor.................................  5.1(m)
Alpha Necessary Consents................................  5.1(c)(iii)
Alpha Permits...........................................  5.1(h)(ii)
Alpha Recommendation....................................  7.1(b)
Alpha SEC Reports.......................................  5.1(d)(i)
Alpha Stock Options.....................................  5.1(b)(i)
Alpha Stockholders Meeting..............................  7.1(b)

TERM                                                      SECTION
----                                                      -------
Alpha Voting Debt.......................................  5.1(b)(ii)
Assets..................................................  Distribution Agreement
By-Laws.................................................  1.7
Certificate of Merger...................................  1.2(b)
Change in the Alpha Recommendation......................  7.1(b)
Closing.................................................  1.2(a)
Closing Date............................................  1.2(a)
Code....................................................  Recitals
Combined Company........................................  Recitals
Combined Company Employees..............................  7.6(a)
Conexant................................................  Preamble
Conexant Common Stock...................................  5.2(b)(i)
Conexant Convertible Notes..............................  5.2(b)(i)
Conexant Disclosure Schedule............................  5.2
Conexant Filed SEC Reports..............................  5.2(d)(iii)
Conexant Financial Advisor..............................  5.2(k)
Conexant Necessary Consents.............................  5.2(c)(iv)
Conexant Preferred Stock................................  5.2(b)(i)
Conexant Rights.........................................  5.2(b)(i)
Conexant Rights Agreement...............................  5.2(b)(i)
Conexant SEC Reports....................................  5.2(d)(i)
Conexant Stock Options..................................  5.2(b)(i)
Confidentiality Agreement...............................  7.3
Contract................................................  5.1(c)(ii)
Contribution............................................  Recitals
Delaware Secretary......................................  1.2(b)
DGCL....................................................  1.1
Distribution............................................  Recitals
Distribution Agreement..................................  Recitals
Distribution Date.......................................  Distribution Agreement
DOJ.....................................................  7.4(b)
Effective Time..........................................  1.2(b)
Employee Matters Agreement..............................  4.1
Environmental Laws......................................  5.1(j)
Environmental Liabilities...............................  5.1(j)
Excess Alpha Shares.....................................  3.2(d)(ii)
Exchange Act............................................  5.1(c)(iii)
Exchange Agent..........................................  3.1
Exchange Fund...........................................  3.1
Exchange Ratio..........................................  1.4(a)
Expenses................................................  7.7
Facility Sale Agreement.................................  6.2(l)
Facility Services Agreement.............................  6.2(l)
Form S-4................................................  7.1(a)
FTC.....................................................  7.4(b)
GAAP....................................................  5.1(d)(i)
Governmental Entity.....................................  5.1(c)(iii)
Hazardous Materials.....................................  5.1(j)
HSR Act.................................................  5.1(c)(iii)
Injunction..............................................  8.1(b)
Intellectual Property...................................  5.1(k)

TERM                                                      SECTION
----                                                      -------
IRS.....................................................  7.17
Liens...................................................  5.1(a)(ii)
Merger..................................................  Recitals
New Combined Company Plans..............................  7.6(b)
Newbury Supply Agreement................................  4.1
Newport Supply Agreement................................  4.1
Proxy Statement/Prospectus..............................  7.1(a)
Record Date.............................................  Distribution Agreement
Required Approvals......................................  7.4(a)
Required Alpha Vote.....................................  5.1(g)
Restated Certificate....................................  1.6
SEC.....................................................  5.1(a)(ii)
Securities Act..........................................  3.3
Shareholders Agreement..................................  7.16
Special Purpose Statement of Tangible Net Assets........  Distribution Agreement
Superior Alpha Proposal.................................  7.5(d)
Tax Allocation Agreement................................  4.1
Termination Date........................................  9.1(b)
Time of Distribution....................................  Distribution Agreement
Transition Services Agreement...........................  4.1
Unaudited Special Purpose Statement of Tangible Net       5.2(d)(ii)
  Assets................................................
U.S. Asset Purchase Agreement...........................  6.2(l)
Violation...............................................  5.1(c)(ii)
Washington..............................................  Preamble
Washington Acquisition Proposal.........................  7.5(f)
Washington Assets.......................................  Distribution Agreement
Washington Business.....................................  Distribution Agreement
Washington Certificate..................................  1.4(b)
Washington Common Stock.................................  Recitals
Washington Financial Statements.........................  5.2(d)(ii)
Washington Group........................................  Distribution Agreement
Washington Liabilities..................................  Distribution Agreement
Washington Option.......................................  Employee Matters Agreement
Washington Participant..................................  Employee Matters Agreement
Washington Permits......................................  5.2(f)(ii)
Washington Significant Subsidiaries.....................  5.2(a)(iii)
Washington Stock Plan...................................  Employee Matters Agreement
Washington Subsidiaries.................................  Distribution Agreement

     SECTION 10.12 Disclosure Schedule. The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to Conexant, Alpha, Washington, any Subsidiary of the foregoing or the Washington Business, as applicable.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          CONEXANT SYSTEMS, INC.

                                          By:     /s/ DWIGHT W. DECKER
                                            ------------------------------------
                                              Dwight W. Decker
                                              Chairman of the Board and Chief
                                              Executive Officer

                                          WASHINGTON SUB, INC.

                                          By:     /s/ DWIGHT W. DECKER
                                            ------------------------------------
                                              Dwight W. Decker
                                              Chairman of the Board and Chief
                                              Executive Officer

                                          ALPHA INDUSTRIES, INC.

                                          By:     /s/ DAVID J. ALDRICH
                                            ------------------------------------
                                              David J. Aldrich
                                              President and Chief Executive
                                              Officer

                                                                         ANNEX B

                    CONTRIBUTION AND DISTRIBUTION AGREEMENT
                                 BY AND BETWEEN
                             CONEXANT SYSTEMS, INC.
                                      AND
                              WASHINGTON SUB, INC.
                               DECEMBER 16, 2001

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE I        DEFINITIONS.................................................   B-5
  SECTION 1.01   General.....................................................   B-5

ARTICLE II       THE CONTRIBUTION............................................  B-19
  SECTION 2.01   Intercorporate Reorganization...............................  B-19
  SECTION 2.02   Financial Instruments.......................................  B-22
  SECTION 2.03   Intercompany Accounts and Arrangements......................  B-22
  SECTION 2.04   Cash Management.............................................  B-22
  SECTION 2.05   The Washington Board........................................  B-23
  SECTION 2.06   Resignations; Transfer of Stock Held as Nominee.............  B-23
  SECTION 2.07   Washington Certificate of Incorporation and By-laws.........  B-23
  SECTION 2.08   Consents....................................................  B-23

ARTICLE III      THE DISTRIBUTION............................................  B-24
  SECTION 3.01   The Distribution............................................  B-24
  SECTION 3.02   Cooperation Prior to the Distribution.......................  B-24
  SECTION 3.03   Conditions to the Distribution..............................  B-25
  SECTION 3.04   Waiver of Conditions........................................  B-25
  SECTION 3.05   Disclosure..................................................  B-25

ARTICLE IV       MUTUAL RELEASE; INDEMNIFICATION; EXPENSES...................  B-25
  SECTION 4.01   Mutual Release..............................................  B-25
  SECTION 4.02   Indemnification by Conexant.................................  B-26
  SECTION 4.03   Indemnification by Washington...............................  B-27
  SECTION 4.04   Limitations on Indemnification Obligations..................  B-27
  SECTION 4.05   Procedures Relating to Indemnification......................  B-28
  SECTION 4.06   Remedies Cumulative.........................................  B-29
  SECTION 4.07   Survival of Indemnities.....................................  B-29
  SECTION 4.08   Exclusivity of Tax Allocation Agreement.....................  B-29
  SECTION 4.09   Expenses....................................................  B-29
  SECTION 4.10   Effect of Investigation.....................................  B-30

ARTICLE V        CERTAIN OTHER MATTERS.......................................  B-30
  SECTION 5.01   Insurance...................................................  B-30
  SECTION 5.02   Use of Names, Trademarks, etc...............................  B-31
  SECTION 5.03   License of Intellectual Property............................  B-34
  SECTION 5.04   Software and Other License Agreements.......................  B-37
  SECTION 5.05   Non-Solicitation of Employees...............................  B-38

ARTICLE VI       ACCESS TO INFORMATION.......................................  B-38
  SECTION 6.01   Provision of Corporate Records..............................  B-38
  SECTION 6.02   Access to Information.......................................  B-38
  SECTION 6.03   Production of Witnesses.....................................  B-39
  SECTION 6.04   Retention of Records........................................  B-40
  SECTION 6.05   Confidentiality.............................................  B-40

                                                                               PAGE
                                                                               ----


ARTICLE VII      MISCELLANEOUS...............................................  B-40
  SECTION 7.01   Entire Agreement; Construction..............................  B-40
  SECTION 7.02   Survival of Agreements......................................  B-41
  SECTION 7.03   Governing Law...............................................  B-41
  SECTION 7.04   Notices.....................................................  B-41
  SECTION 7.05   Dispute Resolution..........................................  B-42
  SECTION 7.06   Amendments..................................................  B-42
  SECTION 7.07   Assignment..................................................  B-42
  SECTION 7.08   Captions; Currency..........................................  B-43
  SECTION 7.09   Severability................................................  B-43
  SECTION 7.10   Parties in Interest.........................................  B-43
  SECTION 7.11   Schedules...................................................  B-43
  SECTION 7.12   Waivers; Remedies...........................................  B-43
  SECTION 7.13   Further Assurances..........................................  B-43
  SECTION 7.14   Counterparts................................................  B-43
  SECTION 7.15   Performance.................................................  B-43
  SECTION 7.16   Currency Calculations.......................................  B-44
  SECTION 7.17   Interpretation..............................................  B-44

                                   SCHEDULES

Schedule 1.01(a)  --  Amended By-Laws
Schedule 1.01(b)  --  Washington Machinery and Equipment
Schedule 1.01(c)  --  Washington Patents and Trademarks
Schedule 1.01(d)  --  Conexant Former Businesses
Schedule 1.01(e)  --  Conexant Financial Instruments
Schedule 1.01(f)  --  Certain Conexant Assets
Schedule 1.01(g)  --  Restated Certificate of Incorporation
Schedule 1.01(h)  --  Washington Former Businesses
Schedule 1.01(i)  --  Washington Financial Instruments
Schedule 1.01(j)  --  Washington Actions
Schedule 1.01(k)  --  Washington Real Property
Schedule 1.01(l)  --  Washington Subsidiaries
Schedule 2.01(d)  --  Sufficiency Exceptions
Schedule 2.03(a)  --  Intercompany Accounts
Schedule 2.05     --  Washington Directors
Schedule 2.06     --  Continuing Directors and Officers

                    CONTRIBUTION AND DISTRIBUTION AGREEMENT

     CONTRIBUTION AND DISTRIBUTION AGREEMENT (this "Agreement"), dated as of December 16, 2001, by and between CONEXANT SYSTEMS, INC., a Delaware corporation ("Conexant"), and WASHINGTON SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Conexant ("Washington").

     WHEREAS, Conexant, Washington and Alpha Industries, Inc., a Delaware corporation ("Alpha"), have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Washington with and into Alpha, with Alpha being the surviving corporation (the "Merger");

     WHEREAS, it is a condition to the Merger that, prior to the Effective Time (as defined in the Merger Agreement), the Contribution (as defined herein) and the Distribution (as defined herein) be completed;

     WHEREAS, subject to the terms and conditions contained herein, immediately prior to the Effective Time, the Conexant Board (as defined herein) will cause Conexant to distribute to the holders of shares of Common Stock, par value $1 per share, of Conexant ("Conexant Common Stock") and Conexant Series B Preferred Stock (as defined herein), other than shares held in the treasury of Conexant, on a pro rata basis as provided for herein, all of the issued and outstanding shares of Common Stock, par value $.01 per share, of Washington ("Washington Common Stock") (the "Distribution");

     WHEREAS, subject to the terms and conditions contained herein, immediately prior to the Distribution, Conexant and the Conexant Subsidiaries (as defined herein) will transfer the Washington Assets and the Washington Subsidiaries (each as defined herein) to Washington or one of the Washington Subsidiaries and Washington and the Washington Subsidiaries will assume the Washington Liabilities (as defined herein), all as more fully described in this Agreement (the "Contribution");

     WHEREAS, Conexant and Washington have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and the Distribution and certain other agreements that will govern certain matters relating to the Contribution and the Distribution and the relationship of Conexant, Washington and the respective members of the Conexant Group and the Washington Group (each as defined herein) following the Contribution and the Distribution; and

     WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 355 and 368 of the Code (as defined herein) as a reorganization and that the Merger qualifies under Section 368 of the Code as a reorganization.

     NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "1999 INDENTURE" means the Indenture dated as of May 12, 1999 between Conexant and The First National Bank of Chicago, as Trustee.

          "2000 INDENTURE" means the Indenture dated as of February 1, 2000 between Conexant and Bank One Trust Company, National Association, as Trustee.

          "ACCOUNTS RECEIVABLE" means accounts, loans and notes receivable (whether current or not current), including receivables due from employees, and all proceeds thereof and rights to payment with respect thereto.

          "ACTION" means, with respect to any Person, any actual or threatened or future action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any claims or other legal matters that have been or may be asserted by or against, or otherwise affect, such Person.

          "ADMINISTRATIVE SERVICES" shall have the meaning set forth in Section 5.03(e)(i)(A).

          "ADMINISTRATIVE SERVICES SOFTWARE" shall have the meaning set forth in
     Section 5.03(e)(i)(B).

          "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of the Transaction Agreements, following the Time of Distribution, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          "AGREEMENT" shall have the meaning set forth in the preamble.

          "ALPHA" shall have the meaning set forth in the recitals.

          "ANCILLARY AGREEMENTS" means, collectively, the Employee Matters Agreement, the Tax Allocation Agreement, the Transition Agreement and the Conveyance and Assumption Instruments.

          "ASSET/LIABILITY ALLOCATION MATTER" shall have the meaning set forth in Section 2.01(b).

          "ASSETS" means any and all assets, properties and rights, whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located (other than ownership interests in Subsidiaries), including the following:

             (a) Real Property;

             (b) Machinery and Equipment;

             (c) Inventories;

             (d) bank accounts;

             (e) cash, cash on hand, cash equivalents, funds, certificates of deposit, similar instruments and travelers checks;

             (f) Accounts Receivable;

             (g) advances, performance and surety bonds, and interests as beneficiary under letters of credit and other similar instruments and all proceeds thereof;

             (h) Securities;

             (i) Hedging Arrangements;

             (j) Data and Records;

             (k) Patents and Trademarks;

             (l) Trade Secrets;

             (m) Contracts;

             (n) credits, prepayments, prepaid expenses, deposits and retentions held by third parties;

             (o) claims, causes of action, choses in action, rights under express or implied warranties, guarantees and indemnities and similar rights, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind (including the right to receive mail and other communications);

             (p) Permits;

             (q) goodwill and going concern value; and

             (r) other intangible assets not otherwise included in clauses (a) through (q) of this definition.

          "ASSIGNING PARTY" shall have the meaning set forth in Section 2.08.

          "AUDITED BALANCE SHEET" means the combined balance sheet of the Washington Business as of September 30, 2001, together with the notes thereto, audited by Deloitte & Touche LLP, prepared in accordance with U.S. generally accepted accounting principles.

          "BY-LAWS" means Washington's amended by-laws in the form attached hereto as Schedule 1.01(a).

          "CASH" means all cash, cash on hand, cash equivalents, funds, certificates of deposit, similar instruments and travelers checks held by Conexant or any of its Subsidiaries and Affiliates (including members of the Washington Group) immediately prior to the Time of Distribution.

          "CERTIFICATE OF INCORPORATION" means Washington's restated certificate of incorporation in the form attached hereto as Schedule 1.01(g).

          "CLAIMS ADMINISTRATION" means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

          "CLAIMS MADE POLICIES" shall have the meaning set forth in Section 5.01(b).

          "CODE" means the Internal Revenue Code of 1986, as amended, or any successor legislation.

          "COMBINED COMPANY" shall have the meaning set forth in the Merger Agreement.

          "CONEXANT" shall have the meaning set forth in the preamble.

          "CONEXANT ASSETS" means the following:

             (a) all rights of any member of the Conexant Group under any Transaction Agreement to which it is or becomes a party;

             (b) all Assets which are expressly allocated to any member of the Conexant Group pursuant to any Ancillary Agreement;

             (c) the following specifically enumerated Assets which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Washington Group), in each case whether or not such Assets are used in or relate to the Conexant Business or the Washington Business:

                (i) (A) all Conexant Bank Accounts and (B) all Cash (including all Cash contained in the Conexant Bank Accounts);

                (ii) all Machinery and Equipment other than that set forth on
           Schedule 1.01(b);

                (iii) all Securities;

                (iv) all Hedging Arrangements;

                (v) all Patents and Trademarks other than those set forth on
           Schedule 1.01(c);

                (vi) all Accounts Receivable;

                (vii) all Policies and all rights, benefits and privileges thereunder and related thereto (including the right to receive any and all return premiums with respect thereto), other than rights with respect to Policies to the extent provided in Sections 5.01(b) and 5.01(c);

                (viii) other than as provided for in Section 5.02, all rights in, and to the use of, the Conexant Marks;

                (ix) all rights in, and to the use of, the names, trademarks, trade names, domain names and service marks "Mindspeed", "Mindspeed Technologies" and "Mindspeed Technologies, Inc." and all corporate symbols and logos related thereto and all names, trademarks, trade names, domain names and service marks which include the words "Mindspeed", "Mindspeed Technologies" or "Mindspeed Technologies, Inc." or any derivative thereof;

                (x) all Real Property (including the wafer fabrication and other manufacturing, assembly and test facilities and other facilities located at Newport Beach, California, San Diego, California, Mexicali, Mexico and El Paso, Texas and the real property and fixtures associated therewith) other than the Washington Real Property;

                (xi) all Inventories other than Washington Inventories;

                (xii) all Assets, including the stock and assets of Maquiladora (as defined in the Facility Sale Agreement), subject to the Facility Sale Agreement and the U.S. Asset Purchase Agreement;

                (xiii) all Assets set forth on Schedule 1.01(f); and

                (xiv) the Conexant Bluetooth Baseband Solution;

             (d) all other Assets which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Washington Group) that are not Washington Assets; and

             (e) all rights, choses in action, causes of action and claims of Conexant or any of its Subsidiaries (including members of the Washington Group) to the extent relating to any asset described in clauses (a) through (d) above.

          Anything contained herein to the contrary notwithstanding, assets described in paragraphs (b) and (c) of the definition of "Washington Assets" will not be included in Conexant Assets.

          "CONEXANT BANK ACCOUNTS" means all bank accounts of Conexant or any of its Subsidiaries (including members of the Washington Group) immediately prior to the Time of Distribution.

          "CONEXANT BLUETOOTH BASEBAND SOLUTION" means the Bluetooth baseband solution known internally at Conexant as "Albert" and "Cobalt", the ownership of which is retained by Conexant at the Time of Distribution.

          "CONEXANT BOARD" means the Board of Directors of Conexant or a duly authorized committee thereof.

          "CONEXANT BUSINESS" means (a) the businesses and operations engaged in prior to the Time of Distribution by the members of the Pre-Distribution Group (but with respect to each such member who has ceased to be an Affiliate of Conexant or its predecessors, only businesses engaged in prior to the time that such member of the Pre-Distribution Group ceased to be an Affiliate of Conexant or its predecessors) of researching, developing, designing, engineering, manufacturing, having manufactured, assembling, having assembled, selling, distributing, installing, modifying, repairing, servicing and supporting semiconductor products and systems for communications electronics markets such as personal computers, personal imaging devices, wireless communications products, network access products, digital information and entertainment products, and activities related thereto, (b) Former Businesses related to any of the foregoing, including Former Businesses set forth on Schedule 1.01(d), and (c) activities related to the foregoing, in the case of each of the foregoing clauses (a), (b) and

     (c), other than any businesses, operations or activities included in the Washington Business. The parties acknowledge that businesses contained in the Conexant Business have in the past operated under the names Mindspeed Technologies, Network Access Division, Digital Infotainment Division, Personal Imaging Division and Personal Computing Division.

          "CONEXANT COMMON STOCK" shall have the meaning set forth in the recitals.

          "CONEXANT EXPENSES" means the following out-of-pocket fees, costs and expenses of Conexant or any of its Subsidiaries (including members of the Washington Group), whether incurred and/or paid before, at or after the Time of Distribution:

             (a) all out-of-pocket fees, costs and expenses incurred in connection with the preparation, execution and delivery of the Facility Sale Agreement, the U.S. Asset Purchase Agreement and the Facility Services Agreement; and

             (b) all out-of-pocket fees, costs and expenses relating to the Contribution, the Distribution and/or the Merger to the extent the same relate to operations of the Conexant Business after the Time of Distribution.

          "CONEXANT FINANCIAL INSTRUMENTS" means those credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Conexant Business under which any member of the Washington Group has any primary, secondary, contingent, joint, several or other Liability after the Time of Distribution (a) set forth on Schedule 1.01(e) or (b) entered into between the date hereof and the Time of Distribution in the ordinary course of business.

          "CONEXANT GROUP" means Conexant and the Conexant Subsidiaries.

          "CONEXANT INDEMNITEES" means each member of the Conexant Group and each of their respective Representatives and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing.

          "CONEXANT LIABILITIES" means the following:

             (a) all Liabilities of any member of the Conexant Group under any Transaction Agreement to which it is or becomes a party;

             (b) all Liabilities for which any member of the Conexant Group is expressly made responsible pursuant to any Ancillary Agreement;

             (c) the following specifically enumerated Liabilities of Conexant or any of its Subsidiaries (including members of the Washington Group), in each case whether or not such Liabilities relate to the Conexant Business, the Conexant Assets, the Washington Business or the Washington
        Assets:

                (i) all Liabilities in respect of the Convertible Notes;

                (ii) all accounts payable accrued in the accounts payable account on the books of Conexant and its Subsidiaries (including members of the Washington Group) immediately prior to the Time of Distribution (subject to Section 4.09); and

                (iii) all Liabilities specified in writing by Conexant to Washington pursuant to Section 2.01(d)(ii), if and to the extent required by Section 2.01(d)(ii); and

             (d) all other Liabilities of Conexant or any of its Subsidiaries (including members of the Washington Group) in respect of operations engaged in prior to the Time of Distribution that are not Washington Liabilities.

          Anything contained herein to the contrary notwithstanding, Liabilities described in paragraphs (b) and (c) of the definition of "Washington Liabilities" will not be included in Conexant Liabilities.

          "CONEXANT LICENSE AGREEMENT" shall have the meaning set forth in
     Section 5.04.

          "CONEXANT MARKS" means the names, trademarks, trade names, domain names and service marks "Conexant", "Conexant Systems" and "Conexant Systems, Inc." and all corporate symbols and logos related thereto and all names, trademarks, trade names, domain names and service marks which include the words "Conexant", "Conexant Systems" or "Conexant Systems, Inc." or any derivative thereof.

          "CONEXANT SERIES B PREFERRED STOCK" means the Series B Voting Preferred Stock, without par value, of Conexant, one share of which is issued and outstanding as of the date hereof.

          "CONEXANT SPIN-OFF" shall have the meaning set forth in Section 5.03(b)(iii).

          "CONEXANT SUBSIDIARY" means each Subsidiary of Conexant other than Washington and the Washington Subsidiaries.

          "CONSENTS" means consents, approvals, waivers, clearances, exemptions, allowances, novations, authorizations, filings, registrations and notifications.

          "CONTRACTS" means all agreements, real estate and other leases, contracts (including employee contracts), licenses, memoranda of understanding, letters of intent, sales orders, purchase orders, open bids and other commitments, including in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

          "CONTRIBUTION" shall have the meaning set forth in the recitals.

          "CONVERTIBLE NOTES" means Conexant's (a) 4 1/4% convertible subordinated notes due May 1, 2006 issued under the 1999 Indenture and (b) 4% convertible subordinated notes due February 1, 2007 issued under the 2000 Indenture.

          "CONVEYANCE AND ASSUMPTION INSTRUMENTS" means, collectively, the various agreements, deeds (including transfer deeds for Real Property), bills of sale, stock powers, certificates of title, instruments of conveyance and assignment, instruments of assumption and other instruments and documents which are, in the reasonable opinion of Conexant, Washington and Alpha, necessary or desirable to effect the transfer of Assets and Subsidiaries and the assumption of Liabilities contemplated by the transactions described in Section 2.01.

          "DATA AND RECORDS" means financial, accounting, corporate, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including books, records, notes, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer, supplier and agent lists, other records pertaining to customers, business plans, reference catalogs, payroll and personnel records and procedures, blue-prints, research and development files, data and laboratory books, sales order files, litigation files, minute books, stock ledgers, stock transfer records and other similar data and records.

          "DISPUTE" shall have the meaning set forth in Section 7.05.

          "DISTRIBUTION" shall have the meaning set forth in the recitals.

          "DISTRIBUTION AGENT" means the distribution agent selected by Conexant to distribute Washington Common Stock in connection with the Distribution.

          "DISTRIBUTION DATE" means the date determined by the Conexant Board in accordance with Section 3.01 as the date as of which the Distribution will be effected.

          "EFFECTIVE TIME" shall have the meaning set forth in the Merger Agreement.

          "EMPLOYEE MATTERS AGREEMENT" means the Employee Matters Agreement to be entered into among Conexant, Washington and Alpha prior to the Time of Distribution.

          "FACILITY SALE AGREEMENT" shall have the meaning set forth in the Merger Agreement.

          "FACILITY SERVICES AGREEMENT" shall have the meaning set forth in the Merger Agreement.

          "FORMER BUSINESS" means any corporation, partnership, entity, division, business unit, business, assets, plants, product line, operations or contract (including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) by any member of the Pre-Distribution Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part) by any member of the Pre-Distribution Group.

          "GOVERNMENTAL ENTITY" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, federal, state, local, domestic, foreign or international.

          "GROUP" means the Conexant Group or the Washington Group, as applicable.

          "HEDGING ARRANGEMENTS" means swaps, collars, caps and other hedging arrangements of any kind.

          "INDEMNIFIABLE LOSSES" means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; out-of-pocket expenses and reasonable attorneys', accountants' and other experts' fees and expenses reasonably incurred in investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnitee's rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

          "INDEMNIFYING PARTY" shall have the meaning set forth in Section 4.04(a).

          "INDEMNITEE" means any of the Conexant Indemnitees or the Washington Indemnitees who or which is entitled to seek indemnification under this Agreement.

          "INDEMNITY REDUCTION AMOUNTS" shall have the meaning set forth in
     Section 4.04(a).

          "INFORMATION" means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

          "INFORMATION STATEMENT" means the information statement with respect to Washington sent to holders of Conexant Common Stock and Conexant Series B Preferred Stock in connection with the Distribution.

          "INSURANCE PROCEEDS" means monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of an insured or (c) received from any third party in the nature of insurance, contribution or indemnification in respect of any Liability.

          "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 5.03(a)(i).

          "INVENTORIES" means inventories, including raw materials, work-in-process, materials, components, finished goods, parts, accessories and supplies.

          "IRS" means the Internal Revenue Service.

          "LIABILITIES" means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto and those claims, debts, liabilities, commitments and obligations:

             (a) based upon, arising out of or relating to any law, statute, rule, regulation, judgment, order, decision or consent decree of any Governmental Entity or any noncompliance therewith or breach or violation of any thereof;

             (b) in respect of accounts payable;

             (c) in respect of outstanding checks;

             (d) based upon, arising out of or relating to workers' compensation, automobile liability, general liability, product liability, intellectual property liability and other claims and matters (whether direct or for indemnification of any Person or otherwise, and whether insured or uninsured);

             (e) based upon, arising out of or relating to Actions or any award of any arbitrator of any kind;

             (f) in respect of salary, bonuses, incentive payments, severance payments and other compensation payments and all Taxes and withholdings related thereto;

             (g) in respect of employee welfare and fringe benefits (including claims for medical and disability benefits);

             (h) based upon, arising out of or relating to environmental matters (including the presence, release or threatened release of hazardous materials or any other environmental conditions or the violation of any environmental laws), including all removal, remediation and cleanup costs, investigatory costs, settlement costs, governmental response costs, natural resources damages, property damages, personal injury damages and all other costs and damages;

             (i) based upon, arising out of or relating to Contracts;

             (j) based upon, arising out of or relating to torts (whether based on negligence, strict liability or otherwise) or infringements; and

             (k) in respect of products and services, including warranty liabilities, deferred revenues, product liability claims and liabilities in respect of the return, repair or replacement of products.

          "LIEN" means any lien, security interest, pledge, mortgage, charge, restriction, retention of title agreement or other encumbrance of whatever nature.

          "LUCENT LICENSE AGREEMENT" means the license agreement effective October 1, 1999 between Conexant and Lucent Technologies GRL Corporation.

          "MACHINERY AND EQUIPMENT" means machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, repair parts, tools, plant, laboratory and office equipment and supplies, computer hardware and software, computer networking equipment, engineering and design equipment, test equipment and other tangible personal property (other than tangible personal property included in other categories of assets in the definition of "Assets"), together with any rights or claims arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof.

          "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in the Merger Agreement.

          "MERGER" shall have the meaning set forth in the recitals.

          "MERGER AGREEMENT" shall have the meaning set forth in the recitals.

          "NET ASSET DEFICIENCY" shall have the meaning set forth in Section 2.01(d)(ii).

          "OCCURRENCE BASIS POLICIES" shall have the meaning set forth in
     Section 5.01(b).

          "PATENTS AND TRADEMARKS" means (a) all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof, and any other U.S. or foreign patent rights entitled to the same priority claim (in whole or in part) as any of the foregoing, (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, business and product names and slogans and all registrations and applications for registration of any of the foregoing, (c) copyrights and all applications, registrations and renewals in connection therewith and (d) mask work and semiconductor chip right applications, registrations and renewals in connection therewith.

          "PERMITS" means licenses, permits, authorizations, consents, certificates, registrations, variances, franchises and other approvals from any Governmental Entity, including those relating to environmental matters.

          "PERSON" means any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a Governmental Entity).

          "POLICIES" means all insurance policies, insurance contracts and claim administration contracts of any kind of Conexant and its Subsidiaries (including members of the Washington Group) and their predecessors which were or are in effect at any time at or prior to the Time of Distribution (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution and the Merger to cover only Washington and its Subsidiaries after the Time of Distribution), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers' compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

          "PRE-DISTRIBUTION GROUP" means (a) each of Conexant, the Subsidiaries of Conexant existing immediately prior to the Time of Distribution (including members of the Washington Group) and Persons that have ceased to be Subsidiaries of Conexant prior to the Time of Distribution, (b) each of the predecessors of each of the foregoing (including Rockwell) and (c) each of the Persons that have ceased to be Subsidiaries and other Affiliates of each of the foregoing and their predecessors prior to the Time of Distribution. Notwithstanding the foregoing, (i) Boeing North American, Inc. and Persons who are Affiliates of Boeing North American, Inc. after December 6, 1996 will not constitute members of the Pre-Distribution Group for periods after December 6, 1996 and (ii) Rockwell and Persons who are Affiliates of Rockwell after December 31, 1998 will not constitute members of the Pre-Distribution Group for periods after December 31, 1998.

          "PRIVILEGED INFORMATION" means, with respect to a Group, Information regarding a member of such Group, or any of its operations, employees, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group has or may come into possession of or has obtained or may obtain access to pursuant to this Agreement or otherwise.

          "REAL PROPERTY" means real property (including land, plants, buildings, fixtures and improvements) and real property interests (including real property leases).

          "RECIPIENT PARTY" shall have the meaning set forth in Section 2.08.

          "RECORD DATE" means 11:57 p.m. Eastern Time on the Distribution Date.

          "REORGANIZATION AGREEMENTS" shall have the meaning set forth in the Merger Agreement.

          "REPRESENTATIVE" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

          "ROCKWELL" means Rockwell International Corporation, a Delaware corporation.

          "ROCKWELL DISTRIBUTION AGREEMENT" means the Distribution Agreement dated as of December 31, 1998 between Conexant and Rockwell.

          "SECURITIES" means short-term and long-term investments, banker's acceptances, shares of stock, notes, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, puts, calls, straddles, options, investment contracts, voting trusts and certificates and other securities of any kind (other than ownership interests in Subsidiaries).

          "SPECIAL PURPOSE STATEMENT OF TANGIBLE NET ASSETS" means the special purpose statement as of September 30, 2001 of tangible assets and liabilities to be contributed by Conexant and its Subsidiaries to the Washington Group, which will be derived from the Audited Balance Sheet, will contain only those line items contained in the Unaudited Special Purpose Statement of Tangible Net Assets (which line items will be in the same amounts as the corresponding line items in the Audited Balance Sheet, unless otherwise provided in the methodology set forth in the notes to the Unaudited Special Purpose Statement of Tangible Net Assets) and will be prepared using the same methodology set forth in the notes to the Unaudited Special Purpose Statement of Tangible Net Assets.

          "SUBSIDIARY" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that (except as specifically noted herein) for purposes of this Agreement, none of Washington or the Washington Subsidiaries shall be deemed to be a Conexant Subsidiary.

          "TAX" and "TAXES" shall have the meaning set forth in the Tax Allocation Agreement.

          "TAX ALLOCATION AGREEMENT" means the Tax Allocation Agreement to be entered into among Conexant, Washington and Alpha prior to the Time of Distribution.

          "THIRD PARTY CLAIM" shall have the meaning set forth in Section
     4.05(a).

          "TIME OF DISTRIBUTION" means 11:58 p.m. Eastern Time on the Distribution Date.

          "TRADE SECRETS" means (a) trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, mask works, semiconductor chip topographies, software and specifications and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act); (b) computer and electronic data processing programs and software, both source code and object code (including data and related documentation, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; and (c) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media).

          "TRANSACTION AGREEMENTS" means, collectively, this Agreement and each Ancillary Agreement.

          "TRANSITION AGREEMENT" means the Transition Services Agreement to be entered into among Conexant, Washington and Alpha prior to the Time of Distribution, among other things, providing for various service and other relationships between Conexant and Alpha following the Distribution Date.

          "UNAUDITED SPECIAL PURPOSE STATEMENT OF TANGIBLE NET ASSETS" shall have the meaning set forth in the Merger Agreement.

          "U.S. ASSET PURCHASE AGREEMENT" shall have the meaning set forth in the Merger Agreement.

          "WASHINGTON" shall have the meaning set forth in the preamble.

          "WASHINGTON ASSETS" means the following:

             (a) all rights of any member of the Washington Group under any Transaction Agreement to which it is or becomes a party;

             (b) all Assets which are expressly allocated to any member of the Washington Group pursuant to any Ancillary Agreement;

             (c) the following specifically enumerated Assets which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Washington Group), in each case whether or not such Assets are used in or relate to the Conexant Business or the Washington Business:

                (i) the Washington Real Property;

                (ii) Machinery and Equipment set forth on Schedule 1.01(b);

                (iii) the Washington Inventories;

                (iv) the trademarks and trademark registrations and applications for registrations thereof and issued patents, patent applications and patent and invention disclosures (including any foreign counterparts) set forth on Schedule 1.01(c);

                (v) rights to the extent relating to the Washington Business to receive indemnification from Rockwell pursuant to the Rockwell Distribution Agreement;

                (vi) all Assets set forth in the Special Purpose Statement of Tangible Net Assets, other than those sold or otherwise disposed of in the ordinary course of business prior to the Time of Distribution consistent with the terms of the Merger Agreement;

                (vii) except as otherwise specifically provided herein, all Assets of the kind that appear on the Special Purpose Statement of Tangible Net Assets as would appear on a balance sheet of Washington if prepared as of the Time of Distribution, including all reserves and accruals maintained by Conexant (but excluding Assets described in clauses (b) and (c) of the definition of "Conexant Assets");

                (viii) all Assets specified in writing by Conexant to Washington pursuant to Section 2.01(d)(ii), if and to the extent required by
           Section 2.01(d)(ii); and

                (ix) the Washington Bluetooth RF Solution.

             (d) the following Assets (other than those described in paragraphs
        (b) and (c) of the definition of "Conexant Assets") which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Washington Group) and which are used primarily in or relate primarily to the Washington Business, as the same shall exist as of such time:

                (i) Contracts (other than real property leases);

                (ii) advances, performance and surety bonds, and interests as beneficiary under letters of credit and other similar instruments and all proceeds thereof;

                (iii) Data and Records;

                (iv) Permits;

                (v) Trade Secrets;

                (vi) credits, prepayments, prepaid expenses, deposits and retentions held by third parties;

                (vii) claims, causes of action, choses in action, rights under express or implied warranties, guarantees and indemnities and similar rights, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind (including the right to receive mail and other communications) (other than, in each such case, those relating to the Conexant Assets described in clauses (b) or (c) of the definition thereof); and

                (viii) goodwill, going concern value and other intangible assets not otherwise included in clauses (a) through (q) of the definition of "Assets"; and

             (e) all rights, choses in action, causes of action and claims of Conexant or any of its Subsidiaries (including members of the Washington Group) to the extent relating to any asset described in clauses (a) through (d) above.

          Anything contained herein to the contrary notwithstanding, assets described in paragraphs (b) and (c) of the definition of "Conexant Assets" will not be included in Washington Assets.

          "WASHINGTON BLUETOOTH RF SOLUTION" means the Bluetooth RF solutions known internally at Conexant as "Blue RF", "Blue Q" and "ULV Blue RF", the ownership of which will be transferred to Washington at the Time of Distribution.

          "WASHINGTON BOARD" means the Board of Directors of Washington.

          "WASHINGTON BUSINESS" means (a) the business and operations engaged in prior to the Time of Distribution by the members of the Pre-Distribution Group (but with respect to each such member who has ceased to be an Affiliate of Conexant or its predecessors, only businesses engaged in prior to the time that such member of the Pre-Distribution Group ceased to be an Affiliate of Conexant or its predecessors) of researching, developing, designing, engineering, manufacturing, having manufactured, assembling, having assembled, selling, distributing, installing, modifying, repairing, servicing and supporting semiconductor products and systems, including components, subsystems and systems, for wireless voice and data communications applications, including digital cellular handsets and base stations, as well as advanced mobile terminals that support next-generation multimedia and high-speed web browsing, for communications electronics markets as conducted by Conexant's Wireless Communications Division, other than the Washington Data Business Unit, and activities related thereto, (b) Former Businesses related to any of the foregoing, including the Former Businesses set forth on Schedule 1.01(h) and (c) activities related to the foregoing. Notwithstanding anything contained herein to the contrary, the term "Washington Business" shall not include any of Conexant's Mindspeed Technologies or Broadband access businesses, the Washington Data Business Unit and activities related thereto.

          "WASHINGTON COMMON STOCK" shall have the meaning set forth in the recitals.

          "WASHINGTON DATA BUSINESS UNIT" means the business and operations engaged in by Conexant's Wireless Communications Division prior to the Time of Distribution of researching, developing, designing, engineering, manufacturing, having manufactured, assembling, having assembled, selling, distributing, installing, modifying, repairing, servicing and supporting the PHS, DSS, standalone GPS and Bluetooth baseband hardware and software product lines and the Bluetooth baseband hardware and software development efforts and the support and development of Bluetooth radio frequency products associated with such Bluetooth baseband hardware and software.

          "WASHINGTON EXPENSES" means the following out-of-pocket fees, costs and expenses of Conexant or any of its Subsidiaries (including members of the Washington Group), in each case, whether incurred and/or paid before, at or after the Time of Distribution and whether or not they constitute accounts payable:

             (a) all out-of-pocket fees, costs and expenses incurred in connection with the Contribution, the Distribution and/or the Merger, including any and all:

                (i) transfer taxes;

                (ii) out-of-pocket fees, costs and expenses incurred in connection with any notices to customers or suppliers of the Washington Business or other third parties that are party to Contracts that constitute Washington Assets or relate to Washington Liabilities regarding the Contribution, the Distribution and/or the Merger;

                (iii) out-of-pocket fees, costs and expenses incurred in connection with the transfer of any Permits from Conexant or any Conexant Subsidiary to Washington or any Washington Subsidiary or the obtaining of any new (or the re-issuance of any existing) Permits in the name of Washington or a Washington Subsidiary;

                (iv) out-of-pocket fees, costs and expenses incurred in connection with the assignment or transfer of any Contracts, Patents and Trademarks or Trade Secrets from Conexant or any Conexant Subsidiary to Washington or any Washington Subsidiary, including legal fees, costs and expenses associated with such assignments or transfers;

                (v) accounting, legal, investment banking and other outside consultants' fees, costs and expenses in an amount not to exceed Twenty-Seven Million Five Hundred Thousand dollars ($27,500,000); and

                (vi) out-of-pocket fees, costs and expenses in connection with the preparation, execution and delivery of the Transaction Agreements and the Reorganization Agreements;

             provided, however, that Washington Expenses will not include (A) any such out-of-pocket fees, costs and expenses described in the definition of "Conexant Expenses" and (B) any such out-of-pocket fees, costs and expenses incurred in connection with any modification of or dispute with respect to the Transaction Agreements or the transactions contemplated thereby after the Distribution Date or any claim under
        Article IV; and

             (b) all out-of-pocket fees, costs and expenses relating to the Contribution, the Distribution and/or the Merger to the extent the same relate to operations of the Washington Business after the Time of Distribution.

          "WASHINGTON FINANCIAL INSTRUMENTS" means those credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Washington Business under which any member of the Conexant Group has any primary, secondary, contingent, joint, several or other Liability, after the Time of Distribution (a) set forth on Schedule 1.01(i) or (b) entered into between the date hereof and the Time of Distribution in the ordinary course of business.

          "WASHINGTON GROUP" means Washington and the Washington Subsidiaries.

          "WASHINGTON INDEMNITEES" means each member of the Washington Group and each of their respective Representatives and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing.

          "WASHINGTON INVENTORIES" means the following Inventories of products of the Washington Business owned by Conexant and its Subsidiaries (including members of the Washington Group) immediately prior to the Time of Distribution:

             (a) the following raw materials: (i) 100mm GaAs Combined Microwave Digital wafer substrates; (ii) 100mm GaAs epitaxial HBT wafer substrates; and (iii) assembly materials at Conexant's Mexicali assembly and test facility which are specific to the Washington Business;

             (b) the following work-in-process:

                (i) unprobed finished wafers at internal or external locations awaiting the probe process;

                (ii) probed wafer finish inventories;

                (iii) die bank inventories at internal or external locations awaiting assembly, packaging and test processes;

                (iv) wafer fabrication and other work-in-process at Conexant's Newbury Park wafer fabrication facility; and

                (v) work-in-process at Conexant's Mexicali assembly and test facility which are specific to the Washington Business; and

             (c) finished goods.

          "WASHINGTON LIABILITIES" means the following:

             (a) all Liabilities of any member of the Washington Group under any Transaction Agreement to which it is or becomes a party;

             (b) all Liabilities for which any member of the Washington Group is expressly made responsible pursuant to any Ancillary Agreement;

             (c) the following specifically enumerated Liabilities of Conexant or any of its Subsidiaries (including members of the Washington Group), in each case whether or not such Liabilities relate to the Conexant Business, the Conexant Assets, the Washington Business or the Washington
        Assets:

                (i) all Liabilities based upon, arising out of or relating to the Actions set forth on Schedule 1.01(j); and

                (ii) all Liabilities to the extent set forth in the Special Purpose Statement of Tangible Net Assets, other than those satisfied in the ordinary course of business prior to the Time of Distribution; and

             (d) all Liabilities (other than those described in paragraphs (b) and (c) of the definition of "Conexant Liabilities") of Conexant or any of its Subsidiaries (including members of the Washington Group) to the extent based upon, arising out of or relating to the Washington Assets or the Washington Business, including:

                (i) all Liabilities (including Liabilities arising out of any breaches or violations) to the extent relating to the Washington Business based upon, arising out of or relating to Contracts (whether or not such Contracts constitute Washington Assets) (including any primary, secondary, contingent or other obligations, such as under guaranties or indemnities, in respect of such Contracts); and

                (ii) all Liabilities to the extent relating to the Washington Assets or the Washington Business for which Conexant has agreed to indemnify Rockwell and certain other Persons pursuant to the Rockwell Distribution Agreement.

          Anything contained herein to the contrary notwithstanding, Liabilities described in paragraphs (b) and (c) of the definition of "Conexant Liabilities" will not be included in Washington Liabilities.

          "WASHINGTON REAL PROPERTY" means the Real Property set forth on
     Schedule 1.01(k).

          "WASHINGTON SPIN-OFF" shall have the meaning set forth in Section 5.03(a)(iii).

          "WASHINGTON SUBSIDIARY" means each Person listed on Schedule 1.01(l).

                                   ARTICLE II

                                THE CONTRIBUTION

     SECTION 2.01 Intercorporate Reorganization. (a) Prior to the Time of Distribution, Conexant and Washington will take all actions necessary to increase the outstanding shares of Washington Common Stock so that, immediately prior to the Distribution, Conexant will hold a number of shares of Washington Common Stock equal to the aggregate number of shares of Conexant Common Stock and Conexant Series B Preferred Stock issued and outstanding as of the Record Date (excluding treasury shares held by Conexant).

     (b) Subject to Section 2.08, prior to the Time of Distribution:

          (i) Conexant and each Conexant Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Washington or a Washington Subsidiary, as appropriate, any and all right, title and interest of Conexant and each of the Conexant Subsidiaries in the Washington Subsidiaries;

          (ii) Washington and each Washington Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Conexant or a Conexant Subsidiary, as appropriate, any and all right, title and interest of Washington and each of the Washington Subsidiaries in the Conexant Subsidiaries;

          (iii) Conexant and each Conexant Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Washington or a Washington Subsidiary, as appropriate, any and all right, title and interest of Conexant and each of the Conexant Subsidiaries in the Washington Assets;

          (iv) Washington and each Washington Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Conexant or a Conexant Subsidiary, as appropriate, any and all right, title and interest of Washington and each of the Washington Subsidiaries in the Conexant Assets;

          (v) Conexant or a Conexant Subsidiary, as appropriate, shall unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all Conexant Liabilities; and

          (vi) Washington or a Washington Subsidiary, as appropriate, shall unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all Washington Liabilities.

     In the event that at any time or from time to time (whether prior to, at or after the Time of Distribution) any member of the Conexant Group shall receive or otherwise possess any Washington Asset or interest in a Washington Subsidiary, such member will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such Washington Asset or interest in a Washington Subsidiary to Washington. In the event that at any time or from time to time (whether prior to, at or after the Time of Distribution) any member of the Washington Group shall receive or otherwise possess any Conexant Asset or interest in a Conexant Subsidiary, such member will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such Conexant Asset or interest in a Conexant Subsidiary to Conexant. Prior to any such transfer, the Person receiving or possessing such Asset or interest in a Subsidiary will hold such Asset or interest in a Subsidiary in trust for the benefit of the Person entitled thereto (at the expense of the Person entitled thereto).

     Without limiting the foregoing, in the event that after the Time of Distribution (x) Conexant or any Conexant Subsidiary possesses product intellectual property, human resources or other data bases that are comprised in whole or in part of Information that constitutes Washington Assets, Conexant will, and will cause each Conexant Subsidiary to, afford Washington and its Representatives (at Washington's expense) reasonable access, during normal business hours and upon reasonable advance notice, to the portion of such data bases containing Information that constitutes Washington Assets in order to retrieve such Information and effect the transfer of such Information to Washington and (y) Washington or any Washington Subsidiary possesses product intellectual property, human resources or other data bases that are comprised in whole or in part of Information that constitutes Conexant Assets, Washington will, and will cause each Washington Subsidiary to, afford Conexant and its Representatives (at Conexant's expense) reasonable access, during normal business hours and upon reasonable advance notice, to the portion of such data bases containing Information that constitutes Conexant Assets in order to retrieve such Information and effect the transfer of such Information to Conexant.

     In the event that at any time or from time to time (whether prior to, at or after the Time of Distribution) either Conexant or Washington determines that the other party (or any member of such other party's respective Group) shall not have unconditionally assumed any Liabilities that are allocated to such other party (or a member of such other party's respective Group) pursuant to this Agreement or any Ancillary Agreement, such other party will promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such actions as the requesting party may reasonably request to unconditionally assume, or cause to be unconditionally assumed, such Liabilities.

     Solely for purposes of implementing the terms of this Agreement, during the period beginning on the date of this Agreement and ending six months after the Distribution Date, Conexant and Alpha agree to discuss the allocation of any Asset or Liability of Conexant and its Subsidiaries (including members of the Washington Group) that either of them reasonably believes should be or should have been allocated differently than pursuant to the terms of this Agreement (an "Asset/Liability Allocation Matter"). The Conexant Chief Executive Officer will designate an employee of the Conexant Business and the Alpha Chief Executive Officer will designate an employee of Alpha who will discuss an appropriate resolution of any Asset/Liability Allocation Matter. If within thirty days of the receipt of the notification of an Asset/ Liability Allocation Matter by either Conexant or Alpha pursuant to this paragraph, or such other time as Conexant and Alpha may agree, the designees have not reached a mutually acceptable resolution of the Asset/Liability Allocation Matter, the matter will be referred for discussion to the Conexant Chief Executive Officer and the Alpha Chief Executive Officer. Should a mutually acceptable resolution of the Asset/Liability Allocation Matter not be reached within thirty days following the referral to them, the terms and conditions of this Agreement shall remain in full force and effect, unamended, unmodified and unsupplemented. Notwithstanding the foregoing, in no event shall the terms and conditions of this Agreement be amended, modified or supplemented other than in accordance with the provisions of Section 7.06. Nothing in this paragraph shall affect the right of any party to resort to the dispute resolution provisions of Section 7.05 in respect of any dispute, claim or controversy arising out of an alleged breach of any provision of this Agreement.

     (c) In connection with the transfers of Subsidiaries and Assets and the assumptions of Liabilities contemplated by Section 2.01(b), Conexant and Washington will execute or cause to be executed by the appropriate entities the Conveyance and Assumption Instruments in a form reasonably acceptable to Conexant, Washington and Alpha. The transfer of capital stock contemplated by
Section 2.01(b) will be effected, prior to the Time of Distribution, by means of delivery of stock certificates duly endorsed or accompanied by duly executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on appropriate registries.

     (d) (i) Conexant hereby represents and warrants to Washington that after giving effect to the Contribution and the Distribution (but not considering any assets or rights held by Alpha or its Subsidiaries prior to the Effective Time and after taking into account any services to be provided to Alpha pursuant to the Transition Agreement, except for the matters set forth on Schedule 2.01(d), immediately after the Time of Distribution, the assets and rights held by the Washington Group will constitute all of the material assets and rights of Conexant and its Subsidiaries (including members of the Washington Group) immediately prior to the Time of Distribution that are necessary to conduct the Washington Business substantially as conducted on the date hereof. The representation and warranty of Conexant set forth in this Section 2.01(d)(i) will survive the execution and delivery of this Agreement and the Distribution Date and will continue in full force and effect solely for purposes of Section 4.02(d) until six months after the Distribution Date and shall then terminate and expire.

          (ii) Within 60 days after the date of this Agreement, Conexant will cause to be delivered to Alpha the Audited Balance Sheet with the report of Deloitte & Touche LLP thereon. Conexant will provide Alpha with reasonable access to the relevant work papers used to prepare the Audited Balance Sheet and will consider in good faith any comments of Alpha thereon delivered to Conexant within 10 days after receipt of the Audited Balance Sheet. Within 20 days after Deloitte & Touche LLP has delivered its report on the Audited Balance Sheet, Conexant will prepare and deliver to Alpha the Special Purpose Statement of Tangible Net Assets. Conexant will provide Alpha with reasonable access to the relevant work papers used to prepare the Special Purpose Statement of Tangible Net Assets and will consider in good faith any comments of Alpha thereon delivered to Conexant within 10 days after receipt of the Special Purpose Statement of Tangible Net Assets. If and to the extent the total value of the tangible net assets set forth on the Unaudited Special Purpose Statement of Tangible Net Assets exceeds the total value of the tangible net assets set forth on the Special Purpose Statement of Tangible Net Assets (a "Net Asset Deficiency"), notwithstanding anything to the contrary set forth in this Agreement, Conexant will cause either (A) the Washington Assets to include such additional Assets (which shall be Cash, like kind Assets other than Cash that are usable in the Washington Business and reasonably acceptable to Alpha, or any combination thereof) as are specified by Conexant to Washington in writing or (B) the Washington Liabilities to exclude such Liabilities as are specified by Conexant to Washington in writing and reasonably acceptable to Alpha (which will be retained by Conexant and constitute Conexant Liabilities), or any combination of (A) and (B) as Conexant shall elect in its sole discretion, such that the sum of (x) the value of such Assets, if any, plus (y) the value of such Liabilities (expressed as a positive number), if any, shall equal the excess, if any, of the Net Asset Deficiency over One Million dollars ($1,000,000).

          (iii) Each of Conexant (on behalf of itself and each other member of the Conexant Group) and Washington (on behalf of itself and each other member of the Washington Group) understands and agrees that, except as expressly set forth in any Transaction Agreement, no party to any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement either has or is, in such agreement or otherwise, representing or warranting in any way as to the Assets, Subsidiaries, businesses or Liabilities retained, conveyed, assigned, transferred or assumed as contemplated thereby, as to any consents or approvals required in connection with the transactions contemplated by the Transaction Agreements, as to the value or freedom from any Lien of, or any other matter concerning, any Assets, Liabilities or Subsidiaries of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Assets or Subsidiaries of any party, or as to the legal sufficiency of any assignment, document or instrument delivered thereunder to convey title to any Asset or Subsidiary or thing of value upon the execution, delivery or filing thereof. Except as may expressly be set forth in any Transaction Agreement, all Assets and Subsidiaries being transferred or retained as contemplated by any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement are being transferred, or are being retained, on an "as is", "where is" basis (and, in the case of the transfer of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient or that the title to any Asset or Subsidiary shall be other than good and marketable and free and clear of any Lien.

     (e) It is the intention of the parties that payments made by the parties to each other after the Time of Distribution pursuant to this Agreement, the Employee Matters Agreement or the Tax Allocation Agreement are to be treated as relating back to the transactions occurring prior to the Time of Distribution pursuant to this Section 2.01 as an adjustment to the transfers of Assets, Subsidiaries and Liabilities contemplated by this Section 2.01, and Conexant and Washington will, and will cause the

Conexant Subsidiaries and the Washington Subsidiaries, respectively, to, take positions consistent with such intention with any Tax authority, unless with respect to any payment any party receives an opinion of counsel reasonably acceptable to the other party to the effect that there is no substantial authority for such a position.

     SECTION 2.02 Financial Instruments. (a) (i) Washington will, at its expense, take or cause to be taken all actions, and enter into (or cause the Washington Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for each member of the Conexant Group, as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Washington Financial Instruments (it being understood that all Liabilities in respect of Washington Financial Instruments are Washington Liabilities).

          (ii) Washington's obligations under this Section 2.02(a) will continue to be applicable to all Washington Financial Instruments after the Time of Distribution.

     (b) (i) Conexant will, at its expense, take or cause to be taken all actions, and enter into (or cause the Conexant Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for each member of the Washington Group, as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Conexant Financial Instruments (it being understood that all Liabilities in respect of Conexant Financial Instruments are Conexant Liabilities).

          (ii) Conexant's obligations under this Section 2.02(b) will continue to be applicable to all Conexant Financial Instruments after the Time of Distribution.

     SECTION 2.03  Intercompany Accounts and Arrangements.

     (a) Elimination of Intercompany Accounts.

          (i) Except as set forth in Section 2.03(a)(ii) or on Schedule 2.03(a), Conexant, on behalf of itself and each other member of the Conexant Group, on the one hand, and Washington, on behalf of itself and each other member of the Washington Group, on the other hand, hereby settle and eliminate, by cancellation or transfer to a member of the other Group (whether to cancel or transfer and the manner thereof will be determined by Conexant), effective as of the Time of Distribution, all intercompany receivables, payables and other balances existing immediately prior to the Time of Distribution between Conexant and/or any Conexant Subsidiary, on the one hand, and Washington and/or any Washington Subsidiary, on the other hand.

          (ii) The provisions of Section 2.03(a)(i) will not apply to any intercompany receivables, payables and other balances arising under any Transaction Agreement, including those incurred in connection with the payment by any party of any expenses which are required to be paid or reimbursed by the other party pursuant to Section 4.09.

     SECTION 2.04  Cash Management.

     (a) Cash Management Operations.

          (i) Effective as of the Time of Distribution, the cash management operations of the Washington Group will be segregated from the cash management operations of the Conexant Group.

          (ii) Washington will, and will cause the Washington Subsidiaries to, forward to Conexant (for the account of Conexant or the applicable Conexant Subsidiary) any customer payments in respect of Accounts Receivable to the extent they constitute Conexant Assets received by Washington or any of the Washington Subsidiaries after the Time of Distribution, whether received in lock boxes, via wire transfer or otherwise, by the first business day of the week after the week during which such payment is received. Such amounts will be forwarded by wire transfer (to Conexant's bank account at Bank One, N.A., Account No. 51-52283, A.B.A. Routing Number 071000013) in the case of customer payments received within sixty days after the Distribution Date and by check sent by reputable overnight courier service to Conexant in the case of customer payments received thereafter.

     (b) Certain Payments after the Distribution Date. Washington will pay to Conexant (by wire transfer to Conexant's bank account at Bank One, N.A., Account No. 51-52283, A.B.A. Routing Number 071000013), within three business days after the Distribution Date, (x) the amount of all balances contained immediately prior to the Time of Distribution in petty cash accounts at locations of the Washington Business, (y) the dollar value of travelers checks immediately prior to the Time of Distribution at locations of the Washington Business and (z) the dollar value of all other cash immediately prior to the Time of Distribution at locations of the Washington Business.

     SECTION 2.05 The Washington Board. Prior to the Time of Distribution, Washington and Conexant will take all actions which may be required to elect or otherwise appoint as directors of Washington the persons named on Schedule 2.05 to constitute the board of directors of Washington at the Time of Distribution.

     SECTION 2.06 Resignations; Transfer of Stock Held as Nominee. (a) Conexant will cause all of its employees and directors and all of the employees and directors of each other member of the Conexant Group to resign, effective not later than the Time of Distribution, from all boards of directors or similar governing bodies of Washington or any other member of the Washington Group on which they serve, and from all positions as officers of Washington or any other member of the Washington Group in which they serve, except as otherwise specified on Schedule 2.06. Washington will cause all of its employees and directors and all of the employees and directors of each other member of the Washington Group to resign, effective not later than the Time of Distribution, from all boards of directors or similar governing bodies of Conexant or any other member of the Conexant Group on which they serve, and from all positions as officers of Conexant or any other member of the Conexant Group in which they serve, except as otherwise specified on Schedule 2.06.

     (b) Conexant will cause each of its employees, and each of the employees of the other members of the Conexant Group, who holds stock or similar evidence of ownership of any Washington Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by Washington to be such nominee as of and after the Time of Distribution. Washington will cause each of its employees, and each of the employees of the other members of the Washington Group, who holds stock or similar evidence of ownership of any Conexant Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by Conexant to be such nominee as of and after the Time of Distribution.

     (c) Conexant will cause each of its employees and each of the employees of the other members of the Conexant Group to revoke or withdraw their express written authority, if any, to act on behalf of any Washington Group entity as an agent or representative therefor after the Time of Distribution. Washington will cause each of its employees and each of the employees of the other members of the Washington Group to revoke or withdraw their express written authority, if any, to act on behalf of any Conexant Group entity as an agent or representative therefor after the Time of Distribution.

     SECTION 2.07 Washington Certificate of Incorporation and By-laws. Prior to the Time of Distribution, (a) the Washington Board will (i) approve the Certificate of Incorporation and will cause the same to be filed with the Secretary of State of the State of Delaware and (ii) adopt the By-laws, and (b) Conexant, as sole stockholder of Washington, will approve the Certificate of Incorporation.

     SECTION 2.08 Consents. Prior to and after the Time of Distribution, Conexant and Washington will, and will cause the Conexant Subsidiaries and the Washington Subsidiaries, respectively, to, use their commercially reasonable efforts (as requested by the other party) to obtain, or to cause to be obtained, all Consents necessary for the transfer of all Assets, Subsidiaries and Liabilities contemplated to be transferred pursuant to this Article II; provided, however, that none of Conexant (or any of the Conexant Subsidiaries) or Washington (or any of the Washington Subsidiaries) shall be obligated to pay any consideration or offer or grant any financial accommodation in connection therewith. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit if an assignment or attempted assignment of the same without the Consent of any other party or parties thereto or other required Consent would constitute a breach thereof or of any applicable law or in any way impair the rights of any member of the Conexant Group or the Washington Group thereunder. If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair any rights of either Group under any such Contract or Permit so that the contemplated assignee hereunder (the "Recipient Party") would not receive all such rights, then (x) the party contemplated hereunder to assign such Contract or Permit (the "Assigning Party") will use commercially reasonable efforts (it being understood that such efforts shall not include any requirement of the Assigning Party to pay any consideration or offer or grant any financial accommodation) to provide or cause to be provided to the Recipient Party the benefits of any such Contract or Permit and the Assigning Party will promptly pay or cause to be paid to the Recipient Party when received all moneys and properties received by the Assigning Party with respect to any such Contract or Permit and (y) to the extent that the Recipient Party receives the benefits of such Contract or Permit, the Recipient Party will pay, perform and discharge on behalf of the Assigning Party all of the Assigning Party's Liabilities thereunder in a timely manner and in accordance with the terms thereof. If and when such Consents are obtained, the transfer of the applicable Contract or Permit shall be effected as promptly following the Time of Distribution as shall be practicable in accordance with the terms of this Agreement. To the extent that any transfers and assumptions contemplated by this Article II shall not have been consummated on or prior to the Time of Distribution, the parties shall cooperate to effect such transfers as promptly following the Time of Distribution as shall be practicable.

                                  ARTICLE III

                                THE DISTRIBUTION

     SECTION 3.01 The Distribution. (a) Subject to Section 3.03, the Conexant Board will establish the Record Date and the Distribution Date and authorize Conexant to pay the Distribution immediately prior to the Effective Time by delivery to the Distribution Agent, for the benefit of holders of record of Conexant Common Stock and Conexant Series B Preferred Stock as of the Record Date, of a number of shares of Washington Common Stock equal to the aggregate number of shares of Conexant Common Stock and Conexant Series B Preferred Stock issued and outstanding as of the Record Date (excluding treasury shares held by Conexant), and Conexant will instruct the Distribution Agent to make book-entry credits on the Distribution Date or as soon thereafter as practicable for each holder of record of Conexant Common Stock and Conexant Series B Preferred Stock as of the Record Date for a number of shares of Washington Common Stock equal to the number of shares of Conexant Common Stock or Conexant Series B Preferred Stock so held by such holder of record as of the Record Date (excluding treasury shares held by Conexant). Prior to the Effective Time, the shares of Washington Common Stock shall not be transferable and the transfer agent for the Washington Common Stock shall not transfer any shares of Washington Common Stock, except that the Distribution Agent, on behalf of the holders of Washington Common Stock, may exchange such shares for shares of Alpha Common Stock as provided by
Section 3.2 of the Merger Agreement in connection with the Merger. The Distribution will be deemed to be effective as of the Time of Distribution upon written authorization from Conexant to the Distribution Agent to proceed as set forth in this Section 3.01(a).

     (b) Conexant and Washington each will provide to the Distribution Agent all information (including information necessary to make appropriate book-entry credits) and share certificates, in each case, as may be required in order to complete the Distribution on the basis of one share of Washington Common Stock for each share of Conexant Common Stock and Conexant Series B Preferred Stock issued and outstanding as of the Record Date (excluding treasury shares held by Conexant).

     SECTION 3.02  Cooperation Prior to the Distribution.  Prior to the
Distribution:

          (a) Conexant and Washington will prepare the Information Statement which will include appropriate disclosure concerning Washington, its business, operations and management, the Contribution, the Distribution and such other matters as Conexant and Washington may determine and as may be required by law. Conexant will mail to the holders of Conexant Common Stock and the Conexant Series B Preferred Stock the Information Statement prior to the Distribution.

          (b) Conexant and Washington will take all such action as may be necessary or appropriate under the securities or "blue sky" laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

     SECTION 3.03 Conditions to the Distribution. In no event will the Distribution occur prior to such time as each of the following conditions shall have been satisfied or shall have been waived by the Conexant Board:

          (a) the Conexant Board shall be reasonably satisfied that, after giving effect to the Contribution, (i) Conexant will not be insolvent and will not have unreasonably small capital with which to engage in its businesses and (ii) Conexant's surplus would be sufficient to permit, without violation of Section 170 of the Delaware General Corporation Law, the Distribution;

          (b) no order, ruling, injunction or decree issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing consummation of the Contribution or the Distribution shall be in effect;

          (c) no suit, action or proceeding by or before any court of competent jurisdiction or other Governmental Entity shall have been commenced and be pending to restrain or challenge the Contribution or the Distribution; and

          (d) each condition to the closing of the Merger Agreement set forth in
     Article VIII thereof, other than the condition set forth in Section 8.1(i) thereof as to the consummation of the Contribution and the Distribution, shall have been fulfilled or waived by the party for whose benefit such condition exists.

     Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to cause the conditions set forth in this Section
3.03 to be satisfied as promptly as reasonably practicable; provided that no party will be required to waive any condition.

     SECTION 3.04 Waiver of Conditions. Any or all of the conditions set forth in Section 3.03 may be waived, in whole or in part, in the sole discretion of the Conexant Board. The conditions set forth in Section 3.03 are for the sole benefit of Conexant and shall not give rise to or create any duty on the part of Conexant or the Conexant Board to waive or not waive any such conditions.

     SECTION 3.05 Disclosure. If at any time after the date hereof either of the parties shall become aware of any circumstances that will or could reasonably be expected to prevent any or all of the conditions contained in
Section 3.03 from being satisfied, it will promptly give to the other party written notice of those circumstances.

                                   ARTICLE IV

                   MUTUAL RELEASE; INDEMNIFICATION; EXPENSES

     SECTION 4.01 Mutual Release. Effective as of the Time of Distribution and except as otherwise specifically set forth in the Transaction Agreements, each of Conexant, on behalf of itself and each of the Conexant Subsidiaries, on the one hand, and Washington, on behalf of itself and each of the Washington Subsidiaries, on the other hand, hereby releases and forever discharges the other party and its Subsidiaries, and its and their respective officers, directors, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under the Transaction Agreements or assumed, transferred, assigned, allocated or arising under any of the Transaction Agreements (including any Liability that the parties may have with respect to payment, performance, reimbursement, indemnification or contribution pursuant to any Transaction Agreement for claims brought against the parties by third Persons or any Indemnitee), and the foregoing release will not affect any party's right to enforce the Transaction Agreements in accordance with their terms or (ii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01 (provided, that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any member of the other Group with respect to any Liability to the extent such member of the other Group would be released with respect to such Liability by this Section 4.01 but for this clause (ii)).

     Each of Conexant and Washington acknowledges that it has been advised by its legal counsel and is familiar with the provisions of California Civil Code
Section 1542, which provides as follows:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Being aware of said Code section, each of Conexant, on behalf of itself and the Conexant Subsidiaries, and Washington, on behalf of itself and the Washington Subsidiaries, hereby expressly waives any rights it may have under California Civil Code Section 1542, as well as any other statutes or common law principles of similar effect.

     SECTION 4.02 Indemnification by Conexant. Subject to the provisions of this Article IV, Conexant shall indemnify, defend and hold harmless the Washington Indemnitees from and against, and pay or reimburse, as the case may be, the Washington Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Washington Indemnitee to the extent based upon, arising out of or relating to the following:

          (a) the Conexant Liabilities (including the failure by Conexant or any other member of the Conexant Group to pay, perform or otherwise discharge the Conexant Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

          (b) the breach by any member of the Conexant Group of any agreement or covenant contained in a Transaction Agreement which does not by its express terms expire at the Time of Distribution;

          (c) the use by members of the Conexant Group or their respective sublicensees of any intellectual property licensed by Washington and the Washington Subsidiaries pursuant to Section 5.03 other than in accordance with the terms of such provision;

          (d) the breach of the representation and warranty of Conexant contained in Section 2.01(d)(i); or

          (e) the enforcement by the Washington Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.02.

Notwithstanding anything to the contrary contained herein, in the event it is determined that Conexant shall have breached its representation and warranty contained in Section 2.01(d)(i), Conexant shall have the right, in its sole discretion, to transfer any Asset to Washington necessary to cure such breach, in which event Conexant's indemnification obligation in respect of such breach shall be satisfied in full, except with respect to any Indemnifiable Losses arising from such breach during the period from the Time of Distribution to the time of such transfer.

     SECTION 4.03 Indemnification by Washington. Subject to the provisions of this Article IV, Washington shall indemnify, defend and hold harmless the Conexant Indemnitees from and against, and pay or reimburse, as the case may be, the Conexant Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Conexant Indemnitee to the extent based upon, arising out of or relating to the following:

          (a) the Washington Liabilities (including the failure by Washington or any other member of the Washington Group to pay, perform or otherwise discharge the Washington Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

          (b) the breach by any member of the Washington Group of any agreement or covenant contained in a Transaction Agreement which does not by its express terms expire at the Time of Distribution;

          (c) the use by members of the Washington Group (or, in the case of intellectual property licensed by Conexant and the Conexant Subsidiaries pursuant to Section 5.03, members of the Washington Group or their respective sublicensees) of any names, trademarks, trade names, domain names, service marks or corporate symbols or logos pursuant to Section 5.02 or intellectual property licensed by Conexant and the Conexant Subsidiaries pursuant to Section 5.03 other than in accordance with the terms of such provisions; or

          (d) the enforcement by the Conexant Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.03.

     SECTION 4.04 Limitations on Indemnification Obligations. (a) The amount which any party (an "Indemnifying Party") is or may be required to pay to an Indemnitee in respect of Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including Insurance Proceeds actually received) by or on behalf of such Indemnitee (net of increased insurance premiums and charges to the extent related to Indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts) in respect of such Indemnifiable Losses or other Liability (such net amounts are referred to herein as "Indemnity Reduction Amounts"). If any Indemnitee receives any Indemnity Reduction Amounts in respect of an Indemnifiable Loss for which indemnification is provided under this Agreement after the full amount of such Indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnifiable Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (A) the amount theretofore paid by the Indemnifying Party in respect of such Indemnifiable Loss, less (B) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.

     (b) In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnitee arising from the incurrence or payment by the Indemnitee of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnitee as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses. In determining the amount of any such Tax benefit or Tax cost, the Washington Indemnitees or the California Indemnitees, as applicable, shall be deemed to be subject to Tax as follows: (A) U.S. federal income Taxes and foreign income Taxes at the maximum statutory rate then in effect and (B) U.S. state and local income Taxes at an assumed rate of five percent net of U.S. federal income Tax benefits. It is the intention of the parties to this Agreement that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax

Authority (as defined in the Tax Allocation Agreement), except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

     (c) No monetary amount will be payable by Conexant to any Washington Indemnitee with respect to the indemnification of any claims pursuant to Section 4.02(d) until the aggregate amount of Indemnifiable Losses actually incurred by the Washington Indemnitees with respect to such claims shall exceed on a cumulative basis an amount equal to One Million Five Hundred Thousand dollars ($1,500,000), in which event Conexant shall be responsible only for the amount of such Indemnifiable Losses in excess of One Million Five Hundred Thousand dollars ($1,500,000).

     (d) No monetary amount will be payable by Conexant to any Washington Indemnitee with respect to the indemnification of any claims pursuant to Section 4.02(d) after the aggregate amount of Indemnifiable Losses actually paid by Conexant with respect to such claims shall equal on a cumulative basis an amount equal to Fifteen Million dollars ($15,000,000).

     SECTION 4.05 Procedures Relating to Indemnification. (a) If a claim or demand is made against an Indemnitee, or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a "Third Party Claim"), such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee will deliver to the Indemnifying Party, promptly after the Indemnitee's receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnitee relating to the Third Party Claim.

     (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if in the Indemnitee's reasonable judgment a conflict of interest exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitee will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees similarly situated) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all material developments relating to or in connection with such Third Party Claim (including providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee's prior written consent (which consent will not be unreasonably withheld); provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee and its Affiliates completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates or (y) that, in the reasonable opinion of the Indemnitee, would otherwise materially adversely affect the Indemnitee or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

     (d) Any claim on account of Indemnifiable Losses which does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

     (e) In the event of payment in full by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     SECTION 4.06 Remedies Cumulative. Subject to the provisions of Section 7.05, the remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party, except that the indemnity contained in Section 4.02(d) shall be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims arising out of or relating to the breach of the representation and warranty of Conexant contained in Section 2.01(d)(i).

     SECTION 4.07 Survival of Indemnities. Except as set forth in the following sentence, the obligations of each of Conexant and Washington under this Article IV will not terminate at any time and will survive the sale or other transfer by any party of any assets or businesses or the assignment by any party of any Liabilities. Notwithstanding anything to the contrary contained herein, the obligation of Conexant to indemnify, defend and hold harmless the Washington Indemnitees pursuant to Section 4.02(d) will terminate upon the expiration of the representation and warranty set forth in Section 2.01(d)(i); provided, however, that such obligation to indemnify, defend and hold harmless will not terminate with respect to any individual claim as to which an Indemnitee shall have, before such expiration of such representation and warranty, previously delivered a notice (stating in reasonable detail the basis of such claim) to Conexant.

     SECTION 4.08 Exclusivity of Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary, the Tax Allocation Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

     SECTION 4.09 Expenses. (a) Except as otherwise set forth in any Transaction Agreement, (i) all Conexant Expenses will be charged to and paid by Conexant and (ii) all Washington Expenses will be charged to and paid by Washington.

     (b) Within twenty business days after the Distribution Date, Washington will reimburse Conexant (by wire transfer to Conexant's bank account at Bank One, N.A., Account No. 51-52283, A.B.A. Routing Number 071000013) for all amounts in respect of Washington Expenses paid by Conexant or any of its Subsidiaries (including members of the Washington Group) before or at the Time of Distribution (including Washington Expenses that would otherwise constitute accounts payable); provided that, within ten business days after the Distribution Date, Conexant has notified Washington in writing of such Washington Expenses and provided Washington with appropriate supporting documentation for such Washington Expenses. Promptly after Conexant's request therefor and upon production to Washington of appropriate supporting documentation, Washington will reimburse Conexant (by wire transfer to the same bank account referred to in the preceding sentence) for all Washington Expenses paid by Conexant or any of its Subsidiaries before, at or after the Time of Distribution (including Washington Expenses that would otherwise constitute accounts payable), other than as previously reimbursed by Washington pursuant to the preceding sentence.

     SECTION 4.10 Effect of Investigation. The right to indemnification pursuant to Section 4.02(d) shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Distribution Date, with respect to the representation and warranty contained in Section 2.01(d)(i).

                                   ARTICLE V

                             CERTAIN OTHER MATTERS

     SECTION 5.01  Insurance.

     (a) Coverage. Subject to the provisions of this Section 5.01, coverage of Washington and the Washington Subsidiaries under all Policies shall cease as of the Time of Distribution. From and after the Time of Distribution, Washington and the Washington Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will constitute Conexant Assets and will be retained by Conexant and the Conexant Subsidiaries, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that Washington will have the rights in respect of Policies to the extent described in Section 5.01(b).

     (b) Rights Under Policies. From and after the Time of Distribution, Washington and the Washington Subsidiaries will have no rights with respect to any Policies, except that (i) Washington will have the right to assert claims (and Conexant will use commercially reasonable efforts to assist Washington in asserting claims) for any loss, liability or damage with respect to the Washington Assets or Washington Liabilities under Policies with third-party insurers which are "occurrence basis" insurance policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Washington will have the right to continue to prosecute claims with respect to Washington Assets or Washington Liabilities properly asserted with an insurer prior to the Time of Distribution (and Conexant will use commercially reasonable efforts to assist Washington in connection therewith) under Policies with third-party insurers which are insurance policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, provided, that in the case of both clauses (i) and (ii) above, (A) all of Conexant's and each Conexant Subsidiary's reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Washington, (B) Conexant and the Conexant Subsidiaries may, at any time, without liability or obligation to Washington or any Washington Subsidiary (other than as set forth in Section 5.01(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of Conexant, any Conexant Subsidiary or any Affiliate of Conexant or any Conexant Subsidiary in respect thereof and (E) such claims will be subject to exhaustion of existing aggregate limits. Conexant's obligation to use commercially reasonable efforts to assist Washington in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting Washington to establish its right to coverage under such Policies (so long as all of Conexant's reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by Washington). None of Conexant or the Conexant Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Policy. It is understood that any Claims Made Policies will not provide any coverage to Washington and the Washington Subsidiaries for incidents occurring prior to the Time of Distribution but which are asserted with the insurance carrier after the Time of Distribution.

     (c) Conexant Actions. In the event that after the Time of Distribution Conexant or any Conexant Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Washington has rights to assert claims pursuant to Section 5.01(b) in a manner that would adversely affect any such rights of Washington, (i) Conexant will give Washington prior notice thereof and consult with Washington with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Conexant) and (ii) Conexant will pay to Washington its equitable share (which shall be determined by Conexant in good faith based on the amount of premiums paid by or allocated to the Washington Business in respect of the applicable Policy) of any net proceeds actually received by Conexant from the insurer under the applicable Policy as a result of such action by Conexant (after deducting Conexant's reasonable costs and expenses incurred in connection with such action).

     (d) Administration.  From and after the Time of Distribution:

          (i) Conexant or a Conexant Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Conexant and the Conexant Subsidiaries under Policies; and

          (ii) Washington or a Washington Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Washington and the Washington Subsidiaries under Policies.

     (e) Insurance Premiums. From and after the Time of Distribution, Conexant will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Time of Distribution, whereupon Washington will upon the request of Conexant, forthwith reimburse Conexant for that portion of such premiums paid by Conexant as are reasonably determined by Conexant to be attributable to the Washington Business.

     (f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both Conexant and/or a Conexant Subsidiary, on the one hand, and Washington and/or a Washington Subsidiary, on the other hand, relating to the same occurrence, Conexant and Washington agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.01(f) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

     SECTION 5.02 Use of Names, Trademarks, etc. (a) From and after the Time of Distribution, subject to Section 5.02(b), Conexant will own all rights of Conexant or any of its Subsidiaries (including members of the Washington Group) in, and to the use of, the Conexant Marks. Prior to or promptly after the Time of Distribution (but in no event later than 90 days after the Time of Distribution in the case of United States Persons and 180 days after the Time of Distribution in the case of non-United States Persons), Washington will change the name of any Washington Subsidiary or other Person under its control to eliminate therefrom the names "Conexant", "Conexant Systems" and "Conexant Systems, Inc." and all derivatives thereof.

     (b) From and after the Time of Distribution, except as permitted in this
Section 5.02(b), the Washington Group will not use or have any rights to the Conexant Marks or any name, mark or symbol confusingly similar thereto, or any special script, type font, form, style, logo, design, device, trade dress or symbol which contains, represents or evokes the Conexant Marks or any name or mark confusingly similar thereto. From and after the Time of Distribution, the Washington Group will not hold itself out as having any affiliation with the Conexant Group. However, Conexant hereby grants to Washington a non-exclusive, non-transferable (other than by way of sublicenses to members of the Washington Group) license to utilize without obligation to pay royalties to Conexant the names, trademarks, trade names and service marks "Conexant", "Conexant Systems" and "Conexant Systems, Inc." and any corporate symbol or logo related thereto in connection with stationery, supplies, labels, catalogs, vehicles, signs, packaging and products of the Washington Business, but only as described in paragraphs (i) through (vi) of this Section 5.02(b), subject to the terms and conditions of this Section 5.02(b) and Section 5.02(c), in each case in the same manner and to the same extent as such names, trademarks, trade names, service marks, corporate symbols or logos were used by the Washington Business at any time within the two year period preceding the Time of Distribution:

          (i) All documents constituting Washington Assets as of the Time of Distribution within the following categories may be used for the duration of the periods following the Time of Distribution indicated below or until the supply is exhausted, whichever is the first to occur:

                                                               MAXIMUM PERIOD OF
                                                                 PERMITTED USE
                                                               FOLLOWING THE TIME
CATEGORY OF DOCUMENTS                                           OF DISTRIBUTION
---------------------                                         --------------------
A. Stationery...............................................       3 months
B. Invoices, purchase orders, debit and credit memos and
   other similar documents of a transactional nature........       3 months
C. Business cards...........................................       3 months
D. Other outside forms such as packing lists, labels,
   packing materials and cartons, etc.......................       6 months
E. Forms for internal use only..............................       6 months
F. Product literature.......................................       6 months;

     provided, however, that Washington will cause each document within any of the above categories A, B or F used for any purpose within the stated period to clearly and prominently display a statement, the form of which is approved by Conexant, to the effect that the Washington Group was formerly affiliated with Conexant.

          (ii) All vehicles constituting Washington Assets as of the Time of Distribution may continue to be used without re-marking (except as to legally required permit numbers, license numbers, etc.) for a period not to exceed three months following the Time of Distribution or the date of disposition of the vehicle, whichever is the first to occur. Washington will cause all markings on such vehicles to be removed or permanently obscured prior to the disposition of such vehicles.

          (iii) Within three months following the Time of Distribution, Washington will remove or cause to be removed from display all signs and displays which contain the Conexant Marks.

          (iv) Products of the Washington Business may have applied thereto the names, trademarks, trade names or service marks "Conexant", "Conexant Systems" or "Conexant Systems, Inc." or any Conexant corporate symbol or logo related thereto for a period of three months after the Time of Distribution.

          (v) Products of the Washington Business in finished goods inventory and work in process (to the extent the same bear the name, trademark, trade name or service mark "Conexant", "Conexant Systems" or "Conexant Systems, Inc." or any Conexant corporate symbol or logo related thereto as of the Time of Distribution or have any such name, trademark, trade name, service mark, corporate symbol or logo applied to them in accordance with paragraph (iv) above) may be disposed of without re-marking.

          (vi) All documents of the Washington Business of the type described in paragraph (i) above and displays and signs of the Washington Business may, for a period not to exceed one year after the Distribution Date (or such longer period as shall be approved by Conexant), contain the statement "A Heritage of Conexant Technology" (or other similar phrase, the form of which is approved by Conexant) in conjunction with the name of Washington or any Subsidiary thereof so long as such statement is of a type no more prominent than such name of Washington or such Subsidiary thereof.

     (c) (i) Apart from the rights granted under Section 5.02(b), no member of the Washington Group shall have any right, title or interest in or to the use of the Conexant Marks, either alone or in combination with any other word, name, symbol, device, trademarks, or any combination thereof. Anything contained herein to the contrary notwithstanding, except as expressly permitted by Section 5.02(b), in no event will any member of the Washington Group utilize the Conexant Marks as a component of a company or trade name. Washington will not, and will cause each other member of the Washington Group not to, challenge or contest the validity of the Conexant Marks, the registration thereof or the ownership thereof by the Conexant Group. Washington will not, and will cause each other member of the Washington Group not to, apply anywhere at any time for any registration as owner or exclusive licensee of the Conexant Marks. If, notwithstanding the foregoing, any member of the Washington Group develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any Conexant Marks in any jurisdiction, or any goodwill incident thereto, Washington will, upon the request of Conexant, and for a nominal consideration of one dollar, assign or cause to be assigned to Conexant or any designee of Conexant, all right, title and interest in, and to the use of, such Conexant Marks in any and all jurisdictions, together with any goodwill incident thereto.

     (ii) If the laws of any country require that any mark subject to Section 5.02(b) or the right of any member of the Washington Group to use any mark as permitted by Section 5.02(b) be registered in order to fully protect the Conexant Group, Conexant and Washington will cooperate in constituting such member of the Washington Group as a registered user (or its equivalent) in each of the countries in which such registration is necessary. If any such laws of any country require that any such mark or the use by any member of the Washington Group of any such mark be registered prior to use in order to protect fully the Conexant Group, the license granted pursuant to Section 5.02(b) will not extend to such country until such registration has been effected to the reasonable satisfaction of Conexant. Any expenses for registering such mark or constituting such member of the Washington Group as a registered user in any country shall be borne by Washington. Any registration of such member of the Washington Group as a registered user of any mark hereunder shall be expunged on termination of the period of permitted use under this Agreement or upon a breach or threatened breach by any member of the Washington Group of the terms of this
Section 5.02 and Washington will, upon request of Conexant, take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach. In addition, Washington hereby constitutes and appoints Conexant the true and lawful attorney of Washington, with full power of substitution, in the name and on behalf of Washington (and at the cost of Washington) to take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach.

     (iii) Washington will cause each member of the Washington Group to comply with the provisions of this Section 5.02. Nothing in this Section 5.02 will prevent any member of the Conexant Group from enforcing the provisions of this
Section 5.02 against any member of the Washington Group.

     (iv) Conexant will have the right to terminate the license granted in
Section 5.02(b) upon 30 days written notice to Washington for any material failure by any member of the Washington Group to observe the terms of Section 5.02(b) or this Section 5.02(c), provided that such failure is not remedied (where commercially feasible) prior to the effectiveness of the termination.

     SECTION 5.03  License of Intellectual Property.

     (a) License of Conexant Intellectual Property to Washington.

     (i) Subject to Sections 5.03(a)(iv) and 5.03(d), effective as of the Time of Distribution, Conexant, on behalf of itself and the Conexant Subsidiaries, hereby grants to the Washington Group a non-exclusive, world-wide, irrevocable, royalty-free license, without the right to assign or grant sublicenses, except as provided in Sections 5.03(a)(ii) and (iii), under all Patents and Trademarks, Trade Secrets and other intellectual property rights existing as of the Time of Distribution (collectively, "Intellectual Property") that constitute Conexant Assets (excluding trademarks, trade names, domain names, service marks, trade dress and any other form of trade identity) that the Conexant Group has a right to license without the payment of royalties to a third party, (A) with respect to any copyrighted work included in such Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and
(B) to make, have made (including by third-party contract manufacturers), use, sell, offer for sale, import, or otherwise dispose of products in the conduct of the Washington Business as it is being conducted immediately prior to the Time of Distribution and any related extensions or expansions thereof, and to practice any process involved in the use or manufacture thereof; provided, that in connection with the Merger, this license will also extend to products in the conduct of Alpha's business as it is being conducted immediately prior to the Effective Time and any related extensions or expansions thereof.

     (ii) The license granted under Section 5.03(a)(i) is non-assignable and non-transferable (in insolvency proceedings, by reason of corporate merger, by acquisition or other change of control or otherwise) by the Washington Group, except that a one-time assignment may be made to Alpha and its Subsidiaries in connection with the Merger.

     (iii) The license granted under Section 5.03(a)(i) does not include the right to grant sublicenses, except that the Washington Group (or, following the Effective Time, Alpha and its Subsidiaries) may grant a sublicense (within the scope of such license) to any entity or business that is a spin-off or other similar divestiture of all or any part of the Washington Group's businesses (or, following the Effective Time, the Combined Company's businesses) (a "Washington Spin-Off") and to any subsequent entity or business that is a spin-off or other similar divestiture of all or any part of a Washington Spin-Off; provided, however, that any such sublicense shall be subject to the same restrictions on assignment and transfer as the original license granted in this Section 5.03(a).

     (iv) In the event that following the Effective Time, the Combined Company or a Washington Spin-Off becomes insolvent or is acquired by or merges with a third party, such license or sublicense shall immediately and automatically terminate with respect to such Person and its Affiliates effective as of the date of such insolvency, acquisition or merger, unless Conexant and the Combined Company otherwise agree; provided, that such termination of such license or sublicense shall not necessarily affect any other license or sublicense.

     (v) Without limiting the foregoing, Conexant and Alpha shall confer in good faith to determine whether and on what terms Conexant's rights under the Lucent License Agreement may be sublicensed to Washington and/or the Combined Company, and, if mutually agreed by Conexant and Alpha, Conexant shall grant a sublicense as Conexant and Alpha may mutually determine may be granted, subject to the terms and conditions of the Lucent License Agreement; provided, however, that nothing in this Section 5.03(a)(v) shall require that Conexant pay any additional fees or royalties under the Lucent License Agreement or grant any sublicense to Washington and/or the Combined Company if Conexant in good faith determines such sublicense would jeopardize any rights of Conexant under the Lucent License Agreement.

     (b) License of Alpha Intellectual Property to Conexant

     (i) Subject to Section 5.03(b)(iv), effective immediately prior to the Effective Time, Alpha, on behalf of itself and its Subsidiaries, hereby grants to the Conexant Group a non-exclusive, world-wide, irrevocable royalty-free license, without the right to assign or grant sublicenses, except as provided in Sections 5.03(b)(ii) and (iii), under all Intellectual Property owned by Alpha and its Subsidiaries

(excluding trademarks, trade names, domain names, service marks, trade dress and any other form of trade identity) that Alpha and its Subsidiaries have a right to license without the payment of royalties to a third party, (A) with respect to any copyrighted work included in such Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and
(B) to make, have made (including by third-party contract manufacturers), use, sell, offer for sale, import, or otherwise dispose of products in the conduct of the Conexant Business as it is being conducted immediately prior to the Time of Distribution and any related extensions or expansions thereof, and to practice any process involved in the use or manufacture thereof.

     (ii) The license granted under Section 5.03(b)(i) is non-assignable and non-transferable (in insolvency proceedings, by reason of corporate merger, by acquisition or other change in control or otherwise) by the Conexant Group.

     (iii) The license granted under Section 5.03(b)(i) does not include the right to grant sublicenses, except that the Conexant Group may grant a sublicense (within the scope of such license) to any entity or business that is a spin-off or other similar divestiture of all or any part of the Conexant Group's businesses (a "Conexant Spin-Off") and to any subsequent entity or business that is a spin-off or other similar divestiture of all or any part of a Conexant Spin-Off; provided, however, that any such sublicense shall be subject to the same restrictions on assignment and transfer as the original license granted in this Section 5.03(b).

     (iv) In the event that following the Effective Time, Conexant or a Conexant Spin-Off becomes insolvent or is acquired by or merges with a third party, such license or sublicense shall immediately and automatically terminate with respect to such Person and its Affiliates effective as of the date of such insolvency, acquisition or merger, unless Conexant and the Combined Company otherwise agree; provided, that such termination of such license or sublicense shall not necessarily affect any other license or sublicense.

     (c) License of Washington Intellectual Property to Conexant

     (i) Subject to in Sections 5.03(c)(iv) and 5.03(d), effective as of the Time of Distribution, Washington, on behalf of itself and the Washington Subsidiaries, hereby grants to the Conexant Group a non-exclusive, world-wide, irrevocable, royalty-free license, without the right to assign or grant sublicenses, except as provided in Sections 5.03(c)(ii) and (iii), under all Intellectual Property that constitute Washington Assets (excluding trademarks, trade names, domain names, service marks, trade dress and any other form of trade identity) that the Washington Group has a right to license without the payment of royalties to a third party, (A) with respect to any copyrighted work included in such Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and (B) to make, have made (including by third-party contract manufacturers), use, sell, offer for sale, import, or otherwise dispose of products in the conduct of the Conexant Business as it is being conducted immediately prior to the Time of Distribution and any related extensions or expansions thereof, and to practice any process involved in the use or manufacture thereof.

     (ii) The license granted under Section 5.03(c)(i) is not assignable and non-transferable (in insolvency proceedings, by reason of corporate mergers, by acquisition or other change of control or otherwise) by the Conexant Group.

     (iii) The license granted under Section 5.03(c)(i) does not include the right to grant sublicenses, except that the Conexant Group may grant a sublicense (within the scope of such license) to any Conexant Spin-Off and to any subsequent entity or business that is a spin-off or other similar divestiture of all or any part of a Conexant Spin-Off; provided, however, that any such sublicense shall be subject to the same restrictions on assignment and transfer as the original license granted in this Section 5.03(c).

     (iv) In the event that following the Effective Time, Conexant or a Conexant Spin-Off becomes insolvent or is acquired by or merges with a third party, such license or sublicense shall immediately and automatically terminate with respect to such Person and its Affiliates effective as of the date of such insolvency, acquisition or merger, unless Conexant and the Combined Company otherwise agree; provided, that such termination of such license or sublicense shall not necessarily affect any other license or sublicense.

     (d) Field of Use Restrictions on Bluetooth Technology

     (i) Notwithstanding anything to the contrary contained in this Agreement, effective immediately after the Time of Distribution and continuing for a term of eighteen months, Conexant agrees that no member of the Conexant Group shall sell or offer for sale the Washington Bluetooth RF Solution on a stand-alone basis into any market , and that no member of the Conexant Group shall sell or offer for sale the combination of the Washington Bluetooth RF Solution with the Conexant Bluetooth Baseband Solution into the cellular handset market; provided, however, that nothing in this Section 5.03(d)(i) shall prohibit any member of the Conexant Group from selling the Conexant Bluetooth Baseband Solution, a third-party Bluetooth RF solution or any other Bluetooth RF solution that is not substantially based on the Washington Bluetooth RF Solution into any market.

     (ii) Notwithstanding anything to the contrary contained in this Agreement, effective immediately after the Time of Distribution and continuing for a term of eighteen months, Washington agrees that no member of the Washington Group (and, following the Effective Time, Alpha agrees that neither it nor any of its Subsidiaries) shall sell or offer for sale the Conexant Bluetooth Baseband Solution into any market outside the cellular handset market, whether on a stand-alone basis or in combination with the Washington Bluetooth RF Solution, unless the Conexant Bluetooth Baseband Solution is sold in combination with the Washington Group's cellular chipset solution; provided, however, that nothing in this Section 5.03(d)(ii) shall prohibit any member of the Washington Group (or, following the Effective Time, Alpha and its Subsidiaries) from selling the Washington Bluetooth RF Solution, a third-party Bluetooth baseband solution or any other Bluetooth baseband solution that is not substantially based on the Conexant Bluetooth Baseband Solution into any market.

     (e) Administrative Services Software.

     (i) For purposes of this Section 5.03(e), the following terms will have the following definitions:

          (A) "Administrative Services" means services pertaining to personnel, payroll, property management, benefits, human resource management, financial planning, case docketing and management, contract and subcontract management, facilities management, proposal activities, supply chain planning for production, product distribution, material requirements planning, inventory management, engineering documentation control, workflow and e-mail management, networks and computer systems management and other similar services.

          (B) "Administrative Services Software" means software originated internally and owned by Conexant or any of its Subsidiaries (including members of the Washington Group) prior to the Time of Distribution and relating to the provision of Administrative Services to the Conexant Business or the Washington Business immediately prior to the Time of Distribution, regardless of where ownership of such software vests after the Time of Distribution. Administrative Services Software also shall include materials and documentation supplied by one party to the other pursuant to clause (iv) of this Section 5.03(e).

     (ii) Anything contained herein to the contrary notwithstanding, the following licenses shall govern the licensing of Administrative Services
Software:

          (A) Effective as of the Time of Distribution, Conexant, on behalf of itself and the Conexant Subsidiaries, hereby grants to Washington a royalty-free, world-wide, irrevocable, non-exclusive license to use Administrative Services Software which constitutes Conexant Assets and which immediately after the Time of Distribution is either owned by the Conexant Group or under which the Conexant Group has a right to license without the payment of royalties to a third party, but only for the internal business purposes of the Washington Group, including the right to sublicense only to (x) members of the Washington Group and (y) service providers and similar third parties to use the Administrative Services Software only for or on behalf of the Washington Group.

          (B) Effective as of the Time of Distribution, Washington, on behalf of itself and the Washington Subsidiaries, hereby grants to Conexant a royalty-free, world-wide, irrevocable, non-exclusive license to use Administrative Services Software which constitutes Washington Assets and which immediately after the Time of Distribution is either owned by the Washington Group or under which the Washington Group has a right to license without the payment of royalties to a third party, but only for the internal business purposes of the Conexant Group, including the right to sublicense only to (x) members of the Conexant Group and (y) service providers and similar third parties to use the Administrative Services Software only for or on behalf of the Conexant Group.

          (C) Except as set forth in this paragraph (e)(ii), the licenses granted pursuant to this Section 5.03(e) do not include the right to sublicense.

     (iii) Each party shall have the right to use, disclose, perform, display, copy, distribute and make derivative works of Administrative Services Software within the scope of the licenses granted herein. Title to Administrative Services Software and all rights therein, including all rights in patents, copyrights and trade secrets and any other intellectual property rights applicable thereto, shall remain vested in the party to which ownership is allocated pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, each licensed party agrees that it will not use, copy, disclose, sell, assign or sublicense, or otherwise transfer Administrative Services Software licensed to it under this Section 5.03(e) or any derivative works thereof, except as expressly provided in this Section 5.03(e) and Section 7.07.

     (iv) To the extent that a licensed party does not have copies of any Administrative Services Software or materials and documentation (such as source code listings, flow charts, user guides and programmer's guides) relating to the operation and maintenance of such Administrative Services Software to which the other party has ownership, such owning party shall, as soon as practicable after request of the licensed party, supply to the licensed party copies of such Administrative Services Software and any related operating and maintenance materials or documentation existing as of the Time of Distribution.

     (v) In the event that Administrative Services Software is used by the owner in the ordinary course of its business either associated or bundled with software owned or controlled by a third party (e.g., as a suite of software), without which the Administrative Services Software would be wholly or partly inoperable or otherwise unfit for its intended purposes, the grant of the licenses under the provisions of this Section 5.03(e) shall not be construed as an implied license to use the software of such a third party or as an undertaking on the part of the owner of the Administrative Services Software to obtain a license to permit the use of such third party software.

     (f) (i) Conexant makes no representations or warranties of any kind with respect to the validity, scope or enforceability of any intellectual property rights licensed by Conexant or the Conexant Subsidiaries pursuant to this
Section 5.03 and none of Conexant or the Conexant Subsidiaries has any obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith. Notwithstanding anything contained herein to the contrary, this Section 5.03 will not be applicable to any rights in, or to the use of, the Conexant Marks (which are the subject of Section 5.02).

     (ii) Washington makes no representations or warranties of any kind with respect to the validity, scope or enforceability of any intellectual property rights licensed by Washington or the Washington Subsidiaries pursuant to this
Section 5.03 and none of Washington or the Washington Subsidiaries has any obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith.

     SECTION 5.04 Software and Other License Agreements. If after the Time of Distribution, Washington (or any member of the Washington Group) no longer has licensee rights under any software or other license agreement of Conexant (or any member of the Conexant Group) (a "Conexant License Agreement") that, prior to the Time of Distribution, was used in the conduct of the Washington Business
(i) because such license agreement does not constitute a Washington Asset; (ii) because the transfer of, or sublicense under, such Conexant License Agreement required the consent of a third party and such consent was not obtained or (iii) for any other reason, then Washington shall be responsible for all costs and expenses incurred in connection with the procurement of new license agreements to replace any such

Conexant License Agreements. Conexant will use commercially reasonable efforts to assist Washington in the procurement of such new license agreements; provided that all of Conexant's costs and expenses incurred in connection therewith shall be paid by Washington.

     SECTION 5.05 Non-Solicitation of Employees. Without the express written agreement of either (a) both the Chief Executive Officer of Conexant and the Chief Executive Officer of Alpha or (b) both the Senior Vice President, Human Resources of Conexant and the Vice President, Treasurer, Chief Financial Officer and Secretary of Alpha:

          (a) Conexant agrees not to (and to cause the other members of the Conexant Group not to) solicit, recruit or hire any employee of, or individuals providing contracting services to, Washington or any other member of the Washington Group for a period of six months following the Distribution Date or until six months after such employee's employment with, or such individual's provision of contracting services to, Washington or any other member of the Washington Group terminates, whichever occurs first;

          (b) Washington agrees not to (and to cause the other members of the Washington Group, Alpha and all Subsidiaries and Affiliates of Alpha not
     to) solicit, recruit or hire any employee of, or individuals providing contracting services to, Conexant or any other member of the Conexant Group for a period of six months following the Distribution Date or until six months after such employee's employment with, or such individual's provision of contracting services to, Conexant or any other member of the Conexant Group terminates, whichever occurs first; and

          (c) Notwithstanding the foregoing (but subject to the restriction on hiring), such prohibitions on solicitation do not restrict general recruitment efforts carried out through a public or general solicitation.

                                   ARTICLE VI

                             ACCESS TO INFORMATION

     SECTION 6.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Time of Distribution, Conexant shall deliver to Washington all minute books and other records of meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Washington Group, all corporate books and records of the Washington Group in its possession and the relevant portions (or copies thereof) of all corporate books and records of the Conexant Group relating directly and primarily to the Washington Assets, the Washington Business or the Washington Liabilities, including, in each case, all active agreements and active litigation files. From and after the Time of Distribution, all such books, records and copies shall be the property of Washington. Prior to or as promptly as practicable after the Time of Distribution, Washington shall deliver to Conexant all corporate books and records of the Conexant Group in Washington's possession (other than the books, records and copies described in the first sentence of this Section 6.01) and the relevant portions (or copies thereof) of all corporate books and records of the Washington Group relating directly and primarily to the Conexant Assets, the Conexant Business or the Conexant Liabilities, including, in each case, all active agreements and active litigation files. From and after the Time of Distribution, all such books, records and copies shall be the property of Conexant.

     SECTION 6.02 Access to Information. (a) From and after the Time of Distribution, Conexant will, and will cause each Conexant Subsidiary to, afford to Washington and its Representatives (at Washington's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all pre-Distribution Information within the Conexant Group's possession or control relating to Washington, any Washington Subsidiary, any Washington Asset, any Washington Liability or the Washington Business, insofar as such access is reasonably required by Washington or any Washington Subsidiary, subject to the provisions below regarding Privileged Information.

     (b) From and after the Time of Distribution, Washington will, and will cause each Washington Subsidiary to, afford to Conexant and its Representatives (at Conexant's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all pre-Distribution Information within the Washington Group's possession or control relating to Conexant, any Conexant Subsidiary, any Conexant Asset, any Conexant Liability or the Conexant Business, insofar as such access is reasonably required by Conexant or any Conexant Subsidiary, subject to the provisions below regarding Privileged Information.

     (c) Without limiting the foregoing, Information may be requested under this
Article VI for audit (including in respect of any audit of the Washington Business after the Time of Distribution), accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

     In furtherance of the foregoing:

          (i) Each party acknowledges that (A) each of Conexant and Washington (and the members of the Conexant Group and the Washington Group, respectively) has or may obtain Privileged Information; (B) there are or may be a number of Actions affecting one or more of the members of the Conexant Group and the Washington Group; (C) the parties may have a common legal interest in Actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and
     (D) each of Conexant and Washington intends that the transactions contemplated by the Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

          (ii) Each of Conexant and Washington agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Time of Distribution, without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld. In the event of a disagreement between any member of the Conexant Group and/or any member of the Washington Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

          (iii) Upon any member of the Conexant Group or any member of the Washington Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise which requests disclosure of Privileged Information, in each case relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Time of Distribution, the recipient of the notice will promptly provide to the other party (following the notice provisions set forth herein) a copy of such notice, the intended response, and a description of all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 6.02(c)(ii), the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

     SECTION 6.03 Production of Witnesses. Subject to Section 6.02, after the Time of Distribution, each of Conexant and Washington will, and will cause each member of the Conexant Group and the Washington Group, respectively, to, make available to the other party and members of such other party's Group, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Actions, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of either Group or relating to or arising in connection with the relationship between the Groups on or prior to the Time of Distribution, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

     SECTION 6.04 Retention of Records. Except as otherwise required by law or agreed to by the parties in writing, if any Information relating to the pre-Distribution business, Assets or Liabilities of a member of a Group is retained by a member of the other Group, each of Conexant and Washington will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable Conexant records retention policy in effect immediately prior to the Time of Distribution all such Information in such Group's possession or under its control. In addition, after the expiration of such required retention period, if any member of either Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (i) Conexant or Washington, on behalf of the member of its Group that is proposing to destroy or dispose of any such Information, will provide no less than 30 days' prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (ii) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party whose Group is proposing to destroy or dispose of such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

     SECTION 6.05 Confidentiality. Subject to the provisions of Section 6.02, which shall govern Privileged Information, from and after the Time of Distribution, each of Conexant and Washington shall hold, and shall use reasonable efforts to cause members of its Group and its and their Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group in its possession or control prior to the Time of Distribution or furnished to it by such other party's Group pursuant to the Transaction Agreements or the transactions contemplated thereby and will not release or disclose such Information to any other Person, except members of its Group and its and their Representatives, who will be bound by the provisions of this Section 6.05; provided, however, that any member of the Conexant Group or the Washington Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each party acknowledges that it will be liable for any breach of this Section 6.05 by its Affiliates, Representatives and Subsidiaries. Notwithstanding the foregoing, each of Conexant and Washington will be deemed to have satisfied its obligations under this Section 6.05 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 7.01 Entire Agreement; Construction. This Agreement and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Transaction Agreements to the contrary, (i) in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Employee Matters Agreement or the Tax Allocation Agreement, the provisions of the Employee Matters Agreement or the Tax Allocation Agreement, as appropriate, will control and (ii) in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Conveyance and Assumption Instruments, the provisions of this Agreement will control.

     SECTION 7.02 Survival of Agreements. Except as otherwise contemplated by the Transaction Agreements, all covenants and agreements of the parties contained in the Transaction Agreements will remain in full force and effect and survive the Time of Distribution.

     SECTION 7.03 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     SECTION 7.04 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) If to Conexant:

         Conexant Systems, Inc.
         4311 Jamboree Road
         Newport Beach, California 92660-3095

         Attention: Dwight W. Decker
                    Chairman of the Board and Chief Executive Officer
         Telecopy:  (949) 483-4318
         E-mail:    dwight.decker@conexant.com

         with a copy to:

         Conexant Systems, Inc.
         4311 Jamboree Road
         Newport Beach, California 92660-3095

         Attention: Dennis E. O'Reilly, Esq.
                    Senior Vice President, General Counsel
                    and Secretary
         Telecopy:  (949) 483-6388
         E-mail:    dennis.o'reilly@conexant.com

     (b) If to Washington after the Effective Time:

         Washington Sub, Inc.
         c/o Alpha Industries, Inc.
         20 Sylvan Road
         Woburn, Massachusetts 01801

         Attention: Paul E. Vincent
                    Chief Financial Officer
         Telecopy:  (617) 824-4426
         E-mail:    pvincent@alphaind.com
         with a copy to:

         Alpha Industries, Inc.
         20 Sylvan Road
         Woburn, Massachusetts 01801

         Attention: James K. Jacobs, Esq.
                    General Counsel
         Telecopy:  (617) 824-4564
         E-mail:    jjacobs@alphaind.com

     SECTION 7.05 Dispute Resolution. In the event that from and after the Time of Distribution any dispute, claim or controversy (collectively, a "Dispute") arises out of or relates to any provision of any Transaction Agreement or the breach, performance, enforcement or validity or invalidity thereof, the designees of the Conexant Chief Executive Officer and the Alpha Chief Executive Officer will attempt a good faith resolution of the Dispute within thirty days after either party notifies the other party in writing of the Dispute. If the Dispute is not resolved within thirty days of the receipt of the notification, or within such other time as they may agree, the Dispute will be referred for resolution to the Conexant Chief Executive Officer and the Alpha Chief Executive Officer. Should they be unable to resolve the Dispute within thirty days following the referral to them, or within such other time as they may agree, Conexant and Washington will then attempt in good faith to resolve such Dispute by mediation in accordance with the then-existing CPR Mediation Procedures promulgated by the CPR Institute for Dispute Resolution, New York City. If such mediation is unsuccessful within thirty days (or such other period as the parties may mutually agree) after the commencement thereof, such Dispute shall be submitted by the parties to binding arbitration, initiated and conducted in accordance with the then-existing American Arbitration Association Commercial Arbitration Rules, before a single arbitrator selected jointly by Conexant and Alpha, who shall not be the same person as the mediator appointed pursuant to the preceding sentence. If Conexant and Alpha cannot agree upon the identity of an arbitrator within ten days after the arbitration process is initiated, then the arbitration will be conducted before three arbitrators, one selected by Conexant, one selected by Alpha and the third selected by the first two. The arbitration shall be conducted in San Francisco, California and shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award may be entered by any court having jurisdiction thereof. The arbitrators shall have case management authority and shall resolve the Dispute in a final award within one hundred eighty days from the commencement of the arbitration action, subject to any extension of time thereof allowed by the arbitrators upon good cause shown.

     SECTION 7.06 Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Conexant and Washington that is consented to in writing by Alpha.

     SECTION 7.07 Assignment. Except as otherwise provided herein, neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party and Alpha in its sole and absolute discretion. Notwithstanding the foregoing, either party may (without obtaining any consent) assign, delegate or sublicense all or any portion of its rights and obligations hereunder to (i) the surviving entity resulting from a merger or consolidation involving such party, (ii) the acquiring entity in a sale or other disposition of all or substantially all of the assets of such party as a whole or of any line of business or division of such party, or (iii) any other Person that is created as a result of a spin-off from, or similar reorganization transaction of, such party or any line of business or division of such party. In the event of an assignment pursuant to (ii) or (iii) above, the nonassigning party shall, at the assigning party's request, use good faith commercially reasonable efforts to enter into separate agreements with each of the resulting entities and take such further actions as may be reasonably required to assure that the rights and obligations under this Agreement are preserved, in the aggregate, and divided equitably between such resulting entities. Any conveyance, assignment or transfer requiring the prior written consent of another party pursuant to this

Section 7.07 which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

     SECTION 7.08 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or "$" shall mean United States Dollars.

     SECTION 7.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     SECTION 7.10 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that (i) the provisions of Sections 4.02 and 4.03 shall inure to the benefit of and shall be enforceable by the Persons referred to therein and (ii) the provisions of Sections 2.01, 3.01, 5.03, 7.06, 7.07 and 7.10 and the last sentence of Section 7.12 shall inure to the benefit of and shall be enforceable by Alpha.

     SECTION 7.11 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

     SECTION 7.12 Waivers; Remedies. No failure or delay on the part of either Conexant or Washington in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Conexant or Washington of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Subject to Section 7.05, except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity. Notwithstanding the foregoing, Washington will not waive any right, power or privilege hereunder in any material respect without the prior written consent of Alpha.

     SECTION 7.13 Further Assurances. From time to time after the Time of Distribution, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by the Transaction Agreements.

     SECTION 7.14 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. This Agreement may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

     SECTION 7.15 Performance. Conexant will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Conexant

Subsidiary. Washington will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Washington Subsidiary.

     SECTION 7.16 Currency Calculations. Following the Distribution Date, for purposes of calculating the United States Dollar equivalent of any amount payable under any Transaction Agreement which is denominated in a currency other than United States Dollars, the New York foreign exchange selling rate applicable to such currency will be used, as published in the Wall Street Journal, New York Edition, for the second business day preceding the earlier of the date such payment is due or the date such payment is made (it being understood that this Section 7.16 shall not apply to the conversion of foreign currency balances made as of the Distribution Date in accordance with standard Conexant accounting practices and procedures).

     SECTION 7.17 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation".

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

                                          CONEXANT SYSTEMS, INC.

                                          By: /s/ DWIGHT W. DECKER
                                            ------------------------------------
                                              Dwight W. Decker
                                              Chairman of the Board and
                                              Chief Executive Officer

                                          WASHINGTON SUB, INC.

                                          By: /s/ DWIGHT W. DECKER
                                            ------------------------------------
                                              Dwight W. Decker
                                              Chairman of the Board and
                                              Chief Executive Officer

     Alpha acknowledges that from and after the Effective Time (as defined in the Merger Agreement), Alpha will succeed to all rights, obligations and Liabilities of Washington under this Agreement. In addition, Alpha hereby agrees to be bound by, and to cause its Subsidiaries to be bound by, the provisions of
Section 5.03 and 7.05 that are applicable to Alpha and its Subsidiaries.

                                          ALPHA INDUSTRIES, INC.

                                          By: /s/ DAVID J. ALDRICH
                                            ------------------------------------
                                              David J. Aldrich
                                              President and Chief Executive
                                              Officer

                                                                         ANNEX C

                      U.S. BANCORP PIPER JAFFRAY INC. LOGO

December 16, 2001

PERSONAL AND CONFIDENTIAL

Board of Directors
Alpha Industries, Inc.
20 Sylvan Road
Woburn, MA 01801

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Alpha Industries, Inc. ("Alpha") and its holders of common stock (other than Washington and Conexant (each as defined below) and their affiliates) of the consideration (the "Consideration") to be paid by Alpha to shareholders of Washington in the Merger described below, as set forth in the Agreement and Plan of Merger and Reorganization (the "Agreement") to be entered into among Conexant Systems, Inc. ("Conexant"), Washington Sub, Inc., a wholly owned subsidiary of Conexant ("Washington"), and Alpha.

The Agreement contemplates that, subject to the terms and conditions therein:

     A. Pursuant to a Contribution and Distribution Agreement to be entered into between Conexant and Washington (the "Contribution Agreement"), among other things, all of the Washington Assets (as defined in the Contribution Agreement) and Washington Liabilities (as defined in the Contribution Agreement) will be assigned to and assumed by Washington and any one or more of the Washington Subsidiaries (as defined in the Contribution Agreement) (the "Contribution"); and following the Contribution, all of the Washington Common Stock will be distributed to Conexant's stockholders (the "Distribution"); and

     B. Immediately following the Distribution, Washington will merge with and into Alpha (the "Merger"), following which Alpha will be the surviving corporation and pursuant to which each share of Washington Common Stock will be converted into the right to receive shares of Alpha Common Stock, as determined by the Exchange Ratio (as defined in the Agreement).

Capitalized terms used, but not defined herein shall have the meanings ascribed to them in the Agreement and the Contribution Agreement. Based on the advice of management of Conexant and Alpha, we understand and have assumed for purposes hereof that the Washington Assets, the Washington Liabilities, and the assets and liabilities being conveyed pursuant to the Mexican Stock and Asset Purchase Agreement and U.S. Asset Purchase Agreement constitute all the material assets and liabilities of the wireless communications business of Conexant (the "Washington Business"). The Contribution,

Distribution, Merger, the conveyance of assets and liabilities pursuant to the Mexican Stock and Asset Purchase Agreement and the U.S. Asset Purchase Agreement and the other transactions contemplated in the Agreement and the Contribution Agreement are collectively referred to as the "Transactions." The terms and conditions of the Transactions are more fully set forth in the Agreement, the Contribution Agreement, the Mexican Stock and Asset Purchase Agreement, the U.S. Asset Purchase Agreement and related documents.

U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of our investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Alpha in connection with the Merger and will receive a fee from Alpha which is contingent upon the consummation of the Merger. We will also receive a fee from Alpha for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. In the event that Alpha pursues a financing in connection with the Transactions, Alpha has agreed to pay us a fee to act as advisor on the financing. Alpha has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of Alpha and Conexant for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have performed investment banking services for Alpha in the past.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. We have reviewed (i) a draft dated December 15, 2001 of the Agreement, (ii) a draft dated December 15, 2001 of the Contribution Agreement, (iii) a draft dated December 16, 2001 of the Tax Allocation Agreement, (iv) a draft dated December 16, 2001 of the Employee Matters Agreement, (v) a draft dated December 15, 2001 of the Mexican Stock and Asset Purchase Agreement, and (vii) a draft dated December 16, 2001 of the U.S. Asset Purchase Agreement (collectively, the "Transaction Documents"). We also have reviewed financial and other information that was publicly available or furnished to us by Alpha and Conexant, including information provided during discussions with the management of each company and the Washington Business. This information included, without limitation, the Washington Financial Statements and certain internal business, operating and financial information and projections relating to the Washington Business as provided by Conexant's management. In addition, we have compared certain financial data of Alpha, the Washington Business and Conexant with various other companies whose securities are traded in public markets and, to the extent publicly available, reviewed prices paid in certain other selected business combinations deemed comparable to the Merger.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Alpha and Conexant or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the respective management of Alpha, Conexant and the Washington Business that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of respective management of Alpha, Conexant and the Washington Business and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial planning data or the assumptions on which it is based.

We have assumed that that the Transactions will be non-taxable for United States federal and state income tax purposes to the respective shareholders of Alpha, Conexant and Washington; and that none of Alpha, Conexant or Washington will recognize material income, gain or loss for United States federal or other income tax purposes as a result of the Transactions. We have not independently verified that such tax treatment will be available in respect of the Transactions, and we express no view with respect to the tax treatment that will be required to be applied to the Transactions. In addition, we have assumed, with your consent, that following the consummation of the Transactions, no indemnification payments with respect to any taxes or otherwise will be required to be made by Alpha pursuant to the Agreement or Contribution Agreement.

We have relied as to all legal and tax matters on the advice of counsel and tax advisors to Alpha. We have assumed that the executed Transaction Documents will be in all material respects identical to the last drafts reviewed by us. We have also assumed the Transactions will be consummated pursuant to the terms of the Transaction Documents without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

For the purpose of this opinion, we have assumed that neither Alpha nor Conexant is party to any material pending or probable transaction, including any external financing, recapitalization, acquisition or merger, other than the Transactions and the potential financing by Alpha of the aggregate purchase price under the Mexican Stock and Asset Purchase Agreement and U.S. Asset Purchase Agreement by means of an offering of equity or debt. In arriving at our opinion, we have also assumed that all the necessary regulatory approvals and consents required for the Transactions will be obtained in a manner that will not adversely affect Alpha or Conexant or alter the terms of the Transactions. In arriving at our opinion, we have also assumed, based on discussions with management and legal representatives of Alpha, that the Transactions will not result in a change in control of Alpha under applicable state law. Accordingly we did not evaluate the fairness, from a financial point of view, to Alpha and the holders of common stock of Alpha of the Consideration in the context of a change in control.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Alpha, Conexant or the Washington Business, including, without limitation, the assets and liabilities being conveyed pursuant to the Mexican Stock and Asset Purchase Agreement and the U.S. Asset Purchase Agreement, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of Alpha, Conexant, the Washington Business or any other entity. For the purpose of this opinion, we have assumed that Alpha will be provided the necessary support, personnel and transition services pursuant to the Transaction Documents, together with other arrangements, to permit Alpha to operate the combined company in the ordinary course. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Alpha, the Washington Business, Conexant or any of their respective affiliates is a party or may be subject and, at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of Alpha have traded or may trade following announcement or consummation of the Transactions or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of Alpha in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of Alpha as to how such shareholders should vote or any action they should take with respect to the proposed Merger or other Transactions. Except with respect to the use of this opinion in connection with the prospectus/proxy statement relating to the Merger, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to Alpha and the holders of common stock of Alpha of the proposed Consideration and does not address any other terms or agreement relating to the Transactions. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transactions. We express no opinion as to whether any alternative transaction might produce superior benefits to Alpha or its shareholders. We were not requested to solicit, and we did not solicit, any expressions of interest from any other parties with respect to any business combination with Alpha or any other alternative transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Consideration to be paid by Alpha is fair, from a financial point of view, to Alpha and the holders of common stock of Alpha (other than Conexant, Washington and their affiliates) as of the date hereof.

Sincerely,

U.S. BANCORP PIPER JAFFRAY INC.

                                                                         ANNEX D

                          SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ALPHA INDUSTRIES, INC.

     FIRST:  The name of the Corporation is

                               Alpha Industries, Inc.

     SECOND: The Corporation's principal office in the State of Delaware is located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name and address of its registered agent is The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Delaware.

     THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on, are: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 550,000,000, of which (i) 525,000,000 shares of the par value of $.25 each are to be of a class designated Common Stock (the "Common Stock") and (ii) 25,000,000 shares without par value are to be of a class designated Preferred Stock (the "Preferred Stock").

     In this Article Fourth, any reference to a section or paragraph, without further attribution, within a provision relating to a particular class of stock is intended to refer solely to the specified section or paragraph of the other provisions relating to the same class of stock.

COMMON STOCK

     The Common Stock shall have the following voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof:

          1. DIVIDENDS. Subject to the rights of the holders of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive such dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

          2. RIGHTS ON LIQUIDATION. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment to creditors and the payment or setting apart for payment to the holders of any outstanding Preferred Stock of the full preferential amounts to which such holders are entitled as herein provided or referred to, all of the remaining assets of the Corporation shall belong to and be distributable in equal amounts per share to the holders of the Common Stock. For purposes of this paragraph 2, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation.

          3. VOTING. Except as otherwise provided by the laws of the State of Delaware or by this Article Fourth, each share of Common Stock shall entitle the holder thereof to one vote.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) the designation of the series, which may be by distinguishing number, letter or title;

          (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

          (c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

          (d) the dates at which dividends, if any, shall be payable;

          (e) the redemption rights and price or prices, if any, for shares of the series;

          (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

          (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (h) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

          (i) restrictions on the issuance of shares of the same series or of any other class or series; and

          (j) the voting rights, if any, of the holders of shares of the series; provided, that, except as otherwise provided by the laws of the State of Delaware, no share of Preferred Stock of any series shall be entitled to more than one vote per share of Preferred Stock.

     Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Fourth as one class of stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

     The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

     FIFTH:  The Corporation is to have perpetual existence.

     SIXTH: The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

     SEVENTH: The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At the 1983 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1984 annual meeting of stockholders, the term of office of the second class to expire at the 1985 annual meeting of stockholders and the term of office of the third class to expire at the 1986 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, unless, by reason of any intervening changes in the authorized number of directors, the board shall designate one or more of the then expiring directorships as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

     Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board of Directors shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

     Vacancies resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Seventh as one class of stock.

     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this paragraph, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this paragraph, would accrue or arise prior to such repeal or modification.

     EIGHTH: Unless otherwise determined by the Board of Directors, no holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any stock of any class which the Corporation may issue or sell, whether or not exchangeable for any stock of the Corporation of any class or classes and whether out of unissued shares authorized by the Certificate of Incorporation of the Corporation as originally filed or by any amendment thereof or out of shares of stock of the Corporation acquired by it after the issue thereof.

     NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of the General Corporation Law of the State of Delaware (the "GCL") or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     TENTH:

          1. AMENDMENT OF CERTIFICATE OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner hereafter set forth, and all rights conferred upon stockholders herein are granted subject to this reservation.

          A. Except as provided in paragraphs 1(B) and 2 of this Article Tenth and in Article Eleventh, any provision of this Certificate of Incorporation may be amended, altered, changed or repealed in the manner now or hereafter prescribed by the statutes of the State of Delaware.

          B. Notwithstanding any of the provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of holders of any particular class or series of stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least the following percentages of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock, shall be required to amend, alter, change or repeal, or to adopt any provisions inconsistent with, the indicated provisions of this Certificate of Incorporation:

              (i)  80% in the case of Article Seventh or Article Thirteenth; and

              (ii)  90% in the case of Article Twelfth.

              The foregoing paragraphs 1(B)(i) and (ii) of this Article Tenth may not be amended so as to alter the stockholder vote required by either such paragraph or to adopt any provisions inconsistent with these provisions, except by an amendment that is itself approved by the affirmative vote of the holders of at least the percentage of shares of all classes of stock of the Corporation as is required to amend the provision or provisions of this Certificate of Incorporation to which such amendment relates.

          2. BY-LAWS. The Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or of the Certificate of Incorporation of the Corporation, subject to the power of the holders of capital stock of the Corporation to adopt, alter or repeal the By-laws made by the Board of Directors; provided, that any such adoption, amendment or repeal by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock. This paragraph 2 of Article Tenth may not be amended so as to alter the stockholder vote specified hereby, nor may any provisions inconsistent with these provisions be adopted, except by an amendment that is itself approved by the affirmative vote of the holders of at least 66 2/3% of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock.

     ELEVENTH:

          1. Except as set forth in paragraph 2 of this Article Eleventh, the affirmative vote or consent of the holders of 80% of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article as one class, shall be required (a) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any Other Corporation (as hereinafter defined), or
     (b) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all of the assets of the Corporation or any Subsidiary (as hereinafter defined) to any Other Corporation, or (c) to authorize the issuance or transfer by the Corporation of any Substantial Amount (as hereinafter defined) of securities of the Corporation in exchange for the securities or assets of any Other Corporation. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law, the Certificate of Incorporation of the Corporation or any agreement or contract to which the Corporation is a party.

          2. The provisions of paragraph 1 of this Article Eleventh shall not be applicable to any transaction described therein if such transaction is approved by resolution of the Board of Directors of the Corporation; provided that a majority of the members of the Board of Directors voting for the approval of such transaction were duly elected and acting members of the Board of Directors prior to the time any such Other Corporation may have become a Beneficial Owner (as hereinafter defined) of 5% or more of the shares of stock of the Corporation entitled to vote for the election of directors.

          3. For the purposes of paragraph 2 of this Article, the Board of Directors shall have the power and duty to determine for the purposes of this Article Eleventh, on the basis of information known to such Board, if and when any Other Corporation is the Beneficial Owner of 5% or more of the outstanding shares of stock of the Corporation entitled to vote for the election of directors. Any such determination shall be conclusive and binding for all purposes of this Article Eleventh.

          4. As used in this Article Eleventh, the following terms shall have the meanings indicated:

             "Other Corporation" means any person, firm, corporation or other entity, other than a subsidiary of the Corporation.

             "Subsidiary" means any corporation in which the Corporation owns, directly or indirectly, more than 50% of the voting securities.

             "Substantial Amount" means any securities of the Corporation having a then fair market value of more than $500,000.

             An Other Corporation (as defined above) shall be deemed to be the "Beneficial Owner" of stock if such Other Corporation or any "affiliate" or "associate" of such Other Corporation (as those terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (15 U.S.C. 78 aaa et seq.), as amended from time to time), directly or indirectly, controls the voting of such stock or has any options, warrants, conversion or other rights to acquire such stock.

          5. This Article Eleventh may not be amended, revised or revoked, in whole or in part, except by the affirmative vote or consent of the holders of 80% of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Eleventh as one class of stock.

     TWELFTH:

          1. The following definitions shall apply for the purpose of this Article Twelfth only:

          A. "Announcement Date" shall mean the date of first public announcement of the proposal of a Business Combination.

          B.  "Business Combination" shall mean:

             (i) any merger or consolidation of the Corporation or any Subsidiary with (a) any Related Person, or (b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate of a Related Person; or

             (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any Affiliate of any Related Person of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $500,000 or more; or

             (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $500,000 or more; or

             (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person or any Affiliate of any Related Person; or

             (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving the Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person.

          C. "Consideration Received" shall mean the amount of cash and the Fair Market Value, as of the Consummation Date, of consideration other than cash received by the stockholder. In the event of any Business Combination in which the Corporation survives, the consideration other than cash shall include shares of any class of outstanding Voting Stock retained by the holders of such shares.

          D. "Consummation Date" shall mean the date upon which the Business Combination is consummated.

          E. "Continuing Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Related Person and who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

          F. "Determination Date" shall mean the date upon which a Related Person became a Related Person.

          G. "Exchange Act" shall mean the Securities Exchange Act of 1934 as in effect on May 1, 1983.

          H. "Fair Market Value" shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

          I. "Related Person" shall mean any individual, firm, corporation or other entity (other than the Corporation or any Subsidiary) which, together with its Affiliates and Associates (as such terms are defined in Rule 12b-2 under the Exchange Act) and with any other individual, firm, corporation or other entity (other than the Corporation or any Subsidiary) with which it or they have any agreement, arrangement or understanding with respect to acquiring, holding or disposing of Voting

     Stock, beneficially owns (as defined in Rule 13d-3 of the Exchange Act, except that such term shall include any Voting Stock which such person has the right to acquire, whether or not such right may be exercised within 60 days), directly or indirectly, more than twenty percent of the voting power of the outstanding Voting Stock.

          J. "Subsidiary" shall mean any corporation in which a majority of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

          K. "Voting Stock" shall mean all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

          2. In addition to the affirmative vote otherwise required by law or any provision of this Certificate of Incorporation (including without limitation Article Eleventh), except as otherwise provided in paragraph 3, any Business Combination shall require the affirmative vote of the holders of 90% of all Voting Stock, voting together as a single class.

          Such affirmative vote shall be required notwithstanding any other provision of this Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, and such affirmative vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Certificate of Incorporation.

          3. The provisions of paragraph 2 of this Article Twelfth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation (including Article Eleventh), or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any Consideration Received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph A is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs A and B are met:

          A. The Business Combination shall have been approved by a majority of the Continuing Directors, it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

          B.  All of the following conditions shall have been met:

             (i) The form of the Consideration Received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Related Person has paid for shares of such class of Voting Stock within the two-year period ending on and including the Determination Date. If, within such two-year period, the Related Person has paid for shares of any class of Voting Stock with varying forms of consideration, the form of Consideration Received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Related Person within such two-year period.

             (ii) The aggregate amount of Consideration Received per share by holders of each class of Voting Stock in such Business Combination shall be at least equal to the higher of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every such class of Voting Stock outstanding, whether or not the Related Person has previously acquired any shares of that particular class of Voting Stock):

                (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person for any shares of that class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became a Related Person, whichever is higher; or

                (b) the Fair Market Value per share of such class of Voting Stock on the Announcement Date; or

                (c) in the case of any class of preferred stock, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

             (iii) After such Related Person has become a Related Person and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Related Person shall have not become the beneficial owner of any newly issued share of Voting Stock directly or indirectly from the Corporation except as part of the transaction which results in such Related Person becoming a Related Person.

             (iv) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately, solely in such Related Person's capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

             (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy or information statement shall contain on the front thereof, prominently displayed, any recommendation as to the advisability or inadvisability of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing to the Board of Directors.

          4. A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any determination is to be made by the Board of Directors) shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Twelfth including, without limitation, (1) whether a person is a Related Person, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether the applicable conditions set forth in paragraph (2) of Section C have been met with respect to any Business Combination, and (4) whether the assets which are the subject of any Business Combination or the Consideration Received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination have an aggregate Fair Market Value of $500,000 or more.

          5. Nothing contained in this Article Twelfth shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

     THIRTEENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                                                                         ANNEX E

                          SECOND AMENDED AND RESTATED
                                   BY-LAWS OF
                             ALPHA INDUSTRIES, INC.

                                   ARTICLE I

                                    OFFICES

     SECTION 1 Registered Office in Delaware; Resident Agent. The address of the Corporation's registered office in the State of Delaware and the name and address of its resident agent in charge thereof are as filed with the Secretary of State of the State of Delaware.

     SECTION 2 Other Offices. The Corporation may also have an office or offices at such other place or places either within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation requires.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     SECTION 1 Place of Meetings. All meetings of the stockholders of the Corporation shall be held at such place, within or without the State of Delaware, as may from time to time be designated by resolution passed by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meetings shall not be held at any place, but may instead be held solely by means of remote communication.

     SECTION 2 Annual Meeting. An annual meeting of the stockholders for the election of directors and for the transaction of such other proper business, notice of which was given in the notice of meeting, shall be held on a date and at a time as may from time to time be designated by resolution passed by the Board of Directors.

     SECTION 3 Special Meetings. A special meeting of the stockholders for any purpose or purposes shall be called only by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board.

     SECTION 4 Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of the stockholders, whether annual or special, shall be mailed, postage prepaid, or sent by electronic transmission, not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting, at the stockholder's address as it appears on the records of the Corporation. Every such notice shall state the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any adjourned meeting of the stockholders shall not be required to be given, except when expressly required by law.

     SECTION 5 List of Stockholders. The Secretary shall, from information obtained from the transfer agent, prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a specified place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list referred to in this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

     SECTION 6 Quorum. At each meeting of the stockholders, the holders of a majority of the issued and outstanding stock of the Corporation present either in person or by proxy shall constitute a quorum for the transaction of business except where otherwise provided by law or by the Certificate of Incorporation or by these By-laws for a specified action. Except as otherwise provided by law, in the absence of a quorum, a majority in interest of the stockholders of the Corporation present in person or by proxy and entitled to vote shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until stockholders holding the requisite amount of stock shall be present or represented. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at a meeting as originally called, and only those stockholders entitled to vote at the meeting as originally called shall be entitled to vote at any adjournment or adjournments thereof. The absence from any meeting of the number of stockholders required by law or by the Certificate of Incorporation or by these By-laws for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if the number of stockholders required in respect of such other matter or matters shall be present.

     SECTION 7 Organization. At every meeting of the stockholders the Chief Executive Officer, or in the absence of the Chief Executive Officer, a director or an officer of the Corporation designated by the Board, shall act as Chairman of the meeting. The Secretary, or, in the Secretary's absence, an Assistant Secretary, shall act as Secretary at all meetings of the stockholders. In the absence from any such meeting of the Secretary and the Assistant Secretaries, the Chairman may appoint any person to act as Secretary of the meeting.

     SECTION 8  Notice of Stockholder Business and Nominations.

     (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-law.

     (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this By-law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the case of the annual meeting to be held in 2003 or in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

     (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this By-law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-law. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder who shall be entitled to vote at the meeting may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (A)(2) of this By-law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

     (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-law. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-law and, if any proposed nomination or business is not in compliance with this By-law, to declare that such defective proposal or nomination shall be disregarded.

     (2) For purposes of this By-law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (3) Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

     SECTION 9 Business and Order of Business. At each meeting of the stockholders such business may be transacted as may properly be brought before such meeting, except as otherwise provided by law or in these By-laws. The order of business at all meetings of the stockholders shall be as determined by the Chairman of the meeting.

     SECTION 10 Voting. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of stock held by such stockholder. Any vote on stock may be given by the stockholder entitled thereto in person or by proxy appointed by an instrument in writing, subscribed (or transmitted by electronic means and authenticated as provided by law) by such stockholder or by the stockholder's attorney thereunto authorized, and delivered to the Secretary; provided, however, that no proxy shall be voted after three years from its date unless the proxy provides for a longer period. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, at all meetings of the stockholders, all matters shall be decided by the vote (which need not be by ballot) of a majority in interest of the stockholders present in person or by proxy and entitled to vote thereat, a quorum being present.

     SECTION 11 Participation at Meetings Held by Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (A) participate in a meeting of stockholders; and (B) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication.

     SECTION 12 Inspectors of Election. In advance of any meeting of stockholders, the Board by resolution or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

                                  ARTICLE III

                               BOARD OF DIRECTORS

     SECTION 1 General Powers. The property, affairs and business of the Corporation shall be managed by or under the direction of its Board of Directors.

     SECTION 2 Number, Qualifications, and Term of Office. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board. A director need not be a stockholder.

     The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At the 1983 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1984 annual meeting of stockholders, the term of office of the second class to expire at the 1985 annual meeting of stockholders and the term of office of the third class to expire at the 1986 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, unless, by reason of any intervening changes in the authorized number of directors, the board shall designate one or more of the then expiring directorships as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

     SECTION 3 Election of Directors. At each meeting of the stockholders for the election of directors, at which a quorum is present, the directors shall be elected by a plurality vote of all votes cast for the election of directors at such meeting.

     SECTION 4 Chairman of the Board of Directors. The Board of Directors may elect from among its members one director to serve at its pleasure as Chairman of the Board.

     SECTION 5 Quorum and Manner of Acting. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors unless otherwise provided by law, the Certificate of Incorporation or these By-laws. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum shall be obtained. Notice of any adjourned meeting need not be given. The directors shall act only as a board and the individual directors shall have no power as such.

     SECTION 6 Place of Meetings. The Board of Directors may hold its meetings at such place or places within or without the State of Delaware as the Board may from time to time determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.

     SECTION 7 First Meeting. Promptly after each annual election of directors, the Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, at the same place as that at which the annual meeting of stockholders was held or as otherwise determined by the Board. Notice of such meeting need not be given. Such meeting may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

     SECTION 8 Regular Meetings. Regular meetings of the Board of Directors shall be held at such places and at such times as the Board shall from time to time determine. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day not a legal holiday. Notice of regular meetings need not be given.

     SECTION 9 Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or the Chief Executive Officer and shall be called by the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation at the written request of three directors. Notice of each such meeting stating the time and place of the meeting shall be given to each director by mail, telephone, other electronic transmission or personally. If by mail, such notice shall be given not less than five days before the meeting; and if by telephone, other electronic transmission or personally, not less than two days before the meeting. A notice mailed at least two weeks before the meeting need not state the purpose thereof except as otherwise provided in these By-laws. In all other cases the notice shall state the principal purpose or purposes of the meeting. Notice of any meeting of the Board need not be given to a director, however, if waived by the director in writing before or after such meeting or if the director shall be present at the meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

     SECTION 10 Organization. At each meeting of the Board of Directors, the Chairman of the Board, or, in the absence of the Chairman of the Board, the Chief Executive Officer, or, in his or her absence, a director or an officer of the Corporation designated by the Board shall act as Chairman of the meeting. The Secretary, or, in the Secretary's absence, any person appointed by the Chairman of the meeting, shall act as Secretary of the meeting.

     SECTION 11 Order of Business. At all meetings of the Board of Directors, business shall be transacted in the order determined by the Board.

     SECTION 12 Resignations. Any director of the Corporation may resign at any time by giving written notice to the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. The resignation of any director shall take effect at the time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 13 Compensation. Each director shall be paid such compensation, if any, as shall be fixed by the Board of Directors.

     SECTION 14 Indemnification. (A) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any of its majority-owned subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee or agent (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under this section) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     (B) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any of its majority-owned subsidiaries, or is or was serving at the request of the Corporation as a director, officer, employee or agent (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under this section) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

     (C) To the extent that a director, officer, employee or agent of the Corporation or any of its majority-owned subsidiaries has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (A) and (B), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of such person in connection therewith. If any such person is not wholly successful in any such action, suit or proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters therein, the Corporation shall indemnify such person against all expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of such person in connection with each claim, issue or matter that is successfully resolved. For purposes of this subsection and without limitation, the termination of any claim, issue or matter by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

     (D) Notwithstanding any other provision of this section, to the extent any person is a witness in, but not a party to, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any of its majority-owned subsidiaries, or is or was serving at the request of the Corporation as a director, officer, employee or agent (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under this section) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise, such person shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of such person in connection therewith.

     (E) Indemnification under subsections (A) and (B) shall be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (A) and (B). Such determination shall be made (1) if a Change of Control (as hereinafter defined) shall not have occurred, (a) with respect to a person who is a present or former director or officer of the Corporation, (i) by the Board of Directors by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or (ii) if there are no Disinterested Directors or, even if there are Disinterested Directors, a majority of such Disinterested Directors so directs, by (x) Independent Counsel (as hereinafter defined) in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (y) the stockholders of the Corporation; or (b) with respect to a person who is not a present or former director or officer of the Corporation, by the chief executive officer of the Corporation or by such other officer of the Corporation as shall be designated from time to time by the Board of Directors; or (2) if a Change of Control shall have occurred, by Independent Counsel selected by the claimant in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, unless the claimant shall request that such determination be made by or at the direction of the Board of Directors (in the case of a claimant who is a present or former director or officer of the Corporation) or by an officer of the Corporation authorized to make such determination (in the case of a claimant who is not a present or former director or officer of the Corporation), in which case it shall be made in accordance with clause (1) of this sentence. Any claimant shall be entitled to be indemnified against the expenses (including attorneys' fees) actually and reasonably incurred by such claimant in cooperating with the person or entity making the determination of entitlement to indemnification (irrespective of the determination as to the claimant's entitlement to indemnification) and, to the extent successful, in connection with any litigation or arbitration with respect to such claim or the enforcement thereof.

     (F) If a Change of Control shall not have occurred, or if a Change of Control shall have occurred and a director, officer, employee or agent requests pursuant to clause (2) of the second sentence in subsection (E) that the determination as to whether the claimant is entitled to indemnification be made by or at the direction of the Board of Directors (in the case of a claimant who is a present or former director or officer of the Corporation) or by an officer of the Corporation authorized to make such determination (in the case of a claimant who is not a present or former director or officer of the Corporation), the claimant shall be conclusively presumed to have been determined pursuant to subsection (E) to be entitled to indemnification if (1) in the case of a claimant who is a present or former director or officer of the Corporation,
(a)(i) within fifteen days after the next regularly scheduled meeting of the Board of Directors following receipt by the Corporation of the request therefor, the Board of Directors shall not have resolved by majority vote of the Disinterested Directors to submit such determination to (x) Independent Counsel for its determination or (y) the stockholders for their determination at the next annual meeting, or any special meeting that may be held earlier, after such receipt, and (ii) within sixty days after receipt by the Corporation of the request therefor (or within ninety days after such receipt if the Board of Directors in good faith determines that additional time is required by it for the determination and, prior to expiration of such sixty-day period, notifies the claimant thereof), the Board of Directors shall not have made the determination by a majority vote of the Disinterested Directors, or (b) after a resolution of the Board of Directors, timely made pursuant to clause (a)(i)(y) above, to submit the determination to the stockholders, the stockholders meeting at which the determination is to be made shall not have been held on or before the date prescribed (or on or before a later date, not to exceed sixty days beyond the original date, to which such meeting may have been postponed or adjourned on good cause by the Board of Directors acting in good faith), or (2) in the case of a claimant who is not a present or former director or officer of the Corporation, within sixty days after receipt by the Corporation of the request therefor (or within ninety days after such receipt if an officer of the Corporation authorized to make such determination in good faith determines that additional time is required for the determination and, prior to expiration of such sixty-day period, notifies the claimant thereof), an officer of the Corporation authorized to make such determination shall not have made the determination; provided, however, that this sentence shall not apply if the claimant has misstated or failed to state a material fact in connection with his or her request for indemnification. Such presumed determination that a claimant is entitled to indemnification shall be deemed to have been made (I) at the end of the sixty-day or ninety-day period (as the case may be) referred to in clause
(1)(a)(ii) or (2) of the immediately preceding sentence or (II) if the Board of Directors has resolved on a timely basis to submit the determination to the stockholders, on the last date within the period prescribed by law for holding such stockholders meeting (or a postponement or adjournment thereof as permitted above).

     (G) Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to a present or former director or officer of the Corporation, promptly after receipt of a request therefor stating in reasonable detail the expenses incurred, and to a person who is not a present or former director or officer of the Corporation as authorized by the chief executive officer of the Corporation or such other officer of the Corporation as shall be designated from time to time by the Board of Directors; provided that in each case the Corporation shall have received an undertaking by or on behalf of the present or former director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this section.

     (H) The Board of Directors shall establish reasonable procedures for the submission of claims for indemnification pursuant to this section, determination of the entitlement of any person thereto and review of any such determination. Such procedures shall be set forth in an appendix to these By-laws and shall be deemed for all purposes to be a part hereof.

     (I) For purposes of this section,

          (1) "Change of Control" means any of the following:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Corporation, (x) any acquisition by the Corporation, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (z) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Paragraph 13(I)(1); or

          (b) Individuals who, as of the date of the Distribution, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

          (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity (a "Corporate Transaction"), in each case, unless, following such Corporate Transaction,
     (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or of such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Corporate Transaction; or

          (d) Approval by the Corporation's stockholders of a complete liquidation or dissolution of the Corporation.

     (2) "Disinterested Director" means a director of the Corporation who is not and was not a party to an action, suit or proceeding in respect of which indemnification is sought by a director, officer, employee or agent.

     (3) "Independent Counsel" means a law firm, or a member of a law firm, that
(i) is experienced in matters of corporation law; (ii) neither presently is, nor in the past five years has been, retained to represent the Corporation, the director, officer, employee or agent claiming indemnification or any other party to the action, suit or proceeding giving rise to a claim for indemnification under this section, in any matter material to the Corporation, the claimant or any such other party; and (iii) would not, under applicable standards of professional conduct then prevailing, have a conflict of interest in representing either the Corporation or such director, officer, employee or agent in an action to determine the Corporation's or such person's rights under this section.

     (J) The indemnification and advancement of expenses herein provided, or granted pursuant hereto, shall not be deemed exclusive of any other rights to which any of those indemnified or eligible for advancement of expenses may be entitled under any agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Notwithstanding any amendment, alteration or repeal of this section or any of its provisions, or of any of the procedures established by the Board of Directors pursuant to subsection (H) hereof, any person who is or was a director, officer, employee or agent of the Corporation or any of its majority-owned subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of any partnership, joint venture, employee benefit plan or other enterprise shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any action taken or omitted prior to such amendment, alteration or repeal except to the extent otherwise required by law.

     (K) No indemnification shall be payable pursuant to this section with respect to any action against the Corporation commenced by an officer, director, employee or agent unless the Board of Directors shall have authorized the commencement thereof or unless and to the extent that this section or the procedures established pursuant to subsection (H) shall specifically provide for indemnification of expenses relating to the enforcement of rights under this section and such procedures.

     SECTION 15 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of Section 14 of this Article III.

                                   ARTICLE IV

                                   COMMITTEES

     SECTION 1 Appointment and Powers. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more directors of the Corporation (or in the case of a special-purpose committee, one or more directors of the Corporation), which, to the extent provided in said resolution or in these By-laws and not inconsistent with Section 141 of the Delaware General Corporation Law, as amended, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

     SECTION 2 Term of Office and Vacancies. Each member of a committee shall continue in office until a director to succeed him or her shall have been elected and shall have qualified, or until he or she ceases to be a director or until he or she shall have resigned or shall have been removed in the manner hereinafter provided. Any vacancy in a committee shall be filled by the vote of a majority of the whole Board of Directors at any regular or special meeting thereof.

     SECTION 3 Alternates. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

     SECTION 4 Organization. Unless otherwise provided by the Board of Directors, each committee shall appoint a chairman. Each committee shall keep a record of its acts and proceedings and report the same from time to time to the Board of Directors.
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     SECTION 5  Resignations.  Any regular or alternate member of a committee may resign at any time by giving written notice to the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect at the time of the receipt of such notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 6 Removal. Any regular or alternate member of a committee may be removed with or without cause at any time by resolution passed by a majority of the whole Board of Directors at any regular or special meeting.

     SECTION 7 Meetings. Regular meetings of each committee, of which no notice shall be necessary, shall be held on such days and at such places as the chairman of the committee shall determine or as shall be fixed by a resolution passed by a majority of all the members of such committee. Special meetings of each committee will be called by the Secretary at the request of any two members of such committee, or in such other manner as may be determined by the committee. Notice of each special meeting of a committee shall be mailed to each member thereof at least two days before the meeting or shall be given personally or by telephone or other electronic transmission at least one day before the meeting. Every such notice shall state the time and place, but need not state the purposes of the meeting. No notice of any meeting of a committee shall be required to be given to any alternate.

     SECTION 8 Quorum and Manner of Acting. Unless otherwise provided by resolution of the Board of Directors, a majority of a committee (including alternates when acting in lieu of regular members of such committee) shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of such committee. The members of each committee shall act only as a committee and the individual members shall have no power as such.

     SECTION 9 Compensation. Each regular or alternate member of a committee shall be paid such compensation, if any, as shall be fixed by the Board of Directors.

                                   ARTICLE V

                                    OFFICERS

     SECTION 1 Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents (one or more of whom may be Executive Vice Presidents, Senior Vice Presidents or otherwise as may be designated by the Board), a Secretary and a Treasurer, all of whom shall be elected by the Board of Directors. Any two or more offices may be held by the same person. The Board of Directors may also from time to time elect such other officers as it deems necessary.

     SECTION 2 Term of Office. Each officer shall hold office until his or her successor shall have been duly elected and qualified in his or her stead, or until his or her death or until he or she shall have resigned or shall have been removed in the manner hereinafter provided.

     SECTION 3 Additional Officers; Agents. The Chief Executive Officer or the President may from time to time appoint and remove such additional officers and agents as may be deemed necessary. Such persons shall hold office for such period, have such authority, and perform such duties as provided in these By-laws or as the Chief Executive Officer or the President may from time to time prescribe. The Board of Directors or the Chief Executive Officer or the President may from time to time authorize any officer to appoint and remove agents and employees and to prescribe their powers and duties.

     SECTION 4 Salaries. Unless otherwise provided by resolution passed by a majority of the whole Board, the salaries of all officers elected by the Board of Directors shall be fixed by the Board of Directors.

     SECTION 5 Removal. Except where otherwise expressly provided in a contract authorized by the Board of Directors, any officer may be removed, either with or without cause, by the vote of a majority of the Board at any regular or special meeting or, except in the case of an officer elected by the Board, by any superior officer upon whom the power of removal may be conferred by the Board or by these By-laws.

     SECTION 6 Resignations. Any officer elected by the Board of Directors may resign at any time by giving written notice to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Any other officer may resign at any time by giving written notice to the Chief Executive Officer or the President. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 7 Vacancies. A vacancy in any office because of death, resignation, removal or otherwise, shall be filled for the unexpired portion of the term in the manner provided in these By-laws for regular election or appointment to such office.

     SECTION 8 Chief Executive Officer. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general and overall charge of the business and affairs of the Corporation and of its officers. The Chief Executive Officer shall keep the Board of Directors appropriately informed on the business and affairs of the Corporation. The Chief Executive Officer shall preside at all meetings of the stockholders and shall enforce the observance of the rules of order for the meetings of the stockholders and of the By-laws of the Corporation.

     SECTION 9 President. The President shall be the chief operating officer of the Corporation and, subject to the control of the Chief Executive Officer, shall direct and be responsible for the operation of the business and affairs of the Corporation. The President shall keep the Chief Executive Officer and the Board of Directors appropriately informed on the business and affairs of the Corporation. In the case of the absence or disability of the Chief Executive Officer, the President shall perform all the duties and functions and execute all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer.

     SECTION 10 Executive and Senior Vice Presidents. One or more Executive or Senior Vice Presidents shall, subject to the control of the Chief Executive Officer, have lead accountability for components or functions of the Corporation as and to the extent designated by the Chief Executive Officer. Each Executive or Senior Vice President shall keep the Chief Executive Officer appropriately informed on the business and affairs of the designated components or functions of the Corporation.

     SECTION 11 Vice Presidents. The Vice Presidents shall perform such duties as may from time to time be assigned to them or any of them by the Chief Executive Officer.

     SECTION 12 Secretary. The Secretary shall keep or cause to be kept in books provided for the purpose the minutes of the meetings of the stockholders, of the Board of Directors and of any committee constituted pursuant to Article IV of these By-laws. The Secretary shall be custodian of the corporate seal and see that it is affixed to all documents as required and attest the same. The Secretary shall perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her.

     SECTION 13 Assistant Secretaries. At the request of the Secretary, or in the Secretary's absence or disability, the Assistant Secretary designated by the Secretary shall perform all the duties of the Secretary and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. The Assistant Secretaries shall perform such other duties as from time to time may be assigned to them.

     SECTION 14 Treasurer. The Treasurer shall have charge of and be responsible for the receipt, disbursement and safekeeping of all funds and securities of the Corporation. The Treasurer shall deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of these By-laws. From time to time and whenever requested to do so, the Treasurer shall render statements of the condition of the finances of the Corporation to the Board of Directors. The Treasurer shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her.

     SECTION 15 Assistant Treasurers. At the request of the Treasurer, or in the Treasurer's absence or disability, the Assistant Treasurer designated by the Treasurer shall perform all the duties of the Treasurer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them.

     SECTION 16 Certain Agreements. The Board of Directors shall have power to authorize or direct the proper officers of the Corporation, on behalf of the Corporation, to enter into valid and binding agreements in respect of employment, incentive or deferred compensation, stock options, and similar or related matters, notwithstanding the fact that a person with whom the Corporation so contracts may be a member of its Board of Directors. Any such agreement may validly and lawfully bind the Corporation for a term of more than one year, in accordance with its terms, notwithstanding the fact that one of the elements of any such agreement may involve the employment by the Corporation of an officer, as such, for such term.

                                   ARTICLE VI

                                 AUTHORIZATIONS

     SECTION 1 Contracts. The Board of Directors, except as otherwise provided in these By-laws, may authorize any officer, employee or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

     SECTION 2 Loans. No loan shall be contracted on behalf of the Corporation and no negotiable paper shall be issued in its name, unless authorized by the Board of Directors.

     SECTION 3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, employee or employees, of the Corporation as shall from time to time be determined in accordance with authorization of the Board of Directors.

     SECTION 4 Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may from time to time designate, or as may be designated by any officer or officers of the Corporation to whom such power may be delegated by the Board, and for the purpose of such deposit the officers and employees who have been authorized to do so in accordance with the determinations of the Board may endorse, assign and deliver checks, drafts, and other orders for the payment of money which are payable to the order of the Corporation.

     SECTION 5 Proxies. Except as otherwise provided in these By-laws or in the Certificate of Incorporation, and unless otherwise provided by resolution of the Board of Directors, the Chief Executive Officer or any other officer may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as a stockholder or otherwise in any other corporation any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporations, or to consent in writing to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such vote or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as such officer may deem necessary or proper in the premises.

                                  ARTICLE VII

                           SHARES AND THEIR TRANSFER

     SECTION 1 Shares of Stock. Certificates for shares of the stock of the Corporation shall be in such form as shall be approved by the Board of Directors. They shall be numbered in the order of their issue, by class and series, and shall be signed by the Chief Executive Officer or a Vice President, and the

Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation. If a share certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a share certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Board of Directors may by resolution or resolutions provide that some or all of any or all classes or series of the shares of stock of the Corporation shall be uncertificated shares. Notwithstanding the preceding sentence, every holder of uncertificated shares, upon request, shall be entitled to receive from the Corporation a certificate representing the number of shares registered in such stockholder's name on the books of the Corporation.

     SECTION 2 Record Ownership. A record of the name and address of each holder of the shares of the Corporation, the number of shares held by such stockholder, the number or numbers of any share certificate or certificates issued to such stockholder and the number of shares represented thereby, and the date of issuance of the shares held by such stockholder shall be made on the Corporation's books. The Corporation shall be entitled to treat the holder of record of any share of stock (including any holder registered in a book-entry or direct registration system maintained by the Corporation or a transfer agent or a registrar designated by the Board of Directors) as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by law.

     SECTION 3 Transfer of Stock. Shares of stock shall be transferable on the books of the Corporation by the holder of record of such stock in person or by such person's attorney or other duly constituted representative, pursuant to applicable law and such rules and regulations as the Board of Directors shall from time to time prescribe. Any shares represented by a certificate shall be transferable upon surrender of such certificate with an assignment endorsed thereon or attached thereto duly executed and with such guarantee of signature as the Corporation may reasonably require.

     SECTION 4 Lost, Stolen and Destroyed Certificates. The Corporation may issue a new certificate of stock or may register uncertificated shares, if then authorized by the Board of Directors, in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such person's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate, the issuance of such new certificate or the registration of such uncertificated shares.

     SECTION 5 Transfer Agent and Registrar; Regulations. The Corporation shall, if and whenever the Board of Directors shall so determine, maintain one or more transfer offices or agencies, each in charge of a transfer agent designated by the Board of Directors, where the shares of the stock of the Corporation shall be directly transferable, and also one or more registry offices, each in charge of a registrar designated by the Board of Directors, where such shares of stock shall be registered, and no certificate for shares of the stock of the Corporation, in respect of which a registrar and transfer agent shall have been designated, shall be valid unless countersigned by such transfer agent and registered by such registrar. The Board of Directors may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation and concerning the registration of pledges of uncertificated shares.

     SECTION 6 Fixing Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed, (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 7 Examination of Books by Stockholders. The Board of Directors shall, subject to the laws of the State of Delaware, have power to determine from time to time, whether and to what extent and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

                                  ARTICLE VIII

                                     NOTICE

     SECTION 1 Manner of Giving Written Notice. (A) Any notice in writing required by law or by these By-laws to be given to any person shall be effective if delivered personally, by depositing the same in the post office or letter box in a postpaid envelope addressed to such person at such address as appears on the books of the Corporation or by a form of electronic transmission consented to by such person to whom the notice is to be given. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

     (B) Notice by mail shall be deemed to be given at the time when the same shall be mailed and notice by other means shall be deemed given when actually delivered (and in the case of notice transmitted by a form of electronic transmission, such notice shall be deemed given (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder).

     SECTION 2 Waiver of Notice. Whenever any notice is required to be given to any person, a waiver thereof by such person in writing or transmitted by electronic means (and authenticated if and as required by law), whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE IX

                                      SEAL

     The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal" and "Delaware".

                                   ARTICLE X

                                  FISCAL YEAR

     The fiscal year of the Corporation shall end on the Sunday closest to September 30 in each year.
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

                                    APPENDIX
                         PROCEDURES FOR SUBMISSION AND
                  DETERMINATION OF CLAIMS FOR INDEMNIFICATION
              PURSUANT TO ARTICLE III, SECTION 14 OF THE BY-LAWS.

     SECTION 1 Purpose. The Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article III, Section 14 of the By-laws (the "Procedures") are to implement the provisions of Article III, Section 14 of the By-laws of the Corporation (the "By-laws") in compliance with the requirement of subsection (H) thereof.

     SECTION 2  Definitions.  For purposes of these Procedures:

          (A) All terms that are defined in Article III, Section 14 of the By-laws shall have the meanings ascribed to them therein when used in these Procedures unless otherwise defined herein.

          (B) "Expenses" include all reasonable attorneys' fees, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in, a Proceeding; and shall also include such retainers as counsel may reasonably require in advance of undertaking the representation of an Indemnitee in a Proceeding.

          (C) "Indemnitee" includes any person who was or is, or is threatened to be made, a witness in or a party to any Proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any of its majority-owned subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee or agent (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under Article III, Section 14 of the By-laws) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise.

          (D) "Proceeding" includes any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee unless the Board of Directors shall have authorized the commencement thereof.

     SECTION 3  Submission and Determination of Claims.

     (A) To obtain indemnification or advancement of Expenses under Article III,
Section 14 of the By-laws, an Indemnitee shall submit to the Secretary of the Corporation a written request therefor, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to permit a determination as to whether and what extent the Indemnitee is entitled to indemnification or advancement of Expenses, as the case may be. The Secretary shall, promptly upon receipt of a request for indemnification, advise the Board of Directors (if the Indemnitee is a present or former director or officer of the Corporation) or the officer of the Corporation authorized to make the determination as to whether an Indemnitee is entitled to indemnification (if the Indemnitee is not a present or former director or officer of the Corporation) thereof in writing if a determination in accordance with Article III, Section 14(E) of the By-laws is required.

     (B) Upon written request by an Indemnitee for indemnification pursuant to
Section 3(A) hereof, a determination with respect to the Indemnitee's entitlement thereto in the specific case, if required by the By-laws, shall be made in accordance with Article III, Section 14(E) of the By-laws, and, if it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten days after such determination. The Indemnitee shall cooperate with the person, persons or entity making such determination, with respect to the Indemnitee's entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination.

     (C) If entitlement to indemnification is to be made by Independent Counsel pursuant to Article III, Section 14(E) of the By-laws, the Independent Counsel shall be selected as provided in this Section 3(C). If a Change of Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Corporation shall give written notice to the Indemnitee advising the Indemnitee of the identity of the Independent Counsel so selected. If a Change of Control shall have occurred, the Independent Counsel shall be selected by the Indemnitee (unless the Indemnitee shall request that such selection be made by the Board of Directors, in which event the immediately preceding sentence shall apply), and the Indemnitee shall give written notice to the Corporation advising it of the identity of the Independent Counsel so selected. In either event, the Indemnitee or the Corporation, as the case may be, may, within seven days after such written notice of selection shall have been given, deliver to the Corporation or to the Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Article III, Section 14 of the By-laws, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. If, within twenty days after the next regularly scheduled Board of Directors meeting following submission by the Indemnitee of a written request for indemnification pursuant to Section 3(A) hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or the Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Corporation or the Indemnitee to the other's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel under Article III, Section 14(E) of the By-laws. The Corporation shall pay any and all reasonable fees and expenses (including without limitation any advance retainers reasonably required by counsel) of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Article III, Section 14(E) of the By-laws, and the Corporation shall pay all reasonable fees and expenses (including without limitation any advance retainers reasonably required by counsel) incident to the procedures of Article III, Section 14(E) of the By-laws and this Section 3(C), regardless of the manner in which Independent Counsel was selected or appointed. Upon the delivery of its opinion pursuant to Article III, Section 14 of the By-laws or, if earlier, the due commencement of any judicial proceeding or arbitration pursuant to Section 4(A)(3) of these Procedures, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

     (D) If a Change of Control shall have occurred, in making a determination with respect to entitlement to indemnification under the By-laws, the person, persons or entity making such determination shall presume that an Indemnitee is entitled to indemnification under the By-laws if the Indemnitee has submitted a request for indemnification in accordance with Section 3(A) hereof, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

     SECTION 4  Review and Enforcement of Determination.

     (A) In the event that (1) advancement of Expenses is not timely made pursuant to Article III, Section 14(G) of the By-laws, (2) payment of indemnification is not made pursuant to Article III, Section 14(C) or (D) of the By-laws within ten days after receipt by the Corporation of written request therefor, (3) a determination is made pursuant to Article III, Section 14(E) of the By-laws that an Indemnitee is not entitled to indemnification under the By-laws, (4) the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Article III, Section 14(E) of the By-laws and such determination shall not have been made and delivered in a written opinion within ninety days after receipt by the Corporation of the written request for indemnification, or (5) payment of indemnification is not made within ten days after a determination has been made pursuant to Article III, Section 14(E) of the By-laws that an Indemnitee is entitled to indemnification or within ten days after such determination is deemed to have been made pursuant to Article III, Section 14(F) of the By-laws, the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of the Indemnitee's entitlement to such indemnification or advancement of Expenses. Alternatively, the Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within one year following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 4(A). The Corporation shall not oppose the Indemnitee's right to seek any such adjudication or award in arbitration.

     (B) In the event that a determination shall have been made pursuant to
Article III, Section 14(E) of the By-laws that an Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 4 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and the Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, the Corporation shall have the burden of proving in any judicial proceeding or arbitration commenced pursuant to this Section 4 that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

     (C) If a determination shall have been made or deemed to have been made pursuant to Article III, Section 14(E) or (F) of the By-laws that an Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 4, absent (1) a misstatement or omission of a material fact in connection with the Indemnitee's request for indemnification, or (2) a prohibition of such indemnification under applicable law.

     (D) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4 that the procedures and presumptions of these Procedures are not valid, binding and enforceable, and shall stipulate in any such judicial proceeding or arbitration that the Corporation is bound by all the provisions of these Procedures.

     (E) In the event that an Indemnitee, pursuant to this Section 4, seeks to enforce the Indemnitee's rights under, or to recover damages for breach of,
Article III, Section 14 of the By-laws or these Procedures in a judicial proceeding or arbitration, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all expenses (of the types described in the definition of Expenses in Section 2 of these Procedures) actually and reasonably incurred in such judicial proceeding or arbitration, but only if the Indemnitee prevails therein. If it shall be determined in such judicial proceeding or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by the Indemnitee in connection with such judicial proceeding or arbitration shall be appropriately prorated.

     SECTION 5 Amendments. These Procedures may be amended at any time and from time to time in the same manner as any By-law of the Corporation in accordance with the Certificate of Incorporation; provided, however, that notwithstanding any amendment, alteration or repeal of these Procedures or any provision hereof, any Indemnitee shall be entitled to utilize these Procedures with respect to any claim for indemnification arising out of any action taken or omitted prior to such amendment, alteration or repeal except to the extent otherwise required by law.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person in connection with a proceeding by or in the right of the corporation to procure judgment in its favor against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that indemnification shall not be made in respect thereof if such person shall have been adjudged to be liable to the corporation unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that despite such adjudication such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation may pay for the expenses, including attorneys' fees, incurred by a director or officer in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Under the Delaware General Corporation Law, to the extent that a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director, officer, employee or agent of Alpha, or is or was serving at the request of Alpha as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit. Alpha's certificate of incorporation provides that no director of Alpha shall be liable to Alpha or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to Alpha or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, whether or not the corporation would have the power to indemnify such person against such liability. Alpha's by-laws permit Alpha to purchase and maintain insurance on behalf of its directors, officers and certain other parties against any liability asserted against and incurred by such person in such capacity, whether or not Alpha would have the power to indemnify such person against such liability.

     In addition, Alpha maintains a directors' and officers' liability insurance policy.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed herewith or incorporated herein by reference:


EXHIBIT NO.
-----------
    2.a     Agreement and Plan of Reorganization dated as of December
            16, 2001 by and among Conexant Systems, Inc., Washington
            Sub, Inc. and the Registrant (included as Annex A in the
            proxy statement/prospectus-information statement included in this Registration Statement)

    2.b     Mexican Stock and Asset Purchase Agreement dated as of
            December 16, 2001 by and between Conexant Systems, Inc. and the Registrant (incorporated herein by reference to Exhibit
            2.3 to the Registrant's Current Report on Form 8-K filed on
            December 19, 2001)

    2.c U.S. Asset Purchase Agreement dated as of December 16, 2001 by and between Conexant Systems, Inc. and the Registrant
            (incorporated herein by reference to Exhibit 2.4 to the Registrant's Current Report on Form 8-K filed on December
            19, 2001)

    3.a     Form of Second Amended and Restated Certificate of
            Incorporation of the Registrant to be adopted as of the effective time of the merger (included as Annex D in the proxy statement/prospectus-information statement included in this Registration Statement)

    3.b     Form of Second Amended and Restated By-laws of the
            Registrant to be adopted as of the effective time of the merger (included as Annex E in the proxy statement/prospectus-information statement included in this
            Registration Statement)

    4       Specimen Certificate for Registrant's Common Stock
            (incorporated herein by reference to Exhibit 4(a) filed with the Registrant's Registration Statement on Form S-3
            (Registration No. 333-63857))

    5 Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of the shares being issued

    8.a Form of opinion of Chadbourne & Parke LLP regarding federal income tax consequences of the merger

    8.b Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding federal income tax consequences of the merger

   23.a     Consent of KPMG LLP

   23.b     Consent of Deloitte & Touche LLP

   23.c     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
            (included in their opinion filed as Exhibit 5)

   23.d Consent of Chadbourne & Parke LLP (included in their opinion filed as Exhibit 8.a)

   23.e     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
            (included in their opinion filed as Exhibit 8.b)

  *23.f     Consent of U.S. Bancorp Piper Jaffray

  *24.a     Power of Attorney

  *99.a     Form of proxy card for the Registrant

EXHIBIT NO.
-----------
  *99.b     Consents of Donald R. Beall, Moiz M. Beguwala, Dwight W.
            Decker and F. Craig Farrill to be named as directors of the combined company

   99.c     Contribution and Distribution Agreement dated as of December
            16, 2001 by and between Conexant Systems, Inc. and
            Washington Sub, Inc. (included as Annex B to the proxy statement/prospectus-information statement included in this
            Registration Statement)

   99.d Form of Employee Matters Agreement to be entered into by and among Conexant Systems, Inc., Washington Sub, Inc. and the
            Registrant

   99.e Form of Tax Allocation Agreement to be entered into by and among Conexant Systems, Inc., Washington Sub, Inc. and the
            Registrant


---------------


* Previously filed.


(b) Financial Statement Schedules

     None.

(c) Report, Opinion or Appraisal.

     See Exhibits 5, 8.a and 8.b. The opinion of U.S. Bancorp Piper Jaffray is included as Annex C to the proxy statement/prospectus-information statement included as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     1. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     2. That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

     3. That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus-information statement pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts, on April 16, 2002.


                                          ALPHA INDUSTRIES, INC.

                                          By:     /s/ DAVID J. ALDRICH
                                            ------------------------------------
                                                      David J. Aldrich
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of Alpha Industries, Inc. in the capacities indicated on April 16, 2002.



                                                                           TITLE
                                                                           -----

               /s/ DAVID J. ALDRICH                  President and Chief Executive Officer and Director
 ------------------------------------------------              (Principal Executive Officer)
                 David J. Aldrich


               /s/ PAUL E. VINCENT                   Vice President, Chief Financial Officer, Treasurer
 ------------------------------------------------    and Secretary (Principal Financial and Accounting
                 Paul E. Vincent                                          Officer)


                        *                                          Chairman of the Board
 ------------------------------------------------
                Thomas C. Leonard


                        *                                                 Director
 ------------------------------------------------
                 Timothy R. Furey


                        *                                                 Director
 ------------------------------------------------
                James W. Henderson


                        *                                                 Director
 ------------------------------------------------
                George S. Kariotis


                        *                                                 Director
 ------------------------------------------------
                David J. McLachlan


                        *                                                 Director
 ------------------------------------------------
                  Arthur Pappas


                        *                                                 Director
 ------------------------------------------------
                   Sidney Topol


 *By:              /s/ DAVID J. ALDRICH
        ------------------------------------------
                     David J. Aldrich
                     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.
-----------
    2.a     Agreement and Plan of Reorganization dated as of December
            16, 2001 by and among Conexant Systems, Inc., Washington
            Sub, Inc. and the Registrant (included as Annex A in the
            proxy statement/prospectus-information statement included in this Registration Statement)

    2.b     Mexican Stock and Asset Purchase Agreement dated as of
            December 16, 2001 by and between Conexant Systems, Inc. and the Registrant (incorporated herein by reference to Exhibit
            2.3 to the Registrant's Current Report on Form 8-K filed on
            December 19, 2001)

    2.c U.S. Asset Purchase Agreement dated as of December 16, 2001 by and between Conexant Systems, Inc. and the Registrant
            (incorporated herein by reference to Exhibit 2.4 to the Registrant's Current Report on Form 8-K filed on December
            19, 2001)

    3.a     Form of Second Amended and Restated Certificate of
            Incorporation of the Registrant to be adopted as of the effective time of the merger (included as Annex D in the proxy statement/prospectus-information statement included in this Registration Statement)

    3.b     Form of Second Amended and Restated By-laws of the
            Registrant to be adopted as of the effective time of the merger (included as Annex E in the proxy statement/prospectus-information statement included in this
            Registration Statement)

    4       Specimen Certificate for Registrant's Common Stock
            (incorporated herein by reference to Exhibit 4(a) filed with the Registrant's Registration Statement on Form S-3
            (Registration No. 333-63857))

    5 Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of the shares being issued

    8.a Form of opinion of Chadbourne & Parke LLP regarding federal income tax consequences of the merger

    8.b Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding federal income tax consequences of the merger

   23.a     Consent of KPMG LLP

   23.b     Consent of Deloitte & Touche LLP

   23.c     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
            (included in their opinion filed as Exhibit 5)

   23.d Consent of Chadbourne & Parke LLP (included in their opinion filed as Exhibit 8.a)

   23.e     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
            (included in their opinion filed as Exhibit 8.b)

  *23.f     Consent of U.S. Bancorp Piper Jaffray

  *24.a     Power of Attorney

  *99.a     Form of proxy card for the Registrant

  *99.b     Consents of Donald R. Beall, Moiz M. Beguwala, Dwight W.
            Decker and F. Craig Farrill to be named as directors of the combined company

   99.c     Contribution and Distribution Agreement dated as of December
            16, 2001 by and between Conexant Systems, Inc. and
            Washington Sub, Inc. (included as Annex B to the proxy statement/prospectus-information statement included in this
            Registration Statement)

   99.d Form of Employee Matters Agreement to be entered into by and among Conexant Systems, Inc., Washington Sub, Inc. and the
            Registrant

   99.e Form of Tax Allocation Agreement to be entered into by and among Conexant Systems, Inc., Washington Sub, Inc. and the
            Registrant


---------------


* Previously filed.